As filed with the Securities and Exchange Commission on March 17, 2022
Registration No. 333-262628
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Tuatara Capital Acquisition Corporation
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
655 Third Avenue, 8th Floor
New York, New York 10017
United States of America
Telephone: (917) 460-7522
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Albert Foreman, Chief Executive Officer
Mark Zittman, Chief Operating Officer
Sergey Sherman, Chief Financial Officer
c/o Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, New York 10017
United States of America
Telephone: (917) 460-7522
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Derek J. Dostal	William E. Doran
Leonard Kreynin	Sarah M. Hesse
Davis Polk & Wardwell LLP	Benesch, Friedlander, Coplan & Aronoff LLP
450 Lexington Avenue	71 South Wacker Drive, Suite 1600
New York, New York 10017	Chicago, Illinois 60606
Telephone: (212) 450-4000	Telephone: (312) 212-4949
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 17, 2022
PROXY STATEMENT/PROSPECTUS FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF TUATARA CAPITAL ACQUISITION CORPORATION
PROXY STATEMENT/PROSPECTUS FOR 49,500,000 SHARES OF COMMON STOCK AND 10,000,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK, IN EACH CASE OF TUATARA CAPITAL ACQUISITION CORPORATION. AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED “SPRINGBIG HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION).
The board of directors of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara,” “we,” “our” or “us”), has unanimously approved the agreement and plan of merger, dated as of November 8, 2021 (as amended or modified from time to time, the “merger agreement”), by and among Tuatara, HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”) and SpringBig, Inc., a Delaware corporation (“SpringBig”), pursuant to which Merger Sub will be merged with and into SpringBig, whereupon the separate corporate existence of Merger Sub will cease and SpringBig will be the surviving company and continue in existence as a subsidiary of Tuatara, on the terms and subject to the conditions set forth therein (the transactions contemplated by the merger agreement, the “business combination”).
As described in this proxy statement/prospectus, Tuatara’s shareholders are being asked to consider and vote upon (among other things) the business combination and the change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication” and Tuatara post-domestication, “New SpringBig”). Assuming the domestication proposal is approved, the domestication is expected to be effectuated prior to, but conditioned upon, the closing of the business combination (the “closing”). The continuing entity following the domestication will be named “SpringBig Holdings, Inc.”
In accordance with the terms and subject to the conditions of the merger agreement, based on an implied equity value of $245 million, each share of SpringBig capital stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of New SpringBig common stock, as determined in the merger agreement.
Financing in connection with the business combination and the related transaction expenses will consist of (i) $200,000,000 of proceeds from Tuatara’s initial public offering (the “IPO”) and certain related transactions on deposit in the trust account (plus interest income accrued thereon since the IPO), net of any redemptions of Tuatara’s Class A ordinary shares in connection with the shareholder votes to be held at the extraordinary general meeting of Tuatara shareholders to be held in connection with the business combination (the “general meeting”) and (ii) $13,100,000 of proceeds from the purchase by certain accredited investors, pursuant to subscription agreements entered into in connection with the entry into the merger agreement (the “subscription agreements”) (of which $7,000,000 was previously funded via convertible notes between SpringBig and certain subscription investors), of an aggregate of 1,310,000 shares of common stock of New SpringBig for a purchase price of $10.00 per share of common stock of New SpringBig in a private placement to close immediately prior to the closing, each as described more fully in this proxy statement/prospectus.
Upon the consummation of the domestication, each of Tuatara’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares” or the “founder shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New SpringBig (“common stock”). Similarly, all of Tuatara’s outstanding warrants will become warrants to acquire the shares of common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.
This proxy statement/prospectus covers the following securities of New SpringBig: (i) 20,000,000 shares of common stock, representing our currently issued and outstanding public shares, to be issued in the domestication, (ii) 5,000,000 Class B ordinary shares held by TCAC Sponsor, LLC and our independent directors (which includes the Sponsor Earnout Shares (as defined below)) which will automatically convert by operation of law, on a one-for-one basis, into shares of common stock of New SpringBig, (iii) 10,000,000 warrants to acquire shares of common stock, representing our currently issued and outstanding public warrants and (iv) 24,500,000 shares of common stock, representing the merger consideration received by SpringBig equity holders in the business combination.
Our units, Class A ordinary shares originally sold as part of the units, and warrants originally sold as part of the units are currently listed on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “TCACU,” “TCAC” and “TCACW,” respectively. The Class A ordinary shares and warrants comprising the units began separately trading on April 5, 2021. Upon the closing, we intend to apply to continue the listing of our common stock and warrants on the Nasdaq under the symbols “SBIG” and “SBIGW”, respectively. Our units will not be traded following the closing.
This proxy statement/prospectus provides you with detailed information about the business combination. domestication and other matters to be considered at the general meeting. We urge you to read the accompanying proxy statement/prospectus and the documents incorporated therein by reference carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 51 of the proxy statement/prospectus.
Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of either of the merger agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated    , 2022, and is first being mailed to Tuatara shareholders on or about    , 2022.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
TUATARA CAPITAL ACQUISITION CORPORATION
To Be Held On    , 2022
To the Shareholders of Tuatara Capital Acquisition Corporation:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “general meeting”) of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara,” “we,” “our” or “us”), will be held on    , 2022, at    (local time), in a virtual format. Shareholders may attend, vote and examine the list of Tuatara shareholders entitled to vote at the general meeting by visiting     and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the general meeting will be held in a virtual meeting format only. You will not be able to attend the general meeting physically. You are cordially invited to attend the general meeting, which will be held for the following purposes:
1.
The Business Combination Proposal – To consider and vote upon a proposal to approve the transactions contemplated by the agreement and plan of merger, dated as of November 8, 2021 (as amended or modified from time to time, the “merger agreement”), by and among Tuatara, HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”) and SpringBig, Inc., a Delaware corporation (“SpringBig”), pursuant to which Merger Sub will be merged with and into SpringBig, whereupon the separate corporate existence of Merger Sub will cease and SpringBig will be the surviving company and continue in existence as a subsidiary of New SpringBig (as defined below), on the terms and subject to the conditions set forth therein (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Annex A.

2.
The Nasdaq Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq”), the issuance by New SpringBig (as defined below) of shares of common stock, par value $0.0001 per share, to (i) certain accredited investors, in each case in a private placement, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith and (ii) to stockholders of SpringBig (the “Nasdaq Proposal”).

3.
The Domestication Proposal – To consider and vote upon a proposal to approve by special resolution the change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication” and such proposal, the “Domestication Proposal”).

4.
The Organizational Documents Proposals – To consider and vote upon six separate proposals (collectively, the “Organizational Documents Proposals”) with respect to material differences between the existing amended and restated memorandum and articles of association of Tuatara (the “existing organizational documents”) and the proposed new certificate of incorporation (the “proposed charter”) and bylaws (the “proposed bylaws,” and, together with the proposed charter, the “proposed organizational documents”) of Tuatara following its domestication as a Delaware corporation (the post-domestication entity, “New SpringBig”);

5.
The Articles Amendment Proposal – To consider and vote upon a proposal to approve by special resolution the amendment of Tuatara’s existing organizational documents (the “Articles Amendment Proposal”);

6.
The Director Election Proposal – For the holders of Class B ordinary shares to consider and vote upon a proposal to elect Sergey Sherman, Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford and Amanda Lannert, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal (the “Director Election Proposal”);

7.	The Incentive Plan Proposal – To consider and vote upon a proposal to approve the 2022 Incentive Plan (the “Incentive Plan Proposal”); and
8.
The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Articles Amendment Proposal or the Incentive Plan Proposal (the

“Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Articles Amendment Proposal, the Director Election Proposal and the Incentive Plan Proposal, the “Transaction Proposals”).
Each of the Transaction Proposals is more fully described in the accompanying proxy statement/prospectus, which we urge each Tuatara shareholder to review carefully.
Only holders of record of Tuatara’s Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”) at the close of business on   , 2022 are entitled to notice of and to vote and have their votes counted at the general meeting and any adjournment of the general meeting.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournment of the general meeting. Whether or not you plan to attend the general meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, Tuatara’s board of directors has determined that each of the Transaction Proposals is in the best interests of Tuatara and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Transaction Proposals.
The existence of financial and personal interests of Tuatara’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Tuatara and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. See the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination” in the proxy statement/prospectus for a further discussion.
Pursuant to our existing organizational documents, we are providing the holders of our Class A ordinary shares originally sold as part of the units issued in our initial public offering (the “IPO”) (such shares, the “public shares” and such holders, the “public shareholders”) with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in the accompanying proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of     approximately $   , the estimated per share redemption price would have been approximately $    . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants or the “founder shares” issued in a private placement prior to the IPO. Our sponsor, TCAC Sponsor, LLC, has entered into a letter agreement (the “sponsor IPO letter agreement”) with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination.
We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price.

The closing is conditioned on, among other things, the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting. The holders of approximately 20% of our outstanding ordinary shares entitled to vote have agreed to vote any voting ordinary shares owned by them in favor of the Transaction Proposals.
We urge you to read the proxy statement/prospectus accompanying this notice (including the annexes thereto) carefully for a more complete description of the business combination and related transactions and each of the Transaction Proposals. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400) or email at TCAC.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,

Albert Foreman
Chief Executive Officer
   , 2022

i

ANNEXES
ii

ADDITIONAL INFORMATION
This document incorporates important business and financial information about Tuatara from documents that it has filed with the United States Securities and Exchange Commission (“SEC”) but that have not been included in or delivered with this document. You can obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request Tuatara’s documents in writing or by telephone at the following address:
Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, New York, 10017
Telephone: (917) 460-7522
Attention: Secretary
Tuatara’s corporate website address is https://www.tuataraspac.com. Tuatara’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
If you would like to request any documents, please do so by    , 2022 in order to receive them before the general meeting.
You should rely only on information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in or incorporated by reference into this document. This document is dated   , 2022. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Tuatara shareholders, nor the issuance of equity by Tuatara in connection with the business combination and the related transactions, subsequent to that date will create any implication to the contrary. For a listing of documents incorporated by reference into this document, please see “Where You Can Find Additional Information” beginning on page 252.
Information on the websites of Tuatara or SpringBig is not part of this document. You should not rely on that information in deciding how to vote. Information contained in this document regarding Tuatara has been provided by Tuatara and information contained in this document regarding SpringBig has been provided by SpringBig.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the business combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this proxy statement/prospectus and the documents incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (1) trends in the cannabis industry and SpringBig market size, including with respect to the potential total addressable market in the industry; (2) SpringBig’s growth prospects; (3) SpringBig’s projected financial and operational performance, including relative to its competitors; (4) new product and service offerings SpringBig may introduce in the future; (5) the potential transaction, including the implied enterprise value, the expected post-closing ownership structure and the likelihood and ability of the parties to successfully consummate the potential transaction; (6) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Tuatara’s securities; (7) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by Tuatara’s shareholders; (8) the effect of the announcement or pendency of the proposed business combination on Tuatara’s or SpringBig’s business relationships, performance, and business generally; (9) the outcome of any legal proceedings that may be instituted against Tuatara or SpringBig related to the definitive agreement or the proposed business combination; (10) the ability to maintain the listing of Tuatara’s securities on the NASDAQ; (11) the price of Tuatara’s securities, including volatility resulting from changes in the competitive and highly regulated industry in which SpringBig plans to operate, variations in performance across competitors, changes in laws and regulations affecting SpringBig’s business and changes in the combined capital structure; (12) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; and (13) other risks and uncertainties indicated from time to time in filings made with the SEC. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements in deciding how to grant your proxy or instruct how your vote should be cast on the Transaction Proposals set forth in this proxy statement/prospectus.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this proxy statement/prospectus to:
“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement to be entered into, by and among Tuatara, our sponsor, SpringBig, and the other signatories thereto;
“business combination” are to the transactions contemplated by the merger agreement;
“Canadian CRTC” are to the Canadian Radio-Television and Telecommunications Commission;
“Cannabis Act” are to the Cannabis Act (Canada);
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (2020 Revision) of the Cayman Islands as the same may be amended;
“certificate of merger” are to the certificate of merger to be filed in Delaware evidencing the merger, at the effective time, of Merger Sub with and into SpringBig, with SpringBig being the surviving company;
“common stock” are to the shares of common stock of New SpringBig, par value $0.0001 per share;
“Class A ordinary shares” are to our Class A ordinary shares, par value $0.0001 per share;
“Class B ordinary shares” are to our Class B ordinary shares, par value $0.0001 per share;
“closing” are to the closing of the business combination;
“Code” are to the Internal Revenue Code of 1986, as amended;
“COVID-19” are to SARS-Cov-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;
“CSA” are to the U.S. Controlled Substances Act of 1970, as amended;
“deferred underwriting amount” are to the portion of the underwriting discounts and commissions held in the trust account, which the underwriters of the IPO are entitled to receive upon the closing in accordance with the trust agreement;
“directors” are to our current directors;
“DGCL” are to the Delaware General Corporation Law, as amended;
“effective time” are to the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Tuatara and SpringBig in writing and specified in the certificate of merger, but in any event immediately following the consummation of the domestication;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“existing organizational documents” are to our amended and restated memorandum and articles of association, dated as of February 11, 2021, as the same may be amended from time to time;
“FCC” are to the United States Federal Communications Commission;
“founder shares” are to our Class B ordinary shares initially purchased by our sponsor in a private placement prior to our initial public offering and the Class A ordinary shares that will be issued upon the automatic conversion of the Class B ordinary shares at the time of the domestication and the business combination;
“GAAP” are to United States generally accepted accounting principles;
“general meeting” are to the extraordinary general meeting of Tuatara shareholders to be held in connection with the business combination and related matters;
“holder of our founder shares” are to our sponsor and affiliates of our sponsor;
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“intended tax treatment” are to the intended U.S. federal income tax treatment of certain aspects of the business combination as set forth in the merger agreement;

“IPO” or “initial public offering” are to Tuatara’s initial public offering of units, which closed on February 17, 2021;
“letter agreement” refer to the letter agreement entered into by and among us and our initial shareholder, directors and officers on February 11, 2021;
“management” or our “management team” are to our officers and directors;
“merger” are to the merger evidenced by a certificate of merger between Merger Sub and SpringBig pursuant to which Merger Sub will merge with and into SpringBig, with SpringBig continuing as the surviving entity and a subsidiary of New SpringBig;
“merger agreement” are to the agreement and plan of merger, dated as of November 8, 2021, as amended or modified from time to time, by and among Tuatara, Merger Sub and SpringBig;
“Merger Sub” are to HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“New SpringBig” are to    , the continuing entity post-domestication;
“ordinary shares” are to our Class A ordinary shares and Class B ordinary shares;
“PFIC” are to passive foreign investment companies, as defined in the Code;
“PIPE subscription financing” are to the aggregate $13,100,000 of proceeds from the issuance of the subscription shares;
“private placement warrants” are to the warrants issued to our sponsor in a private placement simultaneously with the closing of our initial public offering;
“proposed bylaws” are to the proposed bylaws of New SpringBig upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex C;
“proposed charter” are to the proposed certificate of incorporation of New SpringBig upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex B;
“proposed organizational documents” are to the proposed charter and proposed bylaws;
“public shareholders” are to the holders of our public shares;
“public shares” are to our Class A ordinary shares sold as part of the units in our IPO (whether they were purchased in our IPO or thereafter in the open market);
“public warrants” are to our redeemable warrants sold as part of the units in our IPO (whether they were purchased in our IPO or thereafter in the open market), with each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50;
“registration rights agreement” are to the Registration Rights Agreement, dated February 11, 2021 between Tuatara and our sponsor;
“related party” are to our directors, officers and substantial security holders;
“SaaS” are to software-as-a-service;
“Securities Act” are to the Securities Act of 1933, as amended;
“sponsor” are to TCAC Sponsor, LLC, a Delaware limited liability company;
“SpringBig” are to SpringBig, Inc., a Delaware corporation;
“SpringBig shareholders” are to shareholders of SpringBig immediately prior to the closing;
“subscription agreements” are to the subscription agreements, dated as of November 8, 2021, by and among Tuatara and the subscription investors, pursuant to which the subscription investors will purchase subscription shares in a privately negotiated transaction in connection with the consummation of the business combination;

“subscription investors” are to the accredited investors with whom Tuatara entered into the subscription agreements, pursuant to which the subscription investors will purchase subscription shares in a privately negotiated transaction in connection with the consummation of the business combination;
“subscription shares” are to the shares issued to the subscription investors pursuant to the subscription agreements;
“TCPA” are to the United States Telephone Consumer Protection Act of 1991, as amended;
“Transaction Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal;
“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;
“trust account” are to the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by the trustee, established to hold a portion of the net proceeds from the IPO and the sale of the private placement warrants;
“trust agreement” are to the Investment Management Trust Agreement, dated as of February 11, 2021, by and between Tuatara and the trustee;
“trustee” are to Continental Stock Transfer & Trust Company, a New York corporation;
“Tuatara,” “we,” “our” or “us” are to Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands;
“Tuatara parties” are to Tuatara and Merger Sub;
“units” are to our units sold in the IPO, each of which consists of one Class A ordinary share and one-half of one warrant;
“warrant agent” are to Continental Stock Transfer & Trust Company, as warrant agent;
“warrant agreement” are to the Warrant Agreement, dated as of February 11, 2021, by and between Tuatara and the warrant agent;
“warrants” are to our public warrants and the private placement warrants;
“voting and support agreement” are to the Voting and Support Agreement, dated as of November 8, 2021, by and among Tuatara, SpringBig and certain shareholders and optionholders of SpringBig and Tuatara; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar.
Unless otherwise specified, the voting and economic interests of shareholders of New SpringBig set forth in this proxy statement/prospectus (x) assume that (i) no public shareholders elect to have their public shares redeemed in connection with the business combination, (ii) none of Tuatara’s existing shareholders or the investors who will become shareholders of Tuatara at the closing of the transactions contemplated by the subscriptions agreements purchase public shares in the open market and (iii) there are no other issuances of equity interests of Tuatara, and (y) do not take into account private placement warrants and public warrants that will be outstanding upon the closing and may be exercised thereafter.

SUMMARY TERM SHEET
This Summary Term Sheet and the sections entitled “Questions and Answers About the Transaction Proposals for Tuatara Shareholders” and “Summary of the Proxy Statement/Prospectus” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes and the documents incorporated by reference herein, for a more complete understanding of the matters to be considered at the extraordinary general meeting (the “general meeting”).
•
Tuatara is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

•
Founded in 2016, SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends.

SpringBig’s services and products support cannabis retailers and brand marketing:
Retail Offering
○
SpringBig’s platform offers retailers text message marketing, which allows clients to send promotions to existing customers. This text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients identify opportunities to send text messages. SpringBig also provides an e-signature app, designed to accommodate proper ‘double opt-in’ procedure, through both implied and expressed consent to facilitate compliance with the TCPA, FCC, and Canadian CRTC.

○
The consumer application (or wallet) offered by SpringBig allows customers to access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. Retailers can customize this application with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience.

○
Retailers can use the SpringBig platform to compile marketing campaigns based on consumer profiles and preferences. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. ERP-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.

○	SpringBig’s platform integrates with many point of sale (“POS”) systems used in the cannabis industry, allowing retailers to automatically collect additional data on consumers.
Brand Marketing Platform
○
SpringBig has a brand marketing platform that offers a direct-to-consumer marketing automation platform specifically for cannabis brands. This direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.

○
SpringBig provides brands with the opportunity to provide content that, in turn, SpringBig’s retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with access to the consumer and that can be leveraged through the brand and retailer cooperating in a promotional campaign on the SpringBig platform. The SpringBig platform can be used by brands to increase their brand awareness, expand retail partnerships, and acquire and retain new customers. The SpringBig brands platform also provides brand clients with access to detailed reports regarding campaign attribution metrics.

SpringBig neither sells (or fulfills purchases of) cannabis products, nor does SpringBig process payments for cannabis transactions across SpringBig’s products.
•
The authorized capital stock of Tuatara consists of  200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding.

•
There are currently an aggregate of 20,000,000 Class A ordinary shares of Tuatara issued and outstanding and 5,000,000 Class B ordinary shares issued and outstanding (which are founder shares). There are currently no shares of Preferred Stock issued and outstanding.

•
In addition, there are currently 16,000,000 warrants of Tuatara outstanding, consisting of 10,000,000 public warrants and 6,000,000 private placement warrants. Each whole warrant entitles the holder to purchase one ordinary share for $11.50 per share. The warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Tuatara may redeem the outstanding warrants (other than the private placement warrants) in whole and not in part, (i) at a price of $0.01 per warrant, if the last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before Tuatara sends the notice of redemption to the warrant holders or (ii) at a price of $0.10 per warrant, if the last sale price of our ordinary shares equals or exceeds $10.00 over the same trading day period, and in either case warrant holders may exercise their warrants in advance of the related redemption date, which in the case of clause (ii) will involve any exercises being cashless exercised where the number of shares deliverable upon exercise will be based on a table as described under the heading “Description of Securities.” The private placement warrants, however, are non-redeemable so long as our sponsor or its permitted transferees holds them, except in the case of our redemption pursuant to clause (ii) described above.

•
Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and will vote together as a single class on all matters submitted to a vote of our shareholders except (i) that prior to the completion of a business combination, only the holders of a majority of the Class B ordinary shares may appoint or remove a member of our board of directors and (ii) as otherwise required by law. The Class B ordinary shares held by our sponsor and affiliates will automatically convert into shares of common stock at the completion of the business combination. Assuming no additional Class A ordinary shares, or securities convertible into or exchangeable for, Class A ordinary shares, are issued by us in connection with or in relation to the consummation of the business combination, the 5,000,000 Class B ordinary shares will, pursuant to the existing organizational documents, automatically convert, on a one-for-one basis, into 5,000,000 shares of common stock at closing.

•
On November 8, 2021, we entered into the merger agreement with Merger Sub, and SpringBig, pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into SpringBig, with SpringBig continuing as the surviving entity and a subsidiary of New SpringBig. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

•
Pursuant to the merger agreement, the merger consideration to be received by the SpringBig equity holders at the closing will have a value of $245,000,000 (assuming a value of $10.00 per share of common stock) and will be paid entirely in equity consideration. Financing in connection with the business combination for related transaction expenses will be provided by the (i) $200,000,000 of proceeds from the IPO and certain related transactions on deposit in the trust account (plus any interest income accrued thereon since the IPO), and (ii) $13,100,000 of proceeds from the purchase by the subscription investors pursuant to the subscription agreements entered into in connection with the entry into the merger agreement (of which $7,000,000 was previously funded via convertible notes between SpringBig and certain subscription investors), each as described more fully herein. For more information about the business combination and consideration, see the section entitled “The Business Combination – The Merger Agreement – Consideration.”

•
At the closing, SpringBig will become a subsidiary of New SpringBig, and New SpringBig will become the direct parent of SpringBig. For more information about the merger agreement and the business combination, see the section entitled “The Business Combination – The Merger Agreement.”

•
Unless waived by the parties to the merger agreement, the closing is subject to a number of conditions set forth in the merger agreement, including, among others, Tuatara shareholder approval of the Transaction Proposals (other than the Adjournment Proposal). For more information about the closing conditions to the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination.”

•
The merger agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or by Tuatara or SpringBig acting alone in specified circumstances. For more information about the termination rights under the merger agreement, see the section entitled “The Business Combination – The Merger Agreement – Termination.”

•	The business combination and related transactions involve numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”
•
Prior to the closing, Tuatara will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. For more information about the domestication, see the section entitled “The Domestication.”

•
Pursuant to our existing organizational documents, in connection with the business combination, our public shareholders may elect to have their Class A ordinary shares redeemed for cash at the applicable redemption price per share calculated in accordance with our existing organizational documents. As of     , the estimated per share redemption price would have been approximately $    . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of Tuatara following the closing and will not participate in the future growth of Tuatara, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares to our transfer agent at least two business days prior to the general meeting. We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. See the section entitled “General Meeting of Tuatara Shareholders – Redemption Rights.”

•
We entered into subscription agreements with the subscription investors concurrently with the execution of the merger agreement, pursuant to which such subscription investors committed to purchase an aggregate of 1,310,000 shares of common stock of New SpringBig, for $10.00 per share, for an aggregate purchase price of $13,100,000. The closing of the transactions contemplated by the subscription agreements will occur immediately prior to the closing, subject to the satisfaction or the waiver of the closing conditions therein. See the section entitled “The Business Combination – Related Agreements – PIPE Subscription Agreements.”

•
Concurrently with the execution of the merger agreement, certain shareholders and optionholders of SpringBig and Tuatara (collectively, the “Supporting Holders”) entered into support agreements (collectively, the “Support Agreements”) with Tuatara and SpringBig, pursuant to which the Supporting Holders have agreed to, among other things, (i) to the extent applicable vote in favor of the merger agreement and the transactions contemplated thereby, (ii) agree to a lockup of six months, and (iii) be bound by certain other covenants and agreements related to the business combination. The Supporting Holders hold sufficient shares of SpringBig to cause the approval of the business combination on behalf of SpringBig. See the section entitled “The Business Combination – Related Agreements – Voting and Support Agreements.”

•
Concurrently with the execution of the merger agreement, Tuatara, sponsor, SpringBig and certain other persons party thereto entered into a sponsor agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the merger agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in Tuatara’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of Tuatara held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. See the section entitled “The Business Combination – Related Agreements – Sponsor Letter Agreement.”
•
Upon the closing, the size of our board of directors will be expanded to seven (7) directors, of whom (i) Sergey Sherman will be designated by Tuatara, (ii) Jeffrey Harris, Phil Schwarz, and Jon Trauben will be designated by SpringBig, and (iii) Steven Bernstein, Patricia Glassford, and Amanda Lannert will be independent directors acceptable to SpringBig and Tuatara. See the section entitled “Management after the Business Combination – Executive Officers and Directors.”

•
Upon the closing, Tuatara will cause the registration rights agreement, dated February 11, 2021, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement. See the section entitled “The Business Combination – Related Agreements – Amended and Restated Registration Rights Agreement.”

•
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:

○	The public shareholders would own 20,000,000 shares of common stock, representing 40.2% of New SpringBig’s total outstanding shares of common stock;
○	The subscription investors would own 1,310,000 shares of common stock, representing 2.6% of New SpringBig’s total outstanding shares of common stock;
○
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 9.2% of New SpringBig’s total outstanding shares of common stock;

○
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 13.5% of New SpringBig’s total outstanding shares of common stock; and

○	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 49.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
Assuming there is a maximum redemption of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 721,052 shares of common stock, representing 2.4% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 4.3% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 15.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 22.0% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 80.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description assumes that public shareholders have exercised their redemption rights with respect to 19,278,948 public shares (i.e., the maximum amount of outstanding public shares that Tuatara can redeem after giving effect to the payments to redeeming shareholders), which is equal to approximately 96.4% of non-affiliated public shares. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Tuatara’s existing shareholders in New SpringBig following the business combination will be different. For example, if we assume that all 10,000,000 public warrants and 6,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors, assuming no redemptions, would be as follows:
•	The public shareholders would own 30,000,000 shares of common stock, representing 45.6% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 2.0% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 10,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 16.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 10.2% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 37.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
•
At the closing, the founder shares will automatically convert into common stock on a one-for-one basis subject to adjustment pursuant to certain anti-dilution rights, as described above in this Summary Term Sheet.

•
The public warrants and the private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•
Our board of directors considered various factors in determining whether to approve the merger agreement. For more information about our board’s decision-making process, see the section entitled “The Business Combination – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination.”

•	In addition to voting on the proposal to approve and adopt the merger agreement and the transactions contemplated thereby at the general meeting, Tuatara’s shareholders will also be asked to vote on:
○
approval, for purposes of complying with applicable listing rules of Nasdaq, the issuance by New SpringBig of common stock to certain accredited investors pursuant to the subscription agreements of Tuatara;

○
approval by special resolution of the change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware;

○	approval of six separate proposals with respect to material differences between the existing organizational documents of Tuatara and the proposed organizational documents of New SpringBig;
○	approval by special resolution of the amendment of Tuatara’s existing organizational documents;
○	approval of the 2022 Incentive Plan; and
○
approval of the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposals.

For more information, see the sections entitled Proposal No. 1 – The Business Combination Proposal,” “Proposal No. 2 – The Nasdaq Proposal,” “Proposal No. 3 – The Domestication Proposal,” “Proposal No. 4 – Organizational Documents Proposal A,” “Proposal No. 5 – Organizational Documents Proposal B,” “Proposal No. 6 – Organizational Documents Proposal C,” “Proposal No. 7 – Organizational Documents Proposal D,” “Proposal No. 8 – Organizational Documents Proposal E,” “Proposal No. 9 – Organizational Documents Proposal F,” “Proposal No. 10 – The Articles Amendment Proposal,” “Proposal No. 11 – Director Election Proposal,” “Proposal No. 12 – The Incentive Plan Proposal,” and “Proposal No. 13 – The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION PROPOSALS
FOR TUATARA SHAREHOLDERS
The following questions and answers briefly address some commonly asked questions about the Transaction Proposals to be presented at the general meeting, including proposals relating to the business combination. The following questions and answers do not include all the information that is important to Tuatara shareholders. We urge Tuatara shareholders to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference herein.
Q:	Why am I receiving this proxy statement/prospectus?
A:
Tuatara shareholders are being asked to consider and vote upon, among other things, a proposal to approve the transactions contemplated by the merger agreement. The merger agreement provides, subject to the terms and conditions contained therein, that Tuatara’s wholly owned direct subsidiary, Merger Sub, will merge with and into SpringBig, with SpringBig continuing as the surviving entity and a subsidiary of New SpringBig. Shareholder approval of the merger agreement and the transactions contemplated thereby is required by the merger agreement and the existing organizational documents, as well as to comply with Nasdaq Stock Market Listing Rule 5635.

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes and the documents incorporated by reference herein contain important information about the business combination and the other matters to be acted upon at the general meeting. You should read this proxy statement/prospectus, including the documents incorporated by reference herein, and its annexes carefully and in their entirety.
In addition, if the Domestication Proposal is approved, Tuatara will domesticate as a Delaware corporation. Upon the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert, on a one-for-one basis, into shares of common stock. Similarly, all of Tuatara’s outstanding warrants will become warrants to acquire shares of common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.
In connection with the domestication, the existing organizational documents will be replaced by the proposed organizational documents. The provisions of the proposed organizational documents will differ materially from those of the existing organizational documents. Please see “Questions and Answers About the Transaction Proposals For Tuatara Shareholders – What amendments will be made to the existing organizational documents of Tuatara” below.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.
Q:	Why is Tuatara proposing the business combination?
A:	Tuatara was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Founded in 2016, SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. SpringBig neither sells (or fulfills purchases of) cannabis products, nor does SpringBig process payments for cannabis transactions across its solutions.
Tuatara’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination with SpringBig. In light of the complexity of those factors, Tuatara’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Tuatara’s board of directors may have given different weight to different factors.

See the section entitled “The Business Combination Proposal – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination.”
Q:	What is being voted on at the general meeting?
A:	Tuatara shareholders will vote on the following proposals at the general meeting:
1.
The Business Combination Proposal – To consider and vote upon a proposal to approve the transactions contemplated by the merger agreement, by and among Tuatara, Merger Sub, SpringBig and the holder representative, pursuant to which Merger Sub will merge with and into SpringBig, with SpringBig continuing as the surviving entity and a subsidiary of New SpringBig, on the terms and subject to the conditions set forth therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A;

2.
The Nasdaq Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance and sale by New SpringBig of common stock, par value $0.0001 per share, to (i) certain accredited investors, in each case in a private placement, the proceeds of which will be used to finance the business combination and related transactions and the costs and expenses incurred in connection therewith and (ii) to stockholders of SpringBig;

3.
The Domestication Proposal – To consider and vote upon a proposal to approve by special resolution the change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware;

4.
The Organizational Documents Proposals – To consider and vote upon six separate proposals with respect to material differences between the existing organizational documents and the proposed organizational documents of New SpringBig;

5.	The Articles Amendment Proposal – To consider and vote upon a proposal to approve by special resolution the amendment of Tuatara’s existing organizational documents;
6.
The Director Election Proposal – For the holders of Class B ordinary shares to consider and vote upon a proposal to elect Sergey Sherman, Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford and Amanda Lannert, in each case to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal;

7.	The Incentive Plan Proposal – To consider and vote upon a proposal to approve the 2022 Incentive Plan; and
8.
The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal and the Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal and the Incentive Plan Proposal, collectively, the “Transaction Proposals”).

After careful consideration, Tuatara’s board of directors has determined that the Transaction Proposals are in the best interests of Tuatara and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. The existence of financial and personal interests of Tuatara’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Tuatara and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. See the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination” for a further discussion.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is Tuatara providing shareholders with the opportunity to vote on the business combination?
A:
Under our existing organizational documents, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of the business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the closing. The approval of our shareholders of the Business Combination Proposal is also a condition to closing in the merger agreement.

Q:	What is the relationship between Tuatara and the investors who are investing in Tuatara in private placements to fund the business combination?
A:
Simultaneously with the consummation of our IPO and the sale of the units, we consummated a private placement of 6,000,000 warrants at a price of $1.00 per warrant, issued to our sponsor, generating total proceeds of $6,000,000.

In addition, pursuant to the subscription agreements, the subscription investors (which include affiliates of our sponsor) have committed to purchase an aggregate of 1,310,000 of Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) in a privately negotiated transaction in connection with the consummation of the business combination, for $10.00 per share, for an aggregate purchase price of $13,100,000. Please see the section entitled “The Business Combination – Related Agreements” for more information.
For more information about the interests of our sponsor, officers and directors in the business combination, see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Q:	Will the management of Tuatara and SpringBig change following the business combination?
A:
The business and affairs of New SpringBig will be managed under the direction of its board of directors. Following the closing, New SpringBig’s board will be chaired by    and include    of Tuatara, and additional directors, a number of which shall be independent such that a majority of the board of directors is independent. Subject to the terms of the proposed organizational documents, the number of directors will be fixed by New SpringBig’s board of directors. Please see the section entitled “Officers and Directors of New SpringBig After the Business Combination” for more information.

Q:	What is the form of consideration that the SpringBig equity holders will receive in return for the acquisition of SpringBig by Tuatara?
A:
In accordance with the terms and subject to the conditions of the merger agreement, based on an implied equity value of $245 million, (i) each share of SpringBig capital stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the merger agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.

As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the merger agreement, holders of SpringBig’s capital stock (including those holders of converted preferred stock of SpringBig) and employee and engaged consultant holders of options of SpringBig’s common stock who held unexercised SpringBig options at the effective time of the merger and who remain employed or engaged by SpringBig at the time of such payment (also referred to as “Engaged Option Holders”) will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date.
Q:	How were the transaction structure and consideration for the business combination determined?
A:
The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of Tuatara’s management team and board of directors. The terms of the business combination were the result of extensive negotiations between Tuatara, SpringBig, the holder representative and the other parties to the business combination. Please see the section entitled “The Business Combination – Background of the Business Combination” for more information.

Q:	What conditions must be satisfied to complete the business combination?
A:
There are a number of closing conditions in the merger agreement, including the approval by our shareholders of the Transaction Proposals (other than the Adjournment Proposal) as well as certain regulatory approvals. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination.”

Q:
What equity stake will current Tuatara public shareholders, the subscription investors, the SpringBig equity holders and our sponsor, officers and directors hold in New SpringBig following the consummation of the business combination?

A:
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:

•	The public shareholders would own 20,000,000 shares of common stock, representing 40.2% of New SpringBig’s total outstanding shares of common stock;
•	Our subscription investors would own 1,310,000 shares of common stock, representing 2.6% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 9.2% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of Class A common stock, representing 13.5% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 49.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
Assuming there is a maximum redemption of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 721,052 shares of common stock, representing 2.4% of New SpringBig’s total outstanding shares of common stock;

•	Our subscription investors would own 1,310,000 shares of common stock, representing 4.3% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 15.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of Class A common stock, representing 22.0% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 80.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description assumes that public shareholders have exercised their redemption rights with respect to 19,278,948 public shares (i.e., the maximum amount of outstanding public shares that Tuatara can redeem after giving effect to the payments to redeeming shareholders), which is equal to approximately 96.4% of non-affiliated public shares. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Tuatara’s existing shareholders in New SpringBig following the business combination will be different. For example, if we assume that all 10,000,000 public warrants and 6,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors, assuming no redemptions, will be as follows:
○	The public shareholders would own 30,000,000 shares of common stock, representing 45.6% of New SpringBig’s total outstanding shares of common stock;
○	the subscription investors would own 1,310,000 shares of common stock, representing 2.0% of New SpringBig’s total outstanding shares of common stock;
○
Our sponsor and affiliates of our sponsor would own 10,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 16.1% of New SpringBig’s total outstanding shares of common stock;

○
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 10.2% of New SpringBig’s total outstanding shares of common stock; and

○	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 37.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:	Did the board of directors of Tuatara obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?
A:
No. The board of directors of Tuatara did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. Tuatara’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and expertise of Tuatara’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. Accordingly, investors will be relying solely on the judgment of the board of directors of Tuatara in valuing SpringBig’s business and assuming the risk that the board of directors of Tuatara may not have properly valued such business.
Q:	Why is Tuatara proposing the Nasdaq Proposal?
A:
Tuatara is proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require, among other things, shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities or the issuance of stock or securities to any director, officer or “Substantial Shareholder.” In connection with the business combination, Tuatara is seeking shareholder approval for the issuance of: (i) 1,310,000 shares of common stock to the subscription investors in a private placement simultaneously with the closing of the business combination, and (ii) up to 24,500,000 shares of common stock to SpringBig equity holders. Because the number of securities that New SpringBig will issue to the subscription investors and the current SpringBig equity holders in connection with the business combination is equal to 20% or more of Tuatara’s outstanding voting power and outstanding common stock in connection with the business combination, it is required to obtain shareholder approval of such issuances pursuant to Nasdaq listing rules. Shareholder approval of the Nasdaq Proposal is also a condition to closing in the merger agreement. See the section entitled “Proposal No. 2 — The Nasdaq Proposal” for additional information.

Q:	Why is Tuatara proposing the Domestication Proposal?
A:
Tuatara’s shareholders are also being asked to consider and vote upon a proposal to approve a change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which is referred to as the “domestication.” The Domestication Proposal allows Tuatara to re-domicile as a Delaware entity. We believe that the domestication would, among other things, enable New SpringBig to avoid certain tax inefficiencies, including tax inefficiencies that would result if New SpringBig were to conduct an operating business in the United States as a foreign corporation following the business combination; provide legal, administrative, and other similar efficiencies; relocate our jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help us compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel. See the section entitled “Proposal No. 3 – The Domestication Proposal,” for additional information.

Q:	How will the domestication affect my public shares, public warrants and units?
A:
Upon the consummation of the domestication, each of Tuatara’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of common stock. Similarly, all of Tuatara’s outstanding warrants will become warrants to acquire the shares of common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the domestication.

Q:	What amendments will be made to the existing organizational documents of Tuatara?
A:
In connection with the domestication, Tuatara’s shareholders also are being asked to consider and vote upon a proposal to replace the existing organizational documents of Tuatara under the Cayman Islands Companies Act with the proposed organizational documents of New SpringBig under the DGCL, which differ materially from the existing organizational documents.

	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Tuatara Capital Acquisition Corporation” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “SpringBig Holdings, Inc.” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 11 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by February 17, 2023, Tuatara will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.7 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by February 17, 2023 and New SpringBig’s existence will be perpetual.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)
The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the existing organizational documents.
The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

	Existing Organizational Documents	Proposed Organizational Documents
Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Tuatara or its directors.
The proposed organizational documents provide an explicit waiver of corporate opportunities for New SpringBig and its officers or directors, subject to certain exceptions.

See Article 9 of the proposed charter.

Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New SpringBig will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 5.2 of the proposed charter.

Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 5.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)	The existing organizational documents do not permit the shareholders to call an extraordinary general meeting of Tuatara. See Article 20.1 and 20.3 of the existing organizational documents.
The proposed organizational documents provide that, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the stockholders of New SpringBig are not permitted to call a special meeting.

See Article 7.1 of the proposed charter and Section 2.2 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, any action required or permitted to be taken by New SpringBig stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 7.3 of the proposed charter and Section 2.9 of the proposed bylaws.

Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.
The proposed charter authorizes the issuance of shares of common stock and shares of preferred stock, each with a par value $0.0001 per share. See Article 4 of the proposed charter.
Q:	Why is Tuatara proposing the Articles Amendment Proposal?
A:
The proposed amendments to the existing organizational documents, prior to the domestication, in the judgment of the board of directors, are necessary to facilitate the business combination. The existing organizational documents limit Tuatara’s ability to consummate a business combination, or to redeem Class A ordinary shares in connection with a business combination, if it would cause Tuatara to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the Tuatara ordinary shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Class A ordinary shares and the New SpringBig common stock would not be deemed to be a “penny stock” pursuant to applicable provisions of Rule 3a51-1 under the Exchange Act, Tuatara is presenting the Articles Amendment Proposal to facilitate the consummation of the business combination. See the section entitled “Proposal No. 10 – The Articles Amendment Proposal,” for additional information.

Q:	What happens if I sell my ordinary shares before the general meeting?
A:
The record date for the general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your ordinary shares after the record date, but before the general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the general meeting. However, you will not be able to seek redemption of your ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described herein. If you transfer your ordinary shares prior to the record date, you will have no right to vote those shares at the general meeting or have those shares redeemed for a pro rata portion of the proceeds held in the trust account.

Q:	What vote is required to approve the Transaction Proposals presented at the general meeting?
A:
The Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Transaction Proposals own approximately 20% of our issued and outstanding ordinary shares, in the aggregate, including the founder shares. Accordingly, approximately 30% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 47% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal. Assuming only a quorum is present at the general meeting, approximately 5% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 13% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal.
Q:	May our sponsor, directors, officers, advisors or their affiliates purchase public shares or warrants prior to or in connection with the business combination?
A:
Prior to or in connection with the business combination, our sponsor, directors, officers, or advisors or their respective affiliates may purchase public shares or warrants. None of our sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if prohibited during a restricted period under Regulation M under the Exchange Act. Such purchases of public shares may be in privately negotiated transactions with shareholders who would have otherwise elected to have their public shares redeemed in connection with the business combination. In the event that our sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders may be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases of public shares may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account.

Q:	How many votes do I have at the general meeting?
A:
Tuatara’s shareholders are entitled to one vote at the general meeting for each ordinary share held of record as of   , 2022, the record date for the general meeting (the “record date”). As of the close of business on the record date, there were a combined     outstanding ordinary shares.

Q:	What constitutes a quorum at the general meeting?
A:
Holders of a majority of the issued shares entitled to vote at the general meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the general meeting. As of the record date for the general meeting,     ordinary shares, in the aggregate, would be required to achieve a quorum.

Q:	How will Tuatara’s sponsor, directors and officers vote?
A:
In connection with the IPO, we entered into the sponsor IPO letter agreement with our sponsor and each of our directors and officers, pursuant to which each agreed to vote any ordinary shares owned by them in favor of the business combination. Concurrently with the merger agreement, we entered into the sponsor letter agreement with our sponsor and SpringBig, pursuant to which our sponsor agreed to waive any adjustment to the conversion ratio set forth in Tuatara’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of Tuatara held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the sponsor agreement. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Transaction Proposals own approximately 20% of our issued and outstanding ordinary shares, in the aggregate, including the founder shares. See the section entitled “The Business Combination – Related Agreements – Sponsor Letter Agreement.”
Q:	What interests do the current officers and directors have in the business combination?
A:
In considering the recommendation of our board of directors to vote in favor of the business combination, shareholders should be aware that, aside from their interests as shareholders, our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•
the fact that 5,000,000 founder shares held by our sponsor or independent directors, for which our sponsor paid approximately $25,000, will convert on a one-for-one basis, into 5,000,000 shares of common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $    , based on the closing price of our Class A ordinary shares on the Nasdaq on    , 2022;

•	the fact that our sponsor will lose its entire investment in us if we do not complete a business combination by February 17, 2023;
•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle owned by certain of our and our sponsor’s directors and officers, which provide for the purchase by the subscription investors of an aggregate of 1,310,000 Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication), for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Tuatara fails to complete an initial business combination, including the business combination, by February 17, 2023;

•
the fact that if the trust account is liquidated, including in the event Tuatara is unable to complete an initial business combination by February 17, 2023, our sponsor has agreed that it will be liable to Tuatara if and to the extent any claims by a third party (other than Tuatara’s independent auditors) for services rendered or products sold to Tuatara, or a prospective target business with which Tuatara has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Tuatara will be a director of New SpringBig;
•	the continued indemnification of Tuatara’s current directors and officers and the continuation of Tuatara’s directors’ and officers’ liability insurance after the business combination; and
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by February 17, 2023.

Q:	Do I have redemption rights?
A:
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of     of approximately $   , the estimated per share redemption price would have been approximately $   . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to February 17, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
Q.	What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.
Tuatara’s public shareholders may vote in favor of the Business Combination Proposal and still exercise their redemption rights, although they are not required to vote either for or against the business combination, or vote at all, or to be holders on the record date, in order to exercise such redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemption by public stockholders. If the Articles Amendment Proposal is not approved, the business combination would be subject to the requirement that Tuatara have at least $5,000,001 of net tangible assets remaining after Tuatara’s shareholders have exercised their right to redeem their shares in connection with the closing. With fewer public shares and public stockholders, the trading markets for the SpringBig common stock following the closing of the business combination may be less liquid than the market for the shares prior to the business combination, and Tuatara may not be able to meet the listing standards of Nasdaq, which is a condition to closing the business combination. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into SpringBig’s business will be reduced and SpringBig may not be able to fully achieve its business plans or goals.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights whether you vote your ordinary shares for or against or abstain from voting on the Business Combination Proposal or any other Transaction Proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	Are there any risks that I should consider as a Tuatara shareholder in deciding how to vote or whether to exercise my redemption rights?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 51. You also should read and carefully consider the risk factors of Tuatara and SpringBig contained in the documents that are incorporated by reference herein.

Q:	How do I exercise my redemption rights?
A:
In order to exercise your redemption rights, you must (i) if you hold your ordinary shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, and (ii) prior to 9:30 a.m., local time, on    , 2022 (two (2) business days before the general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Your written request should include a certification that you are not acting in concert or as a partnership, syndicate, or other “group” (as defined in Section 13 of the Exchange Act) with any other shareholder with respect to ordinary shares. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants.
Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically in order to exercise their redemption rights. Holders of outstanding units of Tuatara must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust & Clearing Corporation (“DTCC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
A U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of Class A ordinary shares (if the domestication does not occur) or common stock (if the domestication occurs) as the case may be, that exercises its redemption rights to receive cash from the trust account in exchange for such ordinary shares or common stock may (subject to the application of the PFIC (as defined in “U.S. Federal Income Tax Considerations” below) rules) be treated as selling such ordinary shares or common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares or common stock, as the case may be, that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “U.S. Federal Income Tax Considerations – Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur – Redemption of Class A Ordinary Shares” and “U.S. Federal Income Tax Considerations – Tax Consequences of a Redemption of Common Stock to U.S. Holders and Non-U.S. Holders.” Additionally, because the domestication will occur (if it is approved) prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code (as defined in “U.S. Federal Income Tax Considerations” below) and the PFIC rules as a result of the domestication. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
If the domestication occurs, a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of common stock that exercises its redemption rights to receive cash from the trust account in exchange for such common stock, like a U.S. Holder, will also generally be treated as selling such common stock. Gain recognized by a Non-U.S. Holder in connection with a redemption generally will not be subject to U.S. federal income tax unless certain exceptions apply. However, as with U.S. Holders, a redemption by a Non-U.S. Holder may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of common stock that a Non-U.S. Holder owns or is deemed to own (including through the ownership of warrants). Any portion of such distribution that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless such Non-U.S. Holder establishes that it is eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply).
Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of such Non-U.S. Holder’s shares of common stock. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a Non-U.S. Holder, see the section entitled “U.S. Federal Income Tax Considerations – Tax Consequences of a Redemption of Common Stock to U.S. Holders and Non-U.S. Holders.”
Q:	What are the U.S. federal income tax consequences of the Domestication Proposal?
A:
The domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the domestication so qualifies, the following summarizes the consequences to U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of the domestication:

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the domestication and does not own actually and/or constructively 10% or more of the total combined voting power of all classes of Tuatara shares entitled to vote or 10% or more of the total value of all classes of Tuatara shares (a “10% shareholder”) will not recognize any gain or loss and will not be required to include any part of Tuatara earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of common stock in the domestication. As an alternative to recognizing gain as a result of the domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the regulations promulgated under the Code (the “Treasury Regulations”) under Section 367) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
As discussed further under “U.S. Federal Income Tax Considerations” below, Tuatara expects that it is treated as a PFIC for U.S. federal income tax purposes. In the event that Tuatara is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Tuatara ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Tuatara ordinary shares for common stock and Tuatara warrants for New SpringBig warrants pursuant to the domestication.

Additionally, the domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s common stock subsequent to the domestication.
The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?
A:
No. The holders of our warrants have no redemption rights with respect to our warrants. If Tuatara public shareholders redeem their ordinary shares, they will continue to hold warrants. However, once the warrants become exercisable and prior to their expiration, we may redeem the public warrants for redemption in whole and not in part, (i) at a price of $0.01 per warrant, upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder, and if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the public warrant holders or (ii) at a price of $0.10 per warrant, if the last sale price of our ordinary shares equals or exceeds $10.00 over the same trading day period, and in either case warrant holders may exercise their warrants in advance of the related redemption date, which in the case of clause (ii) will involve any exercises being cashless exercised where the number of shares deliverable upon exercise will be based on a table as described under the heading “Description of Securities.” The private placement warrants, however, are non-redeemable so long as our sponsor or its permitted transferees holds them, except in the case of our redemption pursuant to clause (ii) above.

Q:	Do I have appraisal rights if I object to the business combination?
A:	No. There are no appraisal rights available to holders of ordinary shares of Tuatara in connection with the business combination under Cayman Islands law or the DGCL.
Q:	Do I have appraisal rights in connection with the Domestication Proposal?
A:	No. There are no appraisal rights available to holders of ordinary shares of Tuatara in connection with the Domestication Proposal under Cayman Islands law or the DGCL.

Q:	What happens to the funds deposited in the trust account after consummation of the business combination?
A:
If the Business Combination Proposal is approved, Tuatara intends to use a portion of the funds held in the trust account to pay (i) tax obligations and deferred underwriting commissions from the IPO and (ii) for any redemptions of public shares. The remaining balance in the trust account, together with certain proceeds received from the PIPE subscription financing will be used to finance the costs and expenses incurred in connection therewith and to provide operation capital for future operations. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?
A:
There are certain circumstances under which the merger agreement may be terminated. See the section entitled “The Business Combination – The Merger Agreement – Termination” for additional information regarding the parties’ specific termination rights. In accordance with our existing organizational documents, if an initial business combination is not consummated by February 17, 2023, Tuatara will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Tuatara expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to Tuatara’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.
There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a business combination by February 17, 2023.
Q:	When is the business combination expected to be consummated?
A:
It is currently anticipated that the business combination will be consummated as promptly as possible following the general meeting of Tuatara shareholders to be held on    , 2022, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. The parties to the merger agreement have determined that the business combination does not require a notification and report form to be filed in connection with the HSR Act and accordingly have waived such condition. The merger agreement may be terminated and the business combination and the other transactions contemplated thereby may be abandoned at any time prior to the closing if the approval of Tuatara’s shareholders in respect of any Transaction Proposal (other than the Adjournment Proposal) is not obtained at the Tuatara general meeting. For a description of the conditions for the completion of the business combination, see the section entitled “The Business Combination – The Merger Agreement – Conditions to Closing of the Business Combination” beginning on page 95.

Q:	When and where will the general meeting take place?
A:	The general meeting will be convened on , 2022 at a.m., local time, in a virtual format.
Q:	How do I attend a virtual meeting?
A:
As a registered shareholder, you will receive the proxy card from    . The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact     at the phone number or email address below.     support contact information is as follows:    , or email    .

You can pre-register to attend the virtual meeting starting at    , Eastern Time, on    , 2022. Enter the URL address into your browser   , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.
Beneficial investors, who own their investments through a bank or broker, will need to contact     to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote     will issue you a guest control number with proof of ownership. Either way you must contact     specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing     (toll-free) within the United States and Canada or     (standard rates apply) outside of the United States and Canada and, when prompted, entering the pin number. This is listen-in only; you will not be able to vote or enter questions during the meeting.
Q:	What do I need to do now?
A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “Risk Factors” and the annexes, and the documents incorporated by reference herein, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:
If you were a holder of record of ordinary shares on     , 2022, the record date for the general meeting of Tuatara shareholders, you may vote with respect to the Transaction Proposals virtually at the general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the general meeting and vote in person, obtain a proxy from your broker, bank or nominee. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Domestication Proposal.

Q:	What will happen if I abstain from voting or fail to vote at the general meeting?
A:
At the general meeting, Tuatara will count a properly executed proxy marked “ABSTAIN” with respect to a particular Transaction Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by Tuatara without an indication of how the shareholder intends to vote on a Transaction Proposal will be treated as an abstention.
Q:	If I am not going to attend the general meeting virtually, should I submit my proxy card instead?
A:
Yes. Whether you plan to attend the general meeting virtually or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	What is a broker non-vote?
A:
Generally, a broker non-vote occurs when a bank, broker, custodian or other record holder that holds shares in “street name” is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker, custodian or other record holder how to vote, and (ii) the bank, broker, custodian, or other record holder lacks discretionary voting power to vote such shares. Absent specific voting instructions from the beneficial owners of such shares, a bank, broker, custodian or other record holder does not have discretionary voting power with respect to the approval of “non-routine” matters, such as the Business Combination Proposal and the Domestication Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	May I change my vote after I have submitted my executed proxy card?
A:
Yes. You may change your vote by sending a later-dated, signed proxy card to Tuatara’s General Counsel at the address listed below so that it is received by our General Counsel prior to the general meeting or attend the general meeting virtually and vote. You also may revoke your proxy by sending a notice of revocation to Tuatara’s General Counsel, which must be received prior to the general meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Where can I find the voting results of the general meeting?
A:
The preliminary voting results are expected to be announced at the general meeting. In addition, within four business days following certification of the final voting results, Tuatara will file the final voting results of the general meeting with the SEC in a Current Report on Form 8-K.

Q:	Who can help answer my questions?
A:	If you have questions about the Transaction Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, New York, 10017
Telephone: (917) 460-7522
Attention: Secretary

You may also contact our proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: TCAC.info@investor.morrowsodali.com
To obtain timely delivery, our shareholders must request the materials no later than five (5) business days prior to the general meeting.
You may also obtain additional information about Tuatara from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares electronically to our transfer agent at least two business days prior to the general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Tuatara will pay the cost of soliciting proxies for the general meeting. Tuatara has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the general meeting. Tuatara has agreed to pay Morrow a fee of $35,000, plus disbursements. Tuatara will reimburse Morrow for reasonable out-of-pocket losses, damages and expenses. Tuatara will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the Transaction Proposals to be considered at the general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference herein. See also the section entitled “Where You Can Find Additional Information.”
Parties to the Business Combination
Tuatara Capital Acquisition Corporation
Tuatara is a blank check company incorporated on January 24, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Our units, Class A ordinary shares and warrants are currently listed on the Nasdaq under the symbol “TCACU,” “TCAC” and “TCACW,” respectively. The units commenced public trading on February 12, 2021 and the Class A ordinary shares and warrants commenced public trading on April 5, 2021. Upon the domestication, we intend to change our name from “Tuatara Capital Acquisition Corporation” to “   ,” and we intend to apply to continue the listing of our common stock and warrants on Nasdaq under the symbols “SBIG” and “SBIGW” respectively. Our units will not be traded following the closing.
The mailing address of Tuatara’s principal executive office is 655 Third Avenue, 8th Floor, New York, New York 10017. Its telephone number is (917) 460-7522. Tuatara’s corporate website address is https://www.tuataraspac.com/. Tuatara’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
HighJump Merger Sub, Inc.
HighJump Merger Sub, Inc. is a Delaware corporation and wholly owned direct subsidiary of Tuatara formed on October 26, 2021. In the merger, Merger Sub will merge with and into SpringBig with SpringBig being the surviving entity and a subsidiary of New SpringBig.
The mailing address of Merger Sub’s principal executive office is 655 Third Avenue, 8th Floor, New York, New York 10017. Its telephone number is (917) 460-7522.
SpringBig, Inc.
Founded in 2016, SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. SpringBig neither sells (or fulfills purchases of) cannabis products, nor does SpringBig process payments for cannabis transactions across its solutions.
The mailing address of SpringBig’s principal executive office is 621 NW 53rd Street, Ste. 250, Boca Raton, Florida 33487. Its telephone number is (800) 772-9172.
The Business Combination
On November 8, 2021, we entered into the merger agreement with SpringBig and Merger Sub, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into SpringBig with SpringBig being the surviving entity and a subsidiary of New SpringBig.
The merger consideration to be paid to the SpringBig equity holders at the closing of the business combination pursuant to the merger agreement is based on an implied equity value of $245 million for SpringBig and will be paid entirely in equity consideration. Holders of SpringBig’s common stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares (“First Tranche Shares”) if the closing price of New SpringBig common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of New SpringBig common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the New SpringBig common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of SpringBig who held unexercised SpringBig options at the effective time of the merger and who remains employed or engaged by SpringBig at the time of such payment of Contingent Shares.
In addition, in the event of certain events during the 36 month period after Closing, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of New SpringBig common stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of New SpringBig common stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
(i)
If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

(ii)
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

(iii)
If the Earnout Trigger Event occurs at any time during the 36 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the SpringBig shareholders and Engaged Option Holders.

(iv)
If the Earnout Trigger Event occurs at any time during the 36 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the SpringBig shareholders and Engaged Option Holders.

For more information about the merger agreement and the business combination, see the section entitled “The Business Combination.”
Conditions to the Closing
•	Conditions to Obligations of Tuatara Parties and SpringBig to Consummate the Business Combination
The obligations of the Tuatara parties and SpringBig to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable law) in writing by all of such parties:
•	all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or been terminated;
•
the shares of common stock contemplated to be listed pursuant to the merger agreement must have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the closing (as if it were a new initial listing by an issuer that had never been listed prior to closing);

•	there must not be in force any applicable law or governmental order enjoining, prohibiting, making illegal or preventing the consummation of the business combination;

•	the approval of the Transaction Proposals (other than the Adjournment Proposal) by Tuatara’s shareholders pursuant to this proxy statement/prospectus must have been obtained;
•	the approval of the shareholders of SpringBig holding SpringBig common and preferred stock (the “SpringBig shareholders”) must have been obtained;
•
the registration statement must have become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such stop order has been threatened or initiated;

•
if the Articles Amendment Proposal does not pass, Tuatara must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after Tuatara’s shareholders have exercised their right to redeem their shares in connection with the closing;

•	the domestication must have been consummated; and
•	SpringBig must have delivered the financial statements required for the Form 8-K filing required upon the consummation of the Business Combination.
•	Conditions to Obligations of the Tuatara Parties to Consummate the Business Combination
The obligations of the Tuatara parties to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Tuatara parties:
•
the representations and warranties of SpringBig set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualification therein), other than representations and warranties related to corporate organization of SpringBig and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of SpringBig and its subsidiaries, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of such time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the representations and warranties of SpringBig set forth in the merger agreement related to no occurrence of a material adverse effect must have been true and correct as of the date of the merger agreement and as of the closing, as if made anew at and as of that time;

•
the representations and warranties of SpringBig set forth in the merger agreement related to corporate organization of SpringBig and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of SpringBig and its subsidiaries and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty must have been true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of SpringBig to be performed as of or prior to the date of closing must have been performed in all material respects;
•	from the date of the merger agreement there must have not occurred a material adverse effect;
•
Tuatara must have received (i) the amended and restated registration rights agreement and (ii) a certificate signed by an authorized officer of SpringBig, dated as of the date of the closing, certifying that the conditions describe above have been satisfied; and

•	Tuatara must have received confirmation that no preferred stock of SpringBig remains or will remain issued or outstanding prior to the effective time of the Business Combination.

•	Conditions to Obligations of SpringBig to Consummate the Business Combination
The obligation of SpringBig to consummate the business combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SpringBig:
•
each of the representations and warranties of the Tuatara parties set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), other than the representations and warranties set forth in the corporate organization of the Tuatara parties, due authorization to enter the merger agreement and related documentation, capitalization of the Tuatara parties, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the representations and warranties of the Tuatara parties contained in the no occurrence of a material adverse effect representation have been true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of that time;

•
each of the representations and warranties of the Tuatara parties set forth in the merger agreement related to corporate organization of the Tuatara parties, due authorization to enter the merger agreement and related documentation, capitalization of the Tuatara parties and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of closing date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of the Tuatara parties to be performed as of or prior to the closing must have been performed in all material respects;
•	from the date of the merger agreement there must not have been a material adverse effect; and
•
SpringBig must have received the amended and restated registration rights agreement and a certificate signed by an officer of New SpringBig, dated the date of closing, certifying that the conditions described in the preceding conditions set for the above have been fulfilled.

Other Agreements
The following agreements were entered into or will be entered into in connection with the business combination, the merger agreement and the other transactions contemplated thereby:
Voting and Support Agreements
Concurrently with the execution of the merger agreement, the SpringBig voting and support members entered into the voting and support agreements in favor of Tuatara and SpringBig and their respective successors.
In the voting and support agreements, the SpringBig shareholders agreed to vote all of their SpringBig shares in SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of New SpringBig that they receive as merger consideration under the merger agreement.
See the section entitled “The Business Combination – Related Agreements.”
Sponsor Letter Agreements
Concurrently with the execution of the merger agreement, our sponsor entered into the sponsor letter agreement with Tuatara and SpringBig pursuant to which our sponsor agreed to, among other things, (i) vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions and (ii) waive any adjustment to the conversion ratio set forth in Tuatara’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of Tuatara held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the sponsor agreement. Our sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such deferred sponsor shares (in which case a corresponding number of deferred company units will be forfeited), subject to the terms of the sponsor letter agreement. Our sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.
Tuatara and our sponsor had previously, in connection with the initial public offering, entered into a letter agreement pursuant to which, among other things, our sponsor agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
See the section entitled “The Business Combination – Related Agreements.”
Sponsor Escrow Agreement
Our sponsor, Tuatara and certain independent members of Tuatara’s board of directors will enter into an escrow agreement (“Sponsor Escrow Agreement”) at the time of the closing in a form and on terms and conditions reasonably acceptable to SpringBig, providing that, immediately following the closing, the sponsor and certain of Tuatara’s board of directors’ independent directors shall deposit an aggregate of 1,000,000 shares of New SpringBig common stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement will provide that such Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by Tuatara if such condition is not met at any time after the closing date and by the third anniversary of the closing date.
See the section entitled “The Business Combination – Related Agreements.”
Amended and Restated Registration Rights Agreement
Currently, our sponsor has the benefit of registration rights with respect to our securities that it holds pursuant to a registration rights agreement entered into in connection with our initial public offering.
In connection with closing of the business combination, our sponsor and the other investors will enter into an amended and restated registration rights agreement. As a result, our sponsor and the other investors will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.
In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the consummation of the business combination.
We have also agreed to file within 30 days of closing of the business combination a resale shelf registration statement covering the resale of all registrable securities.

Finally, pursuant to the subscription agreements with the subscription investors, we have agreed that we will use our reasonable best efforts to:
•	file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of shares of our common stock;
•
cause such registration statement to be declared effective promptly thereafter, but in no event later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Tuatara that it will “review” the registration statement) after closing and (ii) the 5th business day after the date Tuatara is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, as the case may be; and

•
maintain the effectiveness of such registration statement until the earliest of (A) the date on which the subscription investors cease to hold any shares of common stock issued pursuant to the subscription agreements, or (B) on the first date on which the subscription investors can sell all of their shares issues pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or amount of such securities that may be sold. Tuatara will bear the cost of registering these securities.

See the section entitled “The Business Combination – Related Agreements.”
PIPE Subscription Agreements
In connection with the execution of the merger agreement, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of New SpringBig at a purchase price of $10.00 per share. The closing of the PIPE subscription financing will occur immediately prior to the closing, and is subject to customary closing conditions, including the satisfaction or waiver of the conditions set forth in the merger agreement; provided, however, that certain of the subscription investors that are existing shareholders of SpringBig entered into convertible notes with SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Pursuant to the terms of the convertible notes, on the closing of the business combination, the outstanding principal balance of the convertible notes will mature and will be satisfied by the issuance of 700,000 shares of common stock of New SpringBig issuable under the applicable PIPE subscription agreements. Such subscription investors were granted registration rights as described above under the heading “—Amended and Restated Registration Rights Agreement” above.
See the section entitled “The Business Combination – Related Agreements.”
Interests of Certain Persons in the Business Combination
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
•
the fact that 5,000,000 founder shares held by our sponsor and affiliates, for which it paid approximately $25,000 for 5,000,000 Class B shares now held by the founders, will convert on a one-for-one basis, into 5,000,000 shares of common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $   , based on the closing price of our Class A ordinary shares on the Nasdaq on     , 2022;

•
the fact that our sponsor holds 6,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by February 17, 2023;

•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle owned by certain of our and our sponsor’s directors and officers, which provide for the purchase by the subscription investors of an aggregate of 1,310,000 Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication), for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Tuatara fails to complete an initial business combination, including the business combination, by February 17, 2023;

•
the fact that if the trust account is liquidated, including in the event Tuatara is unable to complete an initial business combination by February 17, 2023, our sponsor has agreed that it will be liable to Tuatara if and to the extent any claims by a third party (other than Tuatara’s independent auditors) for services rendered or products sold to Tuatara, or a prospective target business with which Tuatara has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Tuatara will be a director of New SpringBig;
•	the continued indemnification of Tuatara’s current directors and officers and the continuation of Tuatara’s directors’ and officers’ liability insurance after the business combination; and
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by February 17, 2023.

Reasons for Approval of the Business Combination
Tuatara’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Tuatara’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Tuatara’s board of directors may have given different weight to different factors.
For a more complete description of Tuatara’s reasons for the approval of the business combination and the recommendation of Tuatara’s board of directors, see the section entitled “The Business Combination – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination.”
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of     of approximately $   , the estimated per share redemption price would have been approximately $   . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to February 17, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held approximately $    as of    . If the Articles Amendment Proposal is not approved, we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “General Meeting of Tuatara Shareholders – Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Conversion of Founder Shares
The Class B ordinary shares held by our initial shareholders will automatically convert into common stock on the first business day following the completion of our initial business combination on a one-for-one basis, subject to adjustment. Assuming no additional Class A ordinary shares, or securities convertible into or exchangeable for, Class A ordinary shares are issued, by us in connection with or in relation to the consummation of the business combination, the 5,000,000 Class B ordinary shares will, pursuant to the existing organizational documents, automatically convert, on a one-for-one basis, into 5,000,000 shares of New SpringBig common stock at closing.
Impact of the Business Combination on Tuatara’s Public Float
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors would be as follows:
•	The public shareholders would own 20,000,000 shares of common stock, representing 40.2% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 2.6% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 9.2% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 13.5% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 49.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.

Assuming there is a maximum redemption of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 721,052 shares of common stock, representing 2.4% of New SpringBig’s total outstanding shares of common stock;
•	Our subscription investors would own 1,310,000 shares of common stock, representing 4.3% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 15.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of Class A common stock, representing 22.0% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 80.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description assumes that public shareholders have exercised their redemption rights with respect to 19,278,948 public shares (i.e., the maximum amount of outstanding public shares that Tuatara can redeem after giving effect to the payments to redeeming shareholders), which is equal to approximately 96.4% of non-affiliated public shares. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Tuatara’s existing shareholders in New SpringBig following the business combination will be different. For example, if we assume that all 10,000,000 public warrants and 6,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors, assuming no redemptions, would be as follows:
•	The public shareholders would own 30,000,000 shares of common stock, representing 45.6% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 2.0% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 10,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 16.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 10.2% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 37.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.

You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Board of Directors of New SpringBig Following the Business Combination
Upon the closing, assuming the election of each of the director nominees, New SpringBig’s board of directors will consist of seven (7) directors, of whom Sergey Sherman will be designated by Tuatara, (ii) Jeffrey Harris, Phil Schwarz, and Jon Trauben will be designated by SpringBig, and (iii) Steven Bernstein, Patricia Glassford, and Amanda Lannert will be independent directors acceptable to SpringBig and Tuatara. See “Proposal No. 11 – The Director Election Proposal.”
Information about the current Tuatara directors and executive officers can be found in the section entitled “Where You Can Find Additional Information – Tuatara SEC Filings.”
Accounting Treatment
The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Tuatara is treated as the “acquired” company and SpringBig is treated as the acquirer for financial statement reporting purposes. SpringBig has been determined to be the accounting acquirer based on evaluation of various facts and circumstances, including the following:
•	SpringBig’s shareholders will have the largest voting interest in New SpringBig under both the no redemption and maximum redemption scenarios;
•	SpringBig’s directors will represent the majority of the new board of directors of the combined company;
•	SpringBig’s senior management will be the senior management of the combined company; and
•	SpringBig is the larger entity based on historical operating activity and has the larger employee base.
Accordingly, for accounting purposes, the business combination will be treated as the equivalent of SpringBig issuing stock for the net assets of Tuatara, accompanied by a recapitalization. The net assets of Tuatara will be stated at historical cost, with no goodwill or other intangible assets recorded.
Appraisal Rights
Appraisal rights are not available to Tuatara shareholders in connection with the business combination.
Pursuant to Section 262 of the DGCL, SpringBig shareholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of SpringBig stock, as determined by the Court of Chancery, if the business combination completed. The “fair value” of shares of SpringBig stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that a SpringBig shareholder is otherwise entitled to receive under the merger agreement. SpringBig shareholders who do not consent to the adoption of the merger agreement and who wish to preserve their appraisal rights must so advise SpringBig by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from SpringBig that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, SpringBig shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to SpringBig shareholders, see the section entitled “Appraisal Rights.”
Proposals to be Put to the Shareholders of Tuatara General Meeting
The following is a summary of the Transaction Proposals to be put to the general meeting.
The Business Combination Proposal
Our shareholders are being asked to approve, by ordinary resolution, the transactions contemplated by the merger agreement, pursuant to which Merger Sub will be merged with and into SpringBig, whereupon the separate corporate existence of Merger Sub will cease and SpringBig will be the surviving company and continue in existence as a subsidiary of New SpringBig, on the terms and subject to the conditions set forth therein. For a more detailed summary of the merger agreement and the business combination, including the background of the business combination, Tuatara’s board of directors’ reasons for the business combination and related matters, see “The Business Combination” beginning on page 95. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the merger agreement in its entirety before voting on the Business Combination Proposal.
After consideration of the factors identified and discussed in the section entitled “The Business Combination – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination,” Tuatara’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its IPO, including that the business of SpringBig had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.
If there are insufficient votes to approve the Business Combination Proposal at the general meeting, Tuatara’s board of directors may submit the Adjournment Proposal for a vote.
The Nasdaq Proposal
For purposes of complying with the Nasdaq Stock Market Listing Rules 5635(a), (b) and (d), our shareholders are being asked to approve the issuance of an aggregate of (i) 1,310,000 shares of common stock to the subscription investors pursuant to the subscription agreements and (ii) 24,500,000 shares of common stock to post-merger SpringBig shareholders pursuant to the merger agreement.
If there are insufficient votes to approve the Business Combination Proposal at the general meeting, Tuatara’s board of directors may submit the Adjournment Proposal for a vote.
For additional information, see “The Nasdaq Proposal” section of this proxy statement/ prospectus.
The Domestication Proposal
Our shareholders are also being asked to approve, by special resolution, a change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. Accordingly, while Tuatara is currently governed by the Cayman Islands Companies Act, upon domestication, New SpringBig will be governed by the DGCL. There are differences between the Cayman Islands Companies Act and the DGCL. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert, on a one-for-one basis, into shares of common stock.
See the section entitled “The Domestication” for more detailed information regarding the domestication.
The Organizational Documents Proposal
Our shareholders are also being asked to approve the Organizational Documents Proposals, which, if approved, will replace our existing organizational documents with the proposed organizational documents. The proposed organizational documents differ in certain material respects from the existing organizational documents and we urge shareholders to carefully consult the information set out in the “Organizational Documents Proposals” sections, the relevant Questions and Answers (including the chart of material differences included therein) and the proposed organizational documents of New SpringBig, attached hereto as Annexes B and C.
Tuatara’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals in connection with the replacement of the existing organizational documents with the proposed organizational documents. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the proposed organizational documents.

Our shareholders are also being asked to approve Organizational Documents Proposals A through F, which are, in the judgment of our board of directors, necessary to adequately address the needs of New SpringBig after the business combination:
	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Tuatara Capital Acquisition Corporation” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “ .” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 11 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by February 17, 2023, Tuatara will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.7 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by February 17, 2023 and New SpringBig’s existence will be perpetual.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)
The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the existing organizational documents.
The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Tuatara or its directors.
The proposed organizational documents provide an explicit waiver of corporate opportunities for New SpringBig and its officers or directors, subject to certain exceptions.

See Article 9 of the proposed charter.

	Existing Organizational Documents	Proposed Organizational Documents
Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New SpringBig will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 5.2 of the proposed charter.

Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 5.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)	The existing organizational documents do not permit the shareholders to call an extraordinary general meeting of Tuatara. See Article 20.1 and 20.3 of the existing organizational documents.
The proposed organizational documents provide that, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the stockholders of New SpringBig are not permitted to call a special meeting.

See Article 7.1 of the proposed charter and Section 2.2 of the proposed bylaws.

Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, any action required or permitted to be taken by New SpringBig stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 7.3 of the proposed charter and Section 2.9 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.
The proposed charter authorizes the issuance of shares of common stock and shares of preferred stock, each with a par value $0.0001 per share. See Article 4 of the proposed charter.
The Articles Amendment Proposal
Our shareholders are also being asked to approve, by special resolution, the Articles Amendment Proposal, prior to the Domestication, under Cayman Islands law to delete (i) the limitation on share repurchases prior to the consummation of a business combination that would cause Tuatara's net tangible assets to be less than $5,000,001 following such repurchases, (ii) the limitation that Tuatara shall not consummate a business combination if it would cause Tuatara's net tangible assets to be less than $5,000,001 and (iii) the limitation that Tuatara shall not redeem public shares that would cause Tuatara's net tangible assets to be less than $5,000,001 following such redemptions. The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting.
For additional information, see the section entitled “The Articles Amendment Proposal” of this proxy statement/prospectus.
The Director Election Proposal
Our shareholders are also being asked to approve the Director Election Proposal. Following the domestication, our board of directors will be divided into three (3) classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three (3)-year term. Pursuant to our existing organizational documents, prior to the closing, only holders of Class B ordinary shares can appoint or remove directors. As such, only holders of Class B ordinary shares will be entitled to vote at the general meeting to elect directors.
For additional information, see the section entitled “The Director Election Proposal” of this proxy statement/prospectus.
The Incentive Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Plan Proposal. The purpose of the     2022 Incentive Plan is to enable New SpringBig to offer its employees, directors and other individual service providers long-term equity-based incentives in New SpringBig, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and New SpringBig’s shareholders.
For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.
The Adjournment Proposal
In the event that there are insufficient votes to approve the other Transaction Proposals, Tuatara’s board of directors may present a proposal to adjourn the general meeting to   or dates to permit further solicitation of proxies.
For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of General Meeting
The general meeting will be held at   , local time, on    , 2022, in a virtual format. Shareholders may attend, vote and examine the list of Tuatara shareholders entitled to vote at the general meeting by visiting    and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the general meeting will be held in a virtual meeting format only. You will not be able to attend the general meeting physically.

Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the general meeting if you owned ordinary shares at the close of business on    , 2022, which is the record date for the general meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were     Class A ordinary shares of Tuatara outstanding and     Class B ordinary shares of Tuatara outstanding.
Proxy Solicitation
Tuatara has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “General Meeting of Tuatara Shareholders– Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the General Meeting
A quorum of Tuatara shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the issued shares entitled to vote at the general meeting is represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.
The Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee or re-nominee, as applicable, must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Transaction Proposals own approximately 20% of our issued and outstanding ordinary shares, in the aggregate, including the founder shares. Accordingly, approximately 30% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 47% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal. Assuming only a quorum is present at the general meeting, approximately 5% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 13% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. A shareholder’s failure to vote by proxy or to vote in person at the general meeting will not be counted towards the number of ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Transaction Proposals.
For purposes of determining a quorum and the required votes for the proposals, “in person” shall also include virtual attendance at the general meeting.
The closing is conditioned on the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting.
Recommendation to Tuatara Shareholders
After careful consideration, Tuatara’s board of directors recommends that Tuatara’s shareholders vote “FOR” each Transaction Proposal being submitted to a vote of Tuatara’s shareholders at the general meeting.

For a more complete description of Tuatara’s reasons for the approval of the business combination and the recommendation of Tuatara’s board of directors, see the section entitled “The Business Combination – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination.”
When you consider the recommendation of the board of directors to vote in favor of approval of these Transaction Proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Comparison of Corporate Governance and Shareholder Rights
The domestication will change Tuatara’s jurisdiction of incorporation from the Cayman Islands to Delaware and, as a result, Tuatara’s existing organizational documents will change and will be governed by the DGCL rather than Cayman Islands Companies Act. There are differences between Cayman Islands corporate law, which currently governs Tuatara, and Delaware corporate law, which will govern New SpringBig following the domestication. Additionally, there are differences between the proposed organizational documents of New SpringBig and the existing organizational documents of Tuatara.
For a summary of the material differences among the rights of holders of common stock of New SpringBig and holders of ordinary shares of Tuatara see “Comparison of Corporate Governance and Shareholder Rights” and “The Organizational Documents Proposals.”
Regulatory Matters
The parties to the merger agreement have determined that the business combination does not require a notification and report form to be filed in connection with the HSR Act and accordingly have waived such condition. Accordingly, the business combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the SEC, Nasdaq, the Cayman Islands and the State of Delaware, in each case, that are necessary to effectuate the business combination and the domestication. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Risk Factors
In evaluating the Transaction Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the documents incorporated by reference herein, and especially consider the factors discussed in the section entitled “Risk Factors.”
Emerging Growth Company
Tuatara is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to non-emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Tuatara intends to take advantage of the benefits of this extended transition period. This may make comparison of Tuatara’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Tuatara will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering or (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) it is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which it has issued more than $1.0 billion in nonconvertible debt during the prior three (3)-year period.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
Tuatara is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.
The following selected unaudited pro forma condensed combined balance sheet combines the audited historical consolidated balance sheet of SpringBig as of December 31, 2021 with the audited historical balance sheet of Tuatara as of December 31, 2021, giving effect to the transactions as if they had been consummated as of that date.
The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the audited historical consolidated statement of operations of SpringBig for the year ended December 31, 2021 with the audited statement of operations of Tuatara for the year ended December 31, 2021, giving effect to the transactions as if they had occurred as of January 1, 2021, the earliest period presented.
The selected unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Tuatara’s Class A ordinary shares into cash:
•
Scenario 1 - Assuming No Redemptions: This presentation assumes that no Tuatara shareholders exercise redemption rights with respect to their Class A ordinary shares upon consummation of the business combination; and

•
Scenario 2 - Assuming Maximum Redemptions: This presentation assumes that 19,278,948 shares of Tuatara Class A ordinary shares are redeemed for their pro rata share of the cash in the trust account. This presentation assumes that Tuatara shareholders exercise their redemption rights with respect to a maximum of 19,278,948 ordinary shares upon consummation of the business combination at a redemption price of approximately $10.00 per share. The maximum redemption amount reflects the maximum number of Tuatara public shares that can be redeemed without violating the conditions of the business combination agreement, after giving effect to the payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. Should Tuatara’s shareholders attempt to redeem more than the maximum amount of 19,278,948 ordinary shares, it would be in violation of the conditions of the business combination agreement and Tuatara would not proceed with the business combination.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the business combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with the following:
•	the historical audited financial statements of Tuatara as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from January 24, 2020 through December 31, 2020;
•	the historical audited consolidated financial statements of SpringBig as of and for the years ended December 31, 2021 and December 31, 2020;
•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpringBig,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tuatara” and other financial information included elsewhere in this proxy statement/prospectus; and

•
other information relating to Tuatara and SpringBig included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.
Selected Unaudited Pro Forma Financial Information
(in thousands, except share and per share amounts)
	SpringBig	Tuatara	Pro Forma Combined Scenario 1 Assuming No Redemptions into Cash	Pro Forma Combined Scenario 2 Assuming Maximum Redemptions into Cash
Statement of Operations Data – Year Ended December 31, 2021
Revenues	$24,024	$—	$24,024	$24,024
Gross profit	$17,095	$—	$17,095	$17,095
Operating loss	$(6,532)	$(2,035)	$(21,822)	$(21,822)
Net (loss) income	$(5,750)	$7,707	$(8,933)	$(8,933)
Net (loss) income per share – basic	$(0.43)	$0.35	$(0.18)	$(0.29)
Net (loss) income per share – diluted	$(0.43)	$0.34	$(0.18)	$(0.29)

Balance Sheet Data – As of December 31, 2021
Total current assets	$6,479	$881	$198,686	$5,862
Total assets	$7,043	$200,917	$199,250	$6,426
Total current liabilities	$2,584	$1,663	$2,692	$2,692
Total liabilities	$2,584	$18,103	$12,132	$12,132
Temporary equity	$—	$200,000	$—	$—
Total shareholders’ equity (deficit)	$4,459	$(17,186)	$187,118	$(5,706)
Accounting Treatment
The business combination will be accounted for as a capital reorganization in accordance with GAAP. Under this method of accounting, Tuatara will be treated as the “acquired” company for accounting purposes. Accordingly, the business combination will be treated as the equivalent of SpringBig issuing shares at the closing of the business combination for the net assets of Tuatara as of the closing date, accompanied by a recapitalization. The net assets of Tuatara will be stated at historical cost, with no goodwill or other intangible assets recorded.
SpringBig has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	SpringBig’s shareholders will have the largest voting interest in New SpringBig under both the no redemption and maximum redemption scenarios;
•	The board of directors of the post-combination company has seven members, and SpringBig shareholders have the ability to nominate at least the majority of the members of the board of directors;
•	SpringBig’s senior management is the senior management of the post-combination company;
•	The business of SpringBig will comprise the ongoing operations of New SpringBig; and
•	SpringBig is the larger entity, in terms of substantive operations and employee base.

COMPARATIVE SHARE INFORMATION
The following table sets forth the summary historical comparative share information for SpringBig and Tuatara on a stand-alone basis and unaudited pro forma combined per share information after giving effect to the Business Combination, assuming two redemption scenarios; (1) assuming no Tuatara shareholders exercise redemption rights with respect to their Class A ordinary shares upon the consummation of the Business Combination; and (2) assuming that Tuatara shareholders exercise their redemption rights with respect to a maximum of 19,278,948 Class A ordinary shares upon consummation of the Business Combination.
The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2021.
This information is only a summary and should be read in conjunction with the historical financial statements of Tuatara and SpringBig and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of Tuatara and SpringBig is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.
(in thousands, except share and per share data)	SpringBig	Tuatara	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2021
Net (loss) income	$(5,750)	$7,707	$(8,933)	$(8,933)
Shareholders’ equity (deficit)	4,459	(17,186)	187,118	(5,706)
Weighted average shares outstanding – basic	13,385,267	22,287,671	49,810,000	30,531,052
Basic net (loss) income per share	(0.43)	0.35	(0.18)	(0.29)
Weighted average shares outstanding – diluted	13,385,267	22,369,863	49,810,000	30,531,052
Diluted net (loss) income per share	(0.43)	0.34	(0.18)	(0.29)

Book value per share – basic and diluted	0.33	(0.77)	3.76	(0.19)

Cash dividends declared per share – basic and diluted	—	—	—	—
MARKET PRICE AND DIVIDEND INFORMATION
Tuatara
Tuatara’s units, public shares and public warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TCACU,” “TCAC” and “TCACW,” respectively.
The closing price of the units, Class A ordinary shares and public warrants on November 8, 2021, the last trading day before announcement of the execution of the merger agreement, was $10.13, $9.76 and $0.75, respectively. The closing price of the units, Class A ordinary shares and public warrants on March 15, 2021, was $10.00, $9.90 and $0.10, respectively. As of    , 2022, the record date for the extraordinary general meeting, the most recent closing price for each unit, Class A ordinary share and public warrant was $    , $    and $   , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Tuatara’s securities could vary at any time before the business combination.
Holders
As of    , 2022, there were     holders of record of our units,     holders of record of our Class A ordinary shares,     holders of record of our Class B ordinary shares and     holders of record of our public

warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Tuatara has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon New SpringBig’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of New SpringBig’s board of directors at such time.
SpringBig, Inc.
Historical market price information for SpringBig’s capital stock is not provided because there is no public market for SpringBig’s capital stock. See “SpringBig Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS
The risks described below should be carefully considered before making an investment decision. These are the most significant risk factors, but they are not the only risk factors that should be considered in making an investment decision. This proxy statement/prospectus also contains and may incorporate by reference forward-looking statements that involve risks and uncertainties. See the sections entitled “Cautionary Notice Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpringBig” in this proxy statement/prospectus. The value of your investment following the completion of the business combination will be subject to significant risks affecting, among other things, SpringBig’s business, consolidated financial condition or results of operations. The trading price of our securities could decline due to any of these risks, and investors in our securities may lose all or part of their investment.
Risks Related to SpringBig’s Business and Industry
For purposes of this subsection only, “SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries, unless the context otherwise requires.
We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. As our costs increase, we may not be able to generate sufficient revenue to maintain profitability in the future.
We have a relatively short operating history in a quickly evolving industry that may not develop as we anticipate, if at all. Both our relatively short operating history and the pace of dramatic change in the cannabis industry, and the complex regulatory regime applicable to it, makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. While our revenue has grown in recent periods, this growth may not be sustainable due to a number of factors, including the maturation of our business, increased competition and the eventual decline in the number of new major geographic markets in which the sale of cannabis is permitted and to which we have not already expanded. We may not be able to generate sufficient revenue to achieve and sustain profitability. Additionally, we expect our costs to increase in future periods as we expend substantial financial and other resources on, among other things:
•	sales and marketing, including continued investment in our current marketing efforts and future marketing initiatives;
•	successfully compete with existing and future providers of other forms of marketing and customer engagement;
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	executing our growth strategy;
•	hire, integrate and retain talented sales and other personnel;
•	expansion domestically and internationally in an effort to increase our client usage, client base, retail locations we serve, and our sales to our clients;
•	development of new products and services, and increased investment in the ongoing development of our existing products and services;
•	continuing to invest in scaling our business, particularly around client success and engineering;
•	avoiding interruptions or disruptions in our platform or services; and
•
general administration, including a significant increase in legal and accounting expenses related to public company compliance, continued compliance with various regulations applicable to cannabis industry businesses and other work arising from the growth and maturity of our company.

These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to sustain profitability, the market price of our securities could decline, and our business, operating results and financial condition could be adversely affected.

If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, our business, financial condition, and results of operations could suffer.
Our success has been based on our ability to design software, platform features and services that address the needs of our clients. We spend substantial amounts of time and money researching and developing new technologies and enhanced versions of existing platform features, as well as new features, to meet our clients’ rapidly evolving needs. As consumers and clients demand comprehensive data analysis from platforms such as us, in conjunction with their point-of-sale providers, our ability to integrate with client’s POS system and other third party technology integrations may become increasingly important. If we are unable to arrange or complete new integrations, or improve our existing integrations, we may lose market share to competitors. There is no assurance that enhancements to our software, platform features or new services or capabilities will be compelling to our clients or gain market acceptance. If our research and development investments do not accurately anticipate market demand or if we fail to develop our software, platform features or services in a manner that satisfies client preferences in a timely and cost-effective manner, we may fail to retain our existing clients or increase demand for our services.
The introduction of new products and services by competitors or the development of entirely new technologies to replace existing service offerings could make our platforms obsolete or adversely affect our business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction or implementation of new platforms, platform features or capabilities, or cause errors to arise with our existing software. We have in the past experienced delays in our internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, platform features, or capabilities will be released according to schedule. Any delays or other disruptions could result in adverse publicity, loss of revenue or market acceptance, or claims by consumers or suppliers brought against us, any of which could harm our business. Moreover, the design and development of new platforms or new platform features and capabilities to our existing platform may require substantial investment, and we have no assurance that such investments will be successful. If consumers in the market do not widely adopt our new platforms, platform features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.
If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
We compete in a dynamic, innovative, and fairly new market, which we expect will continue to evolve rapidly. We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our clients and, in turn, their consumers, and retaining our existing clients and adding new clients. While we have historically been able to grow and retain our client base, we may grow more slowly than we expect or than we have grown in the past. Our ability to retain clients depends in part on our ability to create and maintain high levels of client satisfaction, which we may not always be capable of providing, including for reasons outside of our control. Any decrease in client satisfaction or other change negatively affecting our ability to retain clients could result in a rapid, concentrated impact to our results going forward. Therefore, our failure to retain existing clients, even if such losses are offset by an increase in revenue resulting from the acquisition of new clients, could have an adverse effect on our business and operating results.
If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
While a key part of our business strategy is to add clients in our existing geographic markets, we intend to expand our operations into new markets if and as cannabis continues to be legalized in new markets. Any such expansion places us in competitive markets with which we may be unfamiliar, requires us to analyze the potential applicability of new and potentially complicated regulations regarding the usage, sale and marketing of cannabis, and involves various risks, including the need to invest significant time and resources and the possibility that returns on such investments will not be achieved for several years, if at all. As a result of such expansion, we may incur losses or otherwise fail to enter new markets successfully. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our compliance efforts to cover those new markets. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these expenses. Our current and any future expansion plans will require significant resources and management attention.

We have a history of losses and may not achieve profitability in the future.
SpringBig is an early-stage company with a history of losses. New SpringBig may not achieve or maintain profitability in the future. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenue for our business generally, and achieve greater scale and generate greater operating cash flows from our customer contracts in particular, in future periods in order to achieve and maintain profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur significant losses, and we may not achieve or maintain future profitability, due to a number of reasons, including the risks described in this proxy statement/consent solicitation statement/prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.
U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, advertisement and possession of cannabis. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession, or use of cannabis, may seek to bring criminal actions against our clients under the CSA. If our clients are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences on our clients could have a material adverse effect on our business, operating results or financial condition, or could force us to cease operations, and as a result, our investors could lose their entire investment.
Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, for client records, cannabis businesses could elect to cease using our products and services. Until the U.S. federal government changes the laws with respect to cannabis, and particularly if the U.S. Congress does not extend the Omnibus Spending Bill’s protection of state medical cannabis programs, described below, to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, operating results, financial condition, brand and reputation.
Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.
While we have instituted policies and procedures in connection with the verification of the licensing status of our clients operating cannabis retail businesses (and our contracts with clients generally provide for customer indemnification obligations), some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable state laws and regulations. There could be legal enforcement actions against unlicensed or insufficiently licensed entities selling cannabis, which could negatively impact us.
Any legal or regulatory enforcement against us based on our platform, the content provided by clients, the marketing campaigns created by clients on our platform or noncompliance by our clients with licensing and other legal requirements, could subject us to various risks, including monetary penalties and/or required changes to our platform or business model, and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, operating results, financial condition, brand, and reputation.
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with the complex, disparate and constantly evolving regulations and requirements affecting the legal cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.
While our solutions provide features to support our clients’ compliance with certain regulations and other legal requirements applicable to the cannabis industry, and we have policies and procedures regarding the verification of the licensing status of our clients, we generally do not, and cannot, ensure that at all times our clients will conduct their business activities in a manner compliant with such regulations and requirements, in whole or in part. Their legal noncompliance could result in regulatory and even criminal actions against them, which could lead to a material adverse impact on our business and operating results or financial condition, and as a result, our investors could lose their entire investment. For additional information, see the other risk factors in this section captioned “Risk Factors—Risks Related to SpringBig’s Business and Industry,” including “Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.”
Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.
Although the federal CSA classifies cannabis as a Schedule I controlled substance, many U.S. states have legalized cannabis to varying degrees. In addition, the enactment of the Cannabis Act legalized the commercial cultivation and processing of cannabis for medical and adult-use purposes in Canada and created a federal legal framework for controlling the production, distribution, promotion, sale and possession of cannabis. The Cannabis Act also provides the provinces and territories of Canada with the authority to regulate other aspects of adult-use cannabis, such as distribution, sale, minimum age requirements (subject to the minimum set forth in the Cannabis Act), places where cannabis can be consumed, and a range of other matters. The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In addition, subsection 23(1) of the Cannabis Act provides that it is prohibited to publish, broadcast or otherwise disseminate, on behalf of another person, with or without consideration, any promotion that is prohibited by a number of sections of the Cannabis Act. The Cannabis Act therefore includes provisions that could apply to certain aspects of our business, both directly to the solutions we provide and indirectly on account of any noncompliance by those who use our offerings. However, as the Cannabis Act has been recently enacted, there is a lack of available interpretation, application and enforcement of the provisions that may be relevant to digital platforms such as ours, and as a result, it is difficult to assess our potential exposure under the Cannabis Act.
Laws and regulations affecting the cannabis industry in U.S. states and Canada are continually changing. Any change or even the speed of changes could require us to incur substantial costs associated with compliance or alter our business plan, and could detrimentally affect our operations, revenue, and profitability. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which it may be subject. We will incur ongoing costs and obligations related to regulatory compliance, and such costs may prove to be material. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations. In addition, changes in regulations, more vigorous enforcement thereof, or other unanticipated events could require extensive changes to our operations or increased compliance costs or give rise to material liabilities, which could have a material adverse effect on us.
Given the concentration of our revenue from the sale of access to our platforms and services, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal, provincial or territorial, laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the current or putative cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.

In addition, although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that cannabis regulations may be enacted in the future that will require us to obtain such a cannabis license or otherwise seek to substantially regulate our business. U.S. and Canadian federal, state, provincial, local and other non-U.S. jurisdictions’ cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. Our failure to adequately manage the risk associated with future regulations and adequately manage future compliance requirements may adversely affect our business, our status as a reporting company and our public listing. Further, any adverse pronouncements from political leaders or regulators about businesses related to the legal cannabis industry could adversely affect the price of our securities following the business combination.
The rapid changes in the cannabis industry and applicable laws and regulations make predicting and evaluating our future prospects difficult, and may increase the risk that we will not be successful.
The cannabis industry − and the complex regulatory regime applicable to it − is evolving rapidly and may develop in ways that we cannot anticipate. The recently accelerated pace of dramatic change in the cannabis industry makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. These risks and difficulties include:
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	adapting to rapidly evolving trends in the cannabis industry and the way consumers and cannabis industry businesses interact with technology;
•	maintaining and increasing our base of clients;
•	continuing to preserve and build our brand while upgrading our existing offerings;
•	successfully competing with existing and future participants in the cannabis marketing and advertisement market and related services;
•	successfully attracting, hiring, and retaining qualified personnel to manage operations;
•	adapting to changes in the cannabis industry if the sale of cannabis expands significantly beyond a regulated model, and commodification of the cannabis industry;
•	successfully implementing and executing our business and marketing strategies;
•	successfully expanding our business into new and existing cannabis markets; and
•	successfully executing on our growth strategies.
If the demand for our platform and software solutions does not develop as we expect, or if we fail to address the needs of our clients or our client’s consumers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and operating results.
Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.
Expansion of our business is dependent on the continued legalization of cannabis.
Expansion of our business is, in part, dependent upon continued legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide. Any number of factors could slow, halt, or even reverse progress in this area. Progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations.

Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions.
Our business is highly dependent upon our brand recognition and reputation, and the erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the SpringBig brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative, and error- and bug-free platform and similarly high quality client service;
•	our ability to maintain high satisfaction among clients (and our clients’ consumers);
•	the quality and perceived value of our platforms and services;
•	successfully implementing and developing new features and revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platforms and services from competitors’ offerings;
•	our ability to integrate with POS systems;
•	our ability to provide our clients with accurate and actionable insights from the consumer data and feedback collected through our platform;
•	our compliance with laws and regulations;
•	our ability to address any environmental, social, and governance expectations of our various stakeholders;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platforms.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	consumers’ experiences with retailers or brands using our platform;
•	public perception of cannabis and cannabis-related businesses;
•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;
•	interruptions, delays or attacks on our platforms; and
•	litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.

We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.
The cannabis marketing and software services market is rapidly evolving and is currently characterized by intense competition, due in part to relatively low barriers to entry. We expect competition to further intensify in the future as cannabis continues to be legalized and regulated, new technologies are developed and new participants enter the cannabis CRM and marketing solutions market. Competitors for individual components of our service platforms include businesses both within and outside of the cannabis industry. These include businesses focused on marketing and customer engagement, commerce and POS solutions, and SaaS or other technology solutions for brands and retailers. In addition, if legal market for cannabis becomes more accepted and/or the regulatory regime for cannabis evolves, it may eliminate existing barriers preventing our clients from using traditional marketing and advertising channels. This could result in increased competition in our industry from both products and solutions offered by internet search engines and advertising networks, like Google, social media platforms, like Instagram and Facebook, various other newspaper, television, media companies, outdoor billboard advertising, and online merchant platforms, as well as new participants entering into the cannabis CRM and marketing services market. Such potential competitors may have substantially greater financial, technical, and other resources than existing market participants. Additionally, as consumers and cannabis industry clients demand richer data, integrations with other cannabis industry participants such as point-of-sale providers may become increasingly important. If we are unable to complete such new integrations as quickly as our competitors, or improve our existing integrations based on legacy systems, we may lose market share to such competitors. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more varied or more focused offerings, better market acceptance, and larger marketing budgets.
Additionally, as the legalization of cannabis continues, cannabis cultivators, product manufacturers and distributors could experience consolidation as existing cannabis businesses seek to obtain greater market share and purchasing power and new entrants seek to establish a significant market presence. Consolidation of the cannabis markets could reduce the size of our potential client base and give remaining clients greater bargaining or purchasing power. This may in turn erode the prices for access to our services and platform and result in decreased margins. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our services and solutions.
If we are unable to compete effectively for any of these reasons, we may be unable to maintain our operations or develop our products and solutions, and as a result our business and operating results may be adversely affected.
If we fail to manage our growth effectively, our brand, business and operating results could be harmed.
We have experienced rapid organic growth in our operations, which places substantial demands on management and our operational infrastructure. To manage the expected growth of our operations and personnel, we expect we will be required to improve existing, and implement new systems, procedures and controls including, among others, financial and operational systems. We will also be required to expand our finance, administrative and operations staff. We intend to continue making substantial investments in our sales, service and marketing workforce. As we continue to grow, we must effectively integrate, develop and motivate a significant number of new employees, while maintaining the beneficial aspects of our existing corporate culture, which we believe fosters innovation, teamwork and a passion for our products and clients. In addition, our revenue may not grow at the same rate as the expansion of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to hire, train, retrain, motivate and manage required personnel. If we are unable to manage our growth effectively, the quality of our platform, efficiency of our operations, and management of our expenses could suffer, which could negatively impact our brand, business, profitability and operating results.
The growth of our business depends on our ability to accurately predict consumer trends, successfully offer new services, improve existing services and expand into new markets.
Our growth depends, in part, on our ability to successfully offer new platforms, products and services and improve and reposition our existing platforms and services to meet the requirements of our clients and their customers. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands and preferences. Our strategy is based on certain key trends and the projected growth of our key markets. However, historical trends may not be indicative of future trends and forecasts or estimated growth rates may not be accurate, in whole or part, or ever materialize. Further, underlying markets could decline, overall growth rates in our product categories could be slower than anticipated.
The offering of innovative new platforms, products and services and expansion into new offerings involves considerable costs. Any new platform, product or service offering may not generate sufficient consumer interest and sales to become profitable or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market new offerings, that respond to changes in consumer requirements and preferences, or if our new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
Our future success depends on our ability to recruit, train, retain and motivate key personnel, including our CEO, Jeffrey Harris, our CFO, Paul Sykes, our CTO, Navin Anand, and certain other key and other members of management. Competition for qualified personnel in the technology industry is intense. Additionally, we face additional challenges in attracting, retaining and motivating highly qualified personnel due to our relationship to the cannabis industry, which is rapidly evolving and has varying levels of social acceptance. We do not maintain fixed term employment contracts or key man life insurance with any of our employees. Any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects.
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.
We use our sales team to build relationships with our client base. Our sales team builds and maintains relationships with clients primarily through phone, email and other virtual contact, which is typically designed to allow us to cost-effectively service a large number of clients. We may need to employ more resource-intensive sales methods, such as increasing sales teams, to continue to attract and retain clients, particularly as we increase the number of our clients and our client base employs more sophisticated marketing operations, strategies and processes. We have experience increased spending in connection with growing our sales, service and marketing operation and we expect to incur higher sales and marketing expenses, which could adversely affect our business and operating results.
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.
It is critical to our success that clients and consumers within our geographic markets be able to access our platform at all times. We may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and distributed denial of service, or “DdoS,” fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our products become more complex or dependent on integration with third parties, or as usage or traffic increases. If our platform is unavailable when our clients (or their consumers) attempt to access it or it does not load as quickly as they expect, they may seek other solutions and may seek to cancel and not renew subscriptions for our services. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results would be harmed.
We expect to continue making significant investments in the functionality, performance, reliability, design, security and scalability of our platform. We may experience difficulties with the development of our platform that could delay or prevent the implementation of new solutions and enhancements. Software development involves a significant amount of time and resources for our product development team, and we may not be able to continue making those investments in the future.

To the extent we are not able to continue successfully improving and enhancing our platform, our business could be adversely affected.
Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.
We update our platform on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our platform until after it is deployed to our clients. We have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to clients. Real or perceived errors, failures or bugs in our platform could result in negative publicity, security incidents, such as data breaches, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by clients for losses sustained by them. In such an event, we may be required, or may choose, for client relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our clients, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing clients, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects.
A distributed denial of service attack, ransomware attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients and consumers, harm our reputation, or subject us to significant liability.
We may become subject to DdoS attacks, a technique used by hackers to take an internet service offline by overloading its servers. In addition, ransomware attacks against businesses of all sizes are becoming increasingly common. Further, as a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Our platform may be subject to DdoS, ransomware or other cybersecurity attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Moreover, our platform could be breached if vulnerabilities in our platform are exploited by unauthorized third parties or others. Techniques used to obtain unauthorized access change frequently, and the size of DdoS attacks and the number and types of ransomware attacks are increasing. As a result, we may be unable to implement adequate preventative measures or stop such attacks while they are occurring. A DdoS attack, ransomware attack or security breach could delay or interrupt service to our clients and consumers and may deter the utilization of our platform.
We also use information technology and security systems to maintain the physical security of our facilities and to protect our proprietary and confidential information, including that of our clients, consumers, and employees. Accidental or willful security breaches or other unauthorized access to our facilities or information systems, or viruses, loggers, malware, ransomware, or other malfeasant code in our data or software, could compromise this information or render our systems and data unusable. Additionally, we rely third-party “cloud-based” providers and we are therefore dependent on the security systems of these providers. Any security breaches or other unauthorized access to our service providers’ facilities or systems, or viruses, loggers, malware, ransomware or other malfeasant code in their data or software, could expose us to information loss, and misappropriation of confidential information, and other security breaches. In addition, our employees, contractors, or other third parties with whom we do business may attempt to circumvent security measures in order to misappropriate personal information, confidential information or other data, or may inadvertently release or compromise such data. Because the techniques used to obtain unauthorized access to or sabotage security systems, or to obtain unauthorized access to data we or our contractors maintain, change frequently and are often not recognized until after an attack, we and our service providers may be unable to anticipate the techniques or implement adequate preventative measures.
Any actual or perceived DdoS attack, ransomware attack, security breach or other unauthorized access could damage our reputation and brand, result in decreased utilization of our platform, expose us to fines and penalties, government investigations, and a risk of litigation and possible liability, require us to expend significant capital and other resources to alleviate any resulting problems and otherwise to remediate the incident, and require us to expend increased cybersecurity protection costs. We expect to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Numerous state, federal and foreign laws and regulations require companies to notify individuals and/or regulatory authorities of data security breaches involving certain types of personal data. Any disclosures of security breaches, pursuant to these laws or regulations or otherwise, could lead to regulatory investigations and enforcement and negative publicity, and may cause our clients and consumers to lose confidence in the effectiveness of our data security measures.
Additionally, our discovery of any security breach or other security-related incident, or our provision of any related notice, may be delayed or be perceived to have been delayed. Any of these impacts or circumstances arising from an actual or perceived attack, breach or other unauthorized access could materially and adversely affect our business, financial condition, reputation and relationships with clients and consumers.
Furthermore, while our errors and omissions insurance policies include liability coverage for certain of these matters, if we experienced a significant security incident, we could be subject to claims or damages that exceed our insurance coverage. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, including our financial condition, operating results, and reputation.
We rely upon cloud-based technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.
We rely on technologies and services provided by third parties in order to host our cloud-based infrastructure that operates our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.
We do not control, or in some cases have limited control over, the operation of the data center facilities and infrastructure we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, cyberattack, terrorism and similar other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, DdoS attacks, or other security-related incidents. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our platform operations and the loss, corruption of, unauthorized access to or acquisition of client or consumer data.
Our platform also depends on our ability to communicate through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide our solutions on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide our solutions to our clients and consumers.
Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet, utilities or the third-party networks or facilities that we rely upon, could impede our ability to make our platform accessible, harm our reputation, result in reduced traffic from consumers, cause us to issue refunds or credits to our clients, and subject us to potential liabilities. Any of these circumstances could adversely affect our business, reputation and operating results.

The impact of global, regional or local economic and market conditions may adversely affect our business, operating results and financial condition.
Our performance is subject to global economic conditions and economic conditions in one or more of our key markets, which impact spending by our clients and consumers. A majority of our clients’ access to capital, liquidity and other financial resources is constrained due to the regulatory restrictions applicable to cannabis businesses. As a result, these clients may be disproportionately affected by economic downturns. Clients may choose to allocate their spending to items other than our platform, especially during economic downturns.
Economic conditions may also adversely impact retail sales of cannabis. Declining retail sales of cannabis could result in our clients going out of business or deciding, to stop using our platform to conserve financial resources or move to different marketing solutions. Negative economic conditions may also affect third parties with whom we have entered into relationships and upon whom we depend in order to grow our business.
Furthermore, economic downturns could also lead to limitations on our ability to obtain debt or equity financing on favorable terms or at all, reduced liquidity, decreases in the market price of New SpringBig’s securities following the business combination, decreases in the fair market value of our financial or other assets, and write-downs of and increased credit and collectability risk on our trade receivables, any of which could have a material adverse effect on our business, operating results or financial condition.
Negative economic conditions may be created or exacerbated by catastrophic events or health crises, including, among others, the ongoing COVID-19 pandemic.
Catastrophic events may disrupt our business and impair our ability to provide our platform to clients and consumers, resulting in costs for remediation, client and consumer dissatisfaction, and other business or financial losses.
Our operations depend, in part, on our ability to protect our operations against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and lead to decreased usage of our platform and decrease sales of our marketing services, any of which could harm our business.
SpringBig’s operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect SpringBig’s financial condition and operating results. The COVID-19 pandemic could materially affect SpringBig’s operations, including at SpringBig’s headquarters or anywhere else SpringBig operates, and the business or operations of SpringBig’s clients, consumers, partners or other third parties with whom SpringBig conducts business.
In connection with the ongoing COVID-19 pandemic, governments have, at various times, implemented significant measures intended to control the spread of the virus, including closures, quarantines, travel restrictions, health mandates and social distancing directives, and fiscal stimulus, and legislation designed to deliver monetary aid and other relief. In response to the risks posed by the COVID-19 pandemic and to comply with applicable governmental orders, SpringBig has taken active measures to promote health and safety of our employees. These and other operational changes SpringBig has implemented or may implement in the future may negatively impact productivity and disrupt SpringBig’s business.
To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect SpringBig’s operations as well as SpringBig’s relationships with clients and consumers.
Shelter-in-place orders and similar regulations further promulgated in response to the COVID-19 pandemic impact the ability of SpringBig’s clients to operate their businesses. Such events have in the past caused, and may in the future cause, a temporary closure or disruption of SpringBig’s clients’ businesses, either due to government mandate or voluntary preventative measures. In the event of mandated business operations limitations, clients may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Even if SpringBig’s clients are able to continue to operate their businesses, many may operate with limited hours and capacity and other limitations. Any limitations on or disruptions or closures of SpringBig’s clients’ businesses could in turn adversely affect SpringBig’s business. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19 and efforts to curb the pandemic. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to expand our business as currently contemplated, which may adversely affect our liquidity and working capital.
The extent of COVID-19’s effect on SpringBig’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and steps taken to prevent its further spread, all of which are still uncertain and difficult to predict considering the rapidly evolving landscape. Given the continuing uncertainty about the pandemic, its duration, and efforts to curb its spread, it is not currently possible to fully ascertain the overall impact of COVID-19 on SpringBig’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm SpringBig’s business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
You should consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving market for our solutions. Because the cannabis CRM, marketing services and technology markets are new and evolving, predicting their future growth rate and size is difficult. This reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. In addition to the other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•	our ability to attract new clients and retain existing clients;
•	our ability to accurately forecast revenue and appropriately plan our expenses;
•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and successfully enter new markets;
•	the impact of global, regional or economic conditions;
•	the ability of licensed cannabis markets to successfully grow and outcompete illegal cannabis markets;
•	our ability to protect our intellectual property;
•	our ability to maintain and effectively manage an adequate rate of growth;
•	our ability to maintain and increase traffic to our platform;
•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
•	changes in governmental or other regulation affecting our business;
•	interruptions in platform availability and any related impact on our business, reputation or brand;
•	the attraction and retention of qualified personnel;
•	the effects of natural or man-made catastrophic events and/or health crises (including COVID-19); and
•	the effectiveness of our internal controls.
We may improve our products and solutions in ways that forego short-term gains.
We seek to provide the best experience for the clients who use our platform. Some of our changes may have the effect of reducing our short-term revenue or profitability if we believe that the benefits will ultimately improve our business and financial performance over the long term. Any short-term reductions in revenue or profitability could be greater than planned or the changes mentioned above may not produce the long-term benefits that we expect, in which case our business and operating results could be adversely affected.

We currently have clients across the United States and Canada using our platform. We anticipate growing our business, in part, by continuing to expand our foreign operations. As we continue our expansion, we may enter new foreign markets where we have limited or no experience marketing and deploying our platform. If we fail to launch or manage our foreign operations successfully, our business may suffer. Additionally, as our foreign operations expand, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our foreign operations continue to grow, we are subject to a variety of risks inherent in doing business internationally, including:
•	political, social, and economic instability;
•
risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements, and enforcement;

•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	complying with tax requirements of multiple jurisdictions;
•	enhanced difficulties of integrating any foreign acquisitions;
•	the ability to present our content effectively in foreign languages;
•
complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements;

•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and compliance costs associated with multiple foreign locations;
•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;
•	import and export restrictions and changes in trade regulation;
•	complying with statutory equity requirements; and
•	complying with the U.S. Foreign Corrupt Practices Act of 1977, as amended and the Corruption of Public Officials Act (Canada), and similar laws in other jurisdictions.
We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.
We are subject to regulation by various federal, state, provincial, local and foreign governmental authorities, including those responsible for monitoring and enforcing employment and labor laws, anti-bribery laws, lobbying and election laws, securities laws and tax laws. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance.
In addition, our business is subject to regulation by various federal, state, provincial and foreign governmental agencies responsible for monitoring and enforcing privacy and data protection laws and regulations. Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws; the Health Insurance Portability and Accountability Act of 1996, or HIPAA; and European and other foreign data protection laws.
We receive, store, process, and use personal information and other user content. The regulatory framework for privacy issues worldwide, including in the United States, is rapidly evolving and is likely to remain uncertain for the foreseeable future, as many new laws and regulations regarding the collection, use and disclosure of personally identifiable information, or PII, and other data have been adopted or are under consideration and existing laws and regulations may be subject to new and changing interpretations. In the United States, the Federal Trade Commission and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. The California Consumer Privacy Act of 2018, or CCPA, which became effective January 1, 2020, imposes significant additional requirements with respect to the collection of personal information from California residents. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, significantly modified the CCPA, which has resulted in further uncertainty and requiring us to incur additional costs and expenses. The CPRA created a new California state agency charged with enforcing state privacy laws, and there is uncertainty about potential enforcement actions that the new agency may take in the future. The effects of the CCPA and the CPRA remain far-reaching, and depending on final regulatory guidance and related developments, may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.
We are also currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws and regulations on advertising that are continuously evolving and developing, including the Telephone Consumer Protection Act, or the TCPA, the Telemarketing Sales Rule, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, or the CAN-SPAM Act, and, at the state level, the CCPA (as described above), the Virginia Consumer Data Protection Act of 2021, or VCDPA, and the Colorado Privacy Act, or CPA. Many states are discussing potentially adopting similar comprehensive privacy legislation and we expect many of these will be implemented over the course of the next years. These laws and regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public and regulatory scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws and regulations could also impact how we process personal information and, therefore, limit the effectiveness of our product offerings or our ability to operate or expand our business, including limiting strategic relationships that may involve the sharing of personal information.
Many foreign countries and governmental bodies, including Canada and other relevant jurisdictions where we conduct or may, in the future, conduct business, have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses and other types of data. In Canada, the federal Personal Information Protection and Electronic Documents Act, or PIPEDA, governs the collection, use and disclosure of PII in many provinces in Canada, and though it is silent with respect to territorial reach, the Federal Court of Canada has found that PIPEDA will apply to businesses established in other jurisdictions if there is a “real and substantial connection” between the organization’s activities and Canada. Provincial privacy commissioners take a similar approach to the interpretation and application of provincial private-sector privacy laws equivalent to PIPEDA. Further, Canada has robust anti-spam legislation. Organizations sending commercial electronic messages to individuals must either have express consent from the individual in the prescribed form or the situation must qualify as an instance of implied consent or other authorization set out in Canada’s Anti-Spam Legislation, or CASL. The penalties for non-compliance under CASL are significant and the regulator, the Canadian Radio- Television and Telecommunications Commission, is active with respect to enforcement.
Although we are working to comply with those federal, state, provincial and foreign laws and regulations, industry standards, governmental standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our applications or platform. Any failure or perceived failure by us or our contractors to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in loss of, unauthorized access to, or acquisition, alteration, destruction, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause employees, clients and consumers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability or perceived inability (even if unfounded) on our part to adequately address privacy, data protection, and information security concerns, or comply with applicable laws, regulations, policies, industry standards, governmental standards, contractual obligations, or other legal obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, restrict our ability to utilize collected personal information, and adversely affect our business.
We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, Canada and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or our clients’ ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our client and consumer bases and increase revenue. Such laws and regulations may require us to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII or other data for certain purposes. In addition, a foreign government could require that any data collected in a country not be transferred or disseminated outside of that country, or impose restrictions or conditions upon such dissemination, and we may face difficulty in complying with any such requirements for certain geographic regions. Indeed, many privacy laws, such as those in force in Canada, already impose these requirements. If we fail to comply with federal, state, provincial and foreign data privacy laws and regulations, our ability to successfully operate our business and pursue our business goals could be harmed. Furthermore, due to our acceptance of credit cards, we are subject to the PCI- DSS, which is designed to protect the information of credit card users.
In the event our determinations are challenged and found to have been incorrect, we may be subject to unfavorable publicity or claims by one or more state attorneys general, federal regulators, or private plaintiffs, any of which could damage our reputation, inhibit sales and adversely affect our business.
Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
We are subject to general business regulations and laws as well as federal, state, provincial and foreign laws specifically governing the internet. Existing and future laws and regulations, narrowing of any existing legal safe harbors, or previous or future court decisions may impede the growth of the internet or online products and solutions, and increase the cost of providing online products and solutions. These laws may govern, among other issues, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and the characteristics and quality of offerings. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet or online services. There is also a risk that these laws may be interpreted and applied in conflicting ways across jurisdictions, and in a manner that is not consistent with our current practices. Unfavorable resolution of these issues may limit our business activities, expose us to potential legal claims or cause us to spend significant resources on ensuring compliance, any of which could harm our business and operating results.
Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We are seeking to expand using both organic and M&A growth strategies in keeping with the changing regulatory landscape in the U.S. Expanding accounts with existing clients, adding new clients, entering new markets, adding new features and functionality to our platform and/or acquisitions may involve significant investments of capital, time, resources and managerial attention. There can be no assurance that we will successfully implement any new products or solutions. External factors, such as additional regulatory compliance obligations, may also affect the successful implementation of new products and solutions through our platform.
Additionally, we may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies, services, platforms or businesses is unproven. Acquisitions involve many risks, including the following:
•
an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;
•
we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us, and potentially across different cultures and languages in the event of a foreign acquisition;

•	the acquired business may not perform at levels and on the timelines anticipated by our management and/or we may not be able to achieve expected synergies;
•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	an acquisition may result in a delay or reduction of sales for both us and the company we acquire due to uncertainty about continuity and effectiveness of products or support from either company;
•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or services;
•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;
•	potential strain on our financial and managerial controls and reporting systems and procedures;
•	potential known and unknown liabilities associated with an acquired company;
•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;
•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;
•
to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing equity holders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows
We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.
In the course of running our business, we may need to raise capital, certain forms of which may cause dilution to our stockholders. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause further dilution to our stockholders. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. In addition, the current legal status of cannabis may increase the cost of capital now and in the future. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, or declaring dividends, or that impose financial covenants on us that limit our ability to achieve our business objectives. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans, and there is no assurance that we would be able to repay such loans in such an event or prevent the foreclosure of security interests granted pursuant to such debt financing. If we need but cannot raise additional capital on acceptable terms, then we may not be able to meet our business objectives, our stock price may fall, and you may lose some or all of your investment.

We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions.
We are a Delaware corporation that is treated as a C-corporation for U.S. federal and most applicable state and local income tax purposes. We are subject to taxes, such as income, payroll, sales, use, value-added, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and foreign tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition. In addition, audits may require ongoing time and attention from our management, which could limit their ability to focus on other aspects of our business and impact our business in the future.
The ability of New SpringBig to utilize net operating loss and tax credit carryforwards following the business combination is conditioned upon New SpringBig attaining profitability and generating taxable income. SpringBig has incurred significant net losses since inception and it is anticipated that New SpringBig will continue to incur significant losses. Additionally, New SpringBig’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.
As of December 31, 2021, SpringBig had approximately $12 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, which can be carried forward indefinitely. The Tax Cuts and Jobs Act (the “Tax Act”) included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If SpringBig has experienced an ownership change at any time since its incorporation, New SpringBig may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the business combination, and future changes in New SpringBig’s stock ownership, which may be outside of New SpringBig’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit New SpringBig’s use of accumulated state tax attributes. As a result, even if New SpringBig earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to New SpringBig.
Changes in accounting standards or other factors could negatively impact our future effective tax rate.
Our future effective tax rate may be affected by such factors as changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain.
Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.
We are subject to the income tax laws of the United States and several other foreign jurisdictions. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations, and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed below, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results.
In April 2021, U.S. President Joseph Biden proposed changes to the U.S. tax system and, in September 2021, the House Ways & Means Committee approved a draft reconciliation bill, which included changes to the U.S. tax system which differed in a number of respects from the President’s proposal. The proposals under discussion have included, inter alia, changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, although the most recent proposals do not include a rate increase, and the imposition of an excise tax on any publicly traded US corporation for the value of its stock that is repurchased by such corporation (which may apply if Class A ordinary shares or shares of common stock are redeemed, including pursuant to the exercise of redemption rights in connection with the shareholder vote regarding the Business Combination Proposal). It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect the tax consequences of the domestication and the business combination and the future results of operations, cash flows and financial condition of New SpringBig.
Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, results of operations and financial condition.
Certain taxing authorities may successfully assert that SpringBig should have collected or that in the future New SpringBig should collect sales and use or similar taxes for certain services which could adversely affect our results of operations.
Certain state taxing authorities may assert that SpringBig had economic nexus with their state and was required to collect sales and use or similar taxes with respect to certain past services that SpringBig has provided (or with respect to future services that New SpringBig will provide), which could result in tax assessments and penalties and interest. The assertion of such taxes could have an adverse effect on New SpringBig and its business.
Additional Risks Related to the Cannabis Industry
For purposes of this subsection only, “SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries, unless the context otherwise requires.
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For over five years, however, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. No reversal of that policy of prosecutorial discretion is expected under a Biden administration given his campaign’s position on cannabis, discussed further below, although prosecutions against state-legal entities cannot be ruled out.
On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities.
Attorney General William Barr testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he does not intend to devote federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interests that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.” He also implied that the CSA’s prohibitions of cannabis may be implicitly nullified in states that have legalized cannabis: “[T]he current situation … is almost like a back-door nullification of federal law.” Industry observers generally have not interpreted Attorney General Barr’s comments to suggest that the DOJ would proceed with cases against participants who entered the state-legal industry after the Cole Memo’s rescission.
As such, we cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies like our business clients. The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Certain of our clients that are retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject such retailer clients to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to client base, which would adversely affect our operations, cash flow and financial condition.
On March 11, 2021, Merrick Garland was sworn in as the U.S. Attorney General. During his campaign, President Biden stated a policy goal to decriminalize possession of cannabis at the federal level, but he has not publicly supported the full legalization of cannabis. In response to questions posed by Senator Cory Booker, Merrick Garland stated during February 2021 congressional testimony that he would reinstitute a version of the Cole Memorandum. He reiterated the statement that the Justice Department under his leadership would not pursue cases against Americans “complying with the laws in states that have legalized and are effectively regulating marijuana”, in written responses to the Senate Judiciary Committee provided around March 1. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. It is unclear what impact, if any, the new administration will have on U.S. federal government enforcement policy on cannabis. Nonetheless, there is no guarantee that the position of the Department of Justice will not change.
Industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform. Numerous bills have attracted attention, including the Marijuana Opportunity Reinvestment and Expungement Act (the “MORE Act”), which was originally co-sponsored by now

Vice President Harris in the Senate, and the Secure and Fair Enforcement Banking Act, which recently passed the House of Representatives but has not yet passed the Senate. Senate Majority leader Chuck Schumer also has proposed draft legislation that would legalize cannabis at the federal level (the “Cannabis Administration and Opportunity Act”). Recently, Representative Nancy Mace (R. South Carolina) recently introduced proposed draft legislation to decriminalize and tax cannabis at the federal level, with hopes that her “States Reform Act” will garner bi-partisan support. However, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis or liberalizing cannabis regulations. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.
We and our clients are subject to a variety of laws and regulations in the United States regarding financial transactions. Violations of the U.S. anti-money laundering (AML) laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Financial institutions that both we and our clients rely on are subject to the Bank Secrecy Act, as amended by Title III of the USA Patriot Act. In Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder and the Criminal Code (Canada) apply. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture.
In 2014, the DOJ under the Obama administration directed federal prosecutors to exercise restraint in prosecuting AML violations arising in the state legal cannabis programs and to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals based upon cannabis-related activity. Around the same time, the Treasury Department issued guidance that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. Then-Attorney General Sessions’s rescission of the DOJ’s guidance on the state cannabis programs in early 2018 increased uncertainty and heighted the risk that federal law enforcement authorities could seek to pursue money laundering charges against entities, or individuals, engaged in supporting the cannabis industry. On January 31, 2018, the Treasury Department issued additional guidance that the 2014 Guidance would remain in place until further notice, despite the rescission of the DOJ’s earlier guidance memoranda.
We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (U.S.), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export our offerings. If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, our clients could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations, by our clients could disrupt our operations and involve significant management distraction and expenses. As a result, a significant number of our clients facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, including payments we have received from those clients, could be subject to seizure or forfeiture if they are found to be illegal proceeds of a crime transmitted in violation of anti-money laundering laws, which could have a material adverse effect on our business. Finally, if any of our clients are found to be violating the above statutes, this could have a material adverse effect on their ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.

We are dependent on the banking industry to support the financial functions of our products and solutions. Our business operating functions including payroll for our employees, real estate leases, and other expenses are handled and reliant on traditional banking. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.
As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our clients. FinCEN requires a party in trade or business to file with the U.S. Internal Revenue Service, or the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we do not receive cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot assure that our strategies and techniques for designing our products and solutions for our clients will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering platforms, products or solutions similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential clients in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.
We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because of the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from SpringBig and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with SpringBig since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, Visa reportedly prohibits processing of transactions involving cannabis on its network, and Mastercard has reportedly stated that it is evaluating the inconsistency between U.S. state and federal cannabis law.
We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.
We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.

The conduct of third parties may jeopardize our business.
We cannot guarantee that our systems, protocols, and practices will prevent all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. We have policies and procedures to review cannabis license information for operational cannabis retail clients to ensure validity and accuracy of such license information. We cannot ensure that the conduct of our clients, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.
A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.
Our technology allows dispensaries to send outbound text communications to their customers. While we believe that it is each dispensary’s responsibility for compliance with state and federal laws regulating outbound communications, we recognize that SpringBig may be named in actions alleging violations of these laws or otherwise have to be involved in demands and actions stemming from alleged violations of these laws (e.g., through subpoenas). There are a number of state and federal laws regulating outbound telephonic communications, including the TCPA and Telemarketing Sales Rule. The U.S. Federal Communications Commission, or the FCC, and the FTC have responsibility for regulating various aspects of these laws. Individual states, like Washington and Florida, also separately regulate outbound telephonic communications. Among other requirements, the TCPA and other laws require the sender of the message to obtain prior express written consent for telemarketing calls and to adhere to state and national “do-not-call” registry requirements and implement various compliance procedures. These laws impact dispensary customers’ ability to communicate with their customers and can impact effectiveness of our marketing programs. These laws also raise the risk that SpringBig could be named directly or involved indirectly in litigation. The TCPA and other similar laws do not distinguish between voice and data communications, and, as such, SMS/MMS messages are also “calls” for the purpose of these outbound telephonic communication statutes.
The TCPA and similar state laws provide for a private right of action under which a plaintiff may bring suit and, oftentimes, allow the recovery of statutory damages. The TCPA, by way of example, imposes statutory damages of between $500 and $1,500 per violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual on behalf of the individual or a class of individuals. Like other companies that play an intermediary role between the sender (the dispensary) and the recipient (the dispensary customer) of telephonic communications, we have been sued under the TCPA and have received a number of subpoenas in TCPA cases brought against dispensaries. If in the future we are found to have violated the TCPA or any similar state law, particularly on a class-wide basis, the amount of damages and potential liability could be extensive and materially and adversely impact our business, financial condition, results of operations, and prospects.
We may continue to be subject to constraints on marketing our products.
Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products, which could affect our cannabis retail clients’ demand for our platform and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our clients face. If our clients are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products for our clients, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.
Cannabis businesses are subject to unfavorable U.S. tax treatment.
Section 280E of the Code does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the Controlled Substances Act). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. However, Section 280E and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While Section 280E does not directly affect SpringBig, it lowers SpringBig’s clients’ profitability, and could result in decreased demand for New SpringBig’s marketing and customer loyalty services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects SpringBig because SpringBig’s sales and operating results could be adversely affected if SpringBig’s clients decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code.
Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.
As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do not believe that Section 280E applies to our business, and, generally, ancillary service providers who work with state-licensed cannabis businesses have not been subject to Section 280E, because they are providing services or products other than cannabis, if the IRS interprets the section to apply, it would significantly and materially affect our profitability and financial condition.
The MORE Act, which was passed by the House of Representatives in 2020 and reintroduced in the Senate for consideration on September 30, 2021, would remove marijuana from the CSA, which would effectively carve out state-legal cannabis businesses from Section 280E of the Code. However, the MORE Act would impose two new taxes on cannabis businesses: an excise tax measured by the value of certain cannabis products and an occupational tax assessed on the enterprises engaging in cannabis production and sales. Although these novel tax provisions are included in the MORE Act passed by the House of Representatives, it is challenging to predict whether, when and in what form the MORE Act could be enacted into law and how any such legislation would affect the activities of SpringBig. Similarly, the recently introduced States Reform Act would also effectively carve out state-legal cannabis businesses from Section 280E of the Code but at the same time impose a new excise tax on cannabis businesses (albeit at a lower rate than the proposed MORE Act).
Cannabis businesses may be subject to civil asset forfeiture.
Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our clients’ ability to continue to subscribe to our services.
Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.
Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our clients are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to operate our business without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition, and business.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, certain parties to contracts involving the state-legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce all of our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
Risks Related to SpringBig’s Intellectual Property
For purposes of this subsection only, “SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries, unless the context otherwise requires.
We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.
We may, from time to time in the future, face allegations that we have violated the intellectual property rights of third parties, including patent, trademark, copyright and other intellectual property rights. Even if the claims are without merit, defending these types of claims may result in substantial costs, the diversion of the attention of management, and the disruption of our operations. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. We may be required to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or become subject to significant settlement costs. These claims also could subject us to significant liability for damages and could result in our having to stop using or hosting technology, content, branding or business methods found to be in violation of another party’s rights. We do not own any patents and, therefore, may be unable to deter competitors or others from pursuing patent or other intellectual property infringement claims against us through the threat of counter-suit.
Companies in the software-as-a-service (SaaS) vertical in which we operate and other industries may own large numbers of patents, copyrights and marks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. Our platform features third-party brands, which may themselves infringe third party intellectual property rights and which bring us into litigation between the parties to such litigation. Further, although we contractually seek indemnification protection from our clients, clients may not be solvent or financially able to indemnify us. We may be required or may opt to seek a license of intellectual property rights held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and which we may not be able to accomplish efficiently, or at all. If we cannot use, license or develop technology, content, branding, or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Further, as we face increasing competition and as our business grows, we will face increasing likelihood of claims of infringement.
The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, reputation and operating results.
Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.
We use open source software that we have obtained from third parties or is included in software packages in our solutions and will use open source software in the future. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software and/or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business and operating results.
The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade secret and other intellectual property rights and laws and contractual restrictions to protect our intellectual property. As examples of such restrictions, we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and inventions assignment agreements and non-competition agreements with employees, contractors, consultants and business partners who develop intellectual property on our behalf, and entering into non-disclosure agreements with our business partners. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties, as examples, may copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary.
Despite our efforts to protect our intellectual property rights, including trademarks, they may not be respected in the future, or may be invalidated, circumvented or challenged. For example, we have registered, among numerous other trademarks, “SpringBig” as a trademark in the U.S. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to consumer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.
Risks Related to Tuatara and the Business Combination
For purposes of this subsection only, “we,” “us” or “our” refer to Tuatara pre-domestication and to New SpringBig after the consummation of the domestication, unless the context otherwise requires.
Future resales of common stock after the consummation of the business combination may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Sponsor Escrow Agreement, after the consummation of the business combination and subject to certain exceptions, the sponsor will be contractually restricted from selling or transferring 1,000,000 of its shares of common stock until the earlier of (A) when the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (B) the date following the completion of the business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their common stock for cash, securities or other property. If neither of the above conditions is met prior to 36 months after the business combination, then such Sponsor escrowed shares will be cancelled. Pursuant to the lock-up agreements, voting and support agreements and the amended certificate of incorporation, after the consummation of the business combination and subject to certain exceptions, certain post-merger SpringBig equity holders will be contractually restricted from selling or transferring any of their respective shares of common stock until 180 days after completion of the business combination.
However, effective after the business combination, the sponsor (except with respect to the sponsor escrowed shares described above), and following the expiration of the applicable lockups described in the preceding paragraph, the restricted post-merger SpringBig equity holders, will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. Additionally, the subscription investors will not be restricted from selling any of their shares of our common stock following the closing of the business combination, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the business combination, the sponsor and the restricted post-merger SpringBig equity holders will collectively own approximately    % of our shares of our common stock, assuming that no additional public shareholders redeem their public shares in connection with the business combination. Assuming redemption of the maximum number of public shares in connection with the business combination, in the aggregate, the ownership of the sponsor and the restricted post-merger SpringBig equity holders would rise to   % of the outstanding shares of our common stock.
The shares held by the sponsor and the restricted post-merger SpringBig equity holders may be sold after the expiration of the applicable lock-up period under the registration rights agreement. As restrictions on resale end and registration statements (filed after the closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
After completion of the business combination, the post-merger SpringBig equity holders, the subscription investors and our sponsor will own a significant portion of the outstanding voting shares of New SpringBig.
Upon completion of the business combination and the related transactions (based on the assumptions as described in the last paragraph of the section entitled “Certain Defined Terms”), the post-merger SpringBig equity holders will own approximately 49.2% of New SpringBig’s common stock, the subscription investors will own approximately 2.6% of New SpringBig’s common stock and our sponsor will own approximately own 8.0% of New SpringBig’s common stock. As long as the post-merger SpringBig equity holders, the subscription investors and our sponsor own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our organizational documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.
The interests of the post-merger SpringBig equity holders, the subscription investors and our sponsor may not align with the interests of our other stockholders. Certain of the post-merger SpringBig equity holders, the subscription investors and our sponsor are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Certain of the post-merger SpringBig equity holders, the subscription investors and our sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
We have identified two material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified two material weaknesses in our internal controls related to the accounting for complex financial instruments, one affecting only the period ended March 31, 2021 and the second affecting (i) the audited balance sheet as of February 17, 2021, (ii) the period ended March 31, 2021 and (iii) the period ended June 30, 2021 ((i), (ii) and (iii) together, the “Affected Periods”).
First, we previously accounted for our outstanding public warrants and private placement warrants (collectively, with the public warrants, the “warrants”) issued in connection with our initial public offering as components of equity instead of as derivative liabilities. On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies. Following this issuance of this statement, our management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and such event is not an input to the fair value of the warrant. Based on management’s evaluation, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that we should have classified the warrants as derivative liabilities in our previously issued financial statement. As a result, we identified a material weakness in our internal controls over financial reporting for the period ended March 31, 2021.
Second, management determined that we had improperly valued our Class A ordinary shares subject to possible redemption. We previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share, while also taking into consideration that a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the public shares underlying the units issued during the initial public offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, on December 2, 2021, Tuatara’s audit committee concluded that the balance sheet and the financial statements for the Affected Periods, as applicable, should be restated to report all Class A ordinary shares issued as part of the units sold in Tuatara’s initial public offering as temporary equity rather than as permanent equity. In light of the restatement of Tuatara’s financial statements for these periods, our management and our audit committee concluded that we identified a material weakness in our internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To address these material weaknesses, management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. We have provided enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. We have also expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by consideration of additional staff with the requisite experience and training to supplement existing accounting professionals. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. To date, we have not incurred any significant costs with respect to our remediation plans, nor do we expect to incur any significant costs in connection therewith.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on SpringBig, we cannot assure you that this diligence revealed all material issues that may be present in SpringBig’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and SpringBig’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New SpringBig following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We and SpringBig will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on us and SpringBig. These uncertainties may impair SpringBig’s ability to retain and motivate key personnel and could cause third parties that deal with SpringBig to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or SpringBig’s business could be harmed.
Our success depends on our senior management team and other key personnel, and our ability to successfully effect the business combination and operate the business thereafter will continue to be dependent upon the efforts of the senior management team and such key personnel of SpringBig. The loss of any senior management member or key personnel, coupled with our inability to hire and retain replacements, could negatively impact the operations and profitability of New SpringBig following the business combination.
Our ability to maintain our competitive position and implement our business strategy, as well as to successfully effect the business combination and operate the business thereafter, is dependent upon the efforts of the senior management team, particularly Jeffrey Harris, our CEO, Paul Sykes, our CFO, Navin Anand, our CTO and certain other key personnel. Our senior management team possesses extensive knowledge and a deep understanding of our business and our strategy, which is critical to the successful operation of our business. Although we contemplate that the majority of SpringBig senior management team will remain associated with the combined company following the business combination, it is possible that additional members of the SpringBig management team will depart. The loss of such key personnel could have a disruptive effect adversely impacting our ability to manage our business effectively and execute our business strategy, and our inability to hire and retain replacements could negatively impact the operations and profitability of New SpringBig following the business combination.
Certain of our existing shareholders have agreed to vote in favor of the business combination, regardless of how our public shareholders vote.
Certain of our existing shareholders, including our sponsor and our directors and officers, have agreed to vote the founder shares, as well as any public shares purchased during or after the IPO, in favor of a business combination. At the time of the general meeting, we expect that our sponsor and our directors and officers will collectively own approximately   % of our outstanding Class A ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by our public shareholders.
Neither the board of directors of Tuatara nor any committee thereof obtained a third party financial opinion in determining whether or not to pursue the business combination.
Neither the board of directors of Tuatara nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that Tuatara is paying for SpringBig is fair to Tuatara from a financial point of view. Neither the board of directors of Tuatara nor any committee thereof obtained a third party valuation in connection with the business combination. In analyzing the business combination, the board of directors of Tuatara and management conducted due diligence on SpringBig and researched the industry in which SpringBig operates. The board of directors of Tuatara reviewed, among other things, financial due diligence materials prepared by professional advisors, including tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of SpringBig and the financial terms set forth in the merger agreement, and concluded that the business combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the board of directors and management of Tuatara in valuing SpringBig, and the board of directors and management of Tuatara may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination.
We do not intend to pay cash dividends for the foreseeable future.
Following the business combination, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Because Tuatara is incorporated under the laws of the Cayman Islands, in the event the business combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because Tuatara is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the domestication. Tuatara is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Tuatara’s directors or officers, or enforce judgments obtained in the United States courts against Tuatara’s directors or officers.
Until the domestication is effected, Tuatara’s corporate affairs are governed by the existing organizational documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Tuatara under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Tuatara’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
Tuatara has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Tuatara judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Tuatara predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The shareholders of Tuatara may have more difficulty in protecting their interests in the face of actions taken by management, the members of the board of directors of Tuatara or controlling shareholders than they would as public shareholders of a United States company.
In evaluating the target business for our business combination, our management has relied on the availability of all of the funds from the sale of the subscription shares to be used as part of the consideration in the business combination. If the sale of some or all of the subscription shares fails to close, we may lack sufficient funds to consummate the business combination.
In connection with the entry into the merger agreement, we entered into the subscription agreements pursuant to which the subscription investors agreed to purchase an aggregate of 1,310,000 shares of common stock (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) for a purchase price of $10.00 per share, or $13,100,000 in the aggregate, in a private placement to close immediately prior to our business combination (with certain of such subscription proceeds in the aggregate principal sum of $7,000,000 previously funded on or around February 25, 2022 pursuant to convertible notes entered into between SpringBig and certain PIPE subscription investors). The funds from the PIPE subscription financing that are paid at the closing of the business combination may be used to pay expenses in connection with the business combination or for working capital in SpringBig post-closing. The obligations under the subscription agreements do not depend on whether any public shareholders elect to redeem their shares and provide us with a minimum funding level for the business combination. However, if the sales of the subscription shares do not close for any reason, including by reason of the failure by some or all of the subscription investors, as applicable, to fund the purchase price for their respective subscription shares, for example, we may lack sufficient funds to consummate the business combination. The subscription investors’ obligations to purchase the subscription shares are subject to fulfillment of customary closing conditions. The subscription investors’ obligations to purchase subscription shares pursuant to the subscription agreements are subject to termination prior to the closing of the sale of such subscription shares automatically upon termination of the merger agreement. In the event of any such failure to fund by a subscription investor, any obligation is so terminated or any such condition is not satisfied and not waived by such subscription investor, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall may also reduce the amount of funds that we have available for working capital of SpringBig post-business combination.
If a shareholder fails to comply with the procedures for redeeming its public shares, such shares may not be redeemed.
In order to validly redeem public shares, holders of our public shares will need to comply with the various procedures described in this proxy statement/prospectus. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) our completion of an initial business combination, and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our existing organizational documents pursuant to the extension proxy statement and (iii) the redemption of our public shares if we are unable to complete an initial business combination by February 17, 2023, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Our sponsor, certain members of our board of directors and our officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination and the other proposals described in this proxy statement/prospectus.
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
•
the fact that 5,000,000 founder shares held by our sponsor and affiliates, for which it paid approximately $25,000 for 5,000,000 Class B shares now held by the founders, will convert on a one-for-one basis, into 5,000,000 shares of common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $   , based on the closing price of our Class A ordinary shares on the Nasdaq on     , 2022;

•
the fact that our sponsor holds 6,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by February 17, 2023;

•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle owned by certain of our and our sponsor’s directors and officers, which provide for the purchase by the subscription investors of an aggregate of 1,310,000 Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication), for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Tuatara fails to complete an initial business combination, including the business combination, by February 17, 2023;

•
the fact that if the trust account is liquidated, including in the event Tuatara is unable to complete an initial business combination by February 17, 2023, our sponsor has agreed that it will be liable to Tuatara if and to the extent any claims by a third party (other than Tuatara’s independent auditors) for services rendered or products sold to Tuatara, or a prospective target business with which Tuatara has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Tuatara will be a director of New SpringBig;
•	the continued indemnification of Tuatara’s current directors and officers and the continuation of Tuatara’s directors’ and officers’ liability insurance after the business combination; and
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by February 17, 2023.

Our sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if an initial business combination is not completed.
At the closing, our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tuatara’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Tuatara’s behalf. The personal and financial interests of our sponsor, executive officers and directors may influence their motivation in identifying and selecting a target business and completing the business combination.
We will incur significant transaction costs in connection with the business combination and related transactions.
We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the business combination and related transactions. All expenses incurred in connection with the business combination and related transactions, including all legal, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the business combination and related transactions are currently estimated to be approximately    , including $    million in accompanying deferred underwriting commissions, which are contingent upon the consummation of the closing, subject to certain offsets for fees paid to the placement agents for the PIPE subscription financing.
See the notes to the unaudited pro forma financial statements for more information.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information for New SpringBig following the business combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
We may waive one or more of the conditions to the business combination.
Subject to our obligations under the merger agreement, we may agree to waive any of the conditions to our obligations to complete the business combination under the merger agreement. For example, it is a condition to our obligations to close the business combination that SpringBig has performed its covenants in all material respects. However, if our board of directors determines that any such breach is not material to the business of SpringBig, then our board of directors may elect to waive that condition and close the business combination.
Our directors may decide not to enforce the indemnification obligations of our sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.
In the event that the proceeds in the trust account are reduced below (1) $10.00 per public share or (2) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.
We are not registering the Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our reasonable best efforts to file a registration statement under the Securities Act covering the issuance of such shares, to use our reasonable best efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) for sale under all applicable state securities laws.

We have agreed to issue additional Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) to complete our business combination and may issue shares of common stock of New SpringBig, including under an employee incentive plan, after completion of our initial business combination. Any such issuances would dilute the interest of our shareholders and likely present other risks.
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, $0.0001 per share. On    , there were     and     authorized but unissued Class A ordinary shares, respectively, available for issuance which amount takes into account shares reserved for issuance upon exercise of outstanding warrants, and     authorized but unissued preferred shares available for issuance.
The proposed charter authorizes the issuance of     shares of common stock, and     shares of preferred stock, par value $0.0001 per share.
We have agreed to issue additional Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) to the subscription investors in order to obtain PIPE subscription financing to complete our business combination and common stock to the post-merger SpringBig equity holders. Prior to the business combination, we may issue additional Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) and preferred shares in order to obtain additional equity financing, and we may issue additional shares of common stock of New SpringBig under an employee incentive plan after completion of our business combination. However, our existing organizational documents provide, among other things, that prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares on any business combination. The issuance of additional Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) or preferred shares:
•	may significantly dilute the equity interest of investors in the IPO;
•
may subordinate the rights of holders of Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) if preferred shares are issued with rights senior to those afforded our Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication); and

•	may adversely affect prevailing market prices for our units, Class A ordinary shares and/or warrants.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the business combination with which a substantial majority of our shareholders do not agree.
Our amended and restated memorandum and articles of association do not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. In addition, our shareholders are being asked to approve, by special resolution, the Articles Amendment Proposal, prior to the Domestication, under Cayman Islands law to delete (i) the limitation on share repurchases prior to the consummation of a business combination that would cause Tuatara’s net tangible assets to be less than $5,000,001 following such repurchases, (ii) the limitation that Tuatara shall not consummate a business combination if it would cause Tuatara’s net tangible assets to be less than $5,000,001 and (iii) the limitation that Tuatara shall not redeem public shares that would cause Tuatara’s net tangible assets to be less than $5,000,001 following such redemptions. As a result, we may be able to complete our initial business combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, all Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

The holders of our founder shares control a substantial interest in us and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
The holders of our founder shares own approximately 20% of our issued and outstanding ordinary shares. Accordingly, they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support. If the holders of our founder shares purchase any additional Class A ordinary shares, this would increase their control. To our knowledge, none of our officers or directors, has any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our Class A ordinary shares.
We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tuatara. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement, but requires the approval by the holders of at least 65% of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, (i) at a price of $0.01 per warrant; provided that the last reported sales price of our Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders or (ii) at a price of $0.10 per warrant, if the last sale price of our ordinary shares equals or exceeds $10.00 over the same trading day period, and in either case warrant holders may exercise their warrants in advance of the related redemption date, which in the case of clause (ii) will involve any exercises being cashless exercised where the number of shares deliverable upon exercise will be based on a table as described under the heading “Description of Securities.” If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by our sponsor or its permitted transferees, except in the case of our redemption pursuant to clause (ii) above.
Our warrants may have an adverse effect on the market price of our Class A ordinary shares and make it more difficult to effectuate an initial business combination.
We issued public warrants to purchase 10,000,000 of our Class A ordinary shares as part of the units sold in the IPO and, simultaneously with the closing of the IPO, we issued in the private placement an aggregate of 6,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share. Such warrants, when exercised, will increase the number of issued and outstanding Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication) and reduce the value of the Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication).

Because certain of our ordinary shares and warrants currently trade as units consisting of one ordinary share and one-half of one warrant, the units may be worth less than units of other blank check companies.
Certain of our ordinary shares and warrants currently trade as units consisting of one ordinary share and one-half of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number ordinary shares to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.
This is different from other companies similar to ours whose units include one ordinary share and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.
Warrants will become exercisable for our ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
We issued public warrants to purchase 10,000,000 ordinary shares as part of our IPO, and we issued an aggregate of 6,000,000 private placement warrants to our sponsor, each exercisable to purchase one whole ordinary share (or one whole share of common stock of New SpringBig into which such share will convert in connection with the domestication) at $11.50 per whole share.
In addition, prior to consummating the business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the trust account or vote as a class with the ordinary shares on a business combination. To the extent such warrants are exercised, additional ordinary shares will be issued, which will result in dilution to then existing holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares. In addition, such dilution could, among other things, limit the ability of our current shareholders to influence management of SpringBig through the election of directors following the business combination.
The market for our securities may be volatile following the closing.
Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. The price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.
Sales of a substantial number of ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After the consummation of the business combination (based on the assumptions as described in the last paragraph of the section entitled “Certain Defined Terms”), the post-merger SpringBig equity holders will hold approximately 49.2% of our total outstanding shares, the subscription investors hold approximately 2.6% of our total outstanding shares, our sponsor will hold approximately 8.0% of our total outstanding shares and our officers and directors will hold approximately   % of our total outstanding shares, which does not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter.
If the business combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the merger agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities following the business combination may include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning New SpringBig or the market in general;
•	operating and stock price performance of other companies that investors deem comparable to New SpringBig;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving New SpringBig;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of securities by our directors, executive officers or significant shareholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and
•	other developments affecting the cannabis industry.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the cannabis industry, which investors perceive to be similar to New SpringBig could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price for our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover New SpringBig change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover New SpringBig were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
New SpringBig may be unable to obtain additional financing to fund its operations or growth.
New SpringBig may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New SpringBig. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after our initial business combination.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
Following our domestication as a Delaware corporation, we will be subject to income and other taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	costs related to intercompany restructurings;
•	changes in tax laws, regulations or interpretations thereof; or
•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Our shareholders will experience immediate dilution as a consequence of the issuance of common stock in connection with the business combination.
In connection with the business combination, we will issue 24,500,000 shares of common stock to post-merger SpringBig equity holders and 1,310,000 shares of common stock pursuant to the subscription agreements. As a result, following the consummation of the business combination and related transactions, our public shareholders will hold 20,000,000 shares of common stock of New SpringBig, or approximately 40.2% of New SpringBig issued and outstanding common stock (assuming that no holders of public shares elect to redeem their shares for a portion of the trust account and we do not otherwise issue any additional shares in connection with the business combination), which does not take into account any warrants that will be outstanding as of the closing and may be exercised.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
SpringBig’s financial results forecast relies in large part upon assumptions and analyses developed by SpringBig. If these assumptions or analyses prove to be incorrect, SpringBig’s actual results may be materially different from its forecasted results.
The projected financial information appearing elsewhere in this proxy statement/prospectus reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SpringBig’s business, all of which are difficult to predict and many of which are beyond SpringBig’s and Tuatara’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. In addition, SpringBig’s projected revenue forecast is based on a variety of regulatory and operational assumptions, including available retail licenses across the U.S. and Canada, number of paying clients, and average monthly revenue per paying client and its projected gross margin and adjusted Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”) forecasts are driven by web hosting, internet service, and credit card processing expenses, sales and marketing expenses, product development expenses, and other general and administrative expenses.
The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of SpringBig’s independent registered accounting firm, Tuatara’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Tuatara, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Unfavorable changes in any of these or other factors, most of which are beyond SpringBig’s or Tuatara’s control, could materially and adversely affect its business, results of operations and financial results.

Our management will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” our auditor will be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting. An adverse report may be issued in the event our auditor is not satisfied with the level at which our controls are documented, designed or operating.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our auditor is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the business combination, require substantial financial and management resources and increase the time and costs of completing the business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because SpringBig is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of SpringBig as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us after the business combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Risks Related to Domestication
Upon completion of the business combination, the rights of holders of New SpringBig’s common stock arising under the DGCL will differ from and may be less favorable than the rights of holders of Tuatara’s ordinary shares arising under the Cayman Islands Companies Act.
Upon completion of the business combination, the rights of holders of New SpringBig’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of the New SpringBig’s common stock could differ from the rights that holders of Tuatara ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New SpringBig becomes involved in costly litigation, which could have a material adverse effect on New SpringBig.
For a more detailed description of the rights of holders of New SpringBig’s common stock under the DGCL and how they may differ from the rights of holders of Tuatara ordinary shares under the Cayman Islands Companies Act, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” beginning on page 46. Forms of the proposed organizational documents of New SpringBig are attached as Annexes B and C to this proxy statement/prospectus and we urge you to read them.
Delaware law and New SpringBig’s proposed organizational documents contain certain provisions, including anti-takeover provisions, that concentrate power with management and may limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The proposed organizational documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that concentrate power with management and could make it difficult for stockholders to take certain actions, including removal of directors and effecting changes to New SpringBig’s management. Such provisions could also have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New SpringBig Board and therefore depress the trading price of New SpringBig Common Stock. Among other things, the proposed organizational documents include provisions regarding:
•	a classified board of directors;
•	the requirement that stockholder actions must be effected at a duly called stockholder meeting and a prohibition on actions by the stockholders by written consent;
•	limitations on who may call stockholder meetings, including prohibition on stockholders’ ability to call a special meeting;
•
advance notice procedures with which stockholders must comply to nominate candidates to the New SpringBig Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders;

•	limitations on the manner by which stockholders can remove directors from the New SpringBig Board, including that directors may only be removed for cause;
•
the ability of the New SpringBig Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror; and

•
an exclusive forum provision. See “—New SpringBig’s proposed organizational documents will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between New SpringBig and its stockholders, to the fullest extent permitted by law, which could limit New SpringBig’s stockholders’ ability to obtain a favorable judicial forum for disputes with New SpringBig or its directors, officers, stockholders, employees or agents.”

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
New SpringBig’s proposed organizational documents will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between New SpringBig and its stockholders, to the fullest extent permitted by law, which could limit New SpringBig’s stockholders’ ability to obtain a favorable judicial forum for disputes with New SpringBig or its directors, officers, stockholders, employees or agents.
New SpringBig’s proposed organizational documents that will be in effect upon the domestication provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:
•	any derivative action or proceeding brought on behalf of New SpringBig;
•
any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New SpringBig to New SpringBig or New SpringBig’s stockholders;

•
any action or proceeding (including any class action) asserting a claim against New SpringBig or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the DGCL, the proposed charter and proposed bylaws (as each may be amended from time to time);

•
any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the proposed charter or the proposed bylaws of New SpringBig (including any right, obligation or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or
•
any action asserting a claim against New SpringBig or any director, officer or other employee of New SpringBig governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New SpringBig or any of New SpringBig’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived New SpringBig’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, this provision applies to Securities Act claims and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in New SpringBig’s proposed organizational documents to be inapplicable or unenforceable in an action, New SpringBig may incur additional costs associated with resolving such action in other jurisdictions, which could harm New SpringBig’s business, results of operations and financial condition.

Certain Holders may be required to recognize gain for U.S. federal income tax purposes as a result of the domestication.
As discussed more fully under the section “U.S. Federal Income Tax Considerations,” the domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the domestication so qualifies, U.S. Holders (as defined in such section) of Class A ordinary shares will be subject to Section 367(b) of the Code and, as a result:
•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the domestication and who is not a 10% shareholder (as defined above) will not recognize any gain or loss and will not be required to include any part of Tuatara’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of common stock in the domestication. As an alternative to recognizing gain as a result of the domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
As discussed further under “U.S. Federal Income Tax Considerations” below, Tuatara expects that it is treated as a PFIC for U.S. federal income tax purposes. In the event that Tuatara is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Tuatara ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Tuatara ordinary shares for common stock and Tuatara warrants for New SpringBig warrants pursuant to the domestication.

Additionally, the domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s common stock subsequent to the domestication.
The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Nasdaq may delist New SpringBig’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New SpringBig’s securities and subject New SpringBig to additional trading restrictions.
Tuatara’s public shares, public warrants and units are currently listed on Nasdaq and it is a condition to Tuatara’s obligations to complete the business combination, that New SpringBig’s common stock shall have been listed on Nasdaq and will be eligible for continued listing on Nasdaq immediately following the business combination after giving effect to the redemptions (as if it were a new initial listing by an issuer that had never been listed prior to closing). However, Tuatara cannot assure you that New SpringBig’s securities will continue to be listed on Nasdaq in the future. In addition, in connection with the business combination and as a condition to SpringBig’s obligations to complete the business combination, New SpringBig is required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of New SpringBig’s securities on Nasdaq. For instance, New SpringBig’s stock price would generally be required to be at least $4 per share and its stockholders’ equity would generally be required to be at least $5 million and New SpringBig would be required to have a minimum of 300 public shareholders of “round lots” of 100 shares. In addition to the listing requirements for New SpringBig’s common stock, Nasdaq imposes listing standards on warrants. Tuatara cannot assure you that New SpringBig will be able to meet those initial listing requirements, in which case SpringBig will not be obligated to complete the business combination. In addition, it is possible that New SpringBig’s common stock and public warrants will cease to meet the Nasdaq listing requirements following the business combination.
If Nasdaq delists New SpringBig’s securities from trading on its exchange and New SpringBig is not able to list its securities on another national securities exchange, Tuatara expects New SpringBig’s securities could be quoted on an over-the-counter market. If this were to occur, New SpringBig could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•
a determination that New SpringBig’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New SpringBig’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
New SpringBig will be a holding company and its only material asset after completion of the business combination will be its interest in SpringBig, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.
Upon completion of the business combination, New SpringBig will be a holding company with no material assets other than its ownership of post-merger SpringBig, the operating entity. As a result, New SpringBig will have no independent means of generating revenue or cash flow. New SpringBig’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of SpringBig and its subsidiaries and the distributions it receives from SpringBig. Deterioration in the financial condition, earnings or cash flow of SpringBig and its subsidiaries, for any reason could limit or impair SpringBig’s ability to pay such distributions. Additionally, to the extent that New SpringBig needs funds and SpringBig and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or SpringBig is otherwise unable to provide such funds, it could materially adversely affect New SpringBig’s liquidity and financial condition.
Dividends on New SpringBig’s common stock, if any, will be paid at the discretion of the board of directors of New SpringBig, which will consider, among other things, New SpringBig’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict New SpringBig’s ability to pay dividends or make other distributions to its stockholders. In addition, SpringBig is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of SpringBig (with certain exceptions) exceed the fair value of its assets. SpringBig’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to SpringBig. If SpringBig does not have sufficient funds to make distributions, New SpringBig’s ability to declare and pay cash dividends may also be restricted or impaired.

THE BUSINESS COMBINATION
The Merger Agreement
This subsection of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A hereto. You are urged to read the merger agreement in its entirety because it is the primary legal document that governs the business combination.
The merger agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. The representations, warranties and covenants in the merger agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which may be subject to contractual standards of materiality applicable to the contracting parties that differ from what may be viewed as material to shareholders. The representations and warranties in the merger agreement and the items listed in the Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
General Description of the Business Combination; Structure of the Business Combination
On November 8, 2021, we entered into the merger agreement with SpringBig and Merger Sub pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into SpringBig with SpringBig being the surviving entity and a subsidiary of New SpringBig.
Closing of the Business Combination
Subject to the terms and conditions of the merger agreement, the closing will take place at 10:00 a.m., New York time, on the date which is three (3) business days after the date on which all of the conditions described below under the subsection entitled “The Business Combination – The Merger Agreement – Conditions to the Closing of the Business Combination,” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Tuatara and SpringBig may mutually agree.
Consideration
The merger consideration (the “merger consideration”) to be paid to the SpringBig equity holders at the closing of the business combination pursuant to the merger agreement is based on an implied equity value for SpringBig of $245 million and will be paid entirely in equity consideration:
•
Each share of SpringBig capital stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig common stock, as determined in the merger agreement (the “Share Conversion Ratio”).

○
The Share Conversion Ratio is determined by dividing (i) $245 million by (ii) the aggregate number of issued and outstanding SpringBig shares (on an as-converted basis with respect to the SpringBig preferred stock) as of immediately prior to the effective time of the business combination and the aggregate number of SpringBig shares issuable upon the exercise of all SpringBig vested stock options (calculated using the treasury method of accounting) to determine the “Per Share Equity Value” and then dividing the Per Share Equity Value by $10.00.

•
Vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the Merger will be assumed by New SpringBig and will convert into comparable options that are exercisable for shares of New SpringBig common stock, with a value determined in accordance with the Share Conversion Ratio.

Holders of SpringBig’s common stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares (“First Tranche Shares”) if the closing price of New SpringBig common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of New SpringBig common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the New SpringBig common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 36 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of SpringBig who held unexercised SpringBig options at the effective time of the merger and who remains employed or engaged by SpringBig at the time of such payment of Contingent Shares.
In addition, in the event of an Earnout Trigger Event (as defined below) during the 36 month period after Closing, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of New SpringBig common stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of New SpringBig common stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
(i)
If the Earnout Trigger Event occurs prior to the one-year anniversary of the effective time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

(ii)
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

(iii)
If the Earnout Trigger Event occurs at any time during the 36 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the SpringBig shareholders and Engaged Option Holders.

(iv)
If the Earnout Trigger Event occurs at any time during the 36 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) New SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d)of the Exchange Act; (b) New SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) Sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of New SpringBig in substantially the same proportions as their ownership of stock of New SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of New SpringBig representing more than fifty percent (50%) of the combined voting power of New SpringBig’s then outstanding voting securities or (y) has or acquires control of New SpringBig board of directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving New SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the New SpringBig Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of New SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by New SpringBig of all or substantially all of the assets of New SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by New SpringBig of all or substantially all of the assets of New SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of New SpringBig.
Material Adverse Effect
Under the merger agreement, certain representations and warranties of SpringBig are qualified in whole or in part by a “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the merger agreement, a “material adverse effect” means any effect, development, event, occurrence, fact, condition, circumstance or change (including any changes to the availability of key personnel) of the Company that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of SpringBig and its subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, will be deemed to constitute, or be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur in respect of SpringBig and its subsidiaries: (i) the taking by SpringBig or any of its subsidiaries of any reasonable action, taken or omitted to be taken after the date of the merger agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any governmental authority in each case in connection with or in response to COVID-19, including the CARES Act (collectively, the “COVID-19 measures”), including the establishment of any policy, procedure or protocol; (ii) any change in applicable laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on SpringBig and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on SpringBig and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of the merger agreement, the pendency or consummation of the merger or the performance of the merger agreement (or the obligations thereunder); provided that (a) this clause (iv) shall not apply to the effect of any of the foregoing on the availability of key personnel of the Company and (b) this clause (iv) will not prevent a determination that a breach of any representation and warranty set forth in the merger agreement which addresses the consequences of the execution and performance of the merger agreement or the consummation of the merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect; (v) any change generally affecting any of the industries or markets in which SpringBig or any of its subsidiaries operates to the extent that such change does not have a materially disproportionate impact on SpringBig and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on SpringBig and its subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of the merger agreement or (viii) in and of itself, the failure of SpringBig and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of the merger agreement; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect.

Conditions to Closing of the Business Combination
Conditions to Obligations of the Tuatara Parties and SpringBig to Consummate the Business Combination
The obligations of the Tuatara parties and SpringBig to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable law) in writing by all of such parties:
•	all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or been terminated;
•
the shares of common stock contemplated to be listed pursuant to the merger agreement must have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the closing (as if it were a new initial listing by an issuer that had never been listed prior to closing);

•	there must not be in force any applicable law or governmental order enjoining, prohibiting, making illegal or preventing the consummation of the business combination;
•	the approval of the Transaction Proposals (other than the Adjournment Proposal) by Tuatara’s shareholders pursuant to this proxy statement/prospectus must have been obtained;
•	the approval of the shareholders of SpringBig holding SpringBig common and preferred stock (the “SpringBig shareholders”) must have been obtained;
•
the registration statement must have become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such stop order has been threatened or initiated;

•
if the Articles Amendment Proposal does not pass, Tuatara must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after Tuatara’s shareholders have exercised their right to redeem their shares in connection with the closing;

•	the domestication must have been consummated; and
•	SpringBig must have delivered the financial statements required for the Form 8-K filing required upon the consummation of the Business Combination.
Conditions to Obligations of the Tuatara Parties to Consummate the Business Combination
The obligations of the Tuatara parties to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Tuatara parties:
•
the representations and warranties of SpringBig set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualification therein), other than representations and warranties related to corporate organization of SpringBig and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of SpringBig and its subsidiaries, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of such time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the representations and warranties of SpringBig set forth in the merger agreement related to no occurrence of a material adverse effect must have been true and correct as of the date of the merger agreement and as of the closing, as if made anew at and as of that time;

•
the representations and warranties of SpringBig set forth in the merger agreement related to corporate organization of SpringBig and its subsidiaries, due authorization to enter the merger agreement and related documentation, capitalization of SpringBig and its subsidiaries and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty must have been true and correct in all respects except for de minimis inaccuracies as of such earlier date);
•	each of the covenants of SpringBig to be performed as of or prior to the date of closing must have been performed in all material respects;
•	from the date of the merger agreement there must have not occurred a material adverse effect;
•
Tuatara must have received (i) the amended and restated registration rights agreement and (ii) a certificate signed by an authorized officer of SpringBig, dated as of the date of the closing, certifying that the conditions describe above have been satisfied; and

•	Tuatara must have received confirmation that no preferred stock of SpringBig remains or will remain issued or outstanding prior to the effective time of the business combination.
Conditions to Obligations of SpringBig to Consummate the Business Combination
The obligation of SpringBig to consummate the business combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SpringBig:
•
each of the representations and warranties of the Tuatara parties set forth in the merger agreement (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), other than the representations and warranties set forth in the corporate organization of the Tuatara parties, due authorization to enter the merger agreement and related documentation, capitalization of the Tuatara parties, brokers’ fees and no occurrence of a material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of closing, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the representations and warranties of the Tuatara parties contained in the no occurrence of a material adverse effect representation have been true and correct as of the date of the merger agreement and as of the closing date, as if made anew at and as of that time;

•
each of the representations and warranties of the Tuatara parties set forth in the merger agreement related to corporate organization of the Tuatara parties, due authorization to enter the merger agreement and related documentation, capitalization of the Tuatara parties and brokers’ fees (without giving effect to any materiality or “material adverse effect” or similar qualifications therein), must have been true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of closing date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date);

•	each of the covenants of the Tuatara parties to be performed as of or prior to the closing must have been performed in all material respects;
•	from the date of the merger agreement there must not have been a material adverse effect; and
•
SpringBig must have received the amended and restated registration rights agreement and (ii) a certificate signed by an officer of New SpringBig, dated the date of closing, certifying that the conditions described in the preceding conditions set forth above have been fulfilled.

Representations and Warranties
Under the merger agreement, the Tuatara parties made customary representations and warranties relating to: corporate organization; due authorization; no conflict; litigation and proceedings; governmental authorities and consents; capitalization; undisclosed liabilities; Tuatara SEC documents and controls; Nasdaq listing; registration statement and proxy statement; brokers’ fees; trust account; compliance with laws and permits; absence of certain changes; employees and employee benefits plans; properties; contracts; affiliate transactions; taxes; certain business practices and anti-corruption; PIPE investment; independent investigation; and no additional representations and warranties and no outside reliance.

Under the merger agreement, SpringBig made customary representations and warranties relating to: corporate organization of SpringBig; subsidiaries; due authorization; no conflict; governmental authorizations and consents; capitalization; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws and permits; contracts and no defaults; company benefit plans; labor matters; taxes; brokers’ fees; insurance; real property and assets; environmental matters; absence of changes; affiliate transactions; intellectual property; data privacy and security; customers and vendors; certain business practices and anti-corruption; registration statement and proxy statement; and no additional representations and warranties and no outside reliance.
Covenants of the Parties
Covenants of SpringBig
•	SpringBig made certain covenants under the merger agreement, including, among others, the following, subject to certain exceptions and limitations:
•
From the date of the merger agreement until the earlier of the closing date, SpringBig will, and will cause its subsidiaries to, except as expressly required by the merger agreement, as consented to by Tuatara in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by law, use commercially reasonable efforts to operate its business only in the ordinary course of business, as defined in the merger agreement, including using reasonable best efforts to (i) preserve the business of SpringBig, (ii) maintain the services of its officers and key employees, (iii) make payments of accounts payable and conduct collection of accounts receivable in the ordinary course of business, (iv) timely pay all material taxes that become due and payable and (v) maintain the existing business relationships of SpringBig. Without limiting the generality of the foregoing, except as otherwise agreed to by SpringBig and Tuatara, as required by law (including any laws in connection with or in response to COVID-19) or as consented to by Tuatara, in writing, during the period from executing the merger agreement until the consummation of the business combination, SpringBig shall not, and SpringBig shall cause its Subsidiaries not to:

•	change, amend or propose to amend the certificate of incorporation, bylaws, or other organizational documents of SpringBig or any of its subsidiaries (other than pursuant to the merger agreement);
•
directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of SpringBig, or the equity interests of any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units other than (i) grants of stock options or restricted stock units under SpringBig’s equity incentive plan, in the ordinary course of business, to newly hired employees and (ii) issuances of SpringBig common stock upon the exercise of SpringBig options, in each case, that were outstanding on the date of the merger agreement;

•	make or declare any dividend or distribution (whether in the form of cash or other property) that would cause SpringBig to incur any indebtedness;
•
other than in the ordinary course of business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any significant contract, (ii) materially amend, extend or renew any significant contract or (iii) enter into any significant contract;

•
except as required by the terms of the benefit plans of SpringBig in effect on the date of the merger agreement and as made available to the Tuatara parties (the “SpringBig benefit plans”), (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former director, officer, employee or individual independent contractor of SpringBig or any of its subsidiaries (each a “service provider”) other than severance granted in the ordinary course of business to service providers, (ii) increase the compensation or benefits provided to any current or former service provider (other than increases in base compensation of not more than 25% to any individual employee in the ordinary course of business (and any corresponding increases to bonus compensation to the extent such bonus compensation reflected as a percentage of base compensation)), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former service provider other than grants of stock options or restricted stock units in the ordinary course of business to newly hired employees or as expressly contemplated by the merger agreement and the transactions contemplated by the merger agreement, (iv) establish, adopt, enter into, amend or terminate any SpringBig benefit plan or labor contract or (v) (x) hire any employees with an annual cash compensation of over $200,000 other than to (A) fill vacancies arising due to terminations of employment of employees or (B) fill an open position listed on the Schedules or (y) terminate the employment of any employees other than for cause or in the ordinary course of business in accordance with past practices;
•	acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other person;
•
(i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for indebtedness of over $1,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of SpringBig or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other person other than another direct or indirect wholly owned subsidiary of SpringBig, (iii) cancel or forgive any debts or other amounts owed to SpringBig or any of its subsidiaries or (iv) commit to do any of the foregoing;

•
make any payment to (a) a SpringBig equity holder, (b) a former or current director, officer, manager, indirect or direct equityholder, optionholder or member of SpringBig or any of its subsidiaries or (c) any affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act), of any person described in the foregoing clause (a) or (b), in each case, other than SpringBig or any of its subsidiaries, other than (i) compensation to employees and service providers of SpringBig or any of its subsidiaries in the ordinary course of business in accordance with the merger agreement or (ii) distributions and dividends allowed pursuant to the merger agreement;

•
(i) make (other than routine or recurring income tax elections made in the ordinary course consistent with past practice) or change any material tax election, (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment, (iii) adopt or change any material tax accounting method, (iv) settle or compromise any material tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), (vi) file any amended material tax return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes or (viii) settle or consent to any claim or assessment relating to any material amount of taxes;

•
except for non-exclusive licenses granted in the ordinary course of business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any lien (other than a permitted lien, as defined in the merger agreement) on, or otherwise fail to take any action necessary to maintain, enforce or protect any intellectual property owned (or purported to be owned) by SpringBig or any of its subsidiaries (“owned intellectual property”);

•
(i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened action that would reasonably be expected to (A) result in any material restriction on SpringBig or any of its subsidiaries, (B) result in a payment of greater than $100,000 individually or $200,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the ordinary course of business, waive, release or assign any claims or rights of SpringBig and any of its subsidiaries;

•
sell, lease, license, sublicense, exchange, mortgage, pledge, create any liens (other than permitted liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any liens (other than permitted liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of SpringBig or any of its subsidiaries that are worth more than $250,000 (individually or in the aggregate) other than non-exclusive licenses of owned intellectual property granted in the ordinary course of business;

•
merge or consolidate itself or any of its subsidiaries with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, SpringBig or any of its subsidiaries;

•
make any change in financial accounting methods, principles or practices of SpringBig and its subsidiaries, except insofar as may have been required by a change in GAAP or law or to obtain compliance with U.S. Public Company Accounting Oversight Board auditing standards;

•
permit any insurance policies listed on the Schedules to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

•
change, in any material respect, (i) the cash management practices of SpringBig and its subsidiaries or (ii) the policies, practices and procedures of SpringBig and its subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

•
make any commitments for capital expenditures or incur any liabilities by SpringBig or any of its subsidiaries in respect of capital expenditures, in either case that individually exceed $100,000 or in the aggregate exceed $200,000; or

•
materially amend, modify or terminate any material permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a governmental authority (“permits”), other than routine renewals, or fail to maintain or timely obtain any permit that is material to the ongoing operations of SpringBig and its subsidiaries.

•
SpringBig will take all actions necessary to cause the affiliate transactions as set forth in the schedules to the merger agreement to be terminated without any further force and effect, and there will be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the closing. Prior to the closing, SpringBig will deliver to Tuatara written evidence reasonably satisfactory to Tuatara of such termination.

•
SpringBig will take all actions necessary or advisable to obtain the approval of the SpringBig equity holders as promptly as practicable, and in any event within two (2) business days, following the date that Tuatara receives, and notifies SpringBig of Tuatara’s receipt of, SEC approval and effectiveness of the registration statement or proxy statement/prospectus. Promptly following receipt of the approval of the SpringBig equity holders, SpringBig will deliver a copy of the applicable written consents to Tuatara.

•	SpringBig will take all actions necessary to effect or cause the conversion of all SpringBig preferred shares into common shares of SpringBig.
Covenants of Tuatara
•	Tuatara made certain covenants under the merger agreement, including, among others, the following, subject to certain exceptions and limitations:
•
From the date of the merger agreement until the closing date, except as set forth in the schedules to the merger agreement, as contemplated by the merger agreement, as required by law or as consented to by SpringBig in writing, Tuatara will not, and Tuatara will cause the other Tuatara parties not to:

•
change, amend or propose to amend (i) the existing organizational documents or the certificate of incorporation, bylaws or other organizational documents of any Tuatara party or (ii) the trust agreement or any other agreement related to the trust agreement;

•
adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any Tuatara party, other than (i) in connection with the exercise of any warrants outstanding on the date of the merger agreement, (ii) any redemption made in connection with the redemption rights of the Tuatara shareholders, (iii) in connection with any private placement of securities conducted by Tuatara after the date of the merger agreement or (iv) as otherwise required by the existing organizational documents in order to consummate the transactions contemplated hereby;
•
merge or consolidate itself with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Tuatara (other than pursuant to the merger agreement);

•
(i) make or change any material tax election (other than routine or recurring income tax elections made in the ordinary course consistent with past practice), (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment, (iii) adopt or change any material tax accounting method, (iv) settle or compromise any material tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), (vi) file any amended material tax return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, or (viii) settle or consent to any claim or assessment relating to taxes;

•	incur any indebtedness for borrowed money;
•
cause Merger Sub to engage in business activities or conduct operations, incur any liability or other obligation, or cause Merger Sub to directly or indirectly issue any equity securities (other than to Tuatara);

•
acquire or make an investment in any business pursuant to a definitive agreement (provided this restriction shall not restrict the entering into of any non-binding letters of intent or similar agreements);

•
other than as contemplated under the merger agreement, enter into or terminate (other than expiration in accordance with its terms) any contract with sponsor, any affiliate of sponsor or other affiliate of Tuatara, or modify or amend or renew (other than renewal in accordance with its terms and in the ordinary course), or waive any material right or remedy under, any material contract with sponsor, any affiliate of sponsor or other affiliate of Tuatara; or

•	enter into any agreement to do any prohibited action listed above.
•
From the date of the merger agreement through the closing, Tuatara will ensure that Tuatara remains listed as a public company, and that its ordinary shares remain listed, on Nasdaq. Tuatara shall use reasonable best efforts to ensure that New SpringBig is listed as a public company, and that shares of common stock are listed on Nasdaq as of the effective time.

•
Unless otherwise approved in writing by SpringBig, Tuatara will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the subscription agreements in any manner other than to reflect any permitted assignments or transfers of the subscription agreements by the applicable subscription investors pursuant to the subscription agreements. Tuatara will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the subscription agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the subscription agreements to cause the subscription investors to pay to (or as directed by) Tuatara the applicable purchase price under each subscription investor’s applicable subscription agreement in accordance with its terms.

•
Prior to the closing, the board of directors of Tuatara, or an appropriate committee thereof, will adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of shares of common stock pursuant to the merger agreement by any officer or director of SpringBig who is expected to become a “covered person” of Tuatara for purposes of Section 16 of the Exchange Act (“Section 16”) will be exempt acquisitions for purposes of Section 16.

Joint Covenants
•	The parties made certain covenants under the merger agreement, including, among others, the following, subject to certain exceptions and limitations:

•
The Tuatara parties agree that all rights held by each present and former director and officer of SpringBig and any of its subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at, or after the effective time, provided in the respective certificate of incorporation, bylaws or other organizational documents of SpringBig or such subsidiary in effect on the date of the merger agreement will survive the business combination and will continue in full force and effect. Without limiting the foregoing, New SpringBig will cause SpringBig and each of its subsidiaries (i) to maintain for a period of not less than six (6) years from the effective time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of SpringBig’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the certificate of formation, operating agreement and other organizational documents of SpringBig or such subsidiary, as applicable, in each case, as of the date of the merger agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

•
SpringBig will cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the effective time. If any claim is asserted or made within such six (6) year period, the provisions of the joint indemnification and insurance covenant of the merger agreement will be continued in respect of such claim until the final disposition thereof.

•
Notwithstanding anything contained in the merger agreement to the contrary, the joint indemnification and insurance covenant of the merger agreement will survive the consummation of the business combination indefinitely and will be binding, jointly and severally, on all successors and assigns of New SpringBig and SpringBig. In the event that New SpringBig or SpringBig or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of New SpringBig or SpringBig, as the case may be, will succeed to the obligations set forth in the joint indemnification and insurance covenant of the merger agreement.

•
New SpringBig will maintain customary D&O insurance on behalf of any person who is or was a director or officer of New SpringBig (at any time, including prior to the date hereof) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not New SpringBig would have the power to indemnify such person against such liability under the provisions of the proposed organizational documents or Section 145 of the DGCL or any other provision of law.

•
As promptly as reasonably practicable after the date of the merger agreement, Tuatara and SpringBig will prepare, and Tuatara will file with the SEC, (i) a proxy statement/prospectus in connection with the business combination to be filed as part of the registration statement and sent to the Tuatara shareholders relating to the Tuatara extraordinary general meeting for the purposes of the approval of the Transaction Proposals and (ii) the registration statement, in which the proxy statement will be included as a prospectus. Tuatara and SpringBig will use commercially reasonable efforts to cooperate, and cause their respective subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the proxy statement/prospectus and the registration statement. Tuatara will use its commercially reasonable efforts to cause the proxy statement/prospectus and the registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the registration statement effective as long as is necessary to consummate the business combination.

•
Tuatara will as promptly as practicable notify SpringBig of any correspondence with the SEC relating to the proxy statement/prospectus, the receipt of any oral or written comments from the SEC relating to the proxy statement/prospectus, and any request by the SEC for any amendment to the proxy statement/prospectus or for additional information. Tuatara will cooperate and provide SpringBig with a reasonable opportunity to review and comment on the proxy statement/prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by SpringBig in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the parties will provide each other with copies of all such filings made and correspondence with the SEC. Tuatara will use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the business combination, and SpringBig will promptly furnish all information concerning SpringBig as may be reasonably requested in connection with any such action. Each of Tuatara and SpringBig will use reasonable best efforts to promptly furnish to each other party all information concerning itself, its subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the proxy statement/prospectus, the registration statement or any other statement, filing, notice or application made by or on behalf of Tuatara and SpringBig or their respective subsidiaries, as applicable, to the SEC or Nasdaq in connection with the business combination (including any amendment or supplement to the proxy statement/prospectus or the registration statement) (collectively, the “offer documents”). Tuatara will advise SpringBig, promptly after Tuatara receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ordinary shares or common stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the proxy statement/prospectus, the registration statement or the other offer documents or for additional information.
•
Without limiting the generality of the bullet immediately above, SpringBig will promptly furnish to Tuatara for inclusion in the proxy statement/prospectus and the registration statement, (i) with respect to the audited consolidated balance sheets and statements of operations, members’ equity and cash flows of SpringBig and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports (the “audited financial statements”), and consents to use such financial statements and reports, (ii) unaudited financial statements of SpringBig and its subsidiaries as of and for the nine months ended September 30, 2021 and September 30, 2020 prepared in accordance with GAAP and Regulation S-X and reviewed by SpringBig’s independent auditor in accordance with U.S. Public Company Accounting Oversight Board Auditing Standard 4105 and (iii) if the registration statement has not been declared effective prior to February 14, 2022, audited financial statements of SpringBig and its subsidiaries as of and for the year ended December 31, 2021, prepared in accordance with GAAP and Regulation S-X and audited by SpringBig’s independent auditor.

•
Each of Tuatara, SpringBig will use commercially reasonable efforts to ensure that none of the information related to it or any of its affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either proxy statement/prospectus will, as of the date it is first mailed to the Tuatara shareholders, or at the time of the Tuatara shareholders’ extraordinary general meeting, or (ii) the registration statement will, at the time the registration statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the effective time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

•
If, at any time prior to the effective time, any information relating to Tuatara, SpringBig or any of their respective subsidiaries, affiliates, directors or officers, as applicable, or the SpringBig equity holders is discovered by any of Tuatara or SpringBig and is required to be set forth in an amendment or supplement to either proxy statement/prospectus or the registration statement, so that such proxy statement/prospectus or the registration statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other parties and an appropriate amendment or supplement describing such information will, subject to the terms of the merger agreement, be promptly filed by Tuatara with the SEC and, to the extent required by law, disseminated to the Tuatara shareholders.

•
Tuatara will take, in accordance with applicable law, Nasdaq rules, and the existing organizational documents, all action necessary to call, hold and convene the extraordinary general meeting of Tuatara shareholders to consider and vote upon the Transaction Proposals and to provide the shareholders with the opportunity to effect a Tuatara share redemption in connection therewith as promptly as reasonably practicable after the date that the registration statement is declared effective under the Securities Act. Tuatara will, through the board of directors of Tuatara, recommend to its shareholders (including in the proxy statement/prospectus) and solicit approval of (i) the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the business combination, (ii) the domestication, (iii) in connection with the domestication, the amendment of the existing organizational documents and approval of the proposed organizational documents, (iv) the issuance of common stock in connection with the business combination and the PIPE subscription financing, (v) the adoption of the incentive plan (as defined below), (vi) the election of the directors constituting the board of directors of New SpringBig, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the proxy statement, the registration statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by Tuatara and SpringBig to be necessary or appropriate in connection with the business combination and (ix) adjournment of the extraordinary general meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
•
Notwithstanding anything to the contrary contained in the merger agreement, once the extraordinary general meeting to consider and vote upon the Transaction Proposals has been called and noticed, Tuatara will not postpone or adjourn the extraordinary general meeting without the consent of SpringBig, other than (i) for the absence of a quorum, in which event Tuatara will postpone the meeting up to three (3) times for up to ten (10) business days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Tuatara has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the Tuatara shareholders prior to the extraordinary general meeting, or (iii) a one-time postponement of up to ten (10) business days to solicit additional proxies from Tuatara shareholders to the extent Tuatara has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

•
The parties will take all necessary action to cause the board of directors of New SpringBig as of immediately following the closing to consist of seven (7) directors, of whom (i) one (1) individual will be designated by Tuatara, (ii) three (3) individuals will be designated by SpringBig no later than fourteen (14) days prior to the effectiveness of the registration statement, and (iii) three (3) individuals will be independent directors acceptable to SpringBig and Tuatara. Tuatara shall also be entitled to appoint one non-voting observer to the New SpringBig Board.

•
Upon satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the trustee (which notice Tuatara will provide to the trustee in accordance with the terms of the trust agreement), in accordance with, subject to and pursuant to the trust agreement and the existing organizational documents, (a) at the closing, (i) Tuatara will cause the documents, opinions and notices required to be delivered to the trustee pursuant to the trust agreement to be so delivered, and (ii) will cause the trustee to (A) pay as and when due all amounts payable for Tuatara share redemptions and (B) pay all amounts then available in the trust account in accordance with the merger agreement and the trust agreement and (b) thereafter, the trust account will terminate, except as otherwise provided therein.

•
Tuatara and SpringBig will mutually agree upon and issue a press release announcing the effectiveness of the merger agreement. Tuatara and SpringBig will cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of the merger agreement (but in any event within four (4) business days thereafter), Tuatara will file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of the merger agreement as of its effective date. Prior to closing, Tuatara and SpringBig will mutually agree upon and prepare the closing press release announcing the consummation of the transactions contemplated by the merger agreement. Concurrently with or promptly after the closing, Tuatara will issue such closing press release. Tuatara and SpringBig will cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the closing, Tuatara will prepare a draft Form 8-K announcing the closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by SpringBig and its accountant. Concurrently with the closing, or as soon as practicable (but in any event within four (4) business days) thereafter, New SpringBig will file such 8-K with the SEC.
•
Prior to the effectiveness of the registration statement, Tuatara will approve, and subject to approval of the shareholders of Tuatara, adopt, a long-term incentive plan that provides for grant of awards to employees and other service providers of New SpringBig and its subsidiaries, with a total pool of awards of Class A ordinary shares not exceeding five percent (5%) of the aggregate number of the sum of (i) common stock outstanding at closing and (ii) securities convertible into common stock, in the form set forth as an annex to the merger agreement (the “incentive plan”).

•
During the time period from the date of the merger agreement until the closing date, none of Tuatara or Merger Sub, on the one hand, or SpringBig and its subsidiaries, on the other hand, will, nor will they authorize or permit their respective representatives to, directly or indirectly (i) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any person concerning, or which would reasonably be expected to lead to, an acquisition transaction, as defined in the merger agreement, (ii) in the case of Tuatara, fail to include the recommendation of the board of directors in (or remove from) the registration statement, (iii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, the approval of such party’s governing body of the merger agreement and/or any of the transactions contemplated thereby, or, in the case of Tuatara, the recommendation of the board of directors, unless, in the case of clauses (ii) and (iii), following a material adverse event not known or reasonably foreseeable by Tuatara as of the date of the merger agreement, the board of directors of Tuatara concludes, in good faith and after consultation with outside legal advisors and capital markets advisors, that a failure to change the recommendation of the board of directors of Tuatara would breach its fiduciary duties (such determination with respect to clauses (b) and (c), a “Tuatara Change in Board Recommendation”); provided that, the board of directors of Tuatara (i) shall provide five (5) business days’ prior written notice of its intent to change its recommendation, (ii) if requested by SpringBig, shall negotiate in good faith regarding any adjustments to terms and conditions of the merger agreement proposed by SpringBig as would enable Tuatara to proceed with the recommendation of the board of directors of Tuatara and not make such Tuatara Change in Board Recommendation and (iii) shall only make a Tuatara Change in Board Recommendation after taking into consideration such adjustments proposed by SpringBig prior to the end of the five (5) business day period. Promptly upon receipt of an unsolicited proposal regarding an acquisition transaction, each of the Tuatara parties and SpringBig will notify the other party thereof, which notice will include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the parties may respond to any unsolicited proposal regarding an acquisition transaction only by indicating that such party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such party or any of its subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an acquisition transaction.

Fees and Expenses
Subject to certain exceptions set forth below, each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated therein whether or not such transactions are consummated, including all fees of its legal counsel, financial advisers and accountants.
All the costs incurred in connection with obtaining the consents of governmental authorities and the expiration or termination of all applicable waiting periods under applicable antitrust laws, including HSR Act filing fees and any filing fees in connection with any other antitrust law, and any fees associated with obtaining approval for listing the common stock issued pursuant to the merger agreement on Nasdaq, will be paid 50% by SpringBig and 50% by Tuatara.
Further, if the transactions contemplated in the merger agreement are consummated, New SpringBig shall pay or cause to be paid all costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors) incurred by SpringBig, its subsidiaries, Tuatara and the Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement and Tuatara in connection with its initial public offering and Tuatara or Merger Sub’s pre-closing operations.

Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants and agreements in the merger agreement or in any instrument, document or certificate delivered pursuant to the merger agreement will survive the effective time, except for (i) those covenants or agreements contained therein which by their terms expressly apply in whole or in part after the effective time and then only to such extent such covenants and agreements have been fully performed, (ii) any covenants and agreements that survive in accordance with the terms of the merger agreement and (ii) any claim based upon fraud (as defined by the merger agreement).
Termination
•	The merger agreement may be terminated and the transactions contemplated thereby may be abandoned prior to the closing:
•	by the written consent of SpringBig and Tuatara;
•
by written notice to SpringBig from Tuatara, if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of SpringBig set forth in the merger agreement, such that any condition to closing of the Tuatara parties related to the accuracy of such representations and warranties or performance of such covenants would not be satisfied at the closing (a “terminating SpringBig breach”), except that, if such terminating SpringBig breach is curable by SpringBig, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the termination date) after receipt by SpringBig of notice from Tuatara of such breach, but only as long as SpringBig continues to use its reasonable best efforts to cure such terminating SpringBig breach, such termination will not be effective, and such termination will become effective only if the terminating SpringBig breach is not cured within such cure period; (ii) the closing has not occurred on or before July 8, 2022; (iii) the consummation of the business combination is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable governmental order; or (iv) Nasdaq rejects the listing of the common stock to be issued pursuant to the merger agreement, and such rejection is final and non-appealable; provided, that the right to terminate the merger agreement under subsection (ii) of this bullet will not be available if any of the Tuatara parties is in breach of the merger agreement and such breach is the primary cause of the failure of any condition to closing of SpringBig, related to the accuracy of its representations and warranties or performance of its covenants, to be satisfied as of the termination date;

•
by written notice to Tuatara from SpringBig, if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Tuatara parties set forth in the merger agreement, such that any condition to closing of SpringBig related to the accuracy of such representations and warranties or performance of such covenants would not be satisfied at the closing (a “terminating Tuatara breach”), except that, if any such terminating Tuatara breach is curable by Tuatara, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the termination date) after receipt by Tuatara of notice from SpringBig of such breach, but only as long as Tuatara continues to exercise such reasonable best efforts to cure such terminating Tuatara breach, such termination will not be effective, and such termination will become effective only if the terminating Tuatara breach is not cured within such cure period; (ii) the closing has not occurred on or before the termination date; (iii) the consummation of the business combination is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable governmental order; or (iv) Nasdaq rejects the listing of the common stock to be issued pursuant to the merger agreement, and such rejection is final and non-appealable; provided, that the right to terminate the merger agreement under subsection (ii) of this bullet will not be available if SpringBig is in breach of the merger agreement and such breach is the primary cause of the failure of the conditions to closing of the Tuatara parties, related to the accuracy of their representations and warranties or performance of their covenants, to be satisfied as of the termination date; or

•
by written notice from either SpringBig or Tuatara to the other party if the approval of Tuatara’s shareholders is not obtained upon a vote duly taken thereon at the extraordinary general meeting (subject to any permitted adjournment or postponement of the extraordinary general meeting).

Amendments
The merger agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties to the merger agreement.
Dissenting Shares
Shares held by SpringBig shareholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL shall not be converted into the right to receive consideration at the closing or the earnout consideration, and such dissenting SpringBig shareholders shall instead be entitled only to the rights granted by Section 262 of the DGCL.
Trust Account Waiver
SpringBig has agreed that it will not have any right, title, interest or claim of any kind in or to any monies in Tuatara’s trust account held for its shareholders, and has agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom); provided, however, that the foregoing will not amend, limit, alter, change, supersede or otherwise modify the right of SpringBig to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for damages against Tuatara, or any of its successors or assigns, for any breach of the merger agreement (but such claim shall not be against the trust account or any funds distributed from the trust account to holders of Tuatara ordinary shares in accordance with Tuatara’s existing organizational documents and the trust agreement).
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the merger agreement or in connection with the business combination, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements are either attached as annexes to this proxy statement/prospectus or have previously been filed with the SEC on Tuatara’s Current Report on Form 8-K, filed with the SEC on November 9, 2021. Shareholders and other interested parties are urged to reach such Related Agreements in their entirety.
Voting and Support Agreements
Concurrently with the execution of the merger agreement, certain SpringBig Class A equity holders entered into a voting and support agreement in favor of Tuatara and SpringBig and their respective successors.
In the voting and support agreements, the SpringBig shareholders agreed to vote all of their SpringBig shares in SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of New SpringBig that they receive as merger consideration under the merger agreement.
The foregoing description of the voting and support agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the voting and support agreements, the form of which, is filed as Exhibit 10.3 hereto and is incorporated herein by reference.
Sponsor Letter Agreement
Concurrently with the execution of the merger agreement, our sponsor entered into the sponsor letter agreement with Tuatara and SpringBig pursuant to which our sponsor agreed to, among other things, (i) vote all of its Class B ordinary shares in favor of the business combination and related transactions and to take certain other actions in support of the merger agreement and related transactions and (ii) waive any adjustment to the conversion ratio set forth in Tuatara’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of Tuatara held by the sponsor, in each case, on the terms and subject to the conditions set forth in the sponsor agreement. Our sponsor agreed that it will not transfer and, subject to the achievement of certain milestones, may be required to forfeit, any such deferred sponsor shares (in which case a corresponding number of deferred company units will be forfeited), subject to the terms of the sponsor letter agreement. Our sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.

Tuatara and our sponsor had previously, in connection with the initial public offering, entered into the sponsor IPO letter agreement pursuant to which, among other things, our sponsor agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
The foregoing description of the letter agreements with our sponsor does not purport to be complete and is qualified in its entirety by the terms and conditions of the letter agreements, copies of which is filed as Exhibit 10.1 and Exhibit 10.3 hereto and are incorporated herein by reference.
Sponsor Escrow Agreement
Our sponsor, Tuatara and certain independent members of Tuatara’s board of directors will enter into an escrow agreement (“Sponsor Escrow Agreement”) at the time of the closing in a form and on terms and conditions reasonably acceptable to SpringBig, providing that, immediately following the closing, the sponsor and certain of Tuatara’s board of directors’ independent directors shall deposit an aggregate of 1,000,000 shares of New SpringBig common stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement will provide that such Sponsor Earnout Shares will either be released to the sponsor if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by Tuatara if such condition is not met at any time after the closing date and by the third anniversary of the closing date.
Amended and Restated Registration Rights Agreement
Currently, our sponsor has the benefit of registration rights with respect to our securities that it holds pursuant to a registration rights agreement entered into in connection with our initial public offering.
In connection with closing of the business combination, our sponsor and the other investors will enter into an amended and restated registration rights agreement. As a result, our sponsor and the other investors will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.
In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the consummation of the business combination.
We have also agreed to file within 30 days of closing of the business combination a resale shelf registration statement covering the resale of the registrable securities subject to the amended and restated registration rights agreement.
Finally, pursuant to the subscription agreements with the subscription investors, we have agreed that we will use our reasonable best efforts to:
•	file within 30 days after the closing of the business combination a registration statement with the SEC for a secondary offering of shares of our common stock;
•
cause such registration statement to be declared effective promptly thereafter, but in no event later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Tuatara that it will “review” the registration statement) after closing and (ii) the 5th business day after the date Tuatara is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, as the case may be; and

•
maintain the effectiveness of such registration statement until the earliest of (A) the date on which the subscription investors cease to hold any shares of common stock issued pursuant to the subscription agreements, or (B) on the first date on which the subscription investors can sell all of their shares issues pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or amount of such securities that may be sold. Tuatara will bear the cost of registering these securities.
The foregoing description of the registration rights to be in effect is not a complete description thereof and is qualified in its entirety by reference to the full text of the amended and restated registration rights agreement, which are filed as Exhibit 10.4 to this proxy statement/prospectus and incorporated herein by reference.
PIPE Subscription Agreements
In connection with the execution of the merger agreement, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of New SpringBig at a purchase price of $10.00 per share. The closing of the PIPE subscription financing will occur immediately prior to the closing, and is subject to customary closing conditions, including the satisfaction or waiver of the conditions set forth in the merger agreement; provided, however, that certain of the subscription investors that are existing shareholders of SpringBig entered into convertible notes with SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Pursuant to the terms of the convertible notes, on the closing of the business combination, the outstanding principal balance of the convertible notes will mature and will be satisfied by the issuance of 700,000 shares of common stock of New SpringBig issuable under the applicable PIPE subscription agreements.
The foregoing description of the subscription agreements is not complete and is qualified in its entirety by reference to the form of subscription agreement and the form of convertible note, which are filed as Exhibits 10.2 and 10.8, respectively, to this proxy statement/prospectus and are incorporated herein by reference.

Background of the Business Combination
Background of the Business Combination
Tuatara is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the merger agreement and related agreements, including the business combination and PIPE subscription financing, are a result of an extensive search for a potential transaction utilizing the network and investing, operational and transactional experience of Tuatara’s management team and board of directors.
On February 17, 2021, Tuatara consummated its IPO of 20,000,000 units. Each unit consists of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $200,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our IPO and the sale of the units, we consummated a private placement of 6,000,000 warrants at a price of $1.00 per warrant, issued to our sponsor, generating total proceeds of $6,000,000. A total of $200,000,000 was placed in a trust account established for the benefit of our public shareholders.
Prior to the consummation of the IPO, neither Tuatara, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Tuatara.
As described in the prospectus for the IPO, Tuatara’s business strategy was to identify and complete our initial business combination with a target operating in the cannabis and related health and wellness industries that is compliant with all applicable laws and regulations within the jurisdictions in which it is located or operates. Tuatara intended to pursue opportunities across a number of verticals providing support to the cannabis industry with a particular focus on companies within the following sub-sectors: (i) research and testing; (ii) cultivation; (iii) processors; (iv) consumer products and brands; (v) retail operations; (vi) technology; and (vii) industrial services. Tuatara identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for our initial business combination.
Tuatara broadly focused on target businesses that it believed could materially grow revenue and earnings both organically and inorganically through the efforts of its management team. These included targets that could benefit from access to capital in order to: (i) increase spending on strategic initiatives that are expected to generate favorable returns and which can accelerate revenue and earnings growth; (ii) invest in infrastructure or technology; or (iii) fundamentally restructure their business operations.
Furthermore, Tuatara targeted companies that it believed possessed some or all of the following characteristics:
•	market leadership by sales, geographic reach, or innovation, in the respective target sub-sectors;
•	institutional-level operations and financial controls;
•	established growth with a proven financial track record or demonstrated success of the business model;
•	scalability;
•	talented management team with integrity that seeks to increase its company’s growth trajectory and be innovators; and
•	like-minded operators open to strategic resources and influence at the board level.
After the IPO, Tuatara commenced an active search for prospective business combination candidates. Tuatara contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, Tuatara reviewed, and entered into preliminary discussions with respect to, a number of acquisition opportunities other than SpringBig.
During that process, Tuatara’s management:
•	developed an initial list of potential business combination candidates; potential business combination candidates were primarily identified through Tuatara’s general industry knowledge and network;
•	considered and reviewed approximately ninety-seven (97) potential business combination candidates;

•
engaged in preliminary, high-level discussions of illustrative transaction structure to effect an initial business combination with twenty-six (26) potential business combination candidates, one of which was SpringBig;

•	signed nondisclosure agreements with six (6) companies and received confidential information for evaluation, one of which was SpringBig; and
•
submitted three (3) non-binding preliminary letters of intent to potential business combination candidates (one of which was SpringBig) but was unable to reach an agreement with two of them as to terms and valuation.

In selecting the approximately twenty-six (26) potential business combination candidates that the Tuatara management team considered and conducted analyses of following development of the initial list of potential business combination candidates, Tuatara’s management team focused on identifying businesses with a combination of all or certain the following general attributes:
•
a proven business model with consistent operational performance — Tuatara sought to identify a target business that has significant commercial traction, robust growth potential and has historically exhibited profitability or has a clear path towards profitability;

•
a top-tier proven executive management team — Tuatara sought to identify a target business that has an experienced managerial group with a clear vision about how to grow their business based on a successful track record of achieving a relevant market position in their industry;

•
exhibiting institutional-level operations and financial controls — Tuatara sought to identify a target business that has the underlying infrastructure and operations to build a public company platform;

•
may benefit from access to the capital markets — Tuatara sought to identify a target business that may benefit from being, or has the potential to become, a public company with an increased public profile, enhanced corporate governance and increased access to a more diversified pool of capital; and

•
exhibiting unrecognized value and desirable returns on capital — Tuatara sought to identify a target business that it believes had been undervalued by the marketplace based on Tuatara’s analysis and due diligence review.

Based on the foregoing criteria, the Tuatara management team believed that twenty (20) target business candidates that had been identified were not appropriate business combination candidates for reasons that included, among others, such businesses’ organic and inorganic growth plans and opportunities, capital needs, readiness to be public companies, internal controls, corporate governance and valuation expectations. Accordingly, Tuatara’s management team proceeded to coordinate Tuatara’s entry into non-disclosure agreements with six (6) potential business combination candidates. Following the execution of such non-disclosure agreements, Tuatara received, subject to confidentiality obligations requiring Tuatara to keep such materials confidential, and Tuatara’s management team reviewed business plans, financial statements and projections and certain other due diligence information of such six target businesses.
Tuatara’s management team focused on evaluating the following based on the materials received from such six (6) target businesses:
•	certain sector-specific criteria, including the following:
•	positive demand elasticity in relation to GDP growth, but with manageable volatility levels;
•	low penetration levels with respect to the total market;
•	high growth expectations as a result of competitive dynamics;
•	capital needs to fund growth;
•	positions to benefit from population growth trends in future years; and/or
•	positions to benefit from the availability of discretionary income in the applicable target market(s);

•
have not achieved their maximum potential in stable industries or industries with sustained growth tendencies. Tuatara’s plan consisted of looking for companies which are compatible with Tuatara’s management team’s value creation experience, where improvement initiatives prior to Tuatara’s investment had been identified and follow-up processes are established to implement and optimize such initiatives;

•	that have reached an inflection point and that may innovate with new products or services to enhance organic growth;
•	that can achieve better financial performance through an acquisition to improve their growth profile;
•	present recurrent business and financial opportunities to create value to shareholders;
•	have expansion opportunities not yet exploited or implemented;
•
the value of which has not been recognized within their industry or by the broad equity capital markets and has been identified by Tuatara’s industry/company analysis, with areas identified to complement this analysis being:

•	opportunity to improve client quality and base;
•	opportunity for generation of higher quality earnings;
•	ability for operational improvements to reduce costs;
•	ability to optimize capital structure;
•	opportunity for corporate governance improvements;
•	opportunity for accelerated growth via consolidation;
•	opportunity for improvement in the terms and conditions of existing contracts; and
•	opportunity for unidentified potential improvements in the industries, such as a greater level of integration in value chains (both in consumables or products of greater added value);
•
that hold non-strategic businesses or assets that, with constant and defined access to the public markets and an adequate management team, may generate above average returns on invested capital greater;

•	that are experiencing generational changes;
•	that are experiencing shareholder conflicts; and
•	that may offer attractive risk-adjusted returns for Tuatara’s shareholders.
Following the Tuatara management team’s evaluation and analysis of the foregoing criteria, Tuatara’s management team decided to pursue further discussions with three (3) potential business combination candidates, one of which was SpringBig. Tuatara decided not to pursue further a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of factors, including weaknesses in projected financial performance, inability to reach an agreement on valuation, structuring challenges and mutual decisions to pursue potential alternative transactions.
Tuatara sent non-binding letters of intent to two (2) other potential business combination candidates. Tuatara’s discussions with these potential business combination candidates ceased shortly thereafter based primarily on disagreements on valuation, as well as other factors, including expected sources and uses of capital in a potential business combination, expected timing required to reach a closing of a potential business combination and changes in general business and market conditions.
The Tuatara management team presented the potential business combination with SpringBig to Tuatara’s board of directors for consideration. Following deliberations, Tuatara’s board of directors authorized Tuatara’s management team to proceed with continuing to evaluate and negotiating a potential business combination with SpringBig.
On March 8, 2021, Sergey Sherman, the Chief Financial Officer of Tuatara, had an introductory call with one of SpringBig’s investors and learned that SpringBig was evaluating engagement of an investment banker in order to assist SpringBig in evaluating strategic alternatives, including a potential transaction with a SPAC. Mr. Sherman indicated that cannabis technology was one of the focus areas for Tuatara and that Tuatara would welcome an opportunity to learn more. It was agreed that, once engaged by SpringBig, the investment bank would contact Tuatara.
In March 2021, SpringBig engaged Jefferies LLC (“Jefferies”) to advise SpringBig. Following such engagement, Jefferies contacted a number of parties, including Tuatara on April 27, 2021.
On April 28, 2021, Jefferies provided Tuatara with a teaser and a non-disclosure agreement and Tuatara and Jefferies, on behalf of SpringBig, had a preliminary discussion regarding potential business combination involving SpringBig. On May 1, 2021, Tuatara and SpringBig executed mutual non-disclosure agreement. Tuatara was then granted access to the SpringBig virtual data room.
On May 4, 2021, Jefferies sent, on behalf of SpringBig, a transaction process letter to solicit bids from interested parties (including Tuatara) and requested indications of interest by May 18, 2021. On May 6, 2021, Tuatara had an initial call with Jeff Harris, the Chief Executive Officer of SpringBig, and Paul Sykes, the Chief Financial Officer of SpringBig. SpringBig management provided an overview of the company and the addressable market potential. Representatives of Tuatara provided background on Tuatara and its sponsor. Between May 6, 2021 and May 18, 2021, Tuatara conducted initial commercial and financial diligence of SpringBig, including conducting additional calls with management of SpringBig and representatives of Jefferies.
On May 18, 2021, Tuatara management and board of directors discussed the transaction and agreed to submit a non-binding letter of intent to acquire SpringBig, which included the following principal terms:
•	an enterprise value of SpringBig ranging from $300,000,000 to $350,000,000 (on a debt and cash free basis);
•	an earnout of 6,000,000 shares in three equal tranches at $13, $17 and $21 per share during a twenty-four (24) month period;
•	a private investment in public equity (“PIPE”) target of $75,000,000 in aggregate subscriptions;
•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances;

•	satisfactory completion of Tuatara’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
On May 25, 2021, representatives of Tuatara spoke to the SpringBig board of directors to answer questions regarding the proposed letter of intent and discuss the overall SPAC market and process. Over the next several days, representatives of Tuatara held additional discussions with representatives of Jefferies and eventually agreed to schedule a management meeting between Tuatara and SpringBig. Thereafter, Tuatara continued to progress its diligence with SpringBig in contemplation of the forthcoming management meetings.
On June 22, 2021 and June 23, 2021, Tuatara management and SpringBig management met at SpringBig offices to conduct due diligence sessions. SpringBig hosted a dinner for the meeting attendees on June 22, 2021.
On July 1, 2021, Tuatara management and certain members of its board of directors discussed: (i) the transaction and diligence to date; (ii) the current PIPE market and whether to proceed without a committed PIPE, given the size of SpringBig relative to the amount of cash in trust and operating cash needs of SpringBig; (iii) the option to try to combine SpringBig with another company and close on both simultaneously or (iv) the option to pause in pursuit of the SpringBig transaction. It was decided to continue with due diligence and to obtain additional market feedback as to the state of the PIPE market.
Over the next several weeks, Tuatara continued to conduct its due diligence of SpringBig. It has also begun discussions with Cantor Fitzgerald & Co. (“Cantor”) and asked Cantor for an assessment of the SPAC capital markets, including assessment of transactions with or without a PIPE. On July 19, 2021, Tuatara management and certain members of its board of directors discussed the capital markets assessment received from Cantor. Cantor recommended holding meetings with selected potential third party investors, subject to confidentiality restrictions, to form a view as to the potential interest in the transaction for this business combination, given overall market conditions. In addition, it was determined by Tuatara that any potential business combination transaction with SpringBig should not be conditioned on the availability of PIPE proceeds or a minimum cash condition.
On July 20, 2021, Mr. Sherman and Albert Foreman, the Chief Executive Officer of Tuatara, discussed the proposed path forward with Jefferies. After further communications among Tuatara management and members of its board of directors, on July 26, 2021, Tuatara submitted a revised non-binding letter of intent to SpringBig, which included the following principal terms:
•	an enterprise value of SpringBig equal to approximately $300,000,000 (on a debt- and cash-free basis);
•	an earnout of 6,000,000 shares in three equal tranches of 2,000,000 shares each at $12, $15 and $18 per share during a twenty-four (24) month period;
•	a sponsor earnout of 20% of sponsor shares at $12 per share during a twenty-four (24) month period;
•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances;

•	satisfactory completion of Tuatara’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
Over the next several days Mr. Sherman and Mr. Sykes discussed the terms of the letter of intent. The parties further agreed to conduct confidential meetings with select potential investors over the next several weeks and to assess their feedback. On August 2, 2021, Tuatara and SpringBig executed a revised letter of intent and entered mutual exclusivity for forty-five (45) days. The revised letter of intent included the following principal terms:
•	an enterprise value of SpringBig equal to approximately $325,000,000 (on a debt and cash free basis);
•	an earnout of 5,000,000 shares (50% at $12 per share; 25% at $15 per share; and 25% at $18 per share) during a thirty (30) month period;
•	a sponsor earnout of 20% of sponsor shares at $12 per share during a thirty (30) month period;
•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances;

•	satisfactory completion of Tuatara’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
On August 12, 2021, Tuatara formally engaged Cantor as its capital markets advisor. Over the next several weeks, SpringBig, Tuatara, and their respective advisors drafted a presentation and conducted six (6) calls with potential investors. In the meantime, Tuatara continued its diligence of SpringBig.
On September 13, 2021, representatives of Cantor presented feedback from investor meetings to Tuatara’s board of directors. After discussion, Tuatara’s board of directors determined to: (i) continue with the transaction and extend exclusivity for an additional forty-five (45) days; (ii) begin third-party financial, legal and technology diligence; and (iii) begin negotiations on the transaction agreement. Over the following weeks, Tuatara engaged advisers to conduct financial and technology diligence.
On October 5, 2021 and October 6, 2021, Tuatara management and several board members conducted on-site diligence of SpringBig. SpringBig hosted a dinner on October 5, 2021 for Tuatara management and board members.
On October 6, 2021, outside counsel to Tuatara, Davis Polk & Wardwell LLP (“Davis Polk”) provided an initial draft of the business combination agreement to outside counsel to SpringBig, Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”).
On October 11, 2021, Tuatara management and board of directors discussed: (i) the diligence progress; (ii) SpringBig’s business and financial performance; and (iii) possibility of a PIPE from certain affiliates of SpringBig and Tuatara who have expressed interest in a PIPE investment.
On October 12, 2021, Tuatara management and several board members conducted on-site diligence of SpringBig. SpringBig hosted a dinner on October 12, 2021 for Tuatara management and board members.

On October 18, 2021, Tuatara and SpringBig revised several terms of the transaction, which included the following principal terms:
•	an enterprise value of SpringBig reduced from $325,000,000 to $300,000,000 (on a debt and cash free basis);
•	an earnout increase from 5,000,000 shares to 9,000,000 shares, with vesting of 5,500,000 shares at $12 per share; 2,250,000 shares at $15 per share; and 1,250,000 shares at $18 per share;
•	a sponsor earnout of 20% of sponsor shares at $12 per share;
•	an increase in the earnout period from thirty (30) months to thirty-six (36) months for both SpringBig and the sponsor;
•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances;

•	satisfactory completion of Tuatara’s ongoing due diligence; and
•	negotiation of an acceptable acquisition agreement and other transaction documents.
The final proposal represented reduction of upfront value to SpringBig shareholders combined with an increase in a potential earnout for SpringBig shareholders, thereby resolving valuation issue while better aligning interests of SpringBig shareholders, including management of SpringBig, with interests of Tuatara shareholders.
Over the next two weeks, Tuatara continued to finalize its diligence including conducting customer calls and continued negotiation of the merger and ancillary agreements.
In addition, between October 14, 2021 and November 6, 2021 representatives of each of Tuatara, SpringBig, Davis Polk and Benesch met telephonically and exchanged numerous emails to finalize the remaining open items related to the merger agreement and various other agreements contemplated therein. Among key issues in the negotiations was treatment in the transaction of the unvested options for SpringBig’s management and circumstances under which change in control transaction after the closing would result in acceleration of SpringBig shares and sponsor shares that are subject to the respective earnouts. Following these discussions, representatives from Davis Polk and Benesch exchanged revised drafts of the merger agreement and other agreements, reflecting the outcome of such discussions.
On November 1, 2021, Tuatara management and board of directors discussed in detail the investment case incorporating all diligence findings. Davis Polk discussed legal diligence and transaction terms. Maples LLP, Cayman counsel to Tuatara, discussed fiduciary duties of the directors.
Between November 1, 2021 and November 7, 2021, each of the independent directors of Tuatara has determined that it would be in the interests of Tuatara shareholders if such director’s shares in Tuatara should be subject to the same earnout requirements as the sponsor shares and accordingly has amended such directors agreements with Tuatara.
On November 7, 2021, Tuatara management, board of directors, and Davis Polk discussed final transaction terms and outstanding diligence items. The board of directors unanimously approved the business combination.
On the evening of November 8, 2021, the parties executed the merger agreement and the voting and support agreement, and the subscription investors executed the subscription agreements.
On November 9, 2021, the transaction was publicly announced.

Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination
Tuatara’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Tuatara’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Tuatara’s board of directors may have given different weight to different factors. Tuatara’s reasons for the board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, Tuatara’s board of directors reviewed the results of due diligence conducted by Tuatara’s management, together with its advisors, which included, among other things:
•	extensive meetings (both in-person and telephonic) with SpringBig’s management team regarding operations and forecasts;
•	research on the cannabis industry, including historical growth trends and market data, as well as end-market size and growth projections;
•	review of SpringBig’s material contracts and financial, tax, legal, accounting, technology and intellectual property due diligence;
•	consultation with Tuatara’s management, and legal and capital markets advisors;
•	review of current and forecasted industry and market conditions;
•	financial and valuation analysis of SpringBig and the business combination and financial projections prepared by SpringBig’s management team;
•	SpringBig’s audited and unaudited financial statements; and
•	reports related to tax and legal diligence prepared by external advisors.
In the prospectus for Tuatara’s IPO, we identified general, non-exclusive criteria and guidelines that we believed would be important in evaluating prospective target businesses. Tuatara indicated its intention to acquire companies that it believes possess the following characteristics:
•	Market leaders: Leading companies by sales, geographic reach, or innovation, in our target sub-sectors;
•	Institutional-level operations and financial controls: Companies that have the underlying infrastructure and operations to build a public company platform;
•	Established growth: Rapidly growing businesses with a proven financial track record or demonstrated success in business model;
•	Scalability: Companies with a clear strategy and demonstrated pathway to scale in their respective state markets and beyond;
•	Exceptional managers: Talented management teams with integrity that seek to increase their companies’ growth trajectories and be trailblazing innovators; and
•	Opportunity for value creation: Like-minded operators open to strategic resources and influence at the board level.
In considering the business combination, Tuatara’s board of directors concluded that SpringBig met all of the above criteria.
The board of directors of Tuatara did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. Tuatara’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and expertise of Tuatara’s advisors, enabled the board to make the necessary analyses and determinations regarding the business combination.
Valuation. Although the board of directors of Tuatara did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with its determination to approve the business combination, the board of directors of Tuatara relied on the following sources: (i) the projections (see the section entitled “The Business Combination—Certain Projected Financial Information”), (ii) financial due diligence materials prepared by professional advisors, (iii) research reports and data related to the cannabis and technology industries, and (iv) Tuatara’s management’s collective experience in constructing and evaluating financial models and projections and conducting valuations of business. Following such efforts and evaluating the growth prospects of SpringBig for 2021 through 2025, the board of directors of Tuatara concluded that the valuation is fair and reasonable.
The board of directors of Tuatara also considered valuations and trading of publicly traded companies in similar and adjacent sectors, including comparing SpringBig to businesses both within and outside of the cannabis industry that are specifically focused on: (i) marketing and customer engagement, (ii) commerce and POS solutions, (iii) SaaS software, and (iv) technology solutions focused on the cannabis industry, each on a revenue multiple basis. The industries identified for the valuation analysis were determined based on their similarity and adjacency to SpringBig and are subject to the same or similar macro trends. The publicly traded companies that the Tuatara board considered were as follows:
•	Marketing/Customer Engagement:
○	Twilio Inc.
○	HubSpot, Inc.
○	Qualtrics International Inc.
○	Squarespace, Inc.
○	Sprout Social, Inc.
○	DoubleVerify Holdings, Inc.
○	Freshworks Inc.
•	Commerce/POS:
○	Adobe Inc.
○	Shopify Inc.
○	Coupa Software Incorporated
○	Lightspeed Commerce Inc.
○	Global-e Online ltd.
○	Olo Inc.
○	Sprinklr, Inc.
○	BigCommerce Holdings, Inc.
○	Similarweb Ltd.
○	Toast, Inc.
•	SaaS Software:
○	DocuSign, Inc.
○	UiPath Inc.
○	Bill.com Holdings, Inc.
○	Asana, Inc.
○	Avalara, Inc.
○	Procore Technologies, Inc.
○	ZoomInfo Technologies Inc.
○	monday.com Ltd

○	Anaplan, Inc.
○	BlackLine, Inc.
○	Everbridge, Inc.
○	Smartsheet Inc.
○	WalkMe Ltd.
•	Cannabis Software:
○	WM Technology, Inc.
○	Leafly Holdings Inc.
The board of directors of Tuatara, with the assistance of Tuatara’s management, determined that a revenue multiple was the most relevant metric among the metrics used to value comparable companies with negative EBITDA. The Tuatara board focused its analysis on mean and median calendar year 2023E Enterprise Value (“EV”) to a revenue multiples, including the following overall peer set multiples used for benchmarking purposes:
EV / 2023 Revenue
	Median	Mean
Marketing / Customer Engagement	17.2x	16.3x
Commerce / POS	16.2x	14.3x
SaaS Software	15.9x	19.1x
Overall	15.8x	16.0x
After factoring in scale, size, industry and other factors, the valuation was further discounted to a range of 5.0x to 6.5x 2023E Revenue which resulted in a range of enterprise value of SpringBig ranging from $315 million to $410 million.
The board was also presented with a discounted cash flow (“DCF”) analysis of SpringBig using the financial forecasts and other information as summarized in the section entitled “The Business Combination—Certain Projected Financial Information” to calculate the estimated present value of the future unlevered free cash flows projected to be generated by SpringBig from calendar year 2022 to 2025, including the estimated present value of SpringBig’s terminal value. The DCF analysis discounted the value of the free cash flows and present value of terminal value to November 7, 2021. Based on its experience and judgment, Tuatara believed it appropriate to utilize Adjusted EBITDA multiples ranging from 12.0x to 16.0x to apply to forecasted Adjusted EBITDA for calendar year 2025 for a range of terminal values and discount rates ranging from 15.0% to 20.0%. These discount rates were based on Tuatara’s judgment of the estimated range of SpringBig’s weighted average cost of capital. Based on the foregoing, the DCF analysis yielded implied enterprise values for SpringBig ranging from $345 million to $535 million. In addition, the board of directors considered sum-of-parts analysis , which incorporated, among other things, the implied valuation of SpringBig’s contractual and non-contractual revenue. Based on comparable trading multiples and published equity research analysis of comparable companies, contractual revenue was valued on 11.0x to 14.0x 2022 Revenue and non-contractual revenue was valued at 7.0x to 9.0x 2022 Revenue. Based on the foregoing analysis, a range of implied enterprise values for SpringBig was from $350 million to $445 million.
The board of directors also considered precedent transactions of companies in the cannabis technology and other software and customer loyalty technology sectors which yielded implied enterprise values of SpringBig ranging from $305 million to $420 million.
The board of directors also considered the following positive factors, although not weighted or in any order of significance:
•
Category Leading Customer Loyalty and Marketing Automation Platform. We view SpringBig as a leading customer loyalty and marketing platform that addresses a large, rapidly growing, highly regulated and fragmented cannabis end market.

•
High Growth Recurring Software-as-a-Service (“SaaS”) Business Model with “Sticky” Customer Base. SpringBig’s customer base includes both the largest cannabis enterprise clients and small to medium businesses. SpringBig has demonstrated the ability to expand existing relationships with customers resulting in high net revenue retention and low customer churn.

•
High Growth Business with Multiple Channels for Organic Growth. SpringBig’s business model serving its retail customers is positively correlated with the growth rate of additional states’ legalization of cannabis, thereby increasing both the consumer base and their corresponding spend. SpringBig anticipates capturing marketing spend from cannabis brands as their offerings of branded products increases. In addition, when legally permissible, SpringBig will have the potential for gross merchandise value monetization from its customers.

•
Significant Market Opportunity. The addressable market for cannabis products and services is substantial, with U.S. retail sales of cannabis in 2020 reaching approximately $20 billion. The U.S. cannabis market has been projected to double over the next five years.

•	Powerful Data. SpringBig develops unique and increasing volumes of data assets that power insights for its customers in a high growth industry.
•	Consolidation Opportunity. Opportunity to create the leading marketing technology platform in cannabis through the execution of a successful M&A strategy in a fragmented technology ecosystem.
•
Proven Management Team. SpringBig has an experienced management team with a proven track record of operational excellence. We believe that the management team has deep industry knowledge and strategic vision and also believe that the Tuatara and SpringBig teams will form a collaborative and effective long-term partnership that is positioned to create and enhance stockholder value going forward.

•
Favorable Entry Valuation and Financial Metrics. The proposed enterprise value of $300 million implies a 4.7x multiple to 2023 estimated revenues, which compares favorably with trading multiples of companies deemed comparable to SpringBig in certain aspects. These include marketing/customer engagement software, vertical SaaS software, and commerce/POS software, which we observed to trade at an average of 16.3x, 19.1x, and 14.3x of an enterprise value to 2023 estimated revenue multiple, respectively.

•
Strong Sponsorship. Following the closing, Tuatara is expected to have long-term blue chip shareholders and a permanent capital and public platform suitable for its long-term success, providing stability to all stakeholders.

•
Equity Investment. $13,100,000 of private capital from affiliates of Tuatara and SpringBig has been committed, which indicates strong support from parties knowledgeable about the business of the company.

•
Terms of the Merger Agreement. Our board of directors reviewed the financial and other terms and conditions of the merger agreement and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.

•
Shareholder Approval. Our board of directors considered the fact that in connection with the business combination our shareholders have the option to (i) remain shareholders of Tuatara, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the trust account.

•
Independent Director Role. Our board of directors is comprised of a majority of independent directors who are not affiliated with our sponsor and its affiliates. In connection with the business combination, our independent directors took an active role in evaluating the proposed terms of the business combination, including the merger agreement and the related agreements. Our independent directors evaluated and unanimously approved, as members of our board of directors, the merger agreement and the related agreements and the transactions contemplated thereby.

•
Other Alternatives. Our board of directors’ belief is that the business combination represents the best potential business combination for Tuatara based upon the process utilized to evaluate and assess other potential acquisition targets, and our board of directors’ and management’s belief that such processes did not present a better alternative.

In the course of its deliberations, our board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:
•	The risks associated with the cannabis industry in general, including the development, effects and enforcement of laws and regulations with respect to the cannabis industry.
•	The risks associated with global macroeconomic uncertainty and the effects it could have on SpringBig’s revenues.
•	The risks associated with SpringBig’s ability to continue to grow its revenue, including its ability to acquire and retain paying clients.
•	The risks associated with increased competition from existing competitors and potential new entrants.
•	The risks associated with SpringBig being unable to successfully execute on its M&A strategy.
•	The risks associated with increased regulatory limitation on cannabis related to content in marketing and messaging.
•
The risks associated with inability to obtain additional PIPE financing or otherwise retain sufficient cash in the trust account or find replacement sources of cash to meet growth plans of the business.

•
The risk that the business combination might not be consummated in a timely manner or that the closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Tuatara’s shareholders.

•
The fact that Tuatara did not obtain an opinion from any independent investment banking or accounting firm that the price Tuatara is paying to acquire SpringBig is fair to Tuatara or its shareholders from a financial point of view.

•	The risk that SpringBig might not able to protect its trade secrets or maintain its trademarks, patents and other intellectual property consistent with historical practice.
•	The risk that key employees of SpringBig might not remain with the company following the closing.
•	The possibility of litigation challenging the business combination.
•	The challenge of attracting and retaining senior management personnel.
•
The significant fees and expenses associated with completing the business combination and related transactions and the substantial time and effort of management required to complete the business combination.

•	The other risks described in the section entitled “Risk Factors.”
After considering the foregoing potentially positive and potentially negative reasons, our board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, our board of directors did not consider the fairness of the consideration to be paid by Tuatara in the business combination to any person other than Tuatara.

Certain Projected Financial Information
Certain SpringBig Forecasts
SpringBig does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the sale process, certain financial forecasts for fiscal years 2021 through 2024 were prepared by SpringBig’s management and made available to Tuatara (the “SpringBig projections”).
Projected Revenue is based on a variety of operational and regulatory assumptions, including overall economic trends, the attraction, retention and expansion of clients and client relationships, the regulation and maturation of the cannabis market as well as the development of new markets, and developments in the services and products offered.The revenue projections are based on SpringBig’s existing business – comprised of retail and brands clients – and does not include M&A activity.
SpringBig’s revenue from retail clients increased by 56% in 2021 compared with 2020 and SpringBig’s projections for revenue growth from 2022 to 2024 reflect similar growth rates ranging from 52% to 56% each year, with this projected growth across those time periods driven by new clients and expanding accounts with existing clients. As described in “Business of SpringBig—Growth Strategies”, SpringBig believes it will experience growth through the addition of new customers in both existing markets and in new emerging markets as additional states and other jurisdictions legalize cannabis use. Further, with SpringBig’s historical ability to secure, retain and expand relationships with its clients, SpringBig also anticipates increased revenue from existing clients as they utilize the SpringBig platform across additional locations, with greater cadence and through distributions of higher volumes of communications. SpringBig will continue to enhance its product offerings and this is expected to be a driver in ensuring client retention and fueling some increases in revenue. The costs associated with such development are included as Operating Expenses.
SpringBig’s brands platform is in its infancy, as it was launched in the latter part of 2020. While the revenue from this segment is projected at $0.8 million in 2021, the projections incorporate increases to reach $19 million by 2024. This growth trajectory is comparable to the trajectory of the retail revenues that SpringBig experienced from 2018 to 2021 increasing from $1.0 million to $23 million. There are in excess of 5,000 cannabis brands in the U.S. and during 2021 SpringBig brand clients totaled 69 brands, hence there is a significant opportunity to increase revenues from brand clients. The projected revenue growth for brands clients is based on similar assumptions as SpringBig’s retail revenue projections. SpringBig believes it will experience growth in revenue from its brands platform through the addition of new customers as well as through the expansion of existing brand client accounts. As described in “Business of SpringBig – Our Growth Strategies,” SpringBig expects revenue increases from brands will be driven by the continued proliferation of branded products, the accompanying expected sales and marketing spend by those clients (including an increased cadence and volume of marketing campaigns) and the development and expansion of brands in new markets in the cannabis space.
Projected Gross Profit and EBITDA are driven by increases in selling, servicing and marketing, technology and software development and general and administrative expenses necessary as the business increases its scale. The general and administrative expenses include additional expenses associated with being a public company from 2022 onwards.
The SpringBig projections were provided by management of Tuatara to our board of directors in connection with its evaluation of the business combination.
The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SpringBig’s business, all of which are difficult to predict and many of which are beyond SpringBig’s and Tuatara’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Because the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections beginning on pages 51 and 2 of this proxy statement/prospectus, respectively.

The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of SpringBig’s management, the financial projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of SpringBig. The SpringBig projections were prepared by SpringBig’s management. None of SpringBig’s independent registered accounting firm, Tuatara’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the SpringBig projections is provided in this proxy statement/prospectus because the projections were made available to Tuatara and our board of directors in connection with their review of the business combination. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Tuatara, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE SPRINGBIG PROJECTIONS, TUATARA UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
SpringBig projections
($ in millions)	2021E	2022E	2023E	2024E
Retail Revenue	$23.2	$35.3	$55.1	$85.2
Brands Revenue	0.8	3.1	8.2	19.1
Total Revenue	$24.0	$38.2	$63.3	$104.3
% Growth	58%	60%	65%	65%
Gross Profit	$17.4	$29.5	$49.4	$81.4
% Margin	73%	77%	78%	78%
Operating Expenses(1)	(22.1)	(31.8)	(40.1)	(52.9)
EBITDA(2)	$(4.6)	($2.2)	$9.2	$28.4
% Margin	(15%)	(6%)	15%	27%
(1)	Operating expenses include the estimated expenses and costs associated with being a public company.
(2)
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is a non-GAAP measure, with the closest GAAP metric being net income. EBITDA as set forth above excludes non-cash stock compensation expenses.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-GAAP financial measures as used in the above may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.
Satisfaction of 80% Test
It is a requirement under our existing organizational documents and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination.

As of the date of the execution of the merger agreement, the balance of the funds in the trust account was approximately $   (excluding the deferred underwriting amount) and 80% thereof represents approximately $  . In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of SpringBig of approximately $   (calculated on a debt and cash free basis). In determining whether the enterprise value described above represents the fair market value of SpringBig, our board of directors considered all of the factors described above in this section and the fact that the purchase price for SpringBig was the result of an arm’s-length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.
Interests of Certain Persons in the Business Combination
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the business combination, our shareholders should be aware that our sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders that they approve the business combination. Our shareholders should take these interests into account in deciding whether to approve the business combination. These interests include:
•	the fact that certain of our directors and officers are principals of our sponsor;
•
the fact that 5,000,000 founder shares held by our sponsor and affiliates, for which it paid approximately $25,000, will convert on a one-for-one basis, into 5,00,000 shares of common stock upon the closing (assuming (x) no public shares are redeemed by public shareholders in connection with the business combination and (y) no additional Class A ordinary shares, or securities convertible into or exchangeable for Class A ordinary shares are issued by us in connection with or in relation to the consummation of the business combination), and such shares, if unrestricted and freely tradable would be valued at approximately $   , based on the closing price of our Class A ordinary shares on the Nasdaq on     , 2022;

•
the fact that our sponsor holds 6,000,000 private placement warrants purchased in a private placement that closed simultaneously with the consummation of the IPO that would expire worthless if a business combination is not consummated by February 17, 2023;

•
the fact that in connection with the business combination, we entered into the subscription agreements with the subscription investors, which include a special purpose vehicle owned by certain of our and our sponsor’s directors and officers, which provide for the purchase by the subscription investors of an aggregate of 1,310,000 Class A ordinary shares (or shares of common stock of New SpringBig into which such shares will convert in connection with the domestication), for a purchase price of $10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the closing;

•
the fact that our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if Tuatara fails to complete an initial business combination, including the business combination, by February 17, 2023;

•
the fact that if the trust account is liquidated, including in the event Tuatara is unable to complete an initial business combination by February 17, 2023, our sponsor has agreed that it will be liable to Tuatara if and to the extent any claims by a third party (other than Tuatara’s independent auditors) for services rendered or products sold to Tuatara, or a prospective target business with which Tuatara has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•	the fact that one or more directors of Tuatara will be a director of New SpringBig;
•	the continued indemnification of Tuatara’s current directors and officers and the continuation of Tuatara’s directors’ and officers’ liability insurance after the business combination; and
•
the fact that our sponsor, officers, directors and their respective affiliates will not be reimbursed for any out-of-pocket expenses from any amounts held in the trust account if an initial business combination is not consummated by February 17, 2023.

Total Shares of New SpringBig to be Issued in the Business Combination
Assuming there are no redemptions of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 20,000,000 shares of common stock, representing 40.2% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 2.6% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 9.2% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 13.5% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 49.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
Assuming there is a maximum redemption of our public shares and that no additional shares are issued prior to the completion of the business combination, it is anticipated that, upon completion of the business combination and related transactions, the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors will be as follows:
•	The public shareholders would own 721,052 shares of common stock, representing 2.4% of New SpringBig’s total outstanding shares of common stock;
•	Our subscription investors would own 1,310,000 shares of common stock, representing 4.3% of New SpringBig’s total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 4,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 15.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of Class A common stock, representing 22.0% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 80.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description assumes that public shareholders have exercised their redemption rights with respect to 19,278,948 public shares (i.e., the maximum amount of outstanding public shares that Tuatara can redeem after giving effect to the payments to redeeming shareholders), which is equal to approximately 96.4% of non-affiliated public shares. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
The ownership percentages set forth above do not take into account any warrants that will be outstanding as of the closing and may be exercised thereafter. If the actual facts are different than these assumptions, the percentage ownership retained by Tuatara’s existing shareholders in New SpringBig following the business combination will be different. For example, if we assume that all 10,000,000 public warrants and 6,000,000 private placement warrants were exercisable and exercised following completion of the business combination and related transactions, then the ownership of Tuatara by our public shareholders, our subscription investors, the post-merger SpringBig equity holders and our sponsor, officers and directors, assuming no redemptions, will be as follows:
•	The public shareholders would own 30,000,000 shares of common stock, representing 45.6% of New SpringBig’s total outstanding shares of common stock;
•	The subscription investors would own 1,310,000 shares of common stock, representing 2.0% of our total outstanding shares of common stock;
•
Our sponsor and affiliates of our sponsor would own 10,600,000 shares of common stock (including 600,000 shares received pursuant to the PIPE subscription financing), representing 16.1% of New SpringBig’s total outstanding shares of common stock;

•
Our officers and directors (including directors nominated for election at the general meeting) would own 6,718,062 shares of common stock, representing 10.2% of New SpringBig’s total outstanding shares of common stock; and

•	The SpringBig equity holders would own 24,500,000 shares of common stock, representing 37.2% of New SpringBig’s total outstanding shares of common stock.
The preceding description of the ownership of Tuatara’s securities is accurate as of the date of filing of this proxy statement/prospectus. The preceding description does not take into account any transactions that may be entered into after the date hereof. The preceding description of the ownership of Tuatara's securities excludes the Sponsor Earnout Shares that are subject to vesting and forfeiture, but includes 130,000 shares held by the independent directors of Tuatara.
You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the business combination, assuming no redemptions of our public shares.
Sources		Uses
	(in millions)
Cash in trust	$200(1)	Equity issued to SpringBig	$245
SpringBig shareholder equity rollover	$245	Cash to balance sheet	$198
PIPE subscription financing	$13	Estimated transaction expenses	$20
Existing SpringBig cash	$5
Total Sources	$463	Total Uses	$463
(1)	Does not include interest earned on cash in trust.
Board of Directors of New SpringBig Following the Business Combination
Upon the closing, assuming the election of each of the director nominees and re-nominees, the board of directors of New SpringBig will consist of at least the following seven directors: Sergey Sherman, Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford, and Amanda Lannert. See “Proposal No. 11 – The Director Election Proposal.”

Information about the current Tuatara directors and executive officers can be found in the section entitled “Where You Can Find Additional Information – Tuatara SEC Filings.”
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of approximately $   , the estimated per share redemption price would have been approximately $   . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account or if we subsequently complete a different initial business combination on or prior to February 17, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
We will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination.
If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Tuatara following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
Appraisal Rights
There are no appraisal rights available to our shareholders in connection with the business combination.
SpringBig shareholders will have appraisal rights in connection with the business combination under Delaware law. No SpringBig shareholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “dissenting shareholder”) with respect to its SpringBig shares (such shares, “dissenting shares”) will be entitled to receive any portion of the merger consideration with respect to the dissenting shares owned by such dissenting shareholder unless and until such dissenting shareholder fails to perfect or otherwise waives, withdraws or loses its appraisal rights under the DGCL. Each dissenting shareholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the dissenting shares owned by such dissenting stockholder. SpringBig will give Tuatara prompt written notice of any demand, or any notices of intent to make demand, for appraisal of any SpringBig shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case, received by SpringBig. Tuatara shall have the right and opportunity to participate in all negotiations and actions with respect to any demand or threatened demand for appraisal of any SpringBig shares in connection with the business combination, including those that take place prior to the effective time of the business combination.

THE DOMESTICATION
Overview
As discussed in this proxy statement/prospectus, Tuatara is asking its shareholders to approve the Domestication Proposal. The board of directors recommends that shareholders approve a change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, Tuatara will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Tuatara will be domesticated and continue as a Delaware corporation. The domestication will become effective prior to the completion of the business combination. On the effective date of the domestication, (i) each then-issued and outstanding Tuatara Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of Tuatara (the “New SpringBig Common Stock”); (ii) each then-issued and outstanding Tuatara Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of New SpringBig Common Stock; and (iii) each then-issued and outstanding Tuatara warrant will convert automatically, on a one-for-one basis, into a warrant to purchase one share of New SpringBig Common Stock.
The Domestication Proposal, if approved, will approve a change of Tuatara’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Tuatara is currently governed by the Cayman Islands Companies Act, upon domestication, New SpringBig will be governed by the DGCL. We urge shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, Tuatara will also ask its shareholders to approve the Organizational Documents Proposals, which, if approved, will replace the existing organizational documents with the proposed organizational documents. The proposed organizational documents differ in certain material respects from the existing organizational documents, and we urge shareholders to carefully consult the information provided in the Organizational Documents Proposals, the existing organizational documents, attached hereto as Annex E, and the proposed organizational documents of New SpringBig, forms of which are attached hereto as Annexes B and C.
Reasons for Domestication
Our board of directors believes that there are significant advantages to New SpringBig that will arise as a result of a change of domicile to Delaware prior to the completion of the business combination. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Tuatara and its shareholders.
As explained in more detail below, our reasons for the domestication can be summarized as follows:
•
Taxes. The primary reason for the domestication is to enable Tuatara to avoid certain tax inefficiencies that would result if Tuatara were to conduct an operating business in the United States as a foreign corporation following the business combination.

•
Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and approximately two thirds of all Fortune 500 companies are incorporated in Delaware.

•
Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to New SpringBig, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New SpringBig’s shareholders from possible abuses by directors and officers. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to New SpringBig’s corporate legal affairs.
•
Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New SpringBig’s incorporation in Delaware may make New SpringBig more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New SpringBig to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New SpringBig to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no material accounting effect or change in the carrying amount of the consolidated assets and liabilities of Tuatara as a result of domestication. The business, capitalization, assets and liabilities and financial statements of New SpringBig immediately following the domestication will be the same as those of Tuatara immediately prior to the domestication.

GENERAL MEETING OF TUATARA SHAREHOLDERS
General
Tuatara is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the general meeting to be held on   ,2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about   , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the general meeting.
Date, Time and Place
The general meeting will be held at    , local time, on    , 2022, at the offices of Tuatara, in a virtual format. Shareholders may attend, vote and examine the list of Tuatara shareholders entitled to vote at the general meeting by visiting     and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the general meeting will be held in a virtual meeting format only. You will not be able to attend the general meeting physically.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the general meeting if you owned ordinary shares at the close of business on   , 2022, which is the record date for the general meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were   Class A ordinary shares of Tuatara outstanding and   Class B ordinary shares of Tuatara outstanding.
Vote of the Holders of Founder Shares of Tuatara
In connection with the IPO, the holders of our founder shares agreed to vote any ordinary shares owned by them in favor of any shareholder approvals sought by Tuatara in connection with the business combination.
The holders of our founder shares have agreed to waive their redemption rights with respect to their founder shares and public shares they may have acquired after our IPO in connection with the completion of the business combination. The founder shares have no redemption rights upon Tuatara’s liquidation and will be worthless if no business combination is effected by us by February 17, 2023.
Concurrently with the merger agreement, we entered into the sponsor letter agreement with our sponsor and SpringBig, pursuant to which our sponsor agreed to waive the anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.
Quorum and Required Vote for Proposals for the General Meeting
A quorum of Tuatara shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the issued shares entitled to vote at the general meeting is represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals.
The Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal and the Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee or re-nominee, as applicable, must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares as of the record date that are present and vote at the general meeting. Approval of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting. Currently, shareholders that have agreed to vote ordinary shares owned by them in favor of the Transaction Proposals own approximately 20% of our issued and outstanding ordinary shares, in the aggregate, including the founder shares. Accordingly, approximately 30% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 47% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal. Assuming only a quorum is present at the general meeting, approximately 5% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and approximately 13% of non-affiliated ordinary shares are required to vote in the affirmative to pass each of the Organizational Documents Proposals, the Articles Amendment Proposal and the Domestication Proposal.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Transaction Proposals. A shareholder’s failure to vote by proxy or to vote in person at the general meeting will not be counted towards the number of ordinary shares required to validly establish a quorum, and if a valid quorum is otherwise established, will have no effect on the outcome of any vote on any of the Transaction Proposals.
For the purposes of determining a quorum and the required votes for the proposals, “in person” shall also include virtual attendance at the general meeting.
The closing is conditioned on the approval of the Transaction Proposals (other than the Adjournment Proposal) at the general meeting.
Recommendation to Tuatara Shareholders
After careful consideration, Tuatara’s board of directors recommends that Tuatara’s shareholders vote “FOR” each Transaction Proposal being submitted to a vote of Tuatara’s shareholders at the general meeting.
For a more complete description of Tuatara’s reasons for the approval of the business combination and the recommendation of Tuatara’s board of directors, see the section entitled “The Business Combination – Tuatara’s Board of Directors’ Reasons for Approval of the Business Combination.”
When you consider the recommendation of the board of directors to vote in favor of approval of these Transaction Proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”
Voting Your Shares
Each Class A ordinary share that you own in your name entitles you to one vote on each of the Transaction Proposals for the general meeting, except for the Director Election Proposal. Each Class B ordinary share that you own in your name entitles you to one vote on each of the Transaction Proposals for the general meeting, including the Director Election Proposal. Your one or more proxy cards show the number of ordinary shares that you own. There are several ways to vote your ordinary shares:
•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Domestication Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Articles Amendment Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

•
You can attend the general meeting virtually and vote electronically, even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive.

However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the general meeting or at such meeting by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Tuatara’s secretary, in writing, before the general meeting that you have revoked your proxy; or
•	you may attend the general meeting, revoke your proxy, and vote virtually, as indicated above.
No Additional Matters May Be Presented at the General Meeting
The general meeting has been called to consider only the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Articles Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Cayman Islands law, other than procedural matters incident to the conduct of the general meeting, no other matters may be considered at the general meeting if they are not included in the notice of the general meeting.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect: (203) 658-9400) or email at TCAC.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to our existing organizational documents, we are providing the public shareholders with the opportunity to have their public shares redeemed at the closing of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Class A ordinary shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of     of approximately $   , the estimated per share redemption price would have been approximately $   . Public shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other Transaction Proposals. Our existing organizational documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of Tuatara, will be restricted from exercising this redemption right with respect to more than 15% of the public shares in the aggregate without the prior consent of Tuatara. There will be no redemption rights with respect to our warrants. Our sponsor, the holder of our Class B ordinary shares issued in a private placement prior to the IPO, has entered into the sponsor IPO letter agreement with us pursuant to which our sponsor has agreed to waive its redemption rights with respect to its founder shares and any public shares our sponsor may have acquired after our IPO in connection with the completion of the business combination. Permitted transferees of our sponsor will be subject to the same obligations.
In order to exercise your redemption rights, you must:
•
if you hold your public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
prior to    , local time, on    , 2022 (two (2) business days before the general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•
deliver your public shares electronically through DTCC to the transfer agent at least two (2) business days before the general meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

We will pay the redemption price to public shareholders who properly exercise their redemption rights promptly following the closing. The closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting the transfer agent at the email or address listed above.
Holders of outstanding units of Tuatara must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, shareholders should review the market price of our Class A ordinary shares as they may receive higher proceeds from the sale of their Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Tuatara cannot assure you that you will be able to sell your Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A ordinary shares when you wish to sell your shares.
If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Tuatara following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the business combination is not approved and we do not consummate an initial business combination by February 17, 2023, we will be required to liquidate and dissolve our trust account by returning the then-remaining funds in such account to the public shareholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of ordinary shares in connection with the business combination.
Proxy Solicitation Costs
Tuatara and SpringBig are soliciting proxies on behalf of the board of directors of Tuatara. This solicitation is being made by mail but also may be made by telephone or in person. Tuatara, SpringBig and Tuatara’s directors, officers and employees may also solicit proxies in person. Tuatara and SpringBig will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Tuatara will bear the cost of the solicitation.
Tuatara has hired Morrow to assist in the proxy solicitation process. Tuatara will pay that firm a fee of $35,000, plus disbursements. Tuatara will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tuatara will reimburse them for their reasonable expenses.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following are the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and public warrants (together, “Tuatara securities”) in the event that the Domestication Proposal is not approved and the domestication does not occur, (ii) the domestication, (iii) an exercise of redemption rights generally applicable to common stock, and (iv) the ownership and disposition of common stock following the domestication and the business combination. This section applies only to beneficial owners that hold their Tuatara securities, and will hold their common stock or warrants of New SpringBig (“New SpringBig securities”), as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner’s circumstances or status, including:
•	our sponsor or any member thereof;
•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market tax accounting rules;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	“controlled foreign corporations,” PFICs (as defined below), and corporations that accumulate earnings to avoid U.S. federal income tax;
•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);
•	persons that actually or constructively own 5% or more of Tuatara or New SpringBig shares, by vote or value;
•	persons that acquired Tuatara securities as compensation;
•	persons that hold Tuatara securities, or will hold New SpringBig securities, in connection with a trade or business conducted outside the United States;
•	persons that hold Tuatara securities, or will hold New SpringBig securities, as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or
•	U.S. Holders whose functional currency is not the U.S. dollar.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum tax considerations, special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the domestication, an exercise of redemption rights or the business combination. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the domestication, Tuatara will change its jurisdiction of incorporation from the Cayman Islands to Delaware and will change its name to New SpringBig. In the opinion of Davis Polk & Wardwell LLP, the domestication will qualify as an F Reorganization for U.S. federal income tax purposes. However, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this disclosure assumes that the domestication qualifies as an F Reorganization. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of Tuatara securities (or New SpringBig securities received pursuant to the domestication or the business combination), as the case may be, who or that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of Tuatara securities (or New SpringBig securities received pursuant to the domestication or the business combination), as the case may be, who or that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual, should consult its own tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Tuatara securities or New SpringBig securities, the tax treatment of such partnership, and of a person treated as a partner of such partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Tuatara securities or New SpringBig securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the domestication, an exercise of redemption rights and the business combination to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF TUATARA SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur
U.S. Holders
Taxation of Distributions
Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A ordinary shares to the extent the distribution is paid out of Tuatara’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Tuatara Class A ordinary shares. However, it is possible that financial intermediaries may report the entire amount of any distributions Tuatara makes as dividends if they cannot determine the amount of Tuatara’s earnings and profits for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect but subject to the PFIC rules discussed below, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Public Warrants” below) only if the Class A ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met.
U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Tuatara Class A ordinary shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Public Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Class A ordinary shares or public warrants (including on Tuatara’s dissolution and liquidation if we do not consummate an initial business combination within the required time period). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A ordinary shares or public warrants exceeds one year at the time of such disposition. It is unclear, however, whether certain redemption rights described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or public warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A ordinary shares or public warrants generally will equal the U.S. Holder’s acquisition cost reduced (in the case of Class A ordinary shares) by any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise or Lapse of a Public Warrant” below for a discussion regarding a U.S. Holder’s tax basis in a Class A ordinary share acquired pursuant to the exercise of a public warrant. The deduction of capital losses is subject to certain limitations.
Redemption of Class A Ordinary Shares
Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s Class A ordinary shares are redeemed (including pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal) or if Tuatara purchases a U.S. Holder’s Class A ordinary shares in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A ordinary shares under Section 302 of the Code. If the redemption or purchase by us qualifies as a sale of Class A ordinary shares, the U.S. Holder will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Public Warrants” above. If the redemption or purchase by Tuatara does not qualify as a sale of Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “Taxation of Distributions.” Whether a redemption or purchase by Tuatara qualifies for sale treatment will depend largely on the total number of Class A ordinary shares treated as held by the U.S. Holder (including any Class A ordinary shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all of Tuatara’s shares outstanding both before and after such redemption or purchase. The redemption or purchase by Tuatara of Class A ordinary shares generally will be treated as a sale of the Class A ordinary shares (rather than as a corporate distribution) if such redemption or purchase (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Tuatara or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (collectively, the “302 tests”). These tests are explained more fully below.
In determining whether any of the 302 tests is satisfied, a U.S. Holder takes into account not only Tuatara shares actually owned by the U.S. Holder, but also Tuatara shares that are constructively owned by such U.S. Holder under the relevant rules. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of Tuatara outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A ordinary shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Tuatara shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Tuatara shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other Tuatara shares. The redemption of Class A ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Tuatara. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Tuatara will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Tuatara shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in its warrants or other shares constructively owned by such U.S. Holder.
Exercise or Lapse of a Public Warrant
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A ordinary share on the exercise of a public warrant for cash. A U.S. Holder’s tax basis in a Class A ordinary share received upon exercise of the public warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a Public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in its warrant. The deductibility of capital losses is subject to certain limitations.
The tax consequences of a cashless exercise of a public warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the public warrants. If the cashless exercise is not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the warrants or the day following the date of exercise of the public warrants. If the cashless exercise is treated as a recapitalization, the holding period of the Class A ordinary shares will include the holding period of the public warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered public warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the public warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the public warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share would commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of public warrants.

Possible Constructive Distributions
The terms of each public warrant provide for an adjustment to the number of Class A ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of public warrants would, however, be treated as receiving a constructive distribution from Tuatara if, for example, the adjustment increases the warrant holders’ proportionate interest in Tuatara’s assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of Tuatara Class A ordinary shares. Such constructive distribution would be subject to tax as described under “Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from Tuatara equal to the fair market value of the increase in the interest. For certain information reporting purposes, Tuatara is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which may be relied on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Passive Foreign Investment Company Rules
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Because Tuatara is a blank check company with no current active business, Tuatara believes that it is likely that it (i) has been a PFIC for the previous taxable year, (ii) will be a PFIC for the current year (which would end with the domestication) if the domestication occurs, and (iii) will be a PFIC for the current year if the domestication does not occur. Although Tuatara’s PFIC status is determined annually, an initial determination that Tuatara is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A ordinary shares or warrants while Tuatara was a PFIC, whether or not Tuatara meets the test for PFIC status in those subsequent years.
If Tuatara is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A ordinary shares or public warrants and, in the case of Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election or “mark-to-market” election for Tuatara’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, in each case as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A ordinary shares or public warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares). Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares or public warrants;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Tuatara’s first taxable year in which Tuatara is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder, and an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder will avoid the PFIC tax consequences described above in respect of Class A ordinary shares (but not public warrants) by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Tuatara’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Tuatara’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its warrants to acquire Class A ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Tuatara was a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made a QEF election with respect to Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under the purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.
U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Tuatara. There is no assurance that Tuatara will timely provide such required information.
If a U.S. Holder has made a QEF election with respect to its Class A ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Tuatara’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Tuatara is a PFIC for any taxable year, a U.S. Holder of Class A ordinary shares that has made a QEF election will be currently taxed on its pro rata share of Tuatara’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Tuatara is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Class A ordinary shares for such a taxable year.
If the Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The

U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. A mark-to-market election may not be made with respect to warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A ordinary shares under their particular circumstances.
If Tuatara is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally will be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Tuatara receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that Tuatara will have timely knowledge of the status of any such lower-tier PFIC. In addition, Tuatara may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Tuatara will be able to cause the lower-tier PFIC to provide any required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A ordinary shares and public warrants should consult their own tax advisors concerning the application of the PFIC rules to Tuatara securities under their particular circumstances.
Tax Reporting
Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Tuatara constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Class A ordinary shares and public warrants.
Non-U.S. Holders
Dividends (including constructive distributions and amounts paid in connection with a redemption that is treated as a distribution, as discussed under “U.S. Holders − Redemption of Class A Ordinary Shares” above) paid or deemed paid to a Non-U.S. Holder in respect of Class A ordinary shares if the domestication does not occur generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Class A ordinary shares or public warrants (including a redemption treated as a sale or exchange transaction as discussed above) unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Dividends (including constructive distributions) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders − Exercise or Lapse of a Public Warrant,” above, although a capital loss on the lapse of a warrant may not be usable to a Non-U.S. Holder not generally subject to U.S. tax, and to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Class A ordinary shares and public warrants.
Information Reporting and Backup Withholding
Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares and public warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
The Domestication
Effects of the Domestication
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the domestication, Tuatara will change its jurisdiction of incorporation from the Cayman Islands to Delaware and will change its name to New SpringBig. The domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this disclosure assumes that the domestication qualifies as an F Reorganization.
Except as provided below under “Section 367” and “PFIC Considerations”:
•	U.S. Holders generally will not recognize taxable gain or loss as a result of the domestication for U.S. federal income tax purposes,
•
the tax basis of a share of common stock or warrant received by a U.S. Holder in the domestication will equal the U.S. Holder’s tax basis in the Tuatara Class A ordinary share or public warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and

•
the holding period for the common stock or warrant received by a U.S. Holder in the domestication will include such U.S. Holder’s holding period for the Class A ordinary share or public warrant surrendered in exchange therefor.

Because the domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders and Non-U.S. Holders exercising such redemption rights will (if the domestication occurs) be subject to the potential tax consequences of the domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the domestication and an exercise of redemption rights to them.
Section 367
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the

Code will generally apply to U.S. Holders of Tuatara at the time of the domestication. Because the domestication will occur prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the domestication.
U.S. Holders of Tuatara that Own More Than 10% of Class A Ordinary Shares
A U.S. Holder who on the date of the domestication is a 10% shareholder must include in income as a dividend the “all earnings and profits amount” attributable to the Class A ordinary shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% shareholder, and complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of Tuatara’s Class A ordinary shares.
A 10% shareholder’s all earnings and profits amount with respect to its Class A ordinary shares is the net positive earnings and profits of Tuatara (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Class A ordinary shares. If Tuatara’s cumulative earnings and profits through the date of the domestication are not greater than zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Class A ordinary shares. However, if Tuatara’s earnings and profits are greater than zero through the date of the domestication, depending upon the period in which a U.S. Holder held its Class A ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the domestication. The determination of Tuatara’s earnings and profits is complex and may be impacted by numerous factors.
U.S. Holders of Tuatara that Own Less Than 10% of Tuatara Shares
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the domestication actually and constructively owns Tuatara shares with a fair market value of $50,000 or more but who is not a 10% shareholder will recognize gain (but not loss) with respect to the deemed receipt of shares of common stock in the domestication unless such holder elects to recognize the “all earnings and profits” amount as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the deemed receipt of shares of common stock in the domestication. Any such gain should be equal to the excess of the fair market value of the shares of common stock received over the U.S. Holder’s adjusted basis in the Class A ordinary shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the U.S. Holder held the Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are generally subject to tax at preferential rates under current law.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the domestication is a Section 367(b) exchange; (ii) a complete description of the domestication; (iii) a description of any stock, securities, or other consideration transferred or received in the domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Tuatara establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Class A ordinary shares and (B) a representation that the U.S. Holder has notified New SpringBig that such U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the domestication and the U.S. Holder must send notice to New SpringBig of the election no later than the date such tax return is filed. There is no assurance that Tuatara will timely provide the required information for making this election.
If Tuatara’s cumulative earnings and profits are not greater than zero through the date of the domestication, a U.S. Holder who makes this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If Tuatara had positive earnings and profits through the date of the domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.
U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value Less Than $50,000
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the domestication owns (or is considered to own) Class A ordinary shares with a fair market value less than $50,000 and is not a 10% shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to Section 367(b) of the Code and below relating to PFIC considerations, a U.S. Holder of public warrants should not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of public warrants for New SpringBig public warrants in the domestication.
PFIC Considerations
As discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur − U.S. Holders − Passive Foreign Investment Company Rules” above, Tuatara expects that it likely met the PFIC tests for the taxable year ending on December 31, 2021 and the taxable year in which the business combination occurs. In addition to the discussion under the heading “Section 367” above, the domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Even if the domestication qualifies as an F reorganization for U.S. federal income tax purposes, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Tuatara securities for New SpringBig securities in the domestication if Tuatara were classified as a PFIC for any taxable year during such U.S. Holder’s holding period in the Tuatara securities unless, in the case of Class A ordinary shares, such U.S. Holder made a timely and effective QEF election for Tuatara’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, or made a QEF election along with a purging election (if the QEF election was not made with respect to such first taxable year or was made with respect to Class A ordinary shares received pursuant to an exercise of a public warrant), or made a mark-to-market election (a U.S. Holder that has not made such a QEF or mark-to-market election, a “Non-Electing Shareholder” and any U.S. Holder that has made such a QEF election (or QEF election along with a purging election, or mark-to-market election), an “Electing Shareholder”). Any such gain would be treated as an “excess distribution” made in the year of the domestication and subject to the special tax and interest charge rules discussed above under “Passive Foreign Investment Company

Rules.” In addition, such regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “Section 367.” The proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) should not apply to an Electing Shareholder with respect to its Class A ordinary shares for which a timely QEF election (or a QEF election along with a purging election, or mark-to-market election) is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “Section 367.” The application of the PFIC rules to warrants is unclear. A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of public warrants for New SpringBig warrants pursuant to the domestication.
The rules dealing with PFICs and with the QEF election, purging election and mark-to-market election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Class A ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such Class A ordinary shares or public warrants under such U.S. Holder’s particular circumstances.
Tax Consequences of a Redemption of Common Stock to U.S. Holders and Non-U.S. Holders
If the domestication is consummated, Tuatara will become New SpringBig prior to any redemption of equity held by holders that elect to redeem their equity interests in Tuatara in connection with the vote regarding the Business Combination Proposal. Accordingly, at the time of any such redemption, such holders will hold shares of common stock. The treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the common stock under the 302 tests discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur − U.S. Holders − Redemption of Class A Ordinary Shares” above. Whether a redemption by New SpringBig meets one of the 302 tests will, in turn, depend largely on the total number of New SpringBig shares treated as held by the holder (including any shares constructively owned by the holder as a result of owning warrants) relative to all New SpringBig shares outstanding both before and after such redemption or purchase.
If the redemption or purchase by New SpringBig qualifies as a sale of common stock, the U.S. Holder will be treated as described under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur − U.S. Holders − Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Public Warrants” above (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and Non-U.S. Holders will be treated as described under “Tax Consequences of the Ownership and Disposition of Common Stock and New SpringBig Warrants After the Business Combination − Non-U.S. Holders − Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants” below. If the redemption or purchase by New SpringBig does not qualify as a sale of common stock, (i) U.S. Holders will be treated as receiving a corporate distribution with the tax consequences to U.S. Holders described above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur − U.S. Holders − Taxation of Distributions” (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”), and (ii) Non-U.S. Holders will be subject to the tax consequences described below under “Tax Consequences of the Ownership and Disposition of Common Stock and New SpringBig Warrants After the Business Combination − Non-U.S. Holders − Taxation of Distributions on Common Stock and Constructive Distributions on New SpringBig Warrants.”
Because the satisfaction of the 302 tests described above is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its common stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the 302 tests.
See “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Redemption of Class A Ordinary Shares” and “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − Non-U.S. Holders” above for a discussion of the consequences of a redemption of Class A ordinary shares in the event that the domestication does not occur.
Tax Consequences of the Ownership and Disposition of Common Stock and New SpringBig Warrants After the Business Combination
U.S. Holders
Taxation of Distributions on Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on common stock to the extent the distribution is paid out of New SpringBig’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants.”
With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants” below), subject to applicable requirements and limitations.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants
A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of common stock or New SpringBig warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for common stock or New SpringBig warrants so disposed of exceeds one year at the time of disposition. It is unclear, however, whether the redemption rights with respect to the common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to tax at preferential rates under current law. The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock or New SpringBig warrants disposed of.
Exercise or Lapse of a New SpringBig Warrant
Except with respect to the application of the PFIC rules, the tax consequences of the exercise or lapse of a New SpringBig warrant will generally be the same as the tax consequences of the exercise or lapse of a public warrant, as discussed above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur − U.S. Holders − Exercise or Lapse of a Public Warrant.”
Possible Constructive Distributions
The terms of each New SpringBig warrant provide for an adjustment to the number of shares of common stock for which a New SpringBig warrant may be exercised or to the exercise price of a New SpringBig warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of New SpringBig

Securities − Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New SpringBig warrants would, however, be treated as receiving a constructive distribution from New SpringBig if, for example, the adjustment increases the warrant holders’ proportionate interest in New SpringBig’s assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of common stock. Such constructive distribution would be subject to tax as described under “Taxation of Distributions on Common Stock” above in the same manner as if the U.S. Holders of the New SpringBig warrants received a cash distribution from New SpringBig equal to the fair market value of such increased interest. Proposed Treasury Regulations, which may be relied on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Non-U.S. Holders
Taxation of Distributions on Common Stock and Constructive Distributions on New SpringBig Warrants
Any cash distribution (or a constructive distribution) that New SpringBig makes to a Non-U.S. Holder of New SpringBig securities, to the extent paid out of New SpringBig’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. For a discussion regarding what constitutes a constructive distribution see “U.S. Holders – Possible Constructive Distributions” above. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of common stock (or New SpringBig warrants) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). It is possible that withholding agents will withhold 30% from the amount of an entire distribution. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants” below.
Dividends (including constructive dividends) that New SpringBig pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and New SpringBig Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock or New SpringBig warrants unless:
•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States; or
•
New SpringBig is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, except if the New SpringBig Class A common shares are regularly traded on an established securities market and certain other conditions are met.

Unless an applicable tax treaty provides otherwise, any gain described in the bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a Non-U.S. Holder described in the first bullet point that is a foreign corporation will generally be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments).
Information Reporting and Backup Withholding
Dividend payments with respect to shares of common stock and proceeds from the sale, exchange or redemption of shares of common stock or New SpringBig warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations, the preamble to which states that taxpayers may rely on them until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of New SpringBig securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their New SpringBig securities.

PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL
Overview
Our shareholders are being asked to approve and adopt the merger agreement and the transactions contemplated thereby.
For a summary of the merger agreement and the business combination, including the background of the business combination, Tuatara’s board of directors’ reasons for the business combination and related matters, see “The Business Combination” beginning on page 95. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the merger agreement in its entirety before voting on this Business Combination Proposal.
Vote Required for Approval
The Business Combination Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Business Combination Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on the Business Combination Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the transactions contemplated by the agreement and plan of merger, dated as of November 8, 2021 (as amended or modified from time to time, the “Merger Agreement”), by and among Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”), and SpringBig, Inc., a Delaware corporation (“SpringBig”), pursuant to which Merger Sub will be merged with and into SpringBig, whereupon the separate corporate existence of Merger Sub will cease and SpringBig will be the surviving company and continue in existence as a subsidiary of New SpringBig, on the terms and subject to the conditions set forth therein be confirmed, ratified, adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 – THE NASDAQ PROPOSAL
Overview
For purposes of complying with the Nasdaq Stock Market Listing Rules 5635(a), (b) and (d), our shareholders are being asked to approve the issuance of an aggregate of (i) 1,310,000 shares of common stock to the subscription investors pursuant to the subscription agreements and (ii) 24,500,000 shares of common stock to SpringBig shareholders pursuant to the merger agreement.
Under the Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under the Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although The Nasdaq Stock Market has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under the Nasdaq Stock Market Listing Rule 5635(d), shareholder approval is required prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or “Substantial Shareholders” (as defined in the applicable Nasdaq rules) of a company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than a price that is the lesser of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “minimum price”).
For a summary of the subscription agreements, please see the section entitled “The Business Combination – Related Agreements – PIPE Subscription Agreements” beginning on page 111. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the subscription agreements. You are urged to read carefully the form of subscription agreement in its entirety before voting on this Nasdaq Proposal.
Pursuant to the subscription agreements and the merger agreement, we will issue shares of common stock to the subscription investors and shares of common stock to SpringBig shareholders that will exceed 20% of the voting power outstanding before such issuance. As a result, Tuatara is required to obtain shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(a). In addition, the issuance of the shares of common stock of New SpringBig to the subscription investors and the issuance of the shares of common stock to the SpringBig shareholders could collectively be deemed to result in a change of control of Tuatara. As a result, Tuatara is required to obtain shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(b). Subscription investors will purchase our shares of common stock at $10.00 per share and SpringBig shareholders will receive shares of common stock based on an implied value of $10.00 per share pursuant to the merger agreement, in each case which may be below the minimum price, and thus, Tuatara is also obtaining shareholder approval of such issuances pursuant to the Nasdaq Stock Market Listing Rule 5635(d).
Vote Required for Approval
The Nasdaq Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of not less than a majority of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Nasdaq Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq”), the issuance by Tuatara of (i) 1,310,000 shares of common stock to the subscription investors pursuant to the subscription agreements and (ii) up to 24,500,000 shares of common stock to shareholders of SpringBig, Inc. pursuant to the merger agreement be confirmed, ratified, adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 – THE DOMESTICATION PROPOSAL
Overview
General
Tuatara is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Tuatara under the applicable laws of the Cayman Islands and the State of Delaware as described under “The Domestication,” beginning on page 129.
The domestication will be effected by the filing of a Certificate of Corporate Domestication and the Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register Tuatara with the Registrar of Companies of the Cayman Islands. In connection with the domestication, all outstanding securities of Tuatara will convert to outstanding securities of the continuing Delaware corporation. The domestication will be effectuated prior to, but conditioned upon, the closing. The proposed charter, which will become effective upon the domestication, is attached to this proxy statement/prospectus as Annex B.
At the effective time of the domestication, which will be the effective time of the business combination, the separate existence of Tuatara will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The existing organizational documents will be replaced by the proposed organizational documents and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a stockholder of New SpringBig with all rights as such governed by Delaware law.
Change of Tuatara’s Corporate Name
In connection with the domestication, which will be effectuated prior to, but conditioned upon, the closing of the business combination, the corporate name of Tuatara will change to “SpringBig Holdings, Inc.”
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Tuatara as a result of the domestication. The business, capitalization, assets and liabilities and financial statements of New SpringBig immediately following the domestication will be the same as those of Tuatara immediately prior to the domestication.
Vote Required for Approval
The Domestication Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of at least two-thirds of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Domestication Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on the Domestication Proposal.
Full Text of the Resolution
“RESOLVED, as a special resolution that Tuatara Capital Acquisition Corporation be deregistered in the Cayman Islands pursuant to Article 47 of the amended and restated articles and memorandum of association of Tuatara (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

ORGANIZATIONAL DOCUMENTS PROPOSALS (4-9)
In connection with the domestication, Tuatara’s shareholders are being asked to consider and vote upon a proposal to replace the existing organizational documents of Tuatara under the Cayman Islands Companies Act with the proposed organizational documents of New SpringBig under the DGCL, which differ materially from the existing organizational documents in the following respects:
	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Organizational Documents Proposal A)	The existing organizational documents provide the name of the company is “Tuatara Capital Acquisition Corporation” See paragraph 1 of the existing organizational documents.	The proposed organizational documents provide the new name of the corporation to be “SpringBig Holdings, Inc.” See Article 1 of the proposed charter.

Exclusive Forum (Organizational Documents Proposal A)	The existing organizational documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The proposed organizational documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 11 of the proposed charter.

Perpetual Existence (Organizational Documents Proposal A)
The existing organizational documents provide that if we do not consummate a business combination (as defined in our existing organizational documents) by February 17, 2023, Tuatara will cease all operations except for the purposes of winding-up, liquidation and dissolution and shall redeem the shares issued in its initial public offering and liquidate its trust account.

See Article 49.7 of the existing organizational documents.

The proposed organizational documents do not contain a provision with regard to the cessation of operations if we do not consummate a business combination by February 17, 2023 and New SpringBig’s existence will be perpetual.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal A)
The existing organizational documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the existing organizational documents.
The proposed organizational documents do not include provisions related to our status as a blank check company prior to the consummation of a business combination.

	Existing Organizational Documents	Proposed Organizational Documents
Waiver of Corporate Opportunities (Organizational Documents Proposal A)	The existing organizational documents do not provide an explicit waiver of corporate opportunities for Tuatara or its directors.
The proposed organizational documents provide an explicit waiver of corporate opportunities for New SpringBig and its officers or directors, subject to certain exceptions.

See Article 9 of the proposed charter.

Classified Board of Directors (Organizational Documents Proposal B)
The existing organizational documents provide that the board of directors will be divided into two classes, with each class generally serving for a term of two years and only one class of directors being elected in each year.

See Article 27 of the existing organizational documents.

The proposed organizational documents provide that the board of directors of New SpringBig will be divided into three classes, with each class generally serving for a term of three years and only one class of directors being elected in each year.

See Article 5.2 of the proposed charter.

Removal for Cause (Organizational Documents Proposal C)
The existing organizational documents provide that any director may be removed from office (i) if prior to the consummation of a business combination, by an ordinary resolution of the holders of the Class B ordinary shares and (ii) if following the consummation of a business combination, by an ordinary resolution of the holders of ordinary shares.

See Article 29 of the existing organizational documents.

The proposed charter provides that, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Section 5.4 of the proposed charter.

Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal D)	The existing organizational documents do not permit the shareholders to call an extraordinary general meeting of Tuatara. See Article 20.1 and 20.3 of the existing organizational documents.
The proposed organizational documents provide that, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the stockholders of New SpringBig are not permitted to call a special meeting.

See Article 7.1 of the proposed charter and Section 2.2 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Action by Written Consent (Organizational Documents Proposal E)
The existing organizational documents provide that a resolution in writing signed by all the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the existing organizational documents.

The proposed organizational documents provide that, any action required or permitted to be taken by New SpringBig stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 7.3 of the proposed charter and Section 2.9 of the proposed bylaws.

Authorized Shares (Organizational Documents Proposal F)
Our existing organizational documents authorize the issuance of up to 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share.

See paragraph 5 of the existing organizational documents.
The proposed charter authorizes the issuance of shares of common stock and shares of preferred stock, each with a par value $0.0001 per share. See Article 4 of the proposed charter.

Full Text of Resolution
“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of Tuatara Capital Acquisition Corporation (“Tuatara”) currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed new bylaws of Tuatara (following its domestication), substantially in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively, with such principal changes as described in Organizational Documents Proposals A-F.

PROPOSAL NO. 4 – ORGANIZATIONAL DOCUMENTS PROPOSAL A
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal A, which would, upon the effective time of the domestication, (i) change our name from “Tuatara Capital Acquisition Corporation” to “SpringBig Holdings, Inc.”, (ii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iii) make New SpringBig’s corporate existence perpetual, (iv) remove certain provisions related to our status as a blank check company that will no longer be applicable to us upon consummation of the business combination and (v) grant an explicit waiver regarding corporate opportunities to New SpringBig and its directors, subject to certain exceptions.
Our board of directors believes that changing the corporate name is desirable to reflect the business combination with SpringBig and to clearly identify New SpringBig as the publicly traded entity. In addition, adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist us in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
Our proposed charter does not include provisions related to a blank check company (including those related to operation of the trust account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the existing organizational documents) because following the consummation of the business combination, New SpringBig will not be a blank check company. The proposed organizational documents do not contain the requirement to dissolve New SpringBig allowing it to continue as a corporate entity with perpetual existence following the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New SpringBig following the business combination.
Our board of directors believes that granting the explicit waiver regarding corporate opportunities is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New SpringBig and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New SpringBig. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New SpringBig’s board of directors if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New SpringBig and its affiliates).
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal A must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal A. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal A.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Tuatara Capital Acquisition Corporation (“Tuatara”) to (i) change our name from “Tuatara Capital Acquisition Corporation” to “SpringBig Holdings, Inc.” (Tuatara post-domestication, “New SpringBig”), (ii) adopt Delaware as the exclusive forum for certain stockholder litigation, (iii) make New SpringBig’s corporate existence perpetual, (iv) remove certain provisions related to our status as a blank check company that will no longer be applicable to us upon consummation of the business combination and (v) grant an explicit waiver regarding corporate opportunities to New SpringBig and its directors, subject to certain exceptions.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL A.

PROPOSAL NO. 5 – ORGANIZATIONAL DOCUMENTS PROPOSAL B
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal B, pursuant to which our board of directors will be divided into three classes following the business combination, with each class generally serving for a term of three years and with only one class of directors being elected in each year.
Upon the domestication, our board of directors will be divided into three classes. At each annual general meeting of shareholders thereafter, we will nominate one class of directors for election to serve for a three-year term and, in each case, until their successors are elected and qualified or until their earlier death, disqualification, resignation or removal. As a result, only one class may be elected in any given year, which may make it more difficult for a shareholder or group of shareholders to gain control of our board of directors.
Our board of directors believes that a classified board of directors will (i) increase board continuity and the likelihood that experienced board members with familiarity of New SpringBig’s business operations would serve on the board of directors at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New SpringBig’s board of directors.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal B must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal B. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal B.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Tuatara Capital Acquisition Corporation to divide the board of directors into three classes following the business combination, with each class generally serving for a term of three years and with only one class of directors being elected in each year.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL B.

PROPOSAL NO. 6 – ORGANIZATIONAL DOCUMENTS PROPOSAL C
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal C, pursuant to which, upon the domestication, our directors, except for Preferred Stock Directors, may only be removed for cause (as defined in the proposed charter).
Our proposed organizational documents provide for a classified board of directors (other than Preferred Stock Directors), such that only a specified portion of the directors is to be elected each year. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Our proposed organizational documents specify that, subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least a two-thirds of the total voting power of the outstanding shares of capital stock of New SpringBig entitled to vote generally in the election of directors, voting together as a single class. Our board of directors believes that such a standard will, in conjunction with the classified nature of New SpringBig’s board of directors, (i) increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New SpringBig’s board of directors.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal C must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal C. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal C.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Tuatara Capital Acquisition Corporation to provide that the directors, except for Preferred Stock Directors (as defined in the proposed certificate of incorporation of New SpringBig upon the effective time of the domestication substantially in the form attached to this proxy statement/prospectus as Annex B (the “proposed charter”)), may only be removed for cause (as defined in the proposed charter).”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL C.

PROPOSAL NO. 7 – ORGANIZATIONAL DOCUMENTS PROPOSAL D
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal D, pursuant to which, upon the domestication, shareholders will not have the ability to call a special meeting.
If Organizational Documents Proposal D is approved, subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, shareholders will not have the ability to call a special meeting and all special meetings or annual general meetings must be called by the board of directors or chief executive officer. Limiting shareholders’ ability to call a special meeting limits the opportunities for minority shareholders to remove directors, amend organizational documents or take other actions without the board of directors’ consent or to call a special meeting to otherwise advance minority shareholders’ agenda. Removing the ability of shareholders to call a meeting of shareholders is intended to avoid the expense and distraction of management caused by holding meetings in addition to the annual meeting unless the board of directors (or a class or series of preferred stock, if any) determines that such expense and distraction is warranted.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal D must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal D. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal D.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Tuatara Capital Acquisition Corporation to provide that, subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, shareholders will not have the ability to call a special meeting.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL D.

PROPOSAL NO. 8 – ORGANIZATIONAL DOCUMENTS PROPOSAL E
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal E, which, upon the domestication, removes the ability of shareholders to act by written consent in lieu of a meeting.
Our existing organizational documents currently provide that ordinary resolutions and special resolutions may be passed by unanimous written consent of Tuatara’s shareholders. If Organizational Documents Proposal E is approved, shareholders will not have the ability to act by written consent and all actions required or permitted to be taken by the shareholders of New SpringBig must be effected at a duly convened special meeting or annual general meeting.
New SpringBig’s shareholders will have the ability to propose items of business (subject to the restrictions set forth in the proposed charter) at duly convened shareholder meetings; this Organizational Documents Proposal E does not foreclose that right, but does limit shareholders’ ability to take such and other actions by written consent. Eliminating the right of shareholders to act by written consent limits the circumstances under which shareholders can act on their own initiative to remove directors, or alter or amend New SpringBig’s organizational documents outside of a duly called extraordinary or annual meeting of the shareholders of New SpringBig. Further, our board of directors believes continuing to limit shareholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to shareholder proposals, which time and effort could distract our directors and management from other important business.
In addition, the elimination of the shareholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this Organizational Documents Proposal E is not in response to any effort of which we are aware to obtain control of Tuatara. Further, the board of directors does not believe that the effects of the elimination of shareholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Tuatara. Inclusion of these provisions in the proposed organizational documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect shareholders from the use of abusive and coercive takeover tactics.
This summary is qualified by reference to the complete text of the proposed charter and proposed bylaws, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively. All shareholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.
Vote Required for Approval
Organizational Documents Proposal E must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal E. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal F.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Tuatara Capital Acquisition Corporation to remove the ability of shareholders to act by written consent in lieu of a meeting.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL F.

PROPOSAL NO. 9 – ORGANIZATIONAL DOCUMENTS PROPOSAL F
Overview
Tuatara’s shareholders are being asked to approve Organizational Documents Proposal F to authorize the change in the authorized capital stock of Tuatara from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii)    shares of common stock and    shares of preferred stock, par value $0.0001 per share.
As of the date of this proxy statement/prospectus, there are (i) 25,000,000 ordinary shares issued and outstanding, of which 20,000,000 are Class A ordinary shares and 5,000,000 are Class B ordinary shares, (ii) no shares of Tuatara’s preferred stock issued and outstanding, and (3) 16,000,000 warrants issued and outstanding.
In connection with the business combination and the PIPE subscription financing, the Company will issue (i) 1,310,000 shares of common stock to the subscription investors and (ii) up to 24,500,000 shares of common stock to SpringBig equity holders. In order to ensure that New SpringBig has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the proposed charter change the authorized capital stock of Tuatara from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii)    shares of common stock, and    shares of preferred stock, par value $0.0001 per share.
This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.
Vote Required for Approval
Organizational Documents Proposal F must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Organizational Documents Proposal F. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on Organizational Documents Proposal F.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company to authorize the change in the authorized capital stock of Tuatara from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preferred shares, par value $0.0001 per share to (ii)    shares of common stock and    shares of preferred stock, par value $0.0001 per share.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL F.

PROPOSAL NO. 10 – THE ARTICLES AMENDMENT PROPOSAL
Overview
Tuatara shareholders are being asked to approve the Articles Amendment Proposal. The Articles Amendment Proposal is not conditioned on any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.
The proposed amendments to the existing organizational documents, prior to the domestication, in the judgment of the board of directors, are necessary to facilitate the business combination. The existing organizational documents limit Tuatara’s ability to consummate a business combination, or to redeem Class A ordinary shares in connection with a business combination, if it would cause Tuatara to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the Tuatara ordinary shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Class A ordinary shares and the New SpringBig common stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Tuatara is presenting the Articles Amendment Proposal to facilitate the consummation of the business combination. The parties to the merger agreement have waived the condition to closing under the merger agreement, effective as of and conditioned upon the approval of the Articles Amendment Proposal, that Tuatara have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act). If the Articles Amendment Proposal is not approved and there are significant requests for redemption such that Tuatara’s net tangible assets would be less than $5,000,001 upon the consummation of the business combination, we may be unable to consummate the business combination even if all other conditions to closing are met.
Vote Required for Approval
The Articles Amendment Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Articles Amendment Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on the Articles Amendment Proposal.
Full Text of the Resolution
“RESOLVED, as a special resolution, that subject to the approval of Proposal No. 2 – The Business Combination Proposal:
(a)	Article 49.2(b) be deleted in its entirety and be replaced with the following new Article 49.2(b):
‘provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.’
(b)	Article 49.4 be deleted in its entirety and be replaced with the following new Article 49.4:
‘At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.’
(c)	the following final sentence of Article 49.5 be deleted in its entirety:
‘The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).’
(d)	the final sentence of Article 49.8 be deleted in its entirety and be replaced with the following new final sentence of Article 49.8:
‘The Company shall not provide such redemption in this Article if it would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemption.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ARTICLES AMENDMENT PROPOSAL.

PROPOSAL NO. 11 – DIRECTOR ELECTION PROPOSAL
Overview
Our board of directors has (i) re-nominated our current director(s) Sergey Sherman; and (ii) nominated Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford and Amanda Lannert, to serve as new directors until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal. Each of the re-nominated and nominated individuals meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the board of directors of Tuatara. The Nominating and Corporate Governance Committee has determined that each of Steven Bernstein, Patricia Glassford and Amanda Lannert qualify as independent directors such that if each of the re-nominated and nominated individuals are elected to the board, a majority of the directors as of immediately following the closing will qualify as independent directors. At the effective time of the domestication, the board of directors will be divided into three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. In addition, if each of the re-nominated and nominated individuals are elected to the board, the classes of the board of directors will be composed as follows: Class I – Amanda Lannert and Jon Trauben; Class II – Patricia Glassford and Phil Schwarz; Class III – Steven Bernstein, Jeffrey Harris and Sergey Sherman. Tuatara’s holders of Class B ordinary shares are being asked to re-elect current director of Tuatara Sergey Sherman and to elect Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford and Amanda Lannert to our board of directors.
For more information on the experience of each of the director nominees, please see the section entitled “Management After the Business Combination” of this proxy statement/prospectus.
Nominees for Election to the Board of Directors
Sergey Sherman, Jeffrey Harris, Phil Schwarz, Jon Trauben, Steven Bernstein, Patricia Glassford and Amanda Lannert.
Interests of Tuatara’s Directors and Officers in the Director Election Proposal
When you consider the recommendation of the board of directors of Tuatara in favor of approval of the Director Election Proposal, you should keep in mind that certain of Tuatara’s directors and officers may have interests that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
Pursuant to our existing organizational documents, until the closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The election of each director nominee must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding Class B ordinary shares that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Director Election Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the election of the director nominees.

Full Text of the Resolution
“RESOLVED, as an ordinary resolution of the holders of the Class B ordinary shares of Tuatara Capital Acquisition Corporation (“Tuatara”), that the persons named below be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of Tuatara (following the domestication) until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal.”
Name of Director	Class of Director
Amanda Lannert	Class I
Jon Trauben	Class I
Patricia Glassford	Class II
Phil Schwarz	Class II
Steven Bernstein	Class III
Jeffrey Harris	Class III
Sergey Sherman	Class III
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

PROPOSAL NO. 12 – THE INCENTIVE PLAN PROPOSAL
Overview
Prior to consummation of the business combination, the board of directors of Tuatara is expected to approve and adopt, subject to the approval of our shareholders, the      2022 Long-Term Incentive Plan (the “incentive plan”), effective as of and contingent on the closing. If the incentive plan is approved by our shareholders, New SpringBig will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the incentive plan is attached to this proxy statement/prospectus as Annex D.
Purpose of the Incentive Plan
The purpose of the incentive plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder. We believe that the equity-based awards to be issued under the incentive plan will motivate award recipients to offer their maximum effort to New SpringBig and help focus them on the creation of long-term value consistent with the interests of our shareholders. Tuatara believes that grants of incentive awards are necessary to enable New SpringBig to attract and retain top talent.
Summary of the Incentive Plan
This section summarizes certain principal features of the incentive plan. The summary is qualified in its entirety by reference to the complete text of the incentive plan.
Eligibility. New SpringBig’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the incentive plan. Following the closing, New SpringBig is expected to have approximately 148 employees, 6 non-employee directors and 5 consultants who may be eligible to receive awards under the incentive plan.
Award Types. The incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.
Share Reserve. The number of shares of common stock initially reserved for issuance under the incentive plan is the amount of shares of common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that are outstanding as of the consummation of the transactions contemplated by the merger agreement. Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan.
Plan Administration. The board of directors of New SpringBig, or a duly authorized committee thereof, will have the authority to administer the incentive plan. The board of directors of New SpringBig may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the incentive plan. The plan administrator has the power to modify outstanding awards under the incentive plan. Subject to the terms of the incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than cause, the optionholder may generally exercise any vested options for a period of three (3) months following the cessation of service, bur only within three (3) months following such termination, unless another period of time is provided in the applicable award agreement or other agreement, subject to the limitations in the incentive plan. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or New SpringBig’s insider trading policy. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by New SpringBig may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New SpringBig’s total combined voting power or that of any of New SpringBig’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, New SpringBig may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
Performance Awards. The incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by New SpringBig achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New SpringBig’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by New SpringBig to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by New SpringBig to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board of directors of New SpringBig during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.
Changes to Capital Structure. In the event there is a specified type of change in New SpringBig’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.
Corporate Transactions. The following applies to stock awards under the incentive plan in the event of a corporate transaction, as defined in the incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with New SpringBig or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New SpringBig with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by New SpringBig with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by New SpringBig with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.
Change in Control. In the event of a change in control, as defined under the incentive plan, awards granted under the incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Plan Amendment or Termination. The board of directors of New SpringBig will have the authority to amend, suspend, or terminate the incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of Tuatara adopts the incentive plan.
Certain U.S. Federal Income Tax Aspects of Awards Under the Incentive Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the incentive plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the incentive plan depend upon the type of award.
Incentive Stock Options. The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of New SpringBig common stock from exercised ISOs are disposed of, by sale or otherwise (although the excess of the fair market value of the common stock on the date of exercise over the exercise price is a tax preference for alternative minimum tax purposes, which could result in an alternative minimum tax liability). If the ISO recipient does not sell or dispose of the shares of New SpringBig common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of New SpringBig common stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. New SpringBig will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.
Nonstatutory Stock Options. The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. New SpringBig will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. New SpringBig will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.
Section 162(m) of the Code may limit New SpringBig’s ability to take a tax deduction with respect to awards made to recipients that are covered employees to the extent that the compensation to such recipient for a taxable year exceeds $1,000,000.
Incentive Plan Benefits
Grants of awards under the incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the incentive plan.
Interests of Tuatara’s Directors and Officers in the Incentive Plan Proposal
When you consider the recommendation of the board of directors of Tuatara in favor of approval of the incentive plan, you should keep in mind that certain of Tuatara’s directors and officers may have interests in the incentive plan that are different from, or in addition to, your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
The Incentive Plan Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a majority of the shareholders who attend and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on the Incentive Plan Proposal. Failure to vote by proxy or to vote online at the virtual general meeting will have no effect on the outcome of the vote on the Incentive Plan Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the      2022 Long-Term Incentive Plan in the form attached to the proxy statement/prospectus dated    , 2022 be adopted and approved in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 13 – THE ADJOURNMENT PROPOSAL
Overview
Our shareholders are being asked to approve a proposal that will grant our board of directors authority to adjourn the general meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve one or more proposals at the general meeting.
If the Adjournment Proposal is not approved by Tuatara’s shareholders, the board of directors may not be able to adjourn the general meeting to a later date in the event that there are insufficient votes to approve one or more proposals at the general meeting.
Vote Required for Approval
The Adjournment Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of not less than a majority of the ordinary shares as of the record date that are present and vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Adjournment Proposal. Failure to vote by proxy or to online at the virtual general meeting will have no effect on the outcome of the vote on the Adjournment Proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that it is determined by Tuatara that more time is necessary or appropriate to approve one or more proposals at the General Meeting be approved and adopted in all respects.”
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Tuatara and SpringBig adjusted to give effect to the business combination and the other events contemplated by the merger agreement.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical audited consolidated balance sheet of SpringBig as of December 31, 2021 and the historical audited balance sheet of Tuatara as of December 31, 2021 on a pro forma basis as if the business combination and related transactions had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended of December 31, 2021 combines the historical audited consolidated statement of operations of SpringBig for the year ended December 31, 2021 and historical audited statement of operations of Tuatara for the year ended December 31, 2021 on a pro forma basis as if the business combination and the other events contemplated by the merger agreement, as summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the business combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with the following:
•	the historical audited financial statements of Tuatara as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from January 24, 2020 through December 31, 2020;
•	the historical audited consolidated financial statements of SpringBig as of and for the years ended December 31, 2021 and December 31, 2020;
•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpringBig” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tuatara” and other financial information included elsewhere in this proxy statement/prospectus; and

•
other information relating to Tuatara and SpringBig included in this proxy statement/prospectus, including the merger agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

Description of the Business Combination
Pursuant to the Agreement and Plan of Merger among Tuatara, Merger Sub and SpringBig, dated November 8, 2021, Merger Sub will merge with and into SpringBig, with SpringBig continuing as the surviving entity and a subsidiary of New SpringBig. Pursuant to the merger agreement, the merger consideration to be received by the SpringBig equity holders at the closing will have a value of $245 million (assuming a value for $10.00 per share of common stock) and will be paid entirely in equity consideration.
We entered into subscription agreements with the subscription investors concurrently with the execution of the merger agreement, pursuant to which such subscription investor committed to purchase an aggregate of 1,310,000 shares of common stock of New SpringBig, for $10.00 per share, for an aggregate purchase price of $13,100,000. The closing of the transaction contemplated by the subscription agreements will occur immediately prior to the closing, subject to the satisfaction or the waiver of the closing conditions therein.

The holders of SpringBig’s common stock and the Engaged Option Holders shall be entitled to receive their pro rata portion of such number of Shares, fully paid and free and clear of all liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions “Company Earnout Condition”:
a)
5,500,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 36 months following the Closing Date;

b)
2,250,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 36 months following the Closing Date; and

c)
1,250,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 36 months following the Closing Date.

On or prior to the closing date, the sponsor, Tuatara and certain members of the Tuatara board of directors shall enter into an escrow agreement in a form and on terms and conditions reasonably acceptable to SpringBig (the “Sponsor Escrow Agreement”), providing that, immediately following the effective time, the sponsor shall deposit an aggregate of 1,000,000 shares of New SpringBig common stock into escrow. The Sponsor Escrow Agreement shall provide that such Sponsor Contingent Shares shall be released to the sponsor if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and no later than 36 months following the closing date (“Sponsor Earnout Condition”).
Anticipated Accounting Treatment
The business combination will be accounted for as a capital reorganization in accordance with GAAP. Under this method of accounting, Tuatara will be treated as the “acquired” company for accounting purposes. Accordingly, the business combination will be treated as the equivalent of SpringBig issuing shares at the closing of the business combination for the net assets of Tuatara as of the closing date, accompanied by a recapitalization. The net assets of Tuatara will be stated at historical cost, with no goodwill or other intangible assets recorded.
SpringBig has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	SpringBig’s shareholders will have the largest voting interest in New SpringBig under both the no redemption and maximum redemption scenarios;
•	The board of directors of the post-combination company has seven members, and SpringBig shareholders have the ability to nominate at least the majority of the members of the board of directors;
•	SpringBig’s senior management is the senior management of the post-combination company;
•	The business of SpringBig will comprise the ongoing operations of New SpringBig; and
•	SpringBig is the larger entity, in terms of substantive operations and employee base.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Tuatara’s public shareholders of Tuatara’s Class A ordinary share for cash equal to their pro rata shares of the aggregate amount on deposit in the trust account:
•
Scenario 1 - Assuming No Redemptions: This presentation assumes that no Tuatara shareholders exercise redemption rights with respect to their Class A ordinary shares upon consummation of the business combination; and

•
Scenario 2 - Assuming Maximum Redemptions: This presentation assumes that 19,278,948 shares of Tuatara Class A ordinary shares are redeemed for their pro rata share of the cash in the trust account. This presentation assumes that Tuatara shareholders exercise their redemption rights with respect to a maximum of 19,278,948 ordinary shares upon consummation of the business combination at a redemption price of approximately $10.00 per share. The maximum redemption amount reflects the maximum number of Tuatara public shares that can be redeemed without violating the conditions of the business combination agreement, after giving effect to the payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. Should Tuatara’s shareholders attempt to redeem more than the maximum amount of 19,278,948 ordinary shares, it would be in violation of the conditions of the business combination agreement and Tuatara would not proceed with the business combination.
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 24,500,000 combined company shares to be issued to SpringBig stockholders and the PIPE investment of $13.1 million in proceeds for the sale of 1,310,000 in combined company shares to be issued to subscription investors and 4,000,000 Tuatara founders shares which are net of the 1,000,000 of Sponsor Contingent Shares that will be placed in escrow under both Scenario 1 and Scenario 2. The Sponsor Contingent Shares and the Contingent Shares have not been included, as these have been deemed financial instruments to be issued upon the occurrence of contingent earn out provisions. The Sponsor Contingent Shares and Contingent Shares will be accounted for under ASC Topic 815-40, “Derivatives and Hedging”, pursuant to which the Sponsor Contingent Shares and Contingent Shares are considered to be indexed to the Company’s own stock and therefore will be classified as equity instruments.
After the business combination, assuming no redemptions of Tuatara shares for cash, Tuatara’s current shareholders will own approximately 48.2% of the outstanding combined company shares, and the former shareholders of SpringBig will own approximately 49.2% of the outstanding combined company shares and the subscription investors will own approximately 2.6% of the outstanding combined company shares. Assuming redemption by holders of 19,278,948 Tuatara shares, Tuatara shareholders will own approximately 15.5% of the outstanding combined company shares, and the former stockholders of SpringBig will own approximately 80.2% of the outstanding combined company shares, and the subscription investors will own approximately 4.3% of the outstanding combined company shares (in each case, not giving effect to any shares issuable upon the exercise or conversion of warrants).
The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Tuatara’s public shareholders is unknowable prior to the Tuatara shareholder vote with respect to the business combination.
The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 16,000,000 shares to be issued because the inclusion of any of these securities would be anti-dilutive.
	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Tuatara public shares	20,000,000	721,052
Tuatara founder shares	4,000,000	4,000,000
Subscription investors	1,310,000	1,310,000
Combined company shares issued in business combination	24,500,000	24,500,000
Weighted average shares outstanding	49,810,000	30,531,052
Percent of shares owned by SpringBig shareholders	49.2%	80.2%
Percent of shares owned by Tuatara holders	48.2%	15.5%
Percent of shares owned by subscription investors (1)	2.6%	4.3%
(1)	Of the shares owned by the subscription investors, 600,000 shares are attributable to affiliates of Tuatara and 10,000 shares are attributable to affiliates of SpringBig.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 2021
(in in thousands)
	SpringBig (Historical)	Tuatara (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$2,227	$621	$200,036	(1)	$192,824	$(192,824)	(2)	$—
			(23,160)	(3)
			13,100	(4)
Accounts receivable, net	3,045	—	—		3,045	—		3,045
Contract assets	364	—	—		364	—		364
Prepaid expenses and other current assets	843	260	1,350	(3)	2,453	—		2,453
Total Current Assets	6,479	881	191,326		198,686	(192,824)		5,862

Property, plant and equipment	480	—	—		480	—		480
Deposits and other assets	84	—	—		84	—		84
Investments held in Trust Account	—	200,036	(200,036)	(1)	—	—		—
Total Assets	$7,043	$200,917	$(8,710)		$199,250	$(192,824)		$6,426

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$412	$1,555	$(1,555)	(3)	$412	$—		$412
Related party payable	5	—	—		5	—		5
Accrued wages and commissions	805	—	—		805	—		805
Accrued expenses	855	108	—		963	—		963
Contract liability	450	—	—		450	—		450
Other liabilities	57	—	—		57	—		57
Total current liabilities	2,584	1,663	(1,555)		2,692	—		2,692

Warrant liability	—	9,440	—		9,440	—		9,440
Deferred underwriting fee payable	—	7,000	(7,000)	(3)	—	—		—
Total Liabilities	2,584	18,103	(8,555)		12,132	—		12,132

Ordinary shares subject to possible redemption	—	200,000	(200,000)	(2)	—	—		—

Shareholders’ Equity
Series B Preferred	5	—	(5)	(5)	—	—		—
Series A Preferred	5	—	(5)	(5)	—	—		—
Series Seed Preferred	7	—	(7)	(5)	—	—		—
Common stock	14	—	2	(2)	5	(2)	(2)	3
			(14)	(4)
			2	(5)
			1	(5)
Additional paid in capital	17,653	—	199,998	(2)	213,593	(192,822)	(2)	20,771
			13,100	(4)
			(17,158)	(5)
Class B ordinary shares	—	1	(1)	(5)	—	—		—
Accumulated deficit	(13,225)	(17,187)	(13,255)	(3)	(26,480)	—		(26,480)
			17,187	(5)
Total Shareholders’ Equity	4,459	(17,186)	199,845		187,118	(192,824)		(5,706)
Total Liabilities and Shareholders’ Equity	$7,043	$200,917	$(8,710)		$199,250	$(192,824)		$6,426

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
	SpringBig (Historical)	Tuatara (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$24,024	$—	$—		$24,024	$—		$24,024
Cost of revenue	6,929	—	—		6,929	—		6,929
Gross profit	17,095	—	—		17,095	—		17,095
Selling, servicing and marketing	10,185	—	—		10,185	—		10,185
Technology and software development	8,410	—	—		8,410	—		8,410
General and administrative	5,032	—	—		5,032	—		5,032
Operating expenses	—	2,035	13,255	(2)	15,290	—		15,290
Total operating expenses	23,627	2,035	13,255		38,917	—		38,917
Loss from operations	(6,532)	(2,035)	(13,255)		(21,822)	—		(21,822)

Interest income	3	—	—		3	—		3
Forgiveness of PP Loan	781	—	—		781	—		781
Change in fair vaue of warrants	—	12,960	—		12,960	—		12,960
Compensation expense	—	(2,400)
Transaction costs allocated to warrants	—	(853)	—		(853)	—		(853)
Interest earned on investments held in Trust Account	—	35	(35)	(1)	—	—		—
(Loss) income before taxes	(5,748)	7,707	(13,290)		(8,931)	—		(8,931)
Provision for taxes	(2)	—	—	(3)	(2)	—		(2)
Net (loss) income	$(5,750)	$7,707	$(13,290)		$(8,933)	$—		$(8,933)

Weighted average shares outstanding, basic	13,385,267	22,287,671	27,522,329	(4)	49,810,000	(19,278,948)	(4)	30,531,052
Basic net (loss) income per share	$(0.43)	$0.35			$(0.18)			$(0.29)
Weighted average shares outstanding, diluted	13,385,267	22,369,863	27,440,137	(4)	49,810,000	(19,278,948)	(4)	30,531,052
Diluted net (loss) income per share	$(0.43)	$0.34			$(0.18)			$(0.29)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the business combination linking the effects of the business combination to the historical financial information.
The Transaction will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. SpringBig has been determined to be the accounting acquirer under both the no redemption and the maximum redemption scenarios as SpringBig owners before the business combination will retain a majority financial interest after the business combination. Under the reverse recapitalization model, the business combination will be treated as SpringBig issuing equity for the net assets of Tuatara, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the business combination had been consummated on December 31, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The pro forma combined balance sheet as of December 31, 2021 has been prepared using the following:
•	SpringBig historical consolidated balance sheet as of December 31, 2021, as included elsewhere in this prospectus.
•	Tuatara’s historical balance sheet as of December 31, 2021, as included elsewhere in this prospectus.
The pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:
•	SpringBig historical consolidated statement of operations for the year ended December 31, 2021, as included elsewhere in this prospectus.
•	Tuatara’s statement of operations for the year ended December 31, 2021, as included elsewhere in this prospectus.
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New SpringBig after giving effect to the business combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SpringBig and Tuatara.
2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets as of December 31, 2021
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
(A)	Derived from the audited consolidated balance sheet of SpringBig as of December 31, 2021.
(B)	Derived from the audited balance sheet of Tuatara as of December 31, 2021.
(1)	To reflect the release of cash from marketable securities held in the trust account.
(2)
In Scenario 1, which assumes no Tuatara shareholders exercise their redemption rights, the Class A ordinary shares subject to redemption for cash amounting to $200 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Item 1 above, but also assumes the maximum number of shares are redeemed for cash by the Tuatara shareholders, $192.8 million would be paid out in cash. The $192.8 million, or 19,278,948 shares, represents the maximum redemption amount, after giving effect to payments to redeeming shareholders based on a consummation of the business combination on December 31, 2021.

(3)
To reflect the payment of an aggregate of $13.3 million of estimated legal, financial advisory and other professional fees related to the business combination, the prepayment of $1.4 million of directors and officers’ insurance premium, the payment of $1.6 million of accounts payable and accrued expenses and $7 million deferred underwriting fees. The direct, incremental costs of the business combination related to the legal, financial advisory, accounting and other professional fees of approximately $13.3 million is reflected as an adjustment to accumulated deficit.

(4)	Reflects proceeds received of $13.1 million from the subscription investors in exchange for the issuance of 1,310,000 shares of New SpringBig common stock at a price of $10.00 per share.
(5)
To reflect the recapitalization of SpringBig through (a) the contribution of all the share capital in SpringBig to New SpringBig common stock, (b) the issuance of 24,500,000 shares of New SpringBig common stock, (c) the elimination of the historical accumulated deficit of Tuatara of $17.2 million, the accounting acquiree and (d) the conversion of 4,000,000 Class B ordinary shares outstanding in Tuatara to New SpringBig common stock, on a one-for-one basis, at the consummation of the business combination.

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations
(in thousands, except share and per share data)
3.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 30, 2021 are as follows:
(A)	Derived from the audited consolidated statement of operations of SpringBig for the year ended December 31, 2021.
(B)	Derived from the audited statements of operations of Tuatara for the year ended December 31, 2021.
(1)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.
(2)
Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry #2(3) above in the aggregate amount of $13.3 million for the direct, incremental costs of the business combination, assuming those adjustments were made as of the beginning of the fiscal period presented. As these costs are directly related to the business combination, they are not expected to recur in the income of the combined company beyond 12 months after the business combination.

(3)
Although the blended statutory rate for the redomesticated entity post business combination would be 21%, the consolidated combined pro forma under both scenarios results in a net loss for tax purposes. As such, a full valuation allowance has been applied resulting in no adjustment.

(4)
The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that Tuatara’s initial public offering occurred as of the beginning of the earliest period presented. In addition, as the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.
4.	Net Income (Loss) per Share
Represents the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the business combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the business combination have been outstanding for the entire period presented.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Tuatara’s public shares:
	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2021
Net loss	$(8,933)	$(8,933)
Weighted average shares outstanding – basic and diluted	49,810,000	30,531,052
Basic and diluted net loss per share	$(0.18)	$(0.29)
Weighted average shares calculations, basic and diluted	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Tuatara’s public shares	20,000,000	721,052
Tuatara initial stockholders	4,000,000	4,000,000
Subscription investors	1,310,000	1,310,000
SpringBig stockholders	24,500,000	24,500,000
Weighted average shares outstanding – basic and diluted	49,810,000	30,531,052

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication
Tuatara is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Tuatara’s existing organizational documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the existing organizational documents will differ in certain material respects from the proposed organizational documents of New SpringBig. As a result, when you become a shareholder of New SpringBig, your rights will differ in some regards as compared to when you were a shareholder of Tuatara before the domestication.
Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Tuatara and New SpringBig according to applicable law and/or the existing organizational documents of Tuatara and proposed organizational documents New SpringBig. You also should review the existing organizational documents of Tuatara and the proposed organizational documents of New SpringBig attached hereto as Annexes B, C and E to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Tuatara and New SpringBig.
	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Stockholder/Shareholder Votes for Routine Matters
Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in

	Cayman Islands	Delaware

connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Stockholder/Shareholder Lawsuits
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal No. 4 – Organizational Documents Proposal A).

Fiduciary Duties of Directors
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.

Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud, dishonesty or willful default or to protect from the consequences of committing a crime.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or willful default.
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

BUSINESS OF TUATARA
The Company
We are a blank check company incorporated on January 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, focusing our search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate, and entered into the Merger Agreement on November 8, 2021.
The prohibition efforts over the past several decades have been an exception in history, as the cannabis plant and its inherent medicinal properties have been part of human civilization and traditions for centuries. Even domestically, the plant’s benefits were listed in the United States Pharmacopoeia by 1850. As the legal and regulatory landscape for cannabis changes, we believe significant opportunity exists in the potential for cannabis to reclaim broad support in society and rapid adoption across its use cases. The market potential for cannabis is even greater with the benefits of modern science, where the discoveries of the human endocannabinoid system and the plant’s cannabinoids (THC and CBD being amongst the most prevalent of the more than 100 cannabinoids) exhibit medicinal benefits and the potential use for a variety of health and wellness and therapeutic applications.
Change in the legal and regulatory landscape is taking shape in two forms: (1) the creation of medical or adult-use marijuana programs in jurisdictions that legalize and permit the use of psychoactive products for medical and/or recreation programs and (2) the creation of programs in jurisdictions that permit the use of non-psychoactive cannabis products (below a certain level of THC) for discretionary use.
On top of a pre-existing illicit marijuana market, these fundamental developments have fostered growing interest from consumers, which has led to growing expectations of a larger legal market. As a result, the cannabis market experienced a wave of capital investment from its early stages all the way to the end of 2018, generally in the form of private capital. While this capital has supported the rapid creation of companies across the cannabis value chain, it has also been less discriminate with the quality of the business models and the ability to produce consistent profitability. At the same time, certain bottlenecks have hampered the growth of the industry, both on the psychoactive and non-psychoactive side, including regulatory evolution, influencer education, value chain bottlenecks, safety uncertainties and health concerns from vaping. These factors have metered down the rapid expansion of demand and consequently have impacted the business models of many companies involved in the cannabis space. For many companies this impact is displayed through constrained top line growth, compressed profit margins, and reduced cash flow generation; public companies have the additional consequence of diminished valuation levels, which notably has restricted access to capital at a crucial point in the development of the industry.
As the legal and regulatory landscapes have evolved into more favorable environments that promote commerce and innovation, many new cannabis-related investment opportunities are being brought to market, dynamic ideas are being conceptualized and developed around mainline businesses, and many new innovative cannabis companies are being formed. We believe we have the opportunity to create a compelling structure that will, in the short term, provide a target company with access to the strategic capital and industry expertise necessary to establish the right infrastructure, secure enviable distribution, or successfully position brands. Navigating the aforementioned challenges will be critical to achieving full-scale commercial viability and to growing a profitable enterprise. In the longer term, as cannabis markets become more normalized with broader access to capital, we believe the target company will be uniquely positioned, with its naturally defensible competitive position, to realize the full potential of the industry.
We believe that the normalization of cannabis and its many uses and applications—in social consumption, pharmaceuticals, health and wellness and industrial raw materials and fiber—is creating a rarely seen opportunity to invest in related businesses. At the same time, the cannabis industry is highly fragmented and subject to a complex regulatory framework, creating significant barriers to entry. As the industry continues to transition to a new legal and regulatory landscape, we believe that many companies will need a partner that can assist in providing a level of operational and financial expertise to support their growth. Our team includes a variety of investment, operational, healthcare and consumer professionals who will be able to provide operating, technical, regulatory and legal expertise to assist a target business with efficient access to and deployment of its capital most effectively.
On February 17, 2021, we consummated an initial public offering of 20,000,000 units at an offering price of $10.00 per unit, and a private placement with our sponsor of 6,000,000 private placement warrants at an offering price of $10.00 per unit. Each unit sold in the initial public offering consists of one public share and one-half of one redeemable warrant, and each private placement warrant is redeemable for one public share.
Following the closing of our initial public offering, an amount equal to $200,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of December 31, 2021, funds in the trust account totaled $200,035,810. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the existing organizational documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Tuatara does not complete a business combination by February 17, 2023, or (iii) the redemption of all of the public shares if Tuatara is unable to complete a business combination by February 17, 2023 (unless such date is extended in accordance with the existing organizational documents), subject to applicable law.
Tuatara’s units, public shares and public warrants are currently listed on NYSE under the symbols “TCACU,” “TCAC” and “TCACW,” respectively.
Financial Position
As of December 31, 2021, in the trust account, we had approximately $200 million held in cash, prior to payment of $7,000,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Tuatara’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting Our Business Combination
Fair Market Value of Target Business
The rules of Nasdaq require that our business combination occur with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed business combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares, subject to the limitations described herein.

The amount in the trust account was approximately $10.00 per public share as of September 30, 2021. The per-share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. Our sponsor entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Permitted transferees of our sponsor, officers or directors will be subject to the same obligations.
Limitations on Redemption Rights
Notwithstanding the foregoing, the existing organizational documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). However, our shareholders are also being asked to approve, by special resolution, the Articles Amendment Proposal, prior to the Domestication, under Cayman Islands law to delete (i) the limitation on share repurchases prior to the consummation of a business combination that would cause Tuatara's net tangible assets to be less than $5,000,001 following such repurchases, (ii) the limitation that Tuatara shall not consummate a business combination if it would cause Tuatara's net tangible assets to be less than $5,000,001 and (iii) the limitation that Tuatara shall not redeem public shares that would cause Tuatara's net tangible assets to be less than $5,000,001 following such redemptions.
Redemption of Public Shares and Liquidation if No Business Combination
We have until February 17, 2023 to complete a business combination. If we have not completed our initial business combination by February 17, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by February 17, 2023.
Our sponsor and each member of our management team have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination by February 17, 2023. However, if our sponsor, executive officers and directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by February 17, 2023.
Our sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the existing organizational documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 17, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares. However, if the Articles Amendment Proposal is not approved, we may not redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions to be less than $5,000,001 upon completion of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules).
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (except for Tuatara’s independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company and, therefore, our sponsor may not be able to satisfy those obligations. We have not asked our sponsor to reserve for such obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per public share.
We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At September 30, 2021, we had access to up to approximately $1.1 million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors-Risks Related to Tuatara and the Business Combination-If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Employees
We currently have three executive officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Directors and Executive Officers
Our officers and directors are as follows:
Name	Age	Position
Albert Foreman	48	Chief Executive Officer and Director
Mark Zittman	56	Chief Operating Officer and Director
Sergey Sherman	51	Chief Financial Officer
Jeffrey Bornstein	56	Director
Michael Finkelman	58	Director
Richard Taney	65	Director
Number and Terms of Office of Officers and Directors
Our board of directors consists of five members. Our board of directors is divided into two classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a two-year term. The term of office of the first class of directors will expire at our first annual general meeting. The term of office of the second class of directors will expire at our second annual general meeting. We may not hold an annual general meeting until after we consummate our initial business combination (unless required by Nasdaq). Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our founder shares).
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee and a nominating committee, each comprised of independent directors.
Audit Committee
We have established an audit committee of the board of directors. Jeffrey Bornstein, Michael Finkelman and Richard Taney serve as members of our audit committee. Michael Finkelman serves as chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Michael Finkelman qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee is responsible for:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm;

•
the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of our board of directors. The members of our compensation committee are Jeffrey Bornstein, Michael Finkelman and Richard Taney. Jeffrey Bornstein serves as chairman of the compensation committee.
We have adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating Committee
We have established a nominating committee of our board of directors. The members of our nominating committee are Jeffrey Bornstein, Michael Finkelman and Richard Taney. Richard Taney serves as chairman of the nominating committee.
We have adopted a nominating committee charter, which will detail the principal functions of the nominating committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The charter also provides that the nominating committee may, in their sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We also entered into indemnity agreements with our directors and officers.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Executive Compensation and Director Compensation and Other Interests
None of our executive officers or directors have received any cash compensation for services rendered to us. Our sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Jeffrey Bornstein, Michael Finkelman, and Richard Taney are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
Properties
We currently maintain our executive offices at 655 Third Avenue, 8th Floor, New York, New York 10017. Upon consummation of the business combination, the principal executive offices of New SpringBig will be located at 621 NW 53rd Street, Ste. 250, Boca Raton, Florida 33487.
Competition
If we succeed in effecting the business combination with SpringBig, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the business combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Audited Financial Statements
Tuatara has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, Tuatara’s annual reports will contain financial statements audited and reported on by Tuatara’s independent registered public accounting firm.
We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our public shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF TUATARA
Overview
Tuatara is a blank check company incorporated in the Cayman Islands on January 24, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Tuatara intends to effectuate its initial business combination using cash derived from the proceeds of its initial public offering and the sale of its private placement warrants, its shares, debt or a combination of cash, shares and debt.
Tuatara expects to continue to incur significant costs in the pursuit of its acquisition plans.
Results of Operations
Tuatara has neither engaged in any operations nor generated any revenues to date. Its only activities from January 24, 2020 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for its initial public offering, described below, and identifying a target company for a its initial business combination. Tuatara does not expect to generate any operating revenues until after the completion of its initial business combination. Tuatara generates non-operating income in the form of interest income on marketable securities held in its trust account. Tuatara incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2021, Tuatara had a net income of $7,707,350, which consists of a change in the fair value of warrant liability of $12,960,000 and interest earned on marketable securities held in its trust account of $35,810, offset by transaction costs allocated to warrants of $853,386, compensation expense of $2,400,000 and formation and operating costs of $2,035,074
For the period from January 24, 2020 (inception) through December 31, 2020, Tuatara had a net loss of $5,064 which consists of formation and operational costs.
Liquidity and Capital Resources
On February 17, 2021, Tuatara consummated its initial public offering of 20,000,000 units, which includes a partial exercise by the underwriters of their overallotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of its initial public offering, Tuatara consummated the sale of 6,000,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to its sponsor, generating gross proceeds of $6,000,000.
Following its initial public offering, the partial exercise of the over-allotment option, and the sale of the private placement warrants, a total of $200,000,000 was placed in Tuatara’s trust account. Tuatara incurred $11,766,856 in its initial public offering related costs, including $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $766,856 of other costs.
For the year ended December 31, 2021, cash used in operating activities was $739,608. Net income of $7,707,350 was affected by interest earned on marketable securities held in the trust account of $35,810, a change in the fair value of warrant liability of $12,960,000, compensation expense of ($2,400,000) and transaction costs allocable to warrants ($853,386). Changes in operating assets and liabilities used $1,295,466 of cash for operating activities.
For the period from January 24, 2020 (inception) through December 31, 2020, cash used in operating activities was $64. Net loss of $5,064 was offset by formation cost paid by Tuatara’s sponsor in exchange for issuance of founder shares of $5,000.
As of December 31, 2021, Tuatara had marketable securities held in its trust account of $200,035,810 (including approximately $35,810 of interest income) consisting of securities held in a money market fund that invests in U.S. Treasury securities. Tuatara may withdraw interest from its trust account to pay taxes, if any. Tuatara intends to use substantially all of the funds held in its trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete its initial business combination. To the extent that its share capital or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2021, Tuatara had cash of $621,472. Tuatara intends to use the funds held outside its trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete its initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with its initial business combination, Tuatara’s sponsor, or certain of its officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If Tuatara completes its initial business combination, it would repay such loaned amounts. In the event that its initial business combination does not close, Tuatara may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from its trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants already issued.
Tuatara does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if its estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating it initial business combination is less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to its initial business combination. Moreover, Tuatara may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of its initial business combination, in which case Tuatara may issue additional securities or incur debt in connection with its initial business combination.
Going Concern
In connection with Tuatara’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” Tuatara has until February 17, 2023, to consummate a Business Combination. It is uncertain that Tuatara will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of Tuatara. Tuatara’s management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about Tuatara’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Tuatara be required to liquidate after February 17, 2023.
Off-Balance Sheet Arrangements
Tuatara has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. It does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Tuatara has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
Tuatara does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay its sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of its initial business combination or its liquidation, Tuatara will cease paying these monthly fees.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that Tuatara completes its initial business combination, subject to the terms of the underwriting agreement.
Merger Agreement
On November 8, 2021, Tuatara entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Tuatara, HighJump Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Springbig.

The Merger Agreement provides for, among other things, the following transactions on or prior to the closing date: (i) Tuatara will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) Tuatara’s name will be changed as mutually agreed to between the parties, (B) each then-issued and outstanding Tuatara Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of Tuatara (the “New SpringBig Common Stock”), (C) each then-issued and outstanding Tuatara Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of New SpringBig Common Stock, and (D) each then-issued and outstanding common warrant of Tuatara will convert automatically, on a one-for-one basis, into a warrant to purchase one share of New SpringBig Common Stock; and (ii) following the Domestication, Merger Sub will merge with and into SpringBig, with SpringBig as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Tuatara (the “Merger”).
The Business Combination is expected to close in mid-2022, following the receipt of the required approval by Tuatara’s shareholders, required regulatory approvals and the fulfillment of other customary closing conditions
In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $245 million, (i) each share of SpringBig capital stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the Merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.
As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the Merger Agreement, holders of SpringBig’s common stock (including those holders of converted preferred stock of SpringBig) and holders of options of SpringBig’s common stock will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date.
PIPE Financing (Private Placement)
In connection with the signing of the Merger Agreement, Tuatara entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Tuatara agreed to issue and sell to such investors, on the closing date, an aggregate of 1,310,000 shares of New SpringBig Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $13,100,000 (the “PIPE Financing”).
Advisory Service Agreement
On August 12, 2021 Tuatara entered into an agreement (the “Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to act as a capital markets advisor in connection with the proposed business combination (the “Business Combination”) with SpringBig, Inc. CF&CO acknowledges that the Company may engage additional advisors in the same capacity (together with CF&CO, the “Capital Markets Advisors”), provided that CF&CO will be the “lead” capital markets advisor and CF&CO shall not be responsible for the actions or inactions of any other capital markets advisor. In consideration of our services pursuant to this Agreement, the Company agrees to pay CF&CO a fee of $5,000,000 (the “Advisory Fee”) upon the consummation of the Business Combination (“Closing”). $2,000,000 of the Advisory Fee shall be payable in cash, and the remainder of the Advisory Fee (“Redemption Dependent Portion”) payable in cash and common stock of the Company (“Common Stock”), with the portions of each to depend on the final amount of redemptions from the Company’s trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) in connection with the Business Combination.

Subsequent to the Agreement, Tuatara entered into a second agreement (“Second Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to receive one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (the “Business Combination,” and such agreement, the “Merger Agreement”). The Company hereby engages CF&CO to act as the Company’s financial advisor, placement agent and arranger in connection with any Financing for the Business Combination. In consideration of our services pursuant to this Second Agreement, the Company agrees to pay CF&CO the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to CF&CO a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.

(b)	In no event shall the aggregate amount of the fees payable to CF&CO pursuant to this section 3 be less than $1,500,000.
(c)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
(d)
For the avoidance of doubt, if the structure of a Financing contemplates multiple issuances, financing availability that is contingent upon the occurrence of some future event or any other delayed consideration structure, such Financing shall be considered a single Financing, and not multiple Financings, and all fees payable pursuant to this section 3 for such Financing shall be payable in full on the closing date of such Financing.

(e)
All fees payable hereunder will be payable in U.S. dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Tuatara has identified the following critical accounting policies:
Warrant Liability
Tuatara accounts for the warrants issued in connection with its initial public offering in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Tuatara classifies the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period.
This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
Class A Ordinary Shares Subject to Possible Redemption
Tuatara accounts for its ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Tuatara’s ordinary shares feature certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Tuatara’s condensed balance sheets.
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Tuatara applies the two-class method in calculating earnings per share. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Tuatara’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF SPRINGBIG
For purposes of this subsection only, the “Company,” “we,” “us” and “our” refer to SpringBig, prior to the business combination and to New SpringBig following the business combination.
Our Mission
We provide our clients with an easy-to-use loyalty, digital communications platform that drives their consumers to action. SpringBig empowers our clients to effectively communicate with, increase the loyalty of, and expand their consumer population through the provision of an integrated technology platform supported by robust analytics. Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada, and ultimately internationally, in a transparent and inclusive cannabis economy.
Summary of Our Business
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. SpringBig believes that it is a market leader in its product categories for a number factors including, among other factors, (i) the number of SpringBig customers and consumers enrolled on SpringBig’s platform (and the percentage of known licensed cannabis retailers enrolled in SpringBig’s product service); (ii) scale (SpringBig has operations and clients in all states that have legalized cannabis); (iii) the comprehensive services offered by SpringBig; (iv) the technology offered by SpringBig that, among other things, connects the three categories of participants in the cannabis ecosystem (customers, retailers, and brands) and provides effective communications and marketing to endconsumers; (v) SpringBig’s expertise in loyalty programs and marketing automation; (vi) the quality of SpringBig’s client services; and (vii) SpringBig’s ability to provide data analytics that the Company does not believe competitors currently provide.
Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email marketing solutions drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle is created, ultimately expanding SpringBig’s reach, strengthening our value proposition:

(1)	Estimate based on average marketing spend in similar industries.

Today, we serve approximately 1,300 brand and retailer clients across more than 2,400 distinct retail locations in North America. Our clients distribute almost 2 billion messages annually, and in the last year more than $7 billion of gross merchandise value (“GMV”) was accounted for by our clients utilizing our platform. SpringBig has successfully grown its revenue at a rapid pace, with a CAGR of 105% from 2019 to 2021. We have an excellent track record of securing and retaining our clients with our value proposition, which we measure by our “net revenue retention rate.” When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the average recurring monthly revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the average recurring monthly subscription revenue over the same trailing twelve-month period. To determine the average recurring monthly revenue, SpringBig calculates all monthly subscription revenue (derived from the monthly recurring subscription fees paid by retail clients) from all retail clients, averaged over the previous twelve month period. Our net revenue retention rate has averaged 120% over the past two years at 128% in 2020 and 110% in 2021, demonstrating SpringBig’s success in retaining and upgrading clients as they experience the value of the SpringBig platform and high-caliber products and through delivering excellence in client service.
We believe SpringBig is well positioned to become the leading software platform for cannabis retailers and brands by providing data-driven loyalty and marketing solutions to enhance a frictionless consumer buying experience.
What SpringBig Does
We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (who we refer to as “clients” and their end-user customers as “customers” or “consumers”).
Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and unless terminated in accordance with their terms, generally renew for subsequent and recurring 12-month periods. Within the terms of a subscription, a client receives a pre-determined quantum of communication credits per month, and we invoice the client additional amounts if the pre-determined credit volume is exceeded in any month (though the subscription agreements do not stipulate the volume of messages the client must cause to be sent during a month). The fees for such excess use are set forth in the client’s subscription agreement. In some cases, a client has separate subscriptions relating to the use of the software platform and the communications and, in other cases, these are bundled into a single subscription. Excess use revenue has historically accounted for 30% of revenue. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime. SpringBig’s revenue is not based on the success or effectiveness of any marketing campaign communications.
We also generate revenue by empowering brands with direct access to consumers via our brands platform. Our recently introduced brands platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.
Industry Overview
We operate within the large and expanding cannabis retail market in the United States and Canada. Cannabis is one of the fastest emerging consumer end markets in the U.S, and it is expected to grow at 21% per year from $20.1 billion in 2020 to $41.5 billion in 2025 according to New Frontier Data1. Currently, 37 states plus the District of Columbia have legalized medical cannabis, and 18 states plus the District of Columbia have legalized adult-use cannabis. States that have recently enacted legalization measures, such as New York and New Jersey, are expected to contribute significant additional sales growth to the market by 2025 when they are expected to be fully operational. Further momentum from the legislative and regulatory changes is expected to drive expansion of the total addressable market as more states continue to legalize cannabis for adult-use and medical use. Currently in the U.S., there are over 80 million adults over the age of 21 in states that permit recreational use and 85 million in states that permit
[1]	New Frontier Data, December 2020.

medical use. Over 70 million adults over the age of 21 live in states where cannabis use is prohibited, or low-THC programs are active, presenting a significant potential for end market expansion (to the extent such states legalize cannabis use) as they may possibly become end-users at a future stage. We operate in all states that have legalized cannabis in some form (be it adult-use or medical), and we plan to be a first-mover in future new markets. Additional tailwinds such as the expected decrease of raw material costs, intensifying competition amongst cannabis retailers and brands, and increased marketing spends by clients are also expected to contribute to the expansion of our total addressable market as customer engagement and retention will become ever more critical for cannabis retailers and brands to succeed.
Current technology offerings to cannabis retailers and brands are rudimentary, and the technology landscape offers a highly fragmented environment with lots of competition within a pool of small players. We believe that SpringBig is the leading loyalty and marketing software platform of scale to the cannabis industry and that we are best positioned to capture the significant uptick expected in marketing spend. There are only a few cannabis-specific companies that provide products similar to our offering, and SpringBig currently does not face competition from traditional loyalty marketing providers due to legal restrictions for cannabis at the federal level; however, as described in “Key Challenges,” below, SpringBig believes it is well-positioned to provide differentiated value as the competitive landscape evolves.

Key Challenges
The stringent and evolving regulations, which also vary state-by-state, restrict retailers’ and brands’ abilities to engage with customers, currently present significant challenges to their marketing efforts. In addition, these retailers and brands lack access to actionable data and analytics tools to market their products to customers efficiently.
Customer Engagement Needs
The cannabis industry is a highly fragmented and competitive industry where price and promotions are key drivers of sales. Further, traditional marketing channels restrict cannabis marketing, preventing businesses from marketing their products and reaching consumers. Google, Facebook, and other social media platforms serve as an outlet for businesses to market their products in most other industries, but they restrict cannabis companies from operating on their platforms. Some SMS providers also restrict licensed cannabis businesses from accessing networks, and these barriers currently make it challenging for cannabis retailers and brands to drive customer acquisition, retention, engagement, and loyalty. Furthermore, the continued penetration by cannabis focused e-commerce providers have increased competition and decreased customer loyalty for bricks and mortar cannabis retailers.
SpringBig has developed and commercialized a comprehensive suite of SaaS solutions to address the challenges that cannabis retailers and brands face in this industry. Further, while cannabis clients do not currently have access to certain traditional marketing channels, including social media platforms, we believe that our platform’s products and services, in particular our data and analytics capabilities, position us well to provide significant value to cannabis retailers and brands whenever these social media platforms become available, by enabling these businesses to determine the effective targeting and focus of their marketing solutions and loyalty programs.
As state-by-state legalization continues, we expect cannabis retailers and brands to look to expand and seek new ways to reach and engage customers efficiently.
Data and Analytics Needs
In our experience, many cannabis retailers and brands lack access to customer feedback data that is essential to reach customers and build relationships with them efficiently. Additionally, we have found that cannabis retailers and brands do not currently have the technological infrastructure and analytical tools necessary to process the data they collect from customers into actionable data for marketing purposes. Unlike most other industries, the cannabis sector requires market intelligence and data solutions that are tailored to the specific needs of individual retailers, brands and consumers considering the current restrictive and evolving regulatory and legal environment. The current federal regulatory status of cannabis poses barriers of entry for large communication and data solution providers, representing a significant unmet need.
How SpringBig Addresses These Challenges
Our solutions are designed to address the key challenges faced by cannabis retailers and brands. Today’s industry participants lack sufficient visibility into customer behavior and need a solution that bridges communication between consumers, retailers and brands. We believe our solutions foster valuable connections and interactions that improve clarity, trust and satisfaction between these stakeholders.
Although carrier-imposed restrictions limit the use of blatant cannabis content being sent directly via SMS, SpringBig has developed a proprietary solution, compliant with TCPA, FCC, and Canadian CRTC, that helps cannabis retailers and brands communicate directly with their consumers, offering a direct communication and engagement channel, using text, images and other forms of media.
We believe our platform empowers our clients to improve and analyze customer acquisition, retention, basket spend and retail foot traffic. Retailers and brands can use SpringBig’s platform to connect with consumers, thus driving improvements in customer engagement and retention and increasing brand exposure. Once customers are engaged, the SpringBig platform enables businesses to amplify consumer spend through differentiated marketing solutions which target the consumer directly in an industry where doing so has been challenging in the past. While brand loyalty in the cannabis market has historically proven challenging, our offerings effectively connect the consumer with brands and drive loyalty.
We provide retailers with the analytics infrastructure to make data actionable. Our data solutions are purpose-built for the cannabis industry and enable our clients to leverage data to more effectively market their products to consumers. Though our integrations with 18 point of sale (“POS”) providers, 4 major cannabis e-commerce providers and other data providers, our platform offers robust consumer purchasing and marketing feedback data to allow our customers to take direct marketing and promotional actions. These commercial relationships take varying forms, depending on the relationship, including licensing and referral arrangements.
Furthermore, our proprietary auto-connect module supports further automation of marketing campaigns based on data. We also offer marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Our platform offers functionality to help build brand loyalty through loyalty programs that offer various rewards and offers. Our reporting and analytics offerings deliver valuable insights that our clients utilize to better understand their customer base, purchasing habits and trends. Consumer actions become measurable, thus providing our clients with data that can be leveraged to make better informed business decisions and more targeted marketing campaigns.
In the cannabis industry, the retailer maintains the relationship with the consumer, and it is challenging in the current regulatory environment for brands to directly interact with those consumers. The SpringBig brands platform enables brands to directly interact with consumers in a manner that is otherwise not feasible, short of such brand independently compiling and maintaining a separate consumer database.
Through SMS marketing, emails, customer feedback system and loyalty programs, we believe our solutions are crucial in managing customer relationships in this emerging industry. In time, as legislation permits, our product offerings will likely be enhanced to incorporate other aspects of the customer experience, including further enhanced data analytics and, when legally permissible, online ordering and payments.
Our Retail Offering
We serve in excess of 1,240 retailers in more than 2,400 distinct locations providing them with a comprehensive suite of tools needed to attract customers, market products, and analyze key data. We are entrenched with most of the leading multi-state operators which allows us to capture the “enterprise” customer base, while also being equally suited to the smaller cannabis retail operators.
The anticipated growth of the cannabis retail market presents an opportunity to reach additional retailers as cannabis becomes more widely used and states continue to legalize. The tools that we provide allow retailers to engage and better communicate with their consumers. Further, SpringBig offers retailers robust reporting and analytics tools, which help them understand product and sales trends, track consumer activity, and gain insights that can be leveraged to drive sales.
On the consumer side, we offer a suite of elegant consumer-facing products. The enrollment process is streamlined and designed to provide for compliance and clarity. Once enrolled, consumers can develop their profile, will receive appropriate messages and offers and access their retailer’s specific rewards wallet application, where multiple images, videos, and links can be added for the consumer to explore.
An important component of our platform is text message marketing, which allows clients to send promotions to existing customers. Our text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients avoid missed opportunities to send text messages. We also provide an e-signature app, designed to accommodate a proper ‘double opt-in’ procedure, through both implied and expressed consent, to facilitate compliance with the TCPA, FCC, and Canadian CRTC. Finally, campaign performance analytics provide transparency on deliverability and message opening rates. We utilize proprietary technology to filter out fake phone numbers, burner phones, and landlines. In an environment where communication with cannabis consumers is constrained, text messaging is extremely effective in influencing purchase behavior, while also driving foot traffic and continuing to reach new customers and target markets.
Retailers compile highly-targeted marketing campaigns based on the consumer profiles and preferences and are provided with detailed campaign metrics that enable further refinement and enhanced targeting of future campaigns. The consumer application (wallet) itself can easily be customized with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience. Here, customers can access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. The features and ease of use that comes with the SpringBig rewards wallet creates customer loyalty and establishes a relationship between the client and the consumer. Customer relationships are a crucial component in retail that has been restricted as a result of the complexities of the cannabis industry. Nonetheless, we have designed our platform to make this connection easy.
The SpringBig platform also provides support for consumer feedback with robust dashboards that track key survey performance indicators that allow clients to measure customer satisfaction. The “Feedback by SpringBig” offering allows businesses to survey customers post-purchase, track and analyze feedback, and then take action based on this information. From the initial online search to and in-store purchase, clients possess the ability to track the entire customer experience. Comprehensive reports give clients the tools to better understand customer trends, and allows the retailer to analyze specific operational, product, and promotional opportunities. By identifying key trends, our users are able to improve customer loyalty and increase retention.
SpringBig offers retailers powerful insight dashboards that provide comprehensive data that can be used to make informed business decisions. Our platform also allows retailers to create marketing campaigns, ensuring that consumers receive all relevant promotions. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. ERP-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.

Our platform integrates with many of the leading POS systems in the cannabis industry, which allows retailers to simplify workstreams by automatically collecting a plethora of data on consumers. Integrating our marketing automation software with the retailer’s POS system makes for more efficient management of customer relationship and facilitates using specific POS data in design and implementation of marketing campaigns. With integrations, in real-time retailers can review performance results and the return on investment (“ROI”) for each marketing campaign. Additionally, the SpringBig clients are also able to ascertain which cannabis brands and products perform the best, thus allowing retailers to customize meaningful messaging and offers for their customer base.
Our Brand Marketing Platform
Our brand marketing platform offers a leading direct-to-consumer marketing automation platform in the cannabis industry. The data-rich direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.
We provide cannabis brands with the opportunity to provide content that, in turn, our retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with differentiated access to the consumer and that can be effectively leveraged through the brand and retailer cooperating in a promotional campaign on our platform.
Brands aim to materially increase their brand awareness, expand retail partnerships and acquire and retain new customers. The SpringBig brands platform provides brand clients with access to detailed reports that offer valuable insights into essential campaign attribution metrics. There are approximately 5,000 existing cannabis brands in the U.S., and this early-stage initiative represents a significant future growth opportunity for us. Our marketing database with over 40 million consumers is a highly-differentiated SpringBig asset that powers cannabis brands in driving brand recognition and promoting awareness.
Our brand marketing platform was launched in the latter part of 2020 and gradually expanded across the U.S. during 2021. Given it is a relatively early-stage initiative, the revenue in 2021 was immaterial but we see significant revenue opportunity (given, among other factors, the over 5,000 cannabis brands in the U.S.) and have significant momentum as SpringBig engages with an increasing number of brand clients.
Our Platform and Data Assets
We have created a distinct B2B2C platform supported by a wealth of data assets to effectively monetize our large and growing base of cannabis consumers. Currently, the cannabis industry falls significantly short of market intelligence and data solutions that would typically be found in other industries: retailers lack analytics infrastructure to make data actionable for marketing, and lack of feedback data poses challenges for brands to reach and establish relationships with consumers directly. Our leading messaging, loyalty, and customer experience platform recognizes powerful network effects among brands, retailers, and cannabis consumers to enable our clients to make better business decisions. We retain retailers as paying SaaS subscription customers, who then acquire consumers. Brands target retailers that successfully acquire loyal consumers, which drives increased retailer interest and recurring revenue.
The SpringBig platform is also supported by large data assets created by our fully integrated cannabis technology ecosystem. We partner with industry leading data analytics, e-commerce, and POS providers to monetize our base of over 40 million consumers and generate revenue for our clients.
We intend to continue to invest in our platform to enhance its functionality and the value of our data assets so that both we and our clients can continue to grow. We anticipate building on our existing platform infrastructure so that we are well positioned to benefit from the further emergence of the burgeoning cannabis and cannabis-tech markets.
Certain Regulatory Considerations and How We Adapt to Changing Regulatory Landscape
SpringBig helps drive regulatory compliance. We pride ourselves on being ahead of the curve when it comes to changes to regulations to both SMS and to the overall cannabis landscape.
The TCPA prohibits autodialed text messages, unless made with the prior express, written consent of the receiving party, to any telephone number assigned to a cell phone. Additionally, mobile carriers act as gatekeepers between businesses and consumers. The Cellular Telecommunications Industry Association (“CTIA”), a trade organization for mobile carriers (including SpringBig’s messaging distributors), periodically issues industry best practice guidance which currently includes prohibiting messaging content that contains or promotes sex, hate, alcohol, firearms, or tobacco (referred to as “SHAFT”), and interpretation of this guidance includes cannabis within the tobacco category. SpringBig’s platform (including, in particular, its text message marketing) is designed to ensure compliance with TCPA, SHAFT guidelines, and other applicable CTIA guidance; SpringBig proactively monitors and, as necessary, adapts its platform and services to comply with these guidelines and standards. Further, as part of its proactive monitoring of mobile carriers’ guidelines, SpringBig endeavors to maintain close relationships with our messaging distributors, and as such, have been made well aware of any carrier-implemented restrictions that may impact the way cannabis retailers and brands communicate with their consumers via SMS. These relationships have allowed us to continue servicing our customers in a rapidly changing environment, with no disruption of service or restrictions from sending messages from major carriers.
SpringBig’s customers can utilize the platform consent interface or other means to obtain the consumer’s consent that is required to receive messages, and, as an integral part of its services, SpringBig creates templates for its retail customers that are in compliance with SHAFT guidelines to use in promotional messaging. The approved templates do not explicitly discuss or promote cannabis, but rather provide general information about the retailer, the consumer’s reward status and can also incorporate a link that directs opted-in consumers to additional promotional material created by the retailer customers.
As a third-party provider of a software platform, state cannabis regulatory marketing rules generally do not apply to SpringBig. SpringBig’s retail customers are responsible for ensuring that their marketing materials comply with state law.
Additionally, SpringBig has instituted policies and procedures to verify the licensing status of our clients (which are utilized in on-boarding both retail and brand clients). Further, SpringBig is constantly monitoring proposed and pending legislative changes on the state and federal level. We have an emerging markets-focused sales team that is designed to ensure SpringBig is developing relationships with retailers, brands, and partners in emerging markets, so when the legalization status changes, those retailers, brands and potential partners already have a deep partnership formed with SpringBig. One of the primary ways we do this is through our “Greenhouse” program. This program allows licensed retailers who have not yet opened their doors to build their potential consumer list, design their loyalty program, and meet our extensive partnership network to help inform their tech stack decisions as they move towards being fully operational. We have found that this program has helped us make headway in the emerging cannabis markets and sets up the foundation for a strong partnership in the future.
Our Competitive Strengths
We believe that we are a leading provider of customer loyalty and marketing automation solutions to cannabis retailers and brands, and our key competitive strengths are the following:
We are a leading direct-to-consumer marketing and customer loyalty platform in the cannabis industry. We are the largest loyalty & marketing automation provider in the cannabis space with over 40 million consumers enrolled in our platform, and over 1,300 retailer and brand customers with over 2,400 distinct retail locations. We started serving the cannabis market in 2016 and were a pioneer in providing SMS marketing solutions to cannabis retailers. As we expanded our customer base, platform and solutions, we now serve approximately 25% of all retail locations in the United States, and 79% of companies on the American Cannabis Operator Index. We partner with the majority of the leading multi-state-operators (“MSOs”). We believe that our differentiated suite of solutions and deep understanding of customer needs will enable us to expand our leadership position as we grow into existing and new markets and expand our offering.
We have a diverse geographic footprint, with operations in all states that have legalized cannabis in some form. We believe that our broader geographic footprint, scope of operations, and established position in the industry all support our efforts to be a first mover in future new markets and also may make it more difficult, time-intensive and costly for competitors to replicate.
We provide critical value to our customers demonstrated by leading net retention. Loyalty and messaging are critical for cannabis retailers and brands to directly engage, connect, and retain their customer base. Our suite of solutions is designed to enable our customers to engage with their consumers in an efficient way, sustainably driving customer retention, acquisition, spend and foot-traffic. On average, our clients are able to recover the cost of their monthly subscription for the SpringBig platform within a couple of days of utilizing our offerings each month. In addition, we have successfully integrated with 18 of the industry’s leading POS systems, which enables us to collect and analyze consumer data and feedback, providing our clients with actionable insights for marketing purposes. Our ability to expand our relationships with customers, and their satisfaction in our product offerings and client service, are demonstrated by our leading net retention rate of 128% for fiscal year 2020 and 110% for fiscal year 2021.
In addition to the value provided through our platform, we believe that the quality of our client service and our responsiveness to clients provides us with a competitive advantage. Management believes that our established presence in the industry and personal one-on-one service philosophy enhances our ability to compete favorably in attracting and retaining clients.
We have a deep expertise of marketing regulation in the cannabis industry and the challenges faced by our clients. We entered the cannabis market in 2016 and have leveraged our management’s expertise in loyalty programs and marketing automation from other sectors to solve the challenges faced by cannabis retailers and brands to engage with their customers and increase retention. We have designed specific campaign and communication solutions that comply with cannabis regulation and are rapidly implementable by our clients as they expand in the high growth and highly competitive cannabis industry. We are highly differentiated from our competitors in several ways. We have integrations with 18 POS providers in the cannabis market, and these integrations allow our clients to offer their consumers a seamless experience for points redemption and loyalty program enrollment. Additionally, we have invested, and continue to invest significantly in ensuring we have a robust, scalable business, with a particular emphasis on client success and engineering. While SpringBig does not obtain customers on behalf of our clients, our client success organization services each client from contract signing throughout their life with SpringBig, providing onboarding services, and on-going education and support. This team is also responsible for guiding our clients through the ever-changing regulatory environment. Our engineering team, primarily based in the U.S., makes up the largest percentage of our staff. The team is constantly working to enhance the platform with the addition of new features and functionality at a regular cadence to ensure we remain significantly ahead of our competitors in this regard. Additionally, after completing the onboarding process, all SpringBig customers are assigned a dedicated client success manager who is responsible for overall account management, including monitoring campaign deliverability and providing information on strategic campaign and autoconnect usage. Our client support team is available for all inbound requests from 8am-8pm ET and services all North American time zones.
We are the highly regarded platform of choice to consolidate the highly fragmented cannabis technology ecosystem. As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we are well positioned to be a consolidator of a highly fragmented technology ecosystem. Our growth strategy is informed by our clients’ needs, and we have meaningful visibility into such needs as a result of the wealth of data our platform provides. We plan to create significant value by leveraging consumer purchasing and feedback data across multiple new vertical software offerings across loyalty, data analytics, and, when legally permissible, online ordering and payments.
We assembled a highly experienced senior management team to execute on our strategy. Our Chief Executive Officer and Founder, Jeffrey Harris, has over 35 years of deep industry experience and has successfully founded loyalty marketing businesses in the past. Our Chief Financial Officer, Paul Sykes, has over 20 years of experience as CFO of high-growth SaaS businesses in a public company environment. Our Chief Technology Officer, Navin Anand, has over 10 years of experience in leading large technology groups in SaaS and telecom organizations.
Our Growth Strategies
Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions. In order to achieve our goal, we plan to implement the following organic and M&A growth strategies along with expanding in keeping with the changing regulatory landscape in the U.S.

Expansion Within Existing Retailers and Brand Customers

Number of clients
1,400
1,200
1,000
800
600
400
200
0
sep '19
dec '19
mar '20
jun '20
sep '20
dec '20
mar '21
jun '21
sep '21
dec '21

As of today, we service approximately 1,300 retailer and brand clients with over 2,400 retail locations, which is comprised of most of the largest multi-state cannabis companies and a significant number of single-state operators. Our excellent reputation in the cannabis market and comprehensive solutions offering provide us with the opportunity to expand our footprint and grow these accounts via up-selling and cross-selling. We grow alongside our clients via a “flywheel” effect as we benefit from the growth of their businesses and expansion of their customer base, which is, in turn, enabled by their use of our platform. We have a track record of using our comprehensive product offerings and results-driven proposition to grow our relationships with clients and drive revenue.
We also plan to grow our business by expanding accounts with existing clients that may not have initially leveraged our platform for all of their locations. Our clients realize significant returns on investment and increased customer engagement, which has historically driven the success of our land and expand strategy. In addition, we expect to further our penetration with existing clients as they enter new markets, as our platform will touch more end-customers and gather more actionable data.
Further Penetrate Existing Markets
We plan to leverage and expand our existing sales force and marketing strategy to acquire additional cannabis retailers and brands as new clients. We have a successful track record of consistently adding new clients. As existing markets in legalized states expand and cannabis becomes more widely used, we believe our existing presence positions us to continue to gain market share. We believe that the continued growth of the cannabis market and evolution of regulation, both in terms of legalizing recreational and medical use cannabis (as described below) as well as regarding communications and advertisements, will drive further adoption of our platform.
New Medical and Recreational Markets
As an increasing number of states in the U.S. legalize medical cannabis use or transition from medical to recreational cannabis use, a significant growth opportunity presents itself as the number of retailers, the consumer base and total spend all increase. We have historically been responsive as a first-mover into new medical and adult-use markets as they become legal, which gives us a significant competitive advantage to grow as state by state legalization evolves. We believe our deep understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we can sustain via our exceptional product offerings. SpringBig entered the Canadian market in February 2021 through acquiring a Canadian business and we now provide full-servicing of our Canadian clients through our Toronto office. Although the revenues derived from the Canadian market in 2021 were immaterial, we are experiencing significant growth in the number of clients as the market continues to develop in Canada.

New Features and Functionality
We intend to continue investing in and developing our technology capabilities to offer our clients more advanced and comprehensive solutions. This will help enable us to extend our platform beyond our core offering which presents significant upsell opportunities. Some of these future offerings may include e-commerce, data and analytics, programmatic advertising, budtender education, payments (when legally permissible), product referral automation, and commerce automation (in-store kiosks).
Monetization of GMV
Approximately $7 billion of GMV is currently processed by the retailers that are on our platform. Through our entrenched position with retailers delivering mission critical messaging and loyalty solutions, we believe we are well-positioned to monetize a portion of GMV through payments and reward points when legally permissible. We plan to capture a portion of this spend through the SpringBig rewards wallet solution that our current clients utilize to manage their rewards program. Additionally, with over 40 million consumers and 18 POS integrations, we have access to a wealth of data that drive our proprietary insights. While these integrations assist in our ability to offer feedback to our customers, these commercial relationships do not represent a material amount of SpringBig’s revenues, constitute a material amount of shared revenue, or constitute a material distribution source for SpringBig. However, we believe there is a path to monetize this data and create new revenue opportunities.
Brands
We expect brand revenue to drive a significant part of our growth going forward, and we are focused on capturing a portion of the over 5,000 brands that are in the cannabis space today. We rolled out the SpringBig brands offering in 2020, which has allowed us to grow spend across our client base. As the cannabis industry matures, we believe the continued proliferation of branded products will meaningful drive their sales and marketing spend to the cannabis industry, with a trajectory that will surpass that of retailers in the future. As brands grow in scale and become nationally recognizable, we are well positioned to capture a significant share of the communication, engagement and loyalty dollars spent by brands and therefore brands clients will start to represent a more significant proportion of SpringBig’s total revenue.
M&A
As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we have differentiated insights into the critical needs of the cannabis industry. Our M&A strategy is informed by our client feedback, and we have identified the following needs that guide our M&A strategic focus:
•	Cannabis retailers and brands lack actionable data and need better insight and recommendation technology.
•	Purpose-built marketing technology and targeting is necessary to improve consumer acquisition and retention.
•	The cannabis industry lacks robust fintech solutions, including processing of payments and consumer credit (pending regulatory developments around these solutions in the cannabis industry).
•	Cannabis retailers are facing competition from and losing consumer loyalty to online marketplaces.
•	Retailers need improved software tools to manage their operations more efficiently, including POS, HR/team management, inventory management, working capital financing, menu/displays management.
The cannabis technology space is highly fragmented, and we believe that we are well positioned to be a leading consolidator. We intend to explore M&A opportunities in adjacencies that address our client’s critical needs, and enable us to expand our product and service offerings, expand our geographic reach, increase our scale and realize material revenue and cost synergies. We are well positioned to consolidate the technology ecosystem with clear strategic rationale and value creation across loyalty, data analytics, online ordering, and, when legally permissible, POS/payment opportunities.
Sales
Our sales team is primarily based out of our Boca Raton, Florida headquarters with additional team members in our Canadian office in Toronto, Ontario and client services support staff at both these locations and in Seattle,

Washington to assist new and existing clients. As of December 31, 2021, of the 158 people we employed, 79 individuals focused exclusively on selling and client service for retailers and 17 individuals focused on developing our brands sales. Our sales force is well versed in our offerings, including consumer facing, retailer platform, and brand platform products.
As we continue to scale, we expect to continue to recognize significant efficiencies with our sales effort. Currently, our primary focus revolves around converting inbound leads, as cannabis retailers and brands look to join our platform upon beginning their operations. We also utilize state cannabis regulators’ lists of licensees to internally generate client leads.
Marketing
Similar to our sales efforts, we expect to continue to achieve marketing efficiency as we scale our business. We believe our platform’s scale and strong customer loyalty market themselves, however we still intend to implement a variety of marketing efforts to attract additional retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Technology
We invested significantly to create a fully integrated technology stack that connects the three categories of participants in the cannabis ecosystem, namely the customers, retailers, and brands. By partnering with other industry leaders through various data analytics, e-commerce and POS platforms, we help to enhance engagement, analytics, and create a truly omni-channel experience for our clients and their customers.
Our suite of SaaS-based solutions provides cutting-edge technologies, and we continue to be the database of record for over a thousand cannabis businesses, with customer profiles being created first through our loyalty platform, and through integration of our platform with POS systems, where we can collect crucial data points through POS transactions. Below is a summary of how our technology supports our clients:
•
Powerful POS Integration Sync: Powerful POS integrations allow us to provide real-time redemptions for both loyalty rewards and promotional offers, real-time campaign analytics, and deep transaction data.

•
Customizable Permission Settings: Our platform enables clients to establish their own levels of user permissions for their retail and marketing staff to ensure the correct people have the correct access to data and marketing tools.

•	Datahub: The robust data warehouse provides clients with access to all of their data and allows them to create their own insights.
•	Insight Data Dashboards: Our customizable dashboards help clients conveniently visualize the most meaningful data and organize it for easy review.
•	Budz: Our customer referral engine, allows retailers’ best customers to become brand ambassadors by referring new customers to their favorite stores.
•	Feedback by SpringBig: Our customer feedback tool allows retailers to capture post-transaction feedback about their store, products, and staff.
•	Autoconnect: Allow retailers to reach their consumers at critical stages during the consumer buying journey including win-back, abandon cart, and purchase behavior messaging.
Revenue Concentration
We have a diversified client base of approximately 1,300 clients (comprised of approximately 1,240 retailers and 69 brands) with over 2,400 retail locations. No single client accounted for more than 11% of revenue for the year ended December 31, 2020 or the year ended December 31, 2021. Our top 10 clients only accounted for 18% and 23% of total revenue over the same periods. In addition, our revenue is well-diversified across the U.S. and Canada. No single state or province generated more than 16% of revenue for the year ended December 31, 2020 or the year ended December 31, 2021 and we do not currently generate a material amount of revenue in Canada.
Research & Development
We conduct concerted product development efforts focused on implementing new, value-add features to our platform, as well as developing new solutions that increase functionality, data-driven actionable insights and enhance ease of use throughout the customer journey. We expect our research and development expenses to remain consistent as a percentage of total revenue with increased growth continuing to support product enhancements.
Seasonality
We have not experienced a significant impact on our results due to seasonality. However, our clients may experience seasonality in their businesses that, in turn, can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Competition
Our direct competitors for various elements of our offerings and services include businesses both within and outside of the cannabis industry that are specifically focused on marketing and customer engagement, commerce and POS solutions or SaaS software, as well as companies focused on technology solutions focused on the cannabis industry.
We believe that the principal competitive factors in our market include: the scale of our operations in all states that have legalized cannabis in some form and the ability to be a first mover in future new markets, the ability to offer comprehensive services across CRM and marketing software, the ability to support client promotions and the building of loyalty with end-consumers and increase retention, the ability to collect and analyze consumer data and feedback (and providing clients with actionable insights for marketing purposes), and effective communications and marketing to end-customers. We believe we compete favorably based on these factors.
For additional information about the risks to our business related to competition, see the section captioned “Risk Factors—Risks Related to SpringBig’s Business and Industry—We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.”
Intellectual Property
Our intellectual property and proprietary rights are valuable assets that are important to our business. In our efforts to safeguard our copyrights, trade secrets, trademarks and other intellectual property rights worldwide, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.
We have an ongoing trademark and service mark registration program pursuant to which we register our brand names in the United States. As of December 31, 2021, we have been issued trademark registrations in the United States, covering among other marks, “SpringBig”.
We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.
Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.
Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors—Risks Related to SpringBig’s Intellectual Property.”
Facilities
Our corporate headquarters is located in Boca Raton, Florida pursuant to a lease that expires in 2024. In additional, SpringBig leases office space in Seattle, Washington and Toronto, Ontario.
We believe that our current facilities are adequate to meet our ongoing needs. However, from time to time we may evaluate additional or substitute office spaces. We believe that we will be able to obtain additional facilities, as needed, on commercially reasonable terms.

Employees and Human Capital Resources
As of December 31, 2021, we had 158 full-time employees, including employees focused on engineering, client success, corporate development, brands, digital message and general and administrative and professional services. We also engage independent contractors to supplement our permanent workforce. 140 employees are located in the United States and 18 employees are located in Canada.
We believe that being able to attract and retain top talent is both a strategic advantage for SpringBig and necessary to realize our objectives for our business. We consider our relations with our employees to be good. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SPRINGBIG
The following discussion and analysis of SpringBig’s financial condition and results of operations should be read in conjunction with SpringBig’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SpringBig’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
For purposes of this subsection only, “SpringBig,” “the Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries, unless the context otherwise requires.
Forward Looking Statements
All statements other than statements of historical facts contained in this report, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations, objectives, and financial needs.
Overview
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing and advertising channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email marketing solutions drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle amplifies growth, ultimately expanding SpringBig’s reach, strengthening our value proposition.
Today, we serve approximately 1,300 brand and retailer clients across more than 2,400 distinct retail locations in North America. Our clients distribute almost 2 billion messages annually, and in the last year more than $7 billion of gross merchandise value (“GMV”) was accounted for by clients utilizing our platform. SpringBig has successfully grown its revenue at a rapid pace, with a compound annual growth rate (“CAGR”) of 105% from 2019 to 2021. We have an excellent track record of securing and retaining our clients with our value proposition, which we measure by our “net revenue retention rate.” When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the average recurring monthly revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the average recurring monthly subscription revenue over the same trailing twelve-month period. Our net revenue retention rate was 128% in 2020 and 110% in 2021, stemming from SpringBig’s high-caliber products and through delivering excellence in client service.
What SpringBig Does
We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (to which we refer as “clients” and their end-user customers as “customers” or “consumers”).
Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and they auto-renew on expiry. Within the terms of a subscription, a client receives a pre-determined quantum of communication credits, and we invoice the client if the pre-determined credit amount is exceeded in any month.The fees for such excess use are set forth in the client’s subscription agreement. Excess use revenue has historically accounted for approximately 30% of total revenue. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime.
We also generate revenue by empowering brands with direct access to consumers via marketing campaigns and a brand platform. Our recently introduced brand platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.
Recent Developments
Pending Merger with Tuatara Capital Acquisition Corporation
On November 8, 2021, SpringBig entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among Tuatara, HighJump Merger Sub, Inc., a Delaware corporation (“merger sub”), and SpringBig.
In accordance with the terms and subject to the conditions of the merger agreement, based on an implied equity value of $245 million, (i) each share of SpringBig capital stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the merger agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the merger will convert into comparable options that are exercisable for shares of New SpringBig common stock, with a value determined in accordance with the Share Conversion Ratio.
As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the merger agreement, holders of SpringBig’s capital stock (including those holders of converted preferred stock of SpringBig) and Engaged Option Holders will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares if the closing price of New SpringBig common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)- trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)- trading-day period at any time after the closing date and by the third anniversary of the closing date.
The Business Combination is expected to close in mid-2022, following the receipt of the required approval by Tuatara’s shareholders, required regulatory approvals and the fulfillment of other customary closing conditions.
Factors Affecting Our Performance
Overall Economic Trends
The overall economic environment and related changes to consumer behavior have a significant impact on our business. Overall, positive conditions in the broader economy promote consumer spending on marketplaces and our customers’ products, while economic weakness, which generally results in reduced consumer spending, may have a negative impact on our customers’ sales, which in turn may impact our revenue.
Growth and Retention of Customers
Our revenue grows primarily through acquiring and retaining customers and expanding relationships with customers over time, increasing the revenue per customer. We have historically been able to attract, retain and grow relationships with customers as a result of the Company’s comprehensive product suite, differentiated loyalty programs, consistent communications with customers, and reliable customer service. Our annual net revenue retention was 128% in 2020 and 110% in 2021.
Regulation and Maturation of Cannabis Markets
We believe that we will have significant opportunities for greater growth as more jurisdictions legalize cannabis for medical and/or adult use and the regulatory environment continues to develop. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our existing business model to enter new markets. We believe our understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we sustain via our best-in-class product offerings. Further, a change in U.S. federal regulations could result in our ability to engage in additional outlets, including the fintech, payments and e-commerce space. See “—Growth Strategies,” below.
We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more offerings and larger marketing budgets.
Brand Recognition and Reputation
We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with customers and to our ability to attract new customers.
We believe our platform’s scale and strong customer loyalty market themselves; however, we implement a variety of marketing efforts to attract the remaining retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, customers or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.
We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.
Public Company Costs
Following the completion of this offering, we expect to incur additional costs associated with operating as a public company when compared to historical reporting periods. The Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the rules and requirements of the Nasdaq, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, financial and insurance compliance costs and will make some activities more time consuming and costly. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting/audit, investor relations and other expenses that we did not incur as a private company.

Key Operating and Financial Metrics
We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
	Year ended December 31,
	2019	2020	2021
	(dollars in thousands)
Revenue	5,732	15,183	24,024
Net Loss	(2,327)	(1,598)	(5,750)
Adjusted EBITDA	(2,325)	(1,582)	(6,361)

Annualized Revenue at end of period	$10,602	$19,147	$29,547
Number of retail clients	289	759	1,240
Net revenue retention	149%	128%	110%
Adjusted EBITDA represents EBITDA adjusted for the forgiveness of our PPP loan. For a reconciliation of net loss to EBITDA and Adjusted EBITDA, see “—EBITDA and Adjusted EBITDA,” below.
Revenue
We generate revenue from the sale of monthly subscriptions that provide retail clients with access to an integrated platform through which they can manage loyalty programs and communications with their consumers. We also generate additional revenue from these retail clients when the quantum of messages sent to consumers exceeds the amounts in the subscription package. The subscriptions generally have twelve-month terms (which typically are not subject to early termination without a cancellation fee payable by the client), are payable monthly, and automatically renew for subsequent and recurring 12-month periods unless notice of cancellation is provided in advance. The cancellation terms are generally the same for both the initial and renewal periods unless the parties have otherwise agreed. We have additional ancillary offerings which range in price and terms and also offer a subscription to our brands clients.
Other Key Operating Metrics
The growth in our revenues is a key metric at this stage in our development as a company and therefore to provide investors with additional information, we have disclosed in the table above our annualized revenue.
The annualized revenue is calculated as twelve times the most recent month’s revenue, including revenue derived from clients sending messages in excess of the pre-determined message volumes included in the subscription. Excess use revenue has historically accounted for 30% of revenue, is recurring in nature and is representative of opportunities to increase subscription values. We view the annualized revenue metric as an important metric, as it provides a useful indicator of the momentum given the rapid growth of our revenue. Given the purpose of this metric in assessing revenue growth, and the recurring nature of the excess use revenues, we calculate it to include all revenues rather than only the recurring subscriptions in this calculation.
We also disclose in the table above the number of clients of the business at the end of the relevant period. We view the number of clients as an important metric to assess the performance of our business because an increased number of clients drives growth, increases brand awareness and contributes to the virtuous scale described in “Business of SpringBig – Summary of our Business” and helps contribute to our reach and strengthening our value proposition.
We regularly review the key operating and financial metrics set forth above to evaluate our business, our growth, assess our performance and make decisions regarding our business. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be helpful in evaluating the state and growth of our business.
EBITDA and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA, which is a non-GAAP financial measures that we calculate as net income before interest, taxes, depreciation and amortization and Adjusted EBITDA, which represents EBITDA adjusted for certain unusual or infrequent items.

We present EBITDA and Adjusted EBITDA because they are key measures used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors, and is widely used by analysts, investors and competitors to measure a company’s operating performance.
EBITDA and Adjusted EBITDA have limitations, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP, including net loss, which we consider to be the most directly comparable GAAP financial measure. Some of these limitations are:
•
although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows:
	Year ended December 31,
	2019	2020	2021
	(dollars in thousands)
Net Loss	(2,327)	(1,598)	(5,750)
Interest income	(3)	(3)	(3)
Depreciation expense	5	19	173
EBITDA	(2,325)	(1,582)	(5,580)
Forgiveness of PPP loan	—	—	(781)
Adjusted EBITDA	(2,325)	(1,582)	(6,361)
Components of Our Results of Operations
Revenue
SpringBig provides its retail customers with access to an integrated platform that provides all the functions of the Company’s proprietary software, which uses proprietary technology to send text or email messages to the customer’s contacts. This access is provided to customers under a contract, with revenue generated from monthly fixed fees for credits (up to set amount) and optional purchases of additional credits. The Company also generates revenue through the customers’ purchasing the use of the Company’s software. Such purchases include a certain amount credits that the customer can utilize over a period of six to twelve months.
Cost of Revenue
Cost of revenue primarily consists of amounts payable to distributors of messages on behalf of the Company’s customers across cellular networks and integrations. We expect our cost of revenue to continue to increase on an absolute basis but that as a percentage of revenue it is expected to decline slightly as we scale our business.
Gross Profit and Gross Margin
Gross profit is calculated by taking revenue less cost of revenue. Gross profit is generally impacted by revenues and the cost of revenue being correlated with revenue. Gross margin is defined as gross profit as a percentage of revenue.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist of salaries, benefits, travel expense and incentive compensation for our sales, servicing and marketing employees. In addition, sales, servicing and marketing expenses include business acquisition marketing, events cost, and branding and advertising costs. We expect our sales, servicing and marketing expenses to increase on an absolute basis as we enter new markets and continue to scale our business. Over the longer term, we expect sales, servicing and marketing expense to reduce as a percentage of revenue, however, we may experience fluctuations in some periods as we enter and develop new markets or have large one-time marketing projects.
Technology and Software Development Expenses
Technology and software development costs consist of salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software, but these are limited in quantum as we are constantly and regularly making enhancements to our technology platform and do not consider appropriate to be capitalized. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. We believe that continued investment in our platform is important for our growth and expect our technology and software development expenses will increase in absolute terms but we expect the expense to reduce as a percentage of revenue as our operations grow.
General and Administrative Expenses
General and administrative expenses consist primarily of payroll and related benefit costs for our employees involved in general corporate functions including our senior leadership team as well as costs associated with the use by these functions of software and facilities and equipment, such as rent, insurance, and other occupancy expenses. General and administrative expenses also include professional and outside services related to legal and other consulting services. General and administrative expenses are primarily driven by increases in headcount required to support business growth and meeting our obligations as a public company.
Results of Operations
The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of net sales for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.
Comparison of Year Ended December 31, 2020 and 2021
	Year Ended December 31,		Change
	2020	2021	($)	(%)
	(dollars in thousands)
Revenue	15,183	24,024	8,841	58%
Cost of revenue	4,978	6,929	1,951	39%
Gross profit	10,205	17,095	6,890	68%
Operating expenses:
Selling, servicing and marketing	4,843	10,185	5,342	110%
Technology and software development	4,391	8,410	4,019	92%
General and administrative	2,553	4,859	2,306	90%
Depreciation expense	19	173	154	810%
Total operating expenses	11,806	23,627	11,821	110%
Loss from operations	(1,601)	(6,532)	(4,931)	308%
Interest and other income	3	784	781	26033%
Net Income before tax	(1,598)	(5,748)	(4,150)	260%
Provision for income taxes	—	2	—	—
Net Loss	(1,598)	(5,750)	(4,152)	260%
Revenue
Total revenue increased by $8.8 million, or 58% for the year ended December 31, 2021 compared to the same period in 2020. The increase was driven by the number of retail clients increasing by 63% from 759 to 1,240 during the year.

Subscription revenue from retail clients was $14.2 million for the year ended December 31, 2021 representing an increase of $4.6 million, or 48% compared with the same period in 2020. Excess use revenue increased by $3.1 million, or 65%compared with the same period in 2020 as a result of clients increasing messaging cadence.
Cost of Revenue
Cost of revenue increased by $2.0 million, or 39%, for the year ended December 31, 2021, compared to the same period in 2020. The increase was primarily due to increasing volume in communications distributed by clients. The percentage increase is lower than our revenue growth over the same period and therefore our gross margin percentage increased from 67% for the year ended December 31, 2020 to 71% for the same period in 2021, or by 4%.
Operating Expenses
Selling, servicing and marketing expenses increased by $5.3 million, or 110%, for the year ended December 31, 2021, compared to the same period in 2020. As we continue to scale the business, we significantly increased the scale of the sales, service and marketing operation, including by increasing employee headcount in those areas. In December 2020, we had a total of 57 employees in these functional areas whereas that had increased to 96 in December 2021, an increase of 68% in headcount in our sales, service and marketing operations. We also increased our marketing activity to build and enhance our branding and have added additional expense in implementing sales and marketing automation tools across the organization.
Technology and software development expenses increased by $4.0 million, or 92%, for the year ended December 31, 2021, compared to the same period in 2020. We have increased the number of employees in these areas from 38 at December 2020 to 49 at December 2021, and, in addition, we experienced additional expense arising from the use of contract developers. Technology and software development expenses were 35% of revenue in the year to December 2021.
General and administrative expenses increased by $2.3 million, or 90%, for the year ended December 31, 2021, compared to the same period in 2020 due to additional rent expense, including the opening of an office in Toronto, higher personnel-related costs as we increased headcount and also incurred increases in professional services expenses.
Depreciation expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, and amortization of purchased intangibles. Depreciation expenses increased to $173,000 for the year ended December 31, 2021, a 810% increase compared to the same period in 2021. We expect depreciation and amortization expenses to increase for the foreseeable future as we scale our business.
Interest and Other Income
In May 2020, SpringBig received loan proceeds in the amount of $780,948 under the Paycheck Protection Program (“PPP”), established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in response to the COVID-19 pandemic. On August 11, 2021, SpringBig received full forgiveness of the PPP loan proceeds, which is reflect in Interest and other income. Interest and other income for the years ended December 31, 2020 and 2021 reflects interest income earned on cash deposits.

Comparison of Year Ended December 31, 2019 and 2020
	Year ended December 31,		Change
	2019	2020	$	%
	(dollars in thousands)
Revenue	5,732	15,183	9,451	165%
Cost of revenue	2,086	4,978	2,892	139%
Gross profit	3,646	10,205	6,559	180%
Operating expenses:
Selling, servicing and marketing	2,402	4,843	2,441	102%
Technology and software development	2,168	4,391	2,223	103%
General and administrative	1,401	2,553	1,152	82%
Depreciation expense	5	19	14	280%
Total operating expenses	5,976	11,806	5,830	98%
Loss from operations	(2,330)	(1,601)	729	-31%
Interest and other income	3	3	$—	0%
Net Income before tax	(2,327)	(1,598)	729	-31%
Provision for income taxes	—	—	—	—
Net Loss	(2,327)	(1,598)	729	-31%
Revenue
Total revenue increased by $9.5 million, or 165% for the year ended December 31, 2020 compared to the same period in 2019. The increase was driven by the number of retail clients increasing by 70% from 289 to 759, or 162% during the year.
Subscription revenue from retail clients was $9.6 million for the year ended December 31, 2020 representing an increase of $6.5 million, or 210% during the year with the increase being driven by the increase in clients and also by increases in the subscription amount from existing clients. Excess use revenue increased by $2.4 million, or 100% for the year ended December 31, 2020 compared to the same period in 2019. Brands revenue was generated for the first time during 2021 and was $0.2 million in the year ended December 31, 2020.
Cost of Revenue
Cost of revenue increased by $2.9 million, or 139%, for the year ended December 31, 2020, compared to the same period in 2019. The increase was primarily due to increasing volume in communications distributed by clients. The percentage increase is lower than our revenue growth over the same period and therefore our gross margin percentage increased from 64% for the year ended December 31, 2019 to 67% in the year ended December 31, 2020, or by 3%.
Operating Expenses
Selling, servicing and marketing expenses increased by $2.6 million, or 109%, for the year ended December 31, 2020, compared to the same period in 2019. As we continue to scale the business, we significantly increased the scale of the sales, service and marketing operation, including by increasing employee headcount and other expenses in those areas. In December 2019 we had a total of 32 employees in these functional areas whereas that had increased to 57 in December 2020, and increase of 78% in headcount. We are also engaging in more marketing activity to build and enhance our branding and have added additional expense in implementing sales and marketing automation tools across the organization.
Technology and software development expenses increased by $2.2 million, or 103%, for the year ended December 31, 2020, compared to the same period in 2019.
General and administrative expenses increased by $1.0 million, or 67%, for the year ended December 31, 2021, compared to the same period in 2019 due to additional rent expense, higher personnel-related costs as we increased headcount and incurred increases in professional services expenses.
Depreciation expenses increased to $19,000 for the year ended December 31, 2020, compared to the prior year, or 280%. We expect depreciation and amortization expenses to increase for the foreseeable future as we scale our business.

Interest and Other Income
Interest and other income reflects interest income earned on cash deposits, which remained consistent year over year.
Seasonality
Our rapid growth and the benefits of changes in legislation have historically offset seasonal trends in our business and we have seen consistent quarterly growth in revenues. While seasonality has not had a significant impact on our results in the past, our clients may experience seasonality in their business which in turn could impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Liquidity and Capital Resources
The following tables show our cash, accounts receivable and working capital as of the dates indicated:
	Year ended December 31,
	2019	2020	2021
	(dollars in thousands)
Cash	2,623	10,447	2,227
Accounts receivable, net	817	1,141	3,045
Working capital	8	(930)	3,895
As of December 31, 2021, the majority of our cash was held for general corporate purposes. On February 25, 2022, SpringBig entered into convertible notes with two existing shareholders in aggregate for a principal sum of $7.0 million. On the closing of the proposed business combination, the outstanding principal balance of the convertible notes becomes due and payable and will be satisfied by the issuance to the note holders of common shares of New SpringBig issuable under an agreement entered into under the applicable PIPE subscription agreements. We believe that our existing cash and cash available from the convertible notes will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Sources of Liquidity
Since our inception, we have financed our operations and capital expenditures primarily through the private sales of equity securities. Since inception and through the end of fiscal 2020, we raised a total of $17.0 million from the sale of equity securities, net of costs and expenses associated with such financings and redemptions of common stock. Additionally, in connection with the execution of the merger agreement, certain investors committed to purchase an aggregate of 1,310,000 shares of common stock of New SpringBig, for $10.00 per share, for an aggregate purchase price of $13,100,000. In addition, certain of the subscription investors that are existing shareholders of SpringBig entered into convertible notes with SpringBig, for an aggregate principal sum of $7,000,000 (the “convertible notes”). On the closing of the business combination, the outstanding principal balance of the convertible notes will mature and will be satisfiesd by the issuance of 700,000 shares of common stock of New SpringBig pursuant to the terms of the convertible notes and the applicable PIPE subscription agreements. The closing of the transactions contemplated by the subscription agreements will occur immediately prior to the closing, subject to the satisfaction or the waiver of the closing conditions therein, and the proceeds will provide additional liquidity to New SpringBig.
To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, we may need to raise additional funds. We may seek to raise additional funds through equity, equity-linked or debt financings. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity financing may be dilutive to stockholders. Although we are not currently a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity financing, incur indebtedness, or use cash resources. We have no present understandings, commitments or agreements to enter into any such acquisitions.
Historical Cash Flows
	Year ended December 31,
	2019	2020	2021
	(dollars in thousands)
Net cash used in operating activities	(2,276)	(1,006)	(7,884)
Net cash used in investing activities	(33)	(195)	(374)
Net cash provided by financing activities		9,025	38
Net increase (decrease) in cash	(2,309)	7,824	(8,220)
Net Cash Used in Operating Activities
Cash used in operating activities consists primarily of net loss adjusted for certain non-cash items, including depreciation and amortization, non-cash stock compensation expenses and the effect of changes in working capital and other activities.
Net cash used in operating activities was $7.9 million for the year ended December 31, 2021. This amount primarily consisted of a net loss of $5.8 million, the non-cash $0.8 million forgiveness of our PPP loan and a $1.9 million increase in accounts receivable due to the growth in revenues offset by certain other changes in working capital and non-cash $0.6 million stock-based compensation expenses and non-cash $0.2 million depreciation and amortization expense.
Net cash used in operating activities in 2020 was $1.0 million. This amount primarily consisted of a net loss of $1.6 million and changes in working capital.
Net cash used in operating activities in 2019 was $2.3 million. This amount primarily consisted of a net loss of $2.3 million and changes in working capital.
SpringBig ordinarily does not have significant non-cash items impacting the net income (loss) therefore there is a reasonably close correlation between net income (loss) and cash from operating activities, although short-term movements in working capital can impact any particular period.
Net Cash Used in Investing Activities
SpringBig has insignificant capital expenditure needs and, in the years ended December 31, 2019, 2020 and 2021, incurred expenditure of $0.0 million, $0.2 million and $0.3 million respectively.
In the year ended December 31, 2021, in addition to capital expenditures of $0.3 million, we also incurred a cash expense of $0.1 million to acquire Beaches Development Limited in Toronto, Canada.
Net Cash Provided by Financing Activities
The only material cash provided by financing activities was $8.2 million in August 2020 from the issuance of Preferred Stock, net of common stock redemptions and expenses, and $0.8 million from a Paycheck Protection Program loan (“PPP loan”) under the CARES Act obtained in May, 2020. The PPP loan was forgiven in August 2021. In the year ended December 31, 2021 an insignificant amount of proceeds was realized from the exercise of employee stock options.
Off Balance Sheet Arrangements
We did not have any off-balance sheet arrangements in any of the periods presented in this prospectus, except for operating leases as discussed below.

Contractual Obligations
As of December 31, 2021, we leased various office facilities, including our corporate headquarters in Boca Raton, Florida and offices in Seattle, Washington and Toronto, Canada under non-cancellable operating lease agreements that expire on various dates through November 2024. We recognize rent expense on a straight-line basis over the lease periods. We do not have any debt or material capital lease obligations and most of our property, equipment and software have been purchased with cash. Our future minimum payments under non-cancelable operating leases for office facilities are as follows as of December 31, 2021:
	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(dollars in thousands)
Operating lease obligations	1,098	471	627	—	—
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding.
Critical Accounting Policies
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the assumptions and estimates associated with revenue recognition, software development costs, income taxes and equity-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 1 of the notes to our consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
The Company has adopted ASC 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.
Software Development Costs
We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. In practice, we have not capitalized any material software development costs since expenditures are deemed to be outside of the scope of those required to be capitalized in accordance with ASC 350-40.
Quantitative and Qualitative Disclosures about Market Risk
We have operations within the United States and limited operations with customers located in Canada, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Fluctuation Risk
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.
The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
Emerging Growth Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Section 107 of the JOBS Act provides that any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use this extended transition period under the JOBS Act.
Recent Accounting Pronouncements
See Note 1 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding recent accounting pronouncements.

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products. Some market data and statistical information contained in this proxy statement/prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed below, our internal research and knowledge of our market. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.”
Unless otherwise expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:
•	New Frontier Data
The numbers of client accounts and other data presented in this proxy statement/prospectus are based on internal company data, and we use these numbers in managing our business. We believe that these numbers are reasonable estimates. We regularly review and may adjust our processes for calculating these metrics to improve their accuracy, and therefore it is possible that in future periods our reported metrics could change as a result of these adjustments. See the section titled “Risk Factors—Risks Related to Tuatara and the Business Combination.”

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors
The following table sets forth the names, ages and positions (as of    , 2022) of the persons who are expected to serve as directors and executive officers of New SpringBig following the consummation of the business combination and assuming the election of the nominees at the general meeting:
Name	Age	Position
Executive Officers
Jeffrey Harris	57	Chief Executive Officer and Director
Paul Sykes	56	Chief Financial Officer
Navin Anand	47	Chief Technology Officer
Non-Employee Directors
Steven Bernstein	61	Director
Patricia Glassford	58	Director
Amanda Lannert	49	Director
Phil Schwarz	43	Director
Sergey Sherman	51	Director
Jon Trauben	56	Director
Executive Officers
Jeffrey Harris. Upon the consummation of the business combination, Mr. Harris will serve as New SpringBig’s Chief Executive Officer and as a member of the board of directors of New SpringBig. Mr. Harris has been the CEO of SpringBig since founding the company. Prior to founding SpringBig, Mr. Harris also founded Inte Q (formally SHC Direct LLC) in 1997, a leading customer relationship marketing company offering specialized expertise in the planning, implementation and ongoing execution of strategic loyalty programs.
Mr. Harris is qualified to serve on the board of directors of New SpringBig based on his substantial business, leadership and management experience as SpringBig’s Chief Executive Officer as well as his significant experience in the industry.
Paul Sykes. Upon the consummation of the business combination, Mr. Sykes will serve as New SpringBig’s Chief Financial Officer. Mr. Sykes has been the CFO of SpringBig since April 2021. Prior to joining SpringBig, Mr. Sykes was Chief Financial Officer of dmg information, the U.S. based business information group of London stock exchange listed DMGT plc, from 1997 to 2017; and from 2018 through 2020 was CFO and COO of Nordis Technologies. Particularly from his tenure at dmg information, Mr. Sykes has substantial experience of executing acquisition transactions and operating in a public environment. Mr. Sykes started his career with KPMG in the United Kingdom.
Navin Anand. Upon the consummation of the business combination, Mr. Anand will serve as New SpringBig’s Chief Technology Officer. Mr. Anand has been the CTO of SpringBig since April 2021. Prior to joining SpringBig, Mr. Anand was Vice President of Engineering of Verifone, from 2018 to 2021; from 2017 to 2018, Mr. Anand was Head of the Embedded Systems Department of SRT Group, and prior to that, Mr. Anand held various positions of increasing responsibility at Pace Americas Limited, starting in 2009.
Board of Directors
Jeffrey Harris. Upon the consummation of the business combination, Jeffrey Harris will serve as a member of the Board of Directors of New SpringBig.
Steven Bernstein. Upon the consummation of the business combination, Steven Bernstein will serve as a member of the Board of Directors of New SpringBig. Mr. Bernstein is the Chairman of the Board of SBA Communications Corp. (SBAC-NASDAQ), a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells, which he founded in 1989. From 1989 through 2001, Mr. Bernstein was CEO and President of SBA Communications Corp. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida.

We believe that Mr. Bernstein’s extensive senior management and operational background, including as a founder, chief executive officer and director of a publicly-listed company and experience in the wireless communications industry, make him well qualified to serve on New SpringBig’s Board of Directors.
Patricia Glassford. Upon the consummation of the business combination, Patricia Glassford will serve as a member of the Board of Directors of New SpringBig. Ms. Glassford is the former Chief Financial Officer of numerous businesses in the General Electric Company (“General Electric”). Ms. Glassford joined General Electric in 1985, where she most recently served as Vice President & Strategic Project Implementation Leader of General Electric in 2019. Prior to that, she served in various roles at General Electric, including as VP Cash Initiatives of GE Company from 2016 to 2017, VP & Chief Financial Officer, GE Energy Connections from 2014 to 2016, VP & Chief Financial Officer, GE Capital Treasury from 2011 to 2014, VP & Chief Financial Officer, GE Capital Restructuring Operations from 2010 to 2011, and VP & Chief Financial Officer, GE Industrial/GE Enterprise Solutions from 2007 to 2010. Prior to that, Ms. Glassford served in various finance and audit roles at General Electric, including as Chief Financial Officer & EVP of NBC Universal Studios & Parks from 2004 to 2007. Ms. Glassford has a B.S. in Finance from Fairfield University.
We believe that Ms. Glassford’s extensive finance and financial oversight experience, background in strategic project leadership, and other senior management positions at a large, global public company make her well qualified to serve on New SpringBig’s Board of Directors.
Amanda Lannert. Upon the consummation of the business combination, Amanda Lannert will serve as a member of the Board of Directors of New SpringBig. Ms. Lannert is the Chief Executive Officer of The Jellyvision Lab, Inc. (“Jellyvision”), a privately held, innovative SaaS business providing an employee benefits guidance platform, a position she has held since 2011. Prior to that, Ms. Lannert served as President of Jellyvision from 2000 to 2011 and, prior to joining Jellyvision, served as Account Supervisor at Leo Burnett from 1994 to 2000. Ms. Lannert also serves on the boards of directors of several start-up companies. Ms. Lannert has a B.A. in English literature from Haverford College.
We believe that Ms. Lannert’s experience with high growth software and services companies, with specific expertise in SaaS businesses, along with her deep marketing (including digital and interactive marketing) experience, make her well qualified to serve on New SpringBig’s Board of Directors.
Phil Schwarz. Upon the consummation of the business combination, Phil Schwarz will serve as a member of the Board of Directors of New SpringBig. Mr. Schwarz has been involved with SpringBig since 2018, has served on its Board of Directors since 2019, and as the Chairman of SpringBig since 2020. Mr. Schwarz is a Partner at Corazon Capital, a Chicago-based venture capital fund, with which he has been involved since 2016. Mr. Schwarz is also the Chief Strategy Officer of Corazon Monoceros (NASDAQ:CRZN). From 2014 to 2016, Mr. Schwarz served as the Chief Marketing Officer of Tinder, the world’s leading dating business, up to and through its IPO as part of Match Group (NASDAQ: MTCH). Mr. Schwarz’s prior roles include Vice President of Growth Initiatives at Match Group, which he held in 2014, as well as Executive Director at Kaplan and Kaplan Ventures (then part of the Washington Post Company), which he held from 2010 to 2014 (where he co-founded the Kaplan/Techstars EdTech Accelerator), Associate Director at UBS Investment Bank from 2008 to 2010. Prior to that, Mr. Schwarz led numerous technology product development efforts for the Blue Cross Blue Shield Association, Vitria Technology, and BP Amoco, and served as a Management Consultant at PricewaterhouseCoopers. Mr. Schwarz holds an M.B.A. with honors from the University of Chicago Booth School of Business and a B.B.A., cum laude, from Ohio University’s College of Business.
We believe that Mr. Schwarz’s extensive expertise and leadership experience in technology and venture capital, and his business-building experience with startup and growth companies, as well as experience and institutional knowledge as an existing director of SpringBig, Inc., make him well qualified to serve on New SpringBig’s Board of Directors.
Sergey Sherman. Upon the consummation of the business combination, Sergey Sherman will serve as a member of the Board of Directors of New SpringBig. He has served as Tuatara’s Chief Financial Officer since its inception and brings over 20 years of professional experience across investment banking and finance with expertise in private equity, mergers and acquisitions, leveraged finance and credit. Mr. Sherman joined Tuatara Capital in 2019 and as Managing Director - Investments is responsible for all aspects of the investment process including origination, transaction structuring, due diligence, financing and portfolio management. Prior to Tuatara Capital, Mr. Sherman was a Managing Director at Société Générale’s investment banking group in the U.S. and was previously in the financial sponsors groups at RBC Capital Markets and J.P. Morgan. Prior to investment banking, he was an executive in the business development/mergers and acquisitions group at GE Capital. Mr. Sherman started his career as a nuclear submarine officer in the U.S. Navy. Mr. Sherman has a B.S. in Electrical Engineering from Carnegie Mellon University and holds an MBA from The George Washington University.
We believe Mr. Sherman’s experience in transaction execution, investment banking and the investing in the cannabis sector makes him well qualified to serve on New SpringBig’s Board of Directors.
Jon Trauben. Upon the consummation of the business combination, Jon Trauben will serve as a member of the Board of Directors of New SpringBig. Mr. Trauben is a Partner at Altitude Investment Management, a position he has held since 2017, and a member and principal of JRC Capital Partners, LLC, Altitude’s management company. Prior to that, Mr. Trauben served as Senior Managing Director of Hunt Mortgage Group from 2015 to 2016 and also a Managing Director at Barclays from 2011 to 2015. Mr. Trauben also held senior positions on Wall Street while at Credit Suisse and Cantor Fitzgerald. Mr. Trauben started his career at Ernst & Young. Mr. Trauben has a B.A. in Political Science from Rutgers University and attended the Masters of Science in Real Estate program from New York University.
We believe Mr. Trauben’s experience investing in the cannabis sector, as well as his substantial business management, capital markets, finance, and strategic growth experience, as well as experience and institutional knowledge as an existing director of SpringBig, Inc., make him well qualified to serve on New SpringBig’s Board of Directors.
Board Composition
New SpringBig’s business and affairs will be organized under the direction of the board of directors of New SpringBig. We anticipate that the board of directors of New SpringBig will consist of seven (7) members upon the consummation of the business combination. We will determine the Chairman of the board of directors of New SpringBig prior to the consummation of the business combination. The primary responsibilities of the board of directors of New SpringBig will be to provide oversight, strategic guidance, counseling and direction to New SpringBig’s management. The board of directors of New SpringBig will meet on a regular basis and additionally as required.
In accordance with the terms of the proposed charter, which will be effective upon the consummation of the business combination, the board of directors of New SpringBig will be divided into three (3) classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three (3)-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal, the Class I directors will be elected to an initial one-year term (and three (3)-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three (3)-year terms subsequently) and the Class III directors will be elected to an initial three (3)-year term (and three (3)-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
The board of directors of New SpringBig will be divided into the following classes:
•
Class I, which SpringBig and Tuatara anticipate will consist of Amanda Lannert and Jon Trauben, whose terms will expire at the SpringBig’s first annual meeting of shareholders to be held after the business combination;

•
Class II, which SpringBig and Tuatara anticipate will consist of Patricia Glassford and Phil Schwarz, whose terms will expire at New SpringBig’s second annual meeting of shareholders to be held after the business combination; and

•
Class III, which SpringBig and Tuatara anticipate will consist of Steven Bernstein, Jeffrey Harris, and Sergey Sherman, whose terms will expire at New SpringBig’s third annual meeting of shareholders to be held after the business combination.

Director Independence
Upon the consummation of the business combination, the board of directors of New SpringBig is expected to determine that each of the directors on the board of directors of New SpringBig other than Mr. Harris will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the board of directors of New SpringBig will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New SpringBig will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Board Committees
Effective upon the consummation of the business combination, the board of directors of New SpringBig will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors of New SpringBig will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New SpringBig intends to comply with future requirements to the extent they will be applicable to New SpringBig. Following the consummation of the business combination, copies of the charters for each committee will be available on the investor relations portion of New SpringBig’s website.
Audit Committee
New SpringBig’s audit committee is expected to consist of Patricia Glassford, Phil Schwarz and Sergey Sherman. The board of directors of New SpringBig is expected to determine that each of the members of the audit committee will satisfy the independence and other requirements of Nasdaq and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors of New SpringBig will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The board of directors of New SpringBig is expected to determine that the chair of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the board of directors of New SpringBig will consider the chair of the audit committee’s formal education and previous experience in financial roles. Both New SpringBig’s independent registered public accounting firm and management intend to periodically meet privately with New SpringBig’s audit committee.
The functions of this committee will include, among other things:
•	approve the hiring, discharging and compensation of New SpringBig’s independent auditors;
•	oversee the work of New SpringBig’s independent auditors;
•	approve engagements of the independent auditors to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent auditors;
•	review New SpringBig’s financial statements and review New SpringBig’s critical accounting policies and estimates;
•	review the adequacy and effectiveness of New SpringBig’s internal controls; and
•	review and discuss with management and the independent auditors the results of New SpringBig’s annual audit, New SpringBig’s quarterly financial statements and New SpringBig’s publicly filed reports
Compensation Committee
New SpringBig’s compensation committee is expected to consist of Steven Bernstein, Amanda Lannert, and John Trauben. We will name a chair of the compensation committee prior to the consummation of the business combination. The board of directors of New SpringBig is expected to determine that each of the members of the compensation committee satisfies the independence requirements of Nasdaq and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.
The functions of the committee will include, among other things:
•	review and recommend policies relating to compensation and benefits of New SpringBig’s officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of New SpringBig’s chief executive officer and other senior officers;

•	evaluate the performance of New SpringBig’s officers in light of established goals and objectives;
•	recommend compensation of New SpringBig’s officers based on its evaluations; and
•	administer the issuance of stock options and other awards under New SpringBig’s stock plans.
Nominating and Governance Committee
New SpringBig’s nominating and corporate governance committee is expected to consist of Amanda Lannert, Steven Bernstein, and Phil Schwarz. We will name a chair of the nominating and corporate governance committee prior to the consummation of the business combination. The board of directors of New SpringBig is expected to determine that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq.
The functions of this committee include, among other things:
•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;
•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and
•	review and make recommendations with regard to New SpringBig’s corporate governance guidelines.
Non-Employee Director Compensation
The board of directors of New SpringBig expects to review director compensation periodically to ensure that director compensation remains competitive such that New SpringBig is able to recruit and retain qualified directors. Following the consummation of the business combination, SpringBig intends to develop a board of directors’ compensation program that is designed to align compensation with SpringBig’s business objectives and the creation of shareholder value, while enabling New SpringBig to attract, retain, incentivize and reward directors who contribute to the long-term success of New SpringBig.
Code of Business Conduct and Ethics
The board of directors of New SpringBig will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New SpringBig’s employees, executive officers and directors. The Code of Conduct will be available on New SpringBig’s website at    . Information contained on or accessible through New SpringBig’s website is not a part of this proxy statement/consent solicitation statement/prospectus, and the inclusion of New SpringBig’s website address in this proxy statement/consent solicitation statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the board of directors of New SpringBig will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New SpringBig expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New SpringBig’s compensation committee has ever been an executive officer or employee of New SpringBig. None of New SpringBig’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the board of directors of New SpringBig or compensation committee.
Limitation of Liability and Indemnification
The proposed charter, which will be effective upon consummation of the business combination, eliminates New SpringBig’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its shareholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New SpringBig’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The proposed charter requires New SpringBig to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New SpringBig plans to maintain a directors’ and officers’ insurance policy pursuant to which New SpringBig’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the proposed charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, New SpringBig will enter into separate indemnification agreements with New SpringBig’s directors and officers. These agreements, among other things, require New SpringBig to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New SpringBig’s directors or officers or any other company or enterprise to which the person provides services at New SpringBig’s request.
We believe these provisions in the proposed charter are necessary to attract and retain qualified persons as directors and officers for New SpringBig following the completion of the business combination.

EXECUTIVE COMPENSATION
Tuatara
The following disclosure concerns the compensation of Tuatara’s officers and directors for the fiscal year ended December 31, 2021 (i.e., pre-business combination).
None of our executive officers or directors have received any cash compensation for services rendered to us. Our executive officers and directors and any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company.
SpringBig
This discussion may contain forward-looking statements that are based on SpringBig’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All equity amounts in this section are shown on a pre-business combination basis.
SpringBig’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2021, were:
•	Jeffrey Harris, SpringBig’s Chief Executive Officer;
•	Paul Sykes, SpringBig’s Chief Financial Officer; and
•	Navin Anand, SpringBig’s Chief Technology Officer.
2021 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to SpringBig’s named executive officers with respect to December 31, 2021.
Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey Harris Chief Executive Officer	$265,000	$—	$—	$—	$—	$265,000
Paul Sykes Chief Financial Officer(1)	$172,944	$90,000	$281,250	$—	$—	$544,194
Navin Anand Chief Technology Officer(2)	$139,838	$40,000	$206,250	$—	$—	$386,088
(1)	Mr. Sykes was appointed Chief Financial Officer effective April 7, 2021.
(2)	Mr. Anand was appointed Chief Technology Officer effective April 12, 2021.
(3)
Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 7 – Common Stock Options accompanying the historical audited consolidated financial statements of SpringBig included in this proxy statement/prospectus.

Narrative Disclosure to Summary Compensation Table
For 2021, the compensation programs for SpringBig’s named executive officers consisted of base salary and incentive compensation delivered in the form of stock options.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Cash Bonus
Except as provided under their employment agreements (described below), which will be effective upon the closing of the business combination, SpringBig does not have a formal arrangement with its named executive officers providing for annual cash bonus awards.
Equity-Based Incentive Awards
SpringBig’s equity award program is the primary vehicle for offering long-term incentives to its executives. SpringBig believes that equity awards provide its executives with a strong link to long-term performance, create an ownership culture and help to align the interests of SpringBig’s executives and members. To date, SpringBig has used stock options for this purpose. SpringBig believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. SpringBig awards equity awards broadly to its employees, including to its non-executive employees.
Prior to the business combination, all of the equity awards SpringBig has granted were made pursuant to the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “SpringBig Plan”). The terms of the SpringBig Plan are described under the section titled “—Employee Benefit Plans” below.
Benefits and Perquisites
SpringBig provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, vision and dental insurance; life insurance; short and long-term disability insurance; and a 401(k) plan. SpringBig does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
SpringBig maintains a tax-qualified retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of a new quarter after six (6) months of employment with SpringBig. Under the 401(k) plan, SpringBig may make discretionary matching contributions.
Executive Employment Arrangements
In connection with entering into the merger agreement, SpringBig entered into employment agreements with each of Messrs. Harris and Sykes, which will become effective upon the closing of the business combination and will govern the terms of their continuing employment with SpringBig and, following the completion of the business combination, New SpringBig. Mr. Harris will continue to be employed as SpringBig’s (and, following the business combination, New SpringBig’s) Chief Executive Officer and Mr. Sykes will be employed as SpringBig’s (and, following the business combination, New SpringBig’s) Chief Financial Officer.
The employment agreements with Messrs. Harris and Sykes provide for an annual base salary of  $450,000 and $350,000 respectively, subject to increase from time to time, and an annual target bonus opportunity of 137.50% and 100% of base salary, respectively. Each of Messrs. Harris and Sykes will continue to be eligible to participate in any executive benefit plans in effect from time to time. In the event of the termination of Mr. Harris’s or Mr. Sykes’s employment without cause or for good reason within 18 months following a change in control, he will be entitled to severance equal to the sum of his base salary (paid in a lump sum within 60 days of the termination) and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. In the event of a termination without cause or for good reason not in connection with a change in control, he will be entitled to severance equal to the sum of his base salary and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. Severance benefits will be subject to Messrs. Harris’s and Sykes’s execution of a release of claims and compliance with restrictive covenants, including a non-solicitation and non-disparagement covenant.
The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Outstanding Equity Awards at December 31, 2021
The following table presents estimated information regarding outstanding equity awards held by SpringBig’s named executive officers as of December 31, 2021.
				Option Awards
	Grant Date	Vesting Commencement Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jeffrey Harris	3/17/2019	3/17/2021	(1)	350,000	350,000	$0.31	3/17/2029
	12/2/2020	12/2/2021	(1)	31,250	93,720	$0.75	12/2/2030
Paul Sykes	6/21/2021	4/7/2021	(2)	131,250	243,750	$0.75	6/21/2031
Navin Anand	6/21/2021	4/12/2021	(2)	96,250	178,750	$0.75	6/21/2031
(1)	Represents an option vesting with respect to 25% of the shares subject to the option on each one-year anniversary of the grant date.
(2)
Represents an option vesting with respect to (a) 35% of the shares subject to the option on December 31, 2021, (b) 15% of the shares subject to the option upon the closing of the business combination and (c) 50% of the shares subject to the option ratably over 24 months following the business combination.

Employee Benefit Plans
SpringBig, Inc. 2017 Equity Incentive Plan
The SpringBig Plan was originally established effective December 1, 2017. The SpringBig Plan was subsequently amended on January 30, 2018 and November 30, 2018 and the amended and restated SpringBig Plan was approved by the board of directors of SpringBig on April 10, 2019. The SpringBig Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, and restricted stock unit awards to SpringBig and its affiliates’ employees, consultants and directors. Following the completion of the business combination, SpringBig will not grant any additional awards under the SpringBig Plan.
Authorized Shares. 7,495,594 shares of common stock of SpringBig were authorized under the SpringBig Plan. Awards granted under the SpringBig Plan that are canceled, forfeited or expired prior to exercise or realization will become available for future grant while the SpringBig Plan remains in effect. As of October 7, 2021, 2,317 shares of common stock of SpringBig were available for issuance under the SpringBig Plan.
Plan Administration. The 2018 Plan is administered by SpringBig’s board of directors or a committee of one or more members of the board of directors appointed by the board to administer the SpringBig Plan. Subject to the provisions of the SpringBig Plan, the administrator has the power to determine the terms of each award, such as the form of awards and vesting schedule of awards. The administrator is authorized to interpret the SpringBig Plan, prescribe the terms and conditions of the awards granted thereunder, and make all other determinations necessary or advisable for administering the SpringBig Plan.
Plan Awards. Awards to be granted under the SpringBig Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the administrator and consistent with the SpringBig Plan terms. Subject to the terms of the SpringBig Plan, the administrator will determine the number of awards granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. Awards that have not vested are subject to SpringBig’s right of repurchase or forfeiture. The economic and other rights associated with awards granted under the SpringBig Plan are governed by the SpringBig certificate of incorporation, as may be amended and in effect from time to time.
Non-Transferability of Awards. The awards are subject to certain transferability restrictions and requirements.
Certain Adjustments. The outstanding awards may be subject to adjustment, substitution, exchange or, to the extent then unvested, cancellation by SpringBig’s board of directors so as to proportionately reflect any unit splits, reverse splits, dividends or distributions, recapitalizations, reclassifications, or other relevant changes in SpringBig’s capitalization or corporate structure.
Amendment, Termination. SpringBig’s board of directors has the authority to amend, suspend or terminate all or any part of the SpringBig Plan in its sole discretion. Awards outstanding following the business combination will be assumed by New SpringBig.

Director Compensation
SpringBig currently has no formal arrangements under which directors receive compensation for their service on SpringBig’s board of managers or its committees. From time to time, directors were awarded stock options under the SpringBig Plan. In 2021, directors did not receive any cash or equity compensation.
Following the consummation of the business combination, New SpringBig intends to develop a board of directors’ compensation program that is designed to align compensation with New SpringBig’s business objectives and the creation of shareholder value, while enabling New SpringBig to attract, retain, incentivize and reward directors who contribute to the long-term success of New SpringBig.
New SpringBig Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the business combination, SpringBig intends to develop an executive compensation program that is designed to align compensation with New SpringBig’s business objectives and the creation of shareholder value, while enabling New SpringBig to attract, retain, incentivize and reward individuals who contribute to the long-term success of New SpringBig. Decisions on the executive compensation program will be made by the board of directors of New SpringBig and specifically through a Compensation Committee that the board of directors of New SpringBig expects to establish.
Executive Compensation
The policies of New SpringBig with respect to the compensation of its executive officers and following the business combination will be administered by the board of directors of SpringBig in consultation with the Compensation Committee that the board of directors of New SpringBig expects to establish. We expect that the compensation policies followed by New SpringBig will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New SpringBig and to establish an appropriate relationship between executive compensation and the creation of shareholder value.
In addition to the guidance provided by its Compensation Committee, the board of directors of SpringBig may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.
Director Compensation
It is anticipated that the Compensation Committee of the board of directors of New SpringBig will determine the annual compensation to be paid to the members of the board of directors of New SpringBig upon completion of the business combination.
Emerging Growth Company Status
As an emerging growth company, SpringBig will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of SpringBig’s chief executive officer to the median of the annual total compensation of all of SpringBig’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Tuatara regarding (i) the actual beneficial ownership of our ordinary shares at   , 2022 (prior to the business combination and the related transactions) and (ii) the expected beneficial ownership of shares of common stock of New SpringBig immediately following the consummation of the business combination and related transactions, assuming that no public shares of Tuatara are redeemed, and alternatively that 19,278,948 public shares are redeemed, in each case, by:
•
each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares (pre-business combination) or the beneficial owner of more than 5% of New SpringBig’s common stock (post-business combination);

•	each of our executive officers and directors;
•	each person who will become an executive officer or director of SpringBig post-business combination; and
•	all executive officers and directors as a group pre-business combination and post-business combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The expected beneficial ownership of New SpringBig’s common stock immediately following consummation of the business combination and the related agreements, assuming no public shares of Tuatara are deemed, has been determined based upon the assumptions described in the last paragraph of the section entitled “Certain Defined Terms.”
The expected beneficial ownership of New SpringBig’s common stock immediately following consummation of the business combination and the related transactions, assuming the maximum number of public shares are redeemed, has been determined based upon the following assumptions: (i) public shareholders have exercised their redemption rights with respect to 19,278,948 public shares (i.e., the maximum amount of outstanding public shares that Tuatara can redeem after giving effect to the payments to redeeming shareholders) and (ii) the assumptions described in the last paragraph of the section entitled “Certain Defined Terms” (other than (x)(i) thereof).
Prior to the consummation of Tuatara’s initial public offering, its sponsor subscribed for an aggregate of 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. In February 2021, Tuatara’s sponsor transferred 50,000 founder shares to Mr. Taney, 40,000 founder shares to Mr. Bornstein and 40,000 founder shares to Aris Kekedjian for the same per share purchase price paid by the sponsor. On April 5, 2021 in connection with the expiration of the underwriter’s over-allotment option granted in Tuatara’s initial public offering, its sponsor surrendered 31,250 founder shares. On May 18, 2021, Aris Kekedjian transferred 40,000 founder shares to Tuatara’s sponsor pursuant to the terms of his resignation from Tuatara’s board of directors, and on August 27, 2021, the sponsor transferred 40,000 founder shares to Mr. Finkelman in connection with his appointment to Tuatara’s board of directors. As a result, Tuatara’s initial shareholders now own 5,000,000 founder shares. Tuatara’s initial shareholders collectively own approximately 20% of the outstanding ordinary shares entitled to vote and have agreed to vote any voting ordinary shares owned by it in favor of the Transaction Proposals. In addition, because of their ownership block, the initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by the Tuatara shareholders, including amendments to the existing organizational documents and approval of significant corporate transactions.
Tuatara’s sponsor and executive officers and directors are deemed to be its “promoters” as such term is defined under the federal securities laws.

	Prior to Business Combination and Related Transactions		After the Business Combination and Related Transactions
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares	Number of Shares of Common Stock Beneficially Owned	Percentage of Total Voting Power	Number of Shares of Common Stock Beneficially Owned	Percentage of Total Voting Power
5% Stockholders, Directors and Named Executive Officers of Tuatara(1)
TCAC Sponsor, LLC(2)	4,870,000	19.5%	4,870,000	9.6%	4,870,000	15.4%
The Goldman Sachs Group, Inc.(3) 200 West Street New York, NY 10282	1,358,965	5.4%	1,358,965	2.7%	1,358,965	4.3%
Albert Foreman	—	—	—	—	—	—
Mark Zittman	—	—	—	—	—	—
Sergey Sherman	—	—	—	—	—	—
Jeffrey Bornstein(4)	40,000	*	40,000	*	40,000	*
Michael Finkelman	40,000	*	40,000	*	40,000	*
Richard Taney	50,000	*	50,000	*	50,000	*
All directors and executive officers of Tuatara as a group pre-business combination (six individuals)	130,000	*	130,000	*	130,000	*

5% Stockholders, Directors and Named Executive Officers of New SpringBig Post-Business Combination:(5)
Tuatara Capital Fund II, L.P.(6) 655 Third Avenue, 8th floor New York, NY 10017	4,870,000	19.5%	5,470,000	10.8%	5,470,000	17.3%
Medici Holdings V, Inc. 625 NW 533rd Street, Ste. 250 Boca Raton, Florida 33487	—	—	5,378,779	10.6%	5,378,779	17.1%
TVC Capital IV, L.P.(7) 11710 El Camino Real, Suite 100 San Diego, CA 92130	—	—	2,737,531	5.4%	2,737,531	8.7%
Altitude Investment Partners, LP 73 Bal Bay Drive Bal Harbor, FL 33154	—	—	1,733,112	3.4%	1,733,112	5.5%
Jeffrey Harris(8)	—	—	5,943,464	11.7%	5,943,464	18.8%
Paul Sykes(9)	—	—	136,570	*	136,570	*
Navin Anand(10)	—	—	100,151	*	100,151	*
Steven Bernstein	—	—	—	—	—	—
Patricia Glassford	—	—	—	—	—	—
Amanda Lannert	—	—	—	—	—	—
Phil Schwarz	—	—	537,877	1.1%	537,877	1.7%
Sergey Sherman	—	—	—	—	—	—
Jon Trauben	—	—	—	—	—	—
All directors and named executive officers of New SpringBig as a group post-business combination (9 individuals):	—	—	6,718,062	13.2%	6,718,062	21.3%
*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 655 Third Avenue, 8th floor, New York, New York 10017, United States of America.
(2)
Our sponsor is controlled by its sole member, Tuatara Capital Fund II, L.P. (“Fund II”). Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders shares held by our sponsor.

(3)
Based solely on a Schedule 13G filed on February 1, 2022. Represents 1,358,965 of Class A ordinary shares beneficially owned by the Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC. Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC. have shared voting and dispositive power over such shares. Goldman Sachs & Co. LLC is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs & Co. LLC is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is a public entity and its common stock is publicly traded on the New York Stock Exchange and it is managed by its board of directors.

(4)	Shares held by Whipstick Ventures, LLC. Jeffrey Bornstein has a controlling interest in Whipstick Ventures, LLC and may be deemed to beneficially own these shares.
(5)
Unless otherwise indicated, the business address of each of the persons to be directors or named executive officers of New SpringBig post-business combination is 621 NW 53rd Street, Ste. 250, Boca Raton, Florida 33487.

(6)
Includes 4,870,000 shares of common stock held by TCAC Sponsor, LLC and 600,000 shares of common stock held by Fund II upon the completion of the business combination pursuant to the PIPE subscription financing. Fund II is the sole member of TCAC Sponsor, LLC. Accordingly, shares of common stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by Fund II with respect to New SpringBig or the shares of common stock, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers of is deemed to be a beneficial owner of Fund II’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the shares of common stock held by Fund II.

(7)
Includes 2,237,531 shares of common stock held by TVC Capital IV, L.P. upon the consummation of the business combination and 500,000 shares of common stock to be purchased as part of the PIPE subscription financing by TVC Capital IV, L.P. and TVC Capital Partners IV, L.P. TVC Capital IV, L.P. is an affiliate of TVC Capital Partners IV, L.P. Each of TVC Capital IV LP and TVC Capital Partners IV LP is directly controlled by TVC Capital IV GP, LLC (“GP IV”). Each of Steven Hamerslag and Jeb S. Spencer is a managing member of GP IV and may be deemed to have shared voting and dispositive power over the shares held by the foregoing entities. The foregoing is not an admission by any of Steven Hamerslag and Jeb S. Spencer that he is the beneficial owner of the shares held by the foregoing entities. The address for each of the foregoing persons is 11710 El Camino Real, Suite 100, San Diego, CA 92130.

(8)
Includes the shares of common stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power. Also, includes 10,000 shares of common stock to be purchased by Mr. Harris as part of the PIPE subscription financing.

(9)	Includes 10,505 options exercisable for shares of common stock within 60 days of the business combination.
(10)	Includes 7,703 options exercisable for shares of common stock within 60 days of the business combination.

CERTAIN TUATARA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In February 2020, Tuatara’s sponsor subscribed for an aggregate of 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.006 per share (after giving effect to a forfeiture effected in January 2021 and a share recapitalization). In February 2021, its sponsor transferred 50,000 founder shares to Mr. Taney, 40,000 founder shares to Mr. Bornstein and 40,000 founder shares to Aris Kekedjian for the same per share purchase price paid by our sponsor. On April 5, 2021, Tuatara’s sponsor forfeited 31,250 due to a portion the underwriters’ over-allotment option is left unexercised. On May 18, 2021, Aris Kekedjian transferred 40,000 founder shares to Tuatara’s sponsor pursuant to the terms of his resignation from Tuatara’s board of directors, and on August 27, 2021, the sponsor transferred 40,000 founder shares to Mr. Finkelman in connection with his appointment to Tuatara’s board of directors. Our initial shareholders collectively own approximately 20% of Tuatara’s issued and outstanding shares.
Tuatara’s sponsor purchased an aggregate of 6,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.
If any of Tuatara’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary duties or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Tuatara. Certain of its officers and directors presently have, and any of them in the future may have, additional, fiduciary duties or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity.
Tuatara entered into an Administrative Services Agreement pursuant to which Tuatara pay its sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of its initial business combination or its liquidation, Tuatara will cease paying any of these monthly fees. Accordingly, in the event the consummation of its initial business combination takes the maximum 24 months, Tuatara’s sponsor will be paid an aggregate of up to $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.
Tuatara’s sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Tuatara’s audit committee will review on a quarterly basis all payments that were made to its sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Tuatara’s sponsor agreed to loan Tuatara up to $250,000 under an unsecured promissory note to be used for a portion of the expenses of its initial public offering. The loan was repaid upon completion of Tuatara’s initial public offering out of the $1,000,000 of offering proceeds that has been allocated for the payment of offering expenses (other than underwriting commissions) not held in the trust account.
In addition, in order to finance transaction costs in connection with an intended initial business combination, Tuatara’s sponsor or an affiliate of the sponsor or certain of Tuatara’s officers and directors may, but are not obligated to, loan Tuatara funds as may be required. Any such loans may be repaid only from funds held outside the trust account or from funds released to us upon completion of its initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to Tuatara’s sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Tuatara does not expect to seek loans from parties other than its sponsor or an affiliate of its sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After its initial business combination, members of Tuatara’s management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to its shareholders, to the extent then known, in the proxy solicitation materials furnished to its shareholders. It is unlikely the amount of such compensation will be known at the time of a general meeting held to consider our initial business combination as it will be up to the directors of the post-combination business to determine executive and director compensation.

Tuatara entered into a registration rights agreement with respect to the founder shares, private placement warrants and warrants issued upon conversion of working capital loans (if any), which is described under the heading “Principal Shareholders—Registration Rights.”
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were entered into or will be entered into pursuant to the merger agreement (see the section titled “The Business Combination Proposal—Related Agreements—PIPE Subscription Agreement”). The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the business combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.
Related Party Policy
Tuatara has adopted a related party transaction policy, and the above transactions comply with the policy.
Tuatara’s Code of Ethics requires that it avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of its board) or as disclosed in its public filings with the SEC. Under its Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, Tuatara’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that Tuatara enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Tuatara’s audit committee will review on a quarterly basis all payments that were made to its sponsor, officers or directors, or our or any of their affiliates.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, Tuatara has agreed not to consummate an initial business combination with an entity that is affiliated with any of its sponsor, officers or directors unless Tuatara, or a committee of independent and disinterested directors, has obtained an opinion from an independent investment banking firm or an independent accounting firm that the initial business combination is fair to Tuatara from a financial point of view.
Furthermore, no finder’s fees, reimbursements or cash payments will be made by Tuatara to its sponsor, officers or directors, or its or any of their affiliates, for services rendered to Tuatara prior to or in connection with the completion of its initial business combination, other than the following payments:
•	Repayment of an aggregate of up to $250,000 in loans made to Tuatara by its sponsor to cover offering-related and organizational expenses;
•	Payment to Tuatara’s sponsor of up to $10,000 per month for office space, administrative and support services;
•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
Repayment of loans which may be made by Tuatara’s sponsor or an affiliate of Tuatara’s sponsor or certain of Tuatara’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.
The above payments may be funded using the net proceeds of the initial public offering and the sale of the private placement warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to Tuatara in connection therewith.

CERTAIN SPRINGBIG RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2020, to which SpringBig has been a party in which the amount involved exceeded $120,000 and in which any of SpringBig’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of SpringBig’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Certain Employment Relationships
Certain immediate family members of Jeffrey Harris, SpringBig’s chief executive officer and a member of SpringBig’s board of managers, provide services to SpringBig as full-time employees for compensation. Natalie Harris is employed as Vice President, Marketing of SpringBig. Ms. Harris, who is the daughter-in-law of Mr. Harris, earned $148,548 in compensation in 2020 and $160,781 in compensation in 2021. Ms. Harris also received a grant of 25,000 options in 2020. Sam Harris is employed as Vice President, Product Development of SpringBig. Mr. Sam Harris, who is the son of Mr. Jeffrey Harris, earned $232,307 in compensation in 2020 and $232,692 in compensation in 2021. Mr. Sam Harris also received a grant of 25,000 options in 2020.
Certain Other Enterprises
SpringBig has previously engaged InteQ to provide certain employee support and sharing, software development work and information technology services. InteQ employed certain personnel who provided services solely to SpringBig. In exchange, SpringBig reimbursed InteQ at cost for such employees. SpringBig’s Chief Executive Officer, Jeffrey Harris, founded InteQ and beneficially holds a controlling equity interest in such company. There is no ongoing formal, written agreement between SpringBig and InteQ. As part of Mr. Harris’s employment agreement with New SpringBig, Mr. Harris has agreed to customary provisions regarding the devotion of his business time and energy to SpringBig, confidentiality and non-compete obligations, and Board approval of related party transactions (including any new arrangements or business with InteQ).
SpringBig paid InteQ a total of approximately $366,600 in 2020 and $152,000 in 2021, for the cost of SpringBig’s use of InteQ employees and approximately $145,400 in 2020 and $256,000 in 2021 for the data warehouse services and software development work.
Other Transactions
SpringBig has entered into employment and other agreements with certain of its executive officers. For a description of agreements with SpringBig’s named executive officers, see the section captioned “Executive Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2021.”
SpringBig has granted equity awards to certain of its executive officers. For a description of equity awards granted to SpringBig’s named executive officers, see “Executive Compensation.”
New SpringBig will enter into indemnification agreements with its directors and executive officers.
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were entered into or will be entered into pursuant to the merger agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the business combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•	voting and support agreements (see the section titled “The Business Combination Proposal — Related Agreements — Voting and Support Agreements”);
•	sponsor letter agreement (see the section titled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”);
•	subscription agreements (see the section titled “The Business Combination Proposal — Related Agreements — PIPE Subscription Agreement”);
•	amended and restated registration rights agreement (see the section titled “The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement”); and
•	employment agreements of Jeffrey Harris and Paul Sykes (see the section titled “Executive Compensation of SpringBig — Executive Employment Arrangements”).

DESCRIPTION OF SECURITIES
The following description of New SpringBig’s capital stock reflects New SpringBig’s capital stock as it will exist upon completion of the domestication and business combination. Subject to the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Articles Amendment Proposal and the Organizational Documents Proposals, New SpringBig’s capital stock will be governed by the proposed charter and proposed bylaws and the DGCL. This description is a summary and is not complete. We urge you to read in their entirety New SpringBig’s proposed organizational documents, which, subject to the approval of the Business Combination Proposal, the Nasdaq Proposal, the Domestication Proposal, the Articles Amendment Proposal and the Organizational Documents Proposals, will be in effect as of the effective time of the domestication and are incorporated herein by reference and, in the case of the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus. The following summary should be read in conjunction with the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
Authorized and Outstanding Stock
The proposed charter authorizes the issuance of     shares of capital stock, consisting of shares of common stock, par value $0.0001 per share and     shares of New SpringBig’s preferred stock, par value $0.0001 per share. All issued and outstanding shares of capital stock of New SpringBig following the business combination will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the general meeting, there were (1)     ordinary shares outstanding, of which     were public shares, held of record by approximately      holders and 5,000,000 were Class B ordinary shares, held by our sponsor and affiliates, (2) no shares of Tuatara’s preferred stock outstanding, and (3) 10,000,000 public warrants outstanding held of record by approximately      holders. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.
Common Stock
Upon completion of the business combination, there will be 49,810,000 shares of common stock outstanding, assuming no public shares are redeemed in connection with the business combination and based upon certain other assumptions as described in the last paragraph of the section entitled “Certain Defined Terms.” All shares of common stock are fully paid and non-assessable. In connection with the business combination, the founder shares held by our sponsor and affiliates will be converted into shares of common stock of New SpringBig.
Voting Rights
Each holder of the shares of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of New SpringBig out of funds legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of New SpringBig’s affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of New SpringBig’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.
Preemptive or Other Rights
The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of the preferred stock New SpringBig may issue in the future.

Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the completion of the business combination. The proposed charter will authorize the board of directors of New SpringBig to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the board of directors pursuant to authority so to do which is expressly vested in the board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New SpringBig without further action by the shareholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of New SpringBig by restricting dividends on the shares of common stock, diluting the voting power of the shares of common stock or subordinating the liquidation rights of the shares of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of common stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Shareholders’ Warrants
Upon the closing, each whole public warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after the closing, provided that New SpringBig has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or New SpringBig permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless a registered holder purchases at least two units, such registered holder will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New SpringBig will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to New SpringBig satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No public warrant will be exercisable for cash or on a cashless basis, and New SpringBig will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.
New SpringBig has agreed that within thirty (30) days after the closing, New SpringBig will use its reasonable best efforts to file with the SEC and have an effective registration statement for covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New SpringBig may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New SpringBig so elects, New SpringBig will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Once the warrants become exercisable, New SpringBig may redeem the public warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per public warrant;
•	upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New SpringBig sends the notice of redemption to the public warrant holders (the “Reference Value”).

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and New SpringBig issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Once the warrants become exercisable, New SpringBig may also redeem on the following conditions:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption based on the redemption date and the “fair market value” of our Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.
	Fair Market Value of Shares of Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.
A holder of a public warrant may notify New SpringBig in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of issued and outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering to holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of  (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New SpringBig, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the shares of common stock on account of such shares of common stock (or other securities into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of common stock in connection with the business combination, (d) to satisfy the redemption rights of the holders shares of common stock in connection with a shareholder vote to amend the existing organizational documents (i) to modify the substance or timing of New SpringBig’s obligation to redeem 100% of its public shares if New SpringBig does not complete the business combination within 18 months from the closing of the public shares offering or (ii) with respect to any other provision relating to shareholders’ rights or pre- business combination activity, or (e) in connection with the redemption of New SpringBig’s public shares upon New SpringBig’s failure to complete the business combination, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of issued and outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In addition, in the event (x) of an issuance of additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing at a price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) and (y) the market value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $10.00 and $18.00 per share redemption trigger prices described above and the redemption of warrants in the event the price per Class A ordinary share equals or exceeds $18.00 will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the market value and the newly issued price, respectively.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of Tuatara with or into another corporation (other than a consolidation or merger in which Tuatara is the continuing corporation and that does not result in any reclassification or reorganization of Tuatara’s issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Tuatara as an entirety or substantially as an entirety in connection with which Tuatara is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant.
The public warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tuatara. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of then-issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Tuatara, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of the shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of common stock.
No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade.
Private Placement Warrants
The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of an initial business combination, including the business combination, subject to certain exceptions and they will not be redeemable by Tuatara so long as they are held by our sponsor or its permitted transferees. Our sponsor, as well as its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will have certain registration rights related to such private placement warrants. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by Tuatara and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends
Tuatara has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Tuatara’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of Tuatara’s board of directors at such time.
Upon completion of the business combination, New SpringBig will be a holding company with no material assets other than its interest in SpringBig.
Any financing arrangements that we enter into in the future may include restrictive covenants that limit New SpringBig’s ability to pay dividends. In addition, SpringBig is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of SpringBig (with certain exceptions) exceed the fair value of its assets. Subsidiaries of SpringBig are generally subject to similar legal limitations on their ability to make distributions to SpringBig.
Transfer Agent and Warrant Agent
The transfer agent for ordinary shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws
Upon the completion of the domestication, New SpringBig will be, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	A shareholder who owns fifteen percent or more of New SpringBig’s outstanding voting stock (otherwise known as an “interested shareholder”);
•	an affiliate of an interested shareholder; or
•	an associate of an interested shareholder, for three (3) years following the date that the shareholder became an interested shareholder.
A “business combination” includes a merger or sale of more than ten percent of New SpringBig’s assets.
However, the above provisions of Section 203 do not apply if:
•	New SpringBig’s board of directors approves the transaction that made the shareholder an “interested shareholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of New SpringBig’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by New SpringBig’s board of directors and authorized at a meeting of New SpringBig’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The proposed organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New SpringBig’s board of directors. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the members of New SpringBig’s board of directors or taking other corporate actions, including effecting changes in our management. For instance, New SpringBig’s proposed charter will not provide for cumulative voting in the election of directors and will provide for a classified board of directors with three (3)-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the New SpringBig board of directors. New SpringBig’s board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and New SpringBig’s advance notice provisions in the proposed bylaws will require that shareholders must comply with certain procedures in order to nominate candidates to New SpringBig’s board of directors or to propose matters to be acted upon at a shareholders’ meeting.
New SpringBig’s authorized but unissued common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New SpringBig by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Tuatara for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares or warrants of Tuatara for at least six months but who are our affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of ordinary shares of Tuatara then outstanding; or
•	the average weekly reported trading volume of Tuatara Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, (i) our sponsor will be able to sell its founder shares (or shares of common stock into which such founders shares will convert in connection with the domestication) and private placement warrants (or warrants of New SpringBig into which they will convert in connection with the domestication), as applicable and (ii) our subscription investors will be able to sell their subscription shares, in each case pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the business combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See the section entitled “The Business Combination – Related Agreements – Amended and Restated Registration Rights Agreement.”

APPRAISAL RIGHTS
Neither Tuatara shareholders nor Tuatara warrant holders have appraisal rights in connection with the domestication under Cayman Islands law or under the DGCL.

STOCKHOLDER NOMINATIONS AND PROPOSALS
The disclosure set forth below describes the procedures for shareholder nominations and proposals pursuant to the proposed organizational documents of New SpringBig. The following summary is qualified in its entirety by reference to the complete text of the proposed bylaws, a copy of which is attached as Annex C to this proxy statement/prospectus.
Annual Meeting of Stockholders Notice Requirements
Nominations of persons for election to the board of directors of New SpringBig or the proposal of other business to be transacted by shareholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or any committee thereof or (ii) by a shareholder who (A) was a shareholder of record of New SpringBig when the notice is delivered to the secretary and at the time of the meeting and is entitled to vote for the election of directors or such business, as applicable, at the meeting and (B) complies with the notice and other provisions of the proposed bylaws. Persons nominated for election to the board of directors of New SpringBig by shareholders in accordance with the applicable sections of the proposed bylaws are referred to as “Shareholder Nominees.” A shareholder nominating persons for election to the board of directors is referred to as the “Nominating Shareholder.”
New SpringBig’s proposed bylaws provide that, for nominations or business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the secretary of New SpringBig and, in the case of proposed business, any such proposed business must constitute a proper matter for shareholder action. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of New SpringBig, addressed to the secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of shareholders; provided, however, that if the annual meeting of shareholders is not within 45 days before or after such anniversary date, the notice by the shareholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or deferral of any annual meeting of shareholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
Special Meeting of Stockholders Notice Requirements
If the election of directors is included as business to be brought before a special meeting in New SpringBig’s notice of meeting, then nominations of persons for election to the board of directors at a special meeting of shareholders may be made by any shareholder who is a shareholder of record at the time of giving notice of such nomination and at the time of the special meeting (who will be entitled to vote at the meeting). For nominations to be properly brought by a shareholder before a special meeting of shareholders, the shareholder must have given timely notice not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting is first made by New SpringBig.
Additional Stockholder Notice Requirements
Any shareholder’s notice to the secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of New SpringBig, if any, that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or New SpringBig; and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder as they appear on New SpringBig’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of New SpringBig that are owned beneficially and of record by such shareholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such shareholder among such shareholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such shareholder (or a qualified representative of such shareholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such shareholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
General
The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought or a nomination was not made, as the case may be, in accordance with the foregoing procedures prescribed by the proposed bylaws, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and the defective nomination shall be disregarded, as the case may be. If the shareholder (or a qualified representative of the shareholder) does not appear at the applicable shareholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by New SpringBig. To be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Tuatara’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Tuatara Acquisition Corporation, 655 Third Avenue, 8th Floor, New York, NY 10017. Following the business combination, such communications should be sent to the same address. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Davis Polk & Wardwell LLP have passed upon the validity of the securities of New SpringBig offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Tuatara as of December 31, 2021 and for the period from January 24, 2020 (inception) through December 31, 2021, have been audited by WithumSmith+Brown PC, an independent registered public accounting firm, as stated in their report thereon, and have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of SpringBig, Inc. as of December 31, 2021 and 2020 and for each of the years in periods ended December 31, 2021 and 2020 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITY
Tuatara is a Cayman Islands exempted company. If Tuatara does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon Tuatara. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Tuatara in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Tuatara may be served with process in the United States with respect to actions against Tuatara arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Tuatara’s securities by serving Tuatara’s U.S. agent irrevocably appointed for that purpose.

HOUSEHOLDING INFORMATION
Unless Tuatara has received contrary instructions, Tuatara may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of Tuatara’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Tuatara’s disclosure documents, the shareholders should follow these instructions:
•
If the shares are registered in the name of the shareholder, the shareholder should contact Tuatara at its offices at 655 Third Avenue, 8th Floor, New York, NY 10017 to inform Tuatara of his or her request; or

•	If a bank, broker or other nominee holds the share, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Tuatara has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities that are offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all the information included in the registration statement. Whenever any reference is made in this proxy statement/prospectus to any of contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
Tuatara’s SEC Filings
You can read Tuatara’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
TUATARA CAPITAL ACQUISITION CORPORATION
SPRINGBIG, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Tuatara Capital Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Tuatara Capital Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the period from January 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from January 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 17, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 11, 2022
PCAOB ID Number 100

TUATARA CAPITAL ACQUISITION CORPORATION
BALANCE SHEETS
	December 31,
	2021	2020
ASSETS
Current assets
Cash	$621,472	$185,752
Prepaid expenses	259,939	—
Total Current Assets	881,411	185,752

Deferred offering costs	—	417,083
Investments held in Trust Account	200,035,810	—
TOTAL ASSETS	$200,917,221	$602,835

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$1,555,405	$—
Accrued offering costs	108,000	332,899
Promissory note – related party	—	250,000
Total Current Liabilities	1,663,405	582,899

Warrant Liabilities	9,440,000	—
Deferred underwriting fee payable	7,000,000	—
Total Liabilities	18,103,405	582,899

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 20,000,000 and no shares at $10.00 per share at December 31, 2021 and 2020, respectively	200,000,000	—

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized -0- shares issued and outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 and 5,031,250 (1) shares issued and outstanding at December 31, 2021 and 2020, respectively	500	503
Additional paid-in capital	—	24,497
Accumulated deficit	(17,186,684)	(5,064)
Total Shareholder’s Equity (Deficit)	(17,186,184)	19,936
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)	$200,917,221	$602,835
(1)
Excludes an aggregate of up to 656,250 shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On January 26, 2021, the Sponsor returned 1,437,500 Class B ordinary shares to the Company, which were canceled, and on February 11, 2021 the Company effected a share capitalization pursuant to which an additional 718,750 Founder Shares were issued resulting in an aggregate of 5,031,250 Class B ordinary shares outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the share cancellation.

The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	Period from January 24, 2020 (Inception) through December 31, 2020
Operating and formation costs	$2,035,074	$5,064
Loss from operations	(2,035,074)	(5,064)

Other income (expense):
Change in fair value of warrant liabilities	12,960,000	—
Transaction costs allocated to warrant liabilities	(853,386)	—
Compensation expense	(2,400,000)	—
Interest earned on investments held in Trust Account	35,810	—
Other income (expense), net	9,742,424	—

Net income (loss)	$7,707,350	$(5,064)

Basic weighted average shares outstanding, Class A ordinary shares	17,369,863	—

Basic net income per share, Class A ordinary shares	$0.35	$—

Basic weighted average shares outstanding, Class B ordinary shares	4,917,808	4,375,000

Basic net income per share, Class B ordinary shares	$0.35	$—

Diluted weighted average shares outstanding, Class B ordinary shares	5,000,000	4,375,000

Diluted net income per share, Class B ordinary shares	$0.34	$—
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
December 31, 2021
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 24, 2020 (inception)	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	5,031,250	503	24,497	—	25,000

Net loss	—	—	—	(5,064)	(5,064)

Balance – December 31, 2020	5,031,250	503	24,497	(5,064)	19,936

Forfeiture of Founder Shares	(31,250)	(3)	—	3	—

Accretion for Class A ordinary shares to redemption amount	—	—	(24,497)	(24,888,973)	(24,913,470)

Net income	—	—	—	7,707,350	7,707,350

Balance – December 31, 2021	5,000,000	$500	$—	$(17,186,684)	$(17,186,184)
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	Period from January 24, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$7,707,350	$(5,064)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Interest earned on investments securities held in Trust Account	(35,810)	—
Change in fair value of warrants	(12,960,000)	—
Transaction costs allocated to warrants	853,386	—
Compensation expense	2,400,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(259,939)	—
Accounts payable and accrued expenses	1,555,405	—
Net cash used in operating activities	(739,608)	(64)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(200,000,000)	—
Net cash used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	196,000,000	25,000
Proceeds from sale of Private Placements Warrants	6,000,000	—
Proceeds from promissory note – related party	—	210,000
Repayment of promissory note – related party	(250,000)	—
Payment of offering costs	(574,672)	(49,184)
Net cash provided by financing activities	201,175,328	185,816

Net Change in Cash	435,720	185,752
Cash – Beginning of period	185,752	—
Cash – End of period	$621,472	$185,752

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$108,000	$332,899
Offering costs paid through promissory note	$—	$35,000
Deferred underwriting fee payable	$7,000,000	$—
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tuatara Capital Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on January 24, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
While the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to TCAC Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.
Transaction costs amounted to $11,766,856, consisting of $4,000,000 in cash underwriting fees, $7,000,000 of deferred underwriting fees and $766,856 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required applicable by law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “initial shareholders”) have agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The initial shareholders have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s initial Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.
The Company will have until February 17, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The Company intends to complete a Business Combination by February 17, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until February 17, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $11,766,856, of which $10,913,470 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $853,386 were expensed to the statement of operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and December 31, 2020 there were 20,000,000 and 0, respectively, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(14,000,000)
Class A ordinary shares issuance costs	(10,913,470)
Plus:
Accretion of carrying value to redemption value	24,913,470
Class A ordinary shares subject to possible redemption	$200,000,000
Warrant Liabilities
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation model, specifically a binomial lattice. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both Public Warrants and Private Placement Warrants.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021 and December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share and basic net loss per ordinary share for the periods presented are not the same and are separately stated.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		Period from January 24, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$6,006,712	$1,700,638	$—	$(5,064)
Denominator:
Basic weighted average shares outstanding	17,369,863	4,917,808	—	4,375,000
Basic net income per ordinary share	$0.35	$0.35	$—	$—

Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$5,984,642	$1,722,708	$—	$(5,064)
Denominator:
Diluted weighted average shares outstanding	17,369,863	5,000,000	—	4,375,000
Diluted net income per ordinary share	$0.34	$0.34	$—	$—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the warrants (see Note 9).
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”),

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, which includes a partial exercise by the underwriters of their overallotment option in the amount of 2,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. Due to the excess of the fair value of the Private Placement warrants in excess of the purchase price, the Company recorded an expense of $2,400,000 for the year ended December 31, 2021.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2020, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000 (the “Founder Shares”). On January 26, 2021, the Sponsor returned 1,437,500 Founder Shares to the Company, which were canceled, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On February 3, 2021, the Sponsor transferred 50,000 Founder Shares to Mr. Taney, 40,000 Founder Shares to Mr. Bornstein and 40,000 Founder Shares to Mr. Kekedjian for the same per share purchase price paid by the Sponsor. On February 11, 2021, the Company effected a share capitalization pursuant to which an additional 718,750 Founder Shares were issued, resulting in an aggregate of 5,031,250 Founder Shares outstanding. On August 27, 2021 the Sponsor transferred 40,000 Founders Shares to Mr. Finkelman. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the expiration of the remaining over-allotment option, a total of 625,000 shares is no longer subject to forfeiture and 31,250 shares were forfeited, resulting in an aggregate of 5,000,000 Founder Shares issued and outstanding as of December 31, 2021.
The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.
The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares they hold until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions,

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred $110,000 in fees for these services, of which such amount is included in accounts payable and accrued expenses in the accompanying balance sheets as of December 31, 2021.
Promissory Note — Related Party
On February 10, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000, which was amended in January 2021. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the completion of the Initial Public Offering. The Promissory Note balance of $250,000 was repaid on February 17, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to partially exercise the over-allotment option, the underwriters’ purchased an additional 2,500,000 Units and forfeited their option to purchase an additional 125,000 Units.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On November 8, 2021, Tuatara Capital Acquisition Corporation (“TCAC”) entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among TCAC, HighJump Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and SpringBig, Inc., a Delaware corporation (“SpringBig”).
The Merger Agreement provides for, among other things, the following transactions on or prior to the closing date: (i) TCAC will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) TCAC’s name will be changed as mutually agreed to between the parties, (B) each then-issued and outstanding TCAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of TCAC (the “New SpringBig Common Stock”), (C) each then-issued and outstanding TCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of New SpringBig Common Stock, and (D) each then-issued and outstanding common warrant of TCAC will convert automatically, on a one-for-one basis, into a warrant to purchase one share of New SpringBig Common Stock; and (ii) following the Domestication, Merger Sub will merge with and into SpringBig, with SpringBig as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of TCAC (the “Merger”).
The Business Combination is expected to close in mid-2022, following the receipt of the required approval by TCAC’s shareholders, required regulatory approvals and the fulfillment of other customary closing conditions.
In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $245 million, (i) each share of SpringBig common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the Merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.
As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the Merger Agreement, holders of SpringBig’s common stock (including those holders of converted preferred stock of SpringBig) and holders of options of SpringBig’s common stock will also have the right to receive their pro rata portion of up to an aggregate of 9,000,000 shares of New SpringBig Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 5,500,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date.
PIPE Financing (Private Placement)
In connection with the signing of the Merger Agreement, TCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and TCAC agreed to issue and sell to such investors, on the closing date, an aggregate of 1,310,000 shares of New SpringBig Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $13,100,000 (the “PIPE Financing”).
Advisory Service Agreement
On August 12, 2021 TCAC entered into an agreement (the “Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to act as a capital markets advisor in connection with the proposed business combination (the “Business Combination”) with SpringBig, Inc. CF&CO acknowledges that the Company may engage additional advisors in the same capacity (together with CF&CO, the “Capital Markets Advisors”), provided that CF&CO will be the “lead” capital markets advisor and CF&CO shall not be responsible for the actions or inactions of any other capital markets advisor. In consideration of our services pursuant to this Agreement, the Company agrees to pay CF&CO a fee of $5,000,000 (the “Advisory Fee”) upon the consummation of the Business Combination (“Closing”). $2,000,000 of the Advisory Fee shall be payable in cash, and the remainder of the Advisory Fee (“Redemption Dependent Portion”) payable in cash and common stock of the Company (“Common Stock”), with the portions of each to depend on the final amount of redemptions from the Company’s trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) in connection with the Business Combination.
Subsequently to the Agreement, on February 1, 2022, TCAC entered into a second agreement (“Second Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to receive one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (the “Business Combination,” and such agreement, the “Merger Agreement”). The Company hereby engages CF&CO to act as the Company’s financial advisor, placement agent and arranger in connection with any Financing for the Business Combination. In consideration of our services pursuant to this Second Agreement, the Company agrees to pay CF&CO the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to CF&CO a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.

(b)	In no event shall the aggregate amount of the fees payable to CF&CO pursuant to this section 3 be less than $1,500,000.
(c)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
(d)
For the avoidance of doubt, if the structure of a Financing contemplates multiple issuances, financing availability that is contingent upon the occurrence of some future event or any other delayed consideration structure, such Financing shall be considered a single Financing, and not multiple Financings, and all fees payable pursuant to this section 3 for such Financing shall be payable in full on the closing date of such Financing.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
(e)
All fees payable hereunder will be payable in U.S. dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

NOTE 7. SHAREHOLDERS’ EQUITY (DEFICIT)
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021, there were no Class A ordinary shares issued and outstanding, excluding 20,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,000,000 and 5,031,250 Class B ordinary shares issued and outstanding, respectively.
NOTE 8. WARRANTS
At December 31, 2021 and December 31, 2020, there were 10,000,000 and 0 Public Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its reasonable efforts to file with the SEC and have an effective registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole but not in part;
•	to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “ Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole but not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
•
if, and only if, the Reference Value (as defined in the above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) and (y) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
At December 31, 2021, there were 6,000,000 Private Placement Warrants outstanding and as of December 31, 2020, there were no private warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above) so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
(market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised $200,035,810 and $0, respectively, in money market funds which are invested primarily in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$200,035,810	$—

Liabilities:
Warrant Liability – Public Warrants	1	$5,900,000	$—
Warrant Liability – Private Placement Warrants	2	$3,540,000	$—
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
The Private Placement Warrants were initially valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date for both the Public Warrants and Private Placement Warrants.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
The following table provides quantitative information regarding Level 3 fair value measurements:
At February 17, 2021 (Initial Measurement)
Stock price	$10.00
Strike price	$11.50
Term (in years)	5.0
Volatility	25.0%
Risk-free rate	0.85%
Dividend yield	0.0%
The following table presents the changes in the fair value of level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 17, 2021	8,400,000	14,000,000	22,400,000
Change in fair value	(1,500,000)	(2,500,000)	(4,000,000)
Fair value as of June 30, 2021	$6,900,000	$11,500,000	$18,400,000
Transfers to Level 1	—	11,500,000	11,500,000
Transfers to Level 2	6,900,000	—	6,900,000
Fair value as of December 31, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $11,500,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $6,900,000.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in the financial notes above and the event described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 1, 2022, TCAC entered into a second agreement (“Second Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to receive one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (the “Business Combination,” and such agreement, the “Merger Agreement”). The Company hereby engages CF&CO to act as the Company’s financial advisor, placement agent and arranger in connection with any Financing for the Business Combination. In consideration of our services pursuant to this Second Agreement, the Company agrees to pay CF&CO the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to CF&CO a non-refundable cash fee equal to 4%

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.
(b)	In no event shall the aggregate amount of the fees payable to CF&CO pursuant to this section 3 be less than $1,500,000.
(c)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
(d)
For the avoidance of doubt, if the structure of a Financing contemplates multiple issuances, financing availability that is contingent upon the occurrence of some future event or any other delayed consideration structure, such Financing shall be considered a single Financing, and not multiple Financings, and all fees payable pursuant to this section 3 for such Financing shall be payable in full on the closing date of such Financing.

(e)
All fees payable hereunder will be payable in U.S. dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
SpringBig, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of SpringBig, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2021.
Fort Lauderdale, Florida
September 30, 2021, except for the fourth paragraph of Note 1, Note 6, the second paragraph and related table of Note 10, and the second and third paragraphs of Note 12, as to which the date is February 10, 2022.

SPRINGBIG, INC.
BALANCE SHEETS
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$10,447,441	$2,622,859
Accounts receivable, net	1,140,824	817,359
Related party receivable	76,760	33,518
Contract assets	265,950	158,823
Prepaid expenses and other current assets	122,967	42,498
Total current assets	12,053,942	3,675,057
Property and equipment, net	204,975	28,398
Deposits and other assets	63,582	41,517
Total assets	$12,322,499	$3,744,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$861,923	$308,026
Related party payable	55,564	44,118
Accrued wages and commissions	352,044	291,828
Accrued expenses	186,249	76,938
PPP loan payable, current portion	520,632	—
Contract liabilities	560,060	323,169
Total current liabilities	2,536,472	1,044,079
PPP loan payable, net of current portion	260,316	—
Total liabilities	2,796,788	1,044,079

Commitments and Contingencies:

Stockholders’ equity:
Series B Preferred	4,585	—
Series A Preferred	5,089	5,089
Series Seed Preferred	6,912	6,912
Common stock	13,200	14,614
Additional paid-in capital	16,970,433	8,550,787
Accumulated deficit	(7,474,508)	(5,876,509)
Total stockholders’ equity	9,525,711	2,700,893
Total liabilities and stockholders’ equity	$12,322,499	$3,744,972
The accompanying notes are an integral part of these financial statements.

SPRINGBIG, INC.
STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2020	2019
Revenues	$15,183,134	$5,732,259
Cost of revenues	4,978,038	2,086,168
Gross Profit	10,205,096	3,646,091
Operating expenses:
Selling, servicing and marketing	5,028,144	2,401,999
Technology and software development	4,391,182	2,168,310
General and administrative	2,386,606	1,406,227
	11,805,932	5,976,536
Loss from operations	(1,600,836)	(2,330,445)
Interest income	2,837	3,716
Loss before income taxes	(1,597,999)	(2,326,729)
Income tax expense	—	—
Net Loss	$(1,597,999)	$(2,326,729)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.16)
Weighted-average common shares outstanding - basic and diluted	14,047,342	14,614,425
The accompanying notes are an integral part of these financial statements.

SPRINGBIG, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Series B Preferred		Series A Preferred		Series Seed Preferred		Common Stock		Additional Paid-in capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance-January 1, 2019	—	—	5,088,944	$5,089	6,911,715	$6,912	14,614,425	$14,614	$8,309,743	$(3,549,780)	$4,786,578
Stock-based compensation	—	—	—	—	—	—	—	—	241,044	—	241,044
Net loss	—	—	—	—	—	—	—	—	—	(2,326,729)	(2,326,729)
Balance-December 31, 2019	—	—	5,088,944	5,089	6,911,715	6,912	14,614,425	14,614	8,550,787	(5,876,509)	2,700,893
Stock-based compensation	—	—	—	—	—	—	—	—	179,247	—	179,247
Exercise of stock options	—	—	—	—	—	—	33,436	33	12,282	—	12,315
Redemption of common stock	—	—	—	—	—	—	(1,446,986)	(1,147)	(3,267,294)	—	(3,268,741)
Issuance of Series B Preferred Stock	4,585,202	4,585	—	—	—	—	—	—	11,495,411	—	11,499,996
Net loss	—	—	—	—	—	—	—	—	—	(1,597,999)	(1,597,999)
Balance-December 31, 2020	4,585,202	$4,585	5,088,944	$5,089	6,911,715	$6,912	13,200,875	$13,200	$16,970,433	$(7,474,508)	$9,525,711
The accompanying notes are an integral part of these financial statements.

SPRINGBIG, INC.
STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2020	2019
Operating activities:
Net Loss	$(1,597,999)	$(2,326,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,788	4,845
Stock-based compensation expense	179,247	241,044
Changes in operating assets and liabilities:
Accounts receivable	(323,465)	(702,975)
Related party receivable	(43,242)	(33,518)
Prepaid expenses and other current assets	(80,469)	(8,938)
Contract assets	(107,127)	(158,823)
Deposits and other assets	(22,065)	(8,517)
Accounts payable and other liabilities	723,724	552,707
Related party payable	11,146	(84,084)
Contract liabilities	236,891	249,300
Net cash used in operating activities	(1,004,571)	(2,275,688)
Investing activities:
Purchases of property and equipment	(195,365)	(33,243)
Net cash used in investing activities	(195,365)	(33,243)
Financing activities:
Proceeds from PPP loan	780,948	—
Proceeds from issuance of preferred stock	11,499,996	—
Repurchase of common stock	(3,268,741)	—
Proceeds from exercise of stock options	12,315	—
Net cash provided by financing activities	9,024,518	—
Net increase (decrease) in cash and cash equivalents	7,824,582	(2,308,931)
Cash and cash equivalents at beginning of year	2,622,859	4,931,790
Cash and cash equivalents at end of year	$10,447,441	$2,622,859

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$—	$—
Income tax paid during the year	$—	$—
The accompanying notes are an integral part of these financial statements.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business. SpringBig, Inc. (the “Company”) developed an application that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The Company was incorporated in the state of Delaware in May 2017.
Basis of Accounting. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Management Estimates and Assumptions. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The Company’s significant estimates include, but are not limited to, the allowance for doubtful accounts, deferred income tax asset valuation, contract assets, and stock-based compensation. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes.
Segments. The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the company are similar in nature, distributed in a comparable manner and we have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.
Accounts Receivable, net. Accounts receivable are uncollateralized customer obligations due under normal trade terms granted by the Company on the basis of each customer’s own creditworthiness. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of amounts that will not be collected. Management individually reviews past due accounts receivable balances and, based on an assessment of each customer’s current creditworthiness, estimates the portion, if any, that will not be collected. Additionally, management assesses the remaining balance of accounts receivable based on past experience and an assessment of future economic conditions to determine its best estimate of the portion that will not be collected. Unbilled receivables are customer obligations due under normal terms of trade which have not been invoiced at the balance sheet date, and are invoiced shortly thereafter.
Property and equipment. Property and equipment are carried at cost less accumulated depreciation. Major additions and improvements which extend the life of the assets are capitalized whereas maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases, while all other assets are depreciated over estimated useful lives.
Contract assets. The Company recognized a contract asset for the incremental costs (i.e. the sales commissions) of obtaining a contract because the Company expects to recover those costs through future fees for the services to be provided. The Company amortizes the asset over the course of three years, which is the estimated number of years a customer is retained, because the asset relates to the services transferred to the customer during the contract term of one year and the Company anticipates that the contract will be renewed for two subsequent one-year periods.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
Capitalized Software Development Costs. Internal and external costs associated with the application development stage of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized in accordance with ASC 350-40. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which is generally three years.
Impairment of Long-Lived Assets. The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company did not recognize any impairment loss in 2020 or 2019.
Contract Liabilities. The Company records contract liabilities when cash payments are received or due in advance of performance obligations being performed for initial start-up fees. The Company expects to recognize these contract liabilities in the following year when it transfers its services and, therefore, satisfies its performance obligation to the customers.
Revenue from Contracts with Customers. On January 1, 2019, the Company adopted, using the full retrospective method, the provisions of FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.
For a standard contract, the Company is working with a customer to provide access to an integrated platform that provides all the functions of its proprietary software, which utilizes proprietary technology to send text or email messages to the customer’s contacts based on a credit system. Through this software, the Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The functions of the software as themselves do not have individual value to the customer. Each customer is buying the license to the platform to receive all of the benefits of the platform. Therefore, the Company’s single performance obligation is for the use of its proprietary software application that provides marketing and customer engagement services to cannabis dispensaries throughout the United States.
Nature of Promises to Transfer - The services provided by the Company’s software are subscription based for its retail and brand customers as follows:
Retail customers - the Company provides its retail customer access to the software for an initial contract that is initially for a term of one year, with automatic annual renewals. Revenue is earned monthly, which consists of the contracted monthly fixed fee for a ceiling credits plus, if any, optional purchases for additional credits, plus one twelfth of the initial start-up fees which are recognized on a straight line basis over the initial contract term of one. The revenue recognized from Retail customers was $5,732,259 in 2019 and $14,942,290 in 2020.
Brand customers – a customer can purchase use of the Company’s software, which includes a certain amount of credits to be utilized over the course of six to twelve months. The Company recognizes revenue monthly based on the credits used each month which depicts the best transfer of control. This monthly revenue consists of the prepaid fee multiplied by the number of credits used in the month divided by the expected number of credits to be used over the term of the contract not to exceed the ceiling credits purchased. The revenue recognized from Brand customers was $0 in 2019 and $240,844 in 2020.
In no case does the Company act as an agent, i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
Timing of Satisfaction - Control of services is transferred during a subscription period. Services provided by the Company are performed over time on a monthly basis for retail customers or over a designated prepaid contract term generally from six to twelve months from brand customers.
Allocating the Transaction Price - The transaction price of a subscription is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).
To determine the transaction price of a contract, the Company considers its customary business practices as well as the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified.
The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash. Consideration paid for services that customers purchase from the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services nor does the Company adjust revenue downward.
For both retail and brand contracts, there is only one performance obligation for the standard contract. As such, the transaction price is allocated entirely to that obligation.
Practical Expedients - The Company has adopted certain practical expedients with significant items disclosed herein. The Company has elected to apply the portfolio approach practical expedient to evaluate contracts with customers that share the same revenue recognition patterns as the result of evaluating them as a group will have substantially the same result as evaluating them individually.
Stock-Based Compensation. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations.
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Income Taxes. The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2016-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company accrues interest and penalties arising on the underpayment of taxes if the full benefit of a tax position is not recognized in the financial statements. In accordance with ASC 740 interest and penalties are recorded as income tax expense. There have been no penalties or interest paid during the years ending December 31, 2019 and 2020.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2020 and 2019, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the years ended December 31, 2020 and 2019, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2018 through 2020 tax years are open for examination for federal and state taxing authorities.
Advertising and promotion costs. The Company expenses advertising and promotion costs as incurred. Advertising and promotion costs were $47,904 and $19,094 in the years ended December 31, 2019 and 2020 respectively.
Cost of revenues. Cost of revenues principally consists of amounts payable to distributors of messages on behalf of customers across cellular networks and the cost of third-party data and integrations.
Rent expense. The Company expenses the total cost associated with real estate leases on a straight-line basis over the life of the lease commitment. The amount accrued relating to future contractual increases is immaterial.
Recent Accounting Pronouncements. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. In June 2020, FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02 to annual reporting periods beginning after December 15, 2021, with early adoption permitted. Management is currently evaluating this standard and the impact of the new lease standard.
In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to revise the criteria for the measurement, recognition, and reporting of credit losses on financial instruments to be recognized when expected. In November 2019, FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 to annual reporting periods beginning after December 15, 2022, with early adoption permitted. Management is currently evaluating this standard.
Fair Value. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their estimated fair market value based on the short-term maturity of these instruments.
Concentrations of Credit Risk. Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for doubtful accounts based upon the expected collectability of accounts receivable balances. We did not have a significant concentration of revenue or accounts receivable in excess of 10% from any single customer or from customers in any single country outside of the United States at December 31, 2020 and 2019, respectively.
During the years ended December 31, 2020 and 2019 all revenue earned were within the United States, additionally, our long-lived assets were attributable to operations in the United States.
Cash. As of December 31, 2020 and 2019, the Company exceeded the federally insured limits of $250,000 for interest and noninterest bearing deposits. The Company maintains its cash with high quality financial institutions, which the Company believes limits these risks. The Company had cash balances with a single financial institution in excess of the FDIC insured limits by amounts of $10,084,382 and $2,349,609 as at December 31, 2020 and 2019 respectively.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 2 – ACCOUNTS RECEIVABLE, CONTRACT ASSETS AND CONTRACT LIABILITIES
Accounts receivable, net consisted of the following as of:
	December 31, 2020	December 31, 2019
Accounts receivable	$1,026,522	$616,983
Unbilled receivables	264,599	200,876
Less allowance for doubtful accounts	(150,297)	(500)

Accounts receivable, net	$1,140,824	$817,359
The bad debt expense is $27,730 and $297,362 in the years ended December 31, 2019 and 2020 respectively. The debts written off are $28,039 and $147,565 in the years ended December 31, 2019 and 2020 respectively.
Contract assets consisted of the following as of:
	December 31, 2020	December 31, 2019
Deferred sales commissions	$265,950	$158,823
Contract liabilities consisted of the following as of:
	December 31, 2020	December 31, 2019
Deferred revenue	$468,212	$225,924
Deferred set-up revenues	91,848	97,245

Contract liabilities	$560,060	$323,169
The movement in the Contract liabilities during each year comprised the following:
	2020	2019
Contract liabilities at start of the year	$323,169	$73,869
Amounts invoiced during the year	8,970,292	3,440,369
Less revenue recognized during the year	(8,733,401)	(3,191,069)

Contract liabilities at end of the year	$560,060	$323,169
NOTE 3 – PROPERTY AND EQUIPMENT
Property and equipment consists of the following as of December 31, 2020 and 2019:
	December 31, 2020	December 31, 2019
Computer equipment	$83,208	$33,243
Data warehouse	145,400	—
Less accumulated depreciation	(23,633)	(4,845)

Property and Equipment	$204,975	$28,398
The useful life of computer equipment and the data warehouse is 3 years.
Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $18,788 and $4,845 respectively and is included in general and administrative expenses in the statements of operations.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 4 – PAYCHECK PROTECTION PROGRAM LOAN
The Company received $780,947 from a Paycheck Protection Program (“PPP”) loan on May 1, 2020 through the Small Business Administration (“SBA”) that was made available under the CARES Act in response to the COVID-19 pandemic. Loan payments are deferred as the Company has applied for loan forgiveness. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, forgiveness relief, in whole or in part, depends on future events which cannot be predicted with certainty. In the event any portion of the PPP loan is not forgiven, monthly payments of $43,733 assuming no forgiveness are required beginning 10 months after the end of the covered period for loan forgiveness and will mature on May 1, 2021. Unforgiven PPP loan proceeds bear interest at 1.00%. The Interest expense in 2020 is not significant.
Future payments of the PPP loan are estimated to be as follows as of December 31, 2020:
2021	$520,632
2022	260,316
$780,948
On August 11, 2021 the Company received full forgiveness for the PPP loan
NOTE 5 – STOCKHOLDERS’ EQUITY
Preferred Stock. Series B, A and Seed preferred stock do not have a dividend preference and any dividends declared shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held if all shares of preferred stock were converted to common stock. Series B, A and Seed preferred stockholders (“Preferred Stockholders”) have the right to vote on certain corporate matters on an as converted basis with the holders of common stock as a single class. The Preferred Stockholders can convert all or any portion of such shares into an aggregate number of shares of common stock, as defined in the agreement and is automatically converted into common stock at the earlier of a $50 million initial public offering or vote of 63% of majority of preferred stockholders. The conversation rate of all preferred stock is at a one to one ratio to common stock. No dividends have been declared on the preferred stock as of December 31, 2020 and 2019. Preferred stockholders have a preference in the event of liquidation in the following sequence Series B then Series A and then Seed, with preferences being $11,499,997, $4,968,532 and $2,410,000 respectively.
In August 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (“Series B Agreement”) with various investors. The Series B Agreement provides for the sale and issuance of 4,585,202 shares of Series B preferred stock at a purchase price of $2.51 per share, for a total of $11,499,994.
The Company has authorized and issued 6,911,715 Seed preferred stock shares at $0.001 par value; has authorized and issued 5,088,944 Series A preferred stock shares at $0.001 par value, and has authorized and issued 4,585,202 Series B preferred stock shares at $0.001 par value.
Common Stock. As of December 31, 2020, there is a maximum of 38,395,870 authorized common shares at $0.001 par value with 13,200,875 issued and outstanding. During the year ending December 31, 2020 the Company repurchased Common shares and canceled the shares. There are no treasury shares held as at December 31, 2019 or 2020.
NOTE 6 – NET LOSS PER SHARE
As of December 31, 2020 and 2019, there were 13,200,875 and 14,614,425 shares of common stock issued and outstanding, respectively.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and common stock issuable pursuant to Series B, A and Seed preferred stock possible conversion. Basic and diluted net loss per share was the same for each period presented, given that there are losses during the period, the inclusion of all potential common shares outstanding would have been anti-dilutive.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
The following table reconciles actual basic and diluted earnings per share for the year ended December 31, 2020 and 2019.
	December 31, 2020	December 31, 2019
Loss per share:

Numerator:
Net loss	$(1,597,999)	$(2,326,729)

Denominator
Weighted-average common shares outstanding - basic and diluted	14,047,342	14,614,425
Basic and diluted loss per common share	$(0.11)	$(0.16)
The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share were as follows:
	December 31, 2020	December 31, 2019
Shares subject to Series A Preferred Stock Conversion	5,088,944	5,088,944
Shares subject to Series B Preferred Stock Conversion	4,585,202	—
Shares subject to Seed Preferred Stock Conversion	6,911,715	6,911,715
Shares vested and subject to exercise of stock options	3,838,429	2,970,724
Shares unvested and subject to exercise of stock options	2,202,614	1,626,776
NOTE 7 – COMMON STOCK OPTIONS
The Company’s 2017 Equity Incentive Plan (the “Plan”) authorizes the granting of common stock options and other rewards, at the discretion of the Company’s Board of Directors, to certain employees. Under the Plan, the exercise price of each option approximates the fair value of the option on the grant date, and an option’s maximum term is ten years. Options are granted at various dates and typically vest over four years. The Company recorded $179,247 and $241,044 of compensation expense in connection with the Plan for the years ended December 31, 2020 and 2019, respectively.
The following table summarizes information on stock options outstanding as of December 31, 2020 and 2019:
	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
January 1, 2019	2,820,000	$0.11	1,645,103	9.17	$0.11

Forfeited	(70,000)	$0.31
Granted	1,847,500	$0.31

December 31, 2019	4,597,500	$0.19	2,970,724	8.48	$0.17

Exercised	(33,436)	$0.37
Forfeited	(56,668)	$0.33
Cancelled	(41,353)	$0.39
Granted	1,575,000	$0.68

December 31, 2020	6,041,043	$0.31	3,838,429	7.62	$0.19

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
The following table summarizes the aggregate intrinsic value as of December 31, 2020 and 2019:
	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Aggregate Intrinsic value	Number of Options	Aggregate Intrinsic value
January 1, 2019	2,820,000	$564,000	1,645,103	$329,021
December 31, 2019	4,597,500	$1,161,675	2,970,724	$811,714
December 31, 2020	6,041,043	$2,648,709	3,838,429	$2,145,830
As of December 31, 2020 and 2019, there is approximately $462,000 and $119,000, respectively, of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This remaining cost is to be recognized over the period through 2024.
During the years ended December 31, 2020 and 2019, the Company used the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility based on the volatilities of certain publicly-traded peer companies.
The Company has adopted ASU 2018-07 which allows a simplified approach to accounting for share-based payments for the year ending December 31, 2020.
Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is privately-held and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer suitable for this purpose.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the expected holding period at the time of the grant. GAAP also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
The following table provides the weighted average assumptions used in determining the fair value of the stock-based awards for the years ended December 31:
	2020	2019
Risk-free rate	0.79%	2.38%
Expected life (years)	5.76	5.65
Expected volatility	52.53%	54.77%
Expected dividend yield	0.00%	0.00%
NOTE 8 – COMMITMENTS AND CONTINGENCIES
Leases. The Company leases office facilities in Boca Raton, Florida and Seattle, Washington under non-cancelable operating lease agreements. The leases require monthly payments ranging from $2,900 to $10,000 and expire on various dates through November 2024. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases. Rent expense included in general and administrative expenses was approximately $389,000 and $240,000 for the years ended December 31, 2020 and 2019, respectively.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
Approximate future minimum lease payments under non-cancelable leases were as follows as of December 31, 2020:
Year Ending December 31	Amount
2021	$354,000
2022	365,000
2023	354,000
2024	264,000

$1,337,000
Litigation. The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with GAAP, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. In the opinion of management, after consulting legal counsel, the Company has meritorious defenses to all pending litigation and proceedings. There are no such provisions at December 31, 2019 or 2020 respectively.
NOTE 9 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $153,929 and $61,517 for the years ended December 31, 2020 and 2019, respectively.
NOTE 10 – INCOME TAXES
The Company’s income tax rate computed at the statutory federal rate of 21% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.
The items accounting for the difference between income taxes computed at the federal statutory income tax rate and the provision for income taxes consisted of the following:
	December 31, 2020		December 31, 2019
	Amount	Rate	Amount	Rate
Tax provision (benefit) at statutory rate	$(335,580)	21%	$(488,613)	21%
Increase (decrease) in taxes resulting from
State and local income tax	(68,813)	4%	(100,165)	4%
Permanent differences	2,996	0%	4,503	0%
Valuation allowance increase (decrease)	401,397	-25%	584,275	-25%
Provision (benefit) for income	$—	0%	$—	0%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance as of December 31, 2020 and 2019. The deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

SPRINGBIG, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019
The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and tax liabilities are as follows:
	2020	2019
Tax effect of:
Accrued expenses	$35,483	$17,742
Other	7,301	(10,644)
Depreciation and amortization	111,677	224,123
Federal net operating loss	1,463,592	1,030,866
Stock-based compensation	146,570	101,139

Net deferred income tax asset	1,764,623	1,363,226
Valuation Allowance	(1,764,623)	(1,363,226)

Net deferred income tax asset	$—	$—
At December 31, 2020 the Company has net operating loss carryforwards of approximately $6,000,000 which will be carried forward indefinitely.
NOTE 11 – RELATED PARTY TRANSACTIONS
Due to Related Party. The Company incurred software development and information technology related costs to a vendor related to a major stockholder of approximately $384,000 and $502,000 for the years ended December 31, 2020 and 2019, respectively. Amounts due to this related party were $55,564 and $44,118 as of December 31, 2020 and 2019, respectively.
There was an amount due from a major stockholder of $76,760 at December 31, 2020 and $33,578 at December 31, 2019 relating to reimbursement of non-business expenses.
NOTE 12 – SUBSEQUENT EVENTS
Management has considered subsequent events through February 10, 2022, the date the financial statements were available to be issued.
In January 2021, the Company formed Medici Canada, LLC, a wholly-owned subsidiary, to acquire all of the issued and outstanding stock of Beaches Development Group, LTD, an Ontario corporation, pursuant to a stock purchase agreement. The fair value of consideration paid in connection with this transaction was $205,298, satisfied through the issuance of 180,972 shares of the Company’s common stock, par value $0.001 per share, and $155,000 in cash. Two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination expense and are restricted.
On November 9, 2021, the Company and Tuatara Capital Acquisition Corp. (“TCAC”) jointly announced that they have entered into a definitive agreement for a business combination that would result in SpringBig becoming a publicly listed company. Upon closing of the transaction, the combined company is expected to remain listed on the Nasdaq Stock Market under the symbol “SBIG”. The transaction is expected to close in the first half of fiscal 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
SpringBig, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SpringBig, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2021.
Fort Lauderdale, FL
March 17, 2022

SPRINGBIG, INC.
CONSOLIDATED BALANCE SHEETS
December 31,
	2021	2020
	(In thousands except share data)
ASSETS
Assets
Current assets:
Cash and cash equivalents	$2,227	$10,447
Accounts receivable, net	3,045	1,141
Related party receivable	—	77
Contract assets	364	266
Prepaid expenses and other current assets	843	123
Total current assets	6,479	12,054
Property and equipment, net	480	205
Deposits	84	64
Total assets	$7,043	$12,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$412	$861
Related party payable	5	56
Accrued wages and commissions	805	360
Accrued expenses	855	140
Other liabilities	57	39
PPP loan payable, current portion	—	521
Contract liabilities	450	560
Total current liabilities	2,584	2,537
PPP loan payable, net of current portion	—	260
Total liabilities	$2,584	$2,797

Commitments and Contingencies

Stockholders’ Equity:
Series B Preferred (par value $0.001 per shares, 4,584,202 authorized, issued and outstanding at December 31, 2021 and 2020)	$5	$5
Series A Preferred (par value $0.001 per shares, 5,088,944 authorized, issued and outstanding at December 31, 2021 and 2020)	5	5
Series Seed Preferred (par value $0.001 per shares, 6,911,715 authorized, issued and outstanding at December 31, 2021 and 2020)	7	7
Common stock (par value $0.001 per shares, 38,395,870 authorized at December 31, 2021 and 2020; 13,541,324 and 13,200,875 issued and outstanding as of December 31, 2021 and 2020)	14	14
Additional paid-in-capital	17,653	16,970
Accumulated deficit	(13,225)	(7,475)
Total stockholders’ equity	4,459	9,526
Total liabilities and stockholders’ equity	$7,043	$12,323
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,
	2021	2020
	(In thousands, except share and per share data)
Revenues	$24,024	$15,183
Cost of revenues	6,929	4,978
Gross Profit	17,095	10,205
Operating expenses
Selling, servicing and marketing	10,185	4,843
Technology and software development	8,410	4,391
General and administrative	5,032	2,572
	23,627	11,806

Loss from operations	(6,532)	(1,601)
Interest income	3	3
Forgiveness of PPP loan	781	—
Loss before provision for income taxes	(5,748)	(1,598)
Provision for income taxes	2	—
Net loss	$(5,750)	$(1,598)
Net loss per common share:
Basic and diluted	$(0.43)	$(0.11)
Weighted-average common shares outstanding - basic and diluted	13,385,267	14,047,342
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2021 and 2020
	Series B Preferred		Series A Preferred		Series Seed Preferred		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance - January 1, 2020	—	$—	5,089	$5	6,912	$7	14,614	$15	$8,551	$(5,877)	$2,701
Stock-based compensation	—	—	—	—	—	—	—	—	179	—	179
Exercise of stock options	—	—	—	—	—	—	33	—	12	—	12
Redemption of common stock	—	—	—	—	—	—	(1,447)	(1)	(3,267)	—	(3,268)
Issuance of Series B preferred stock	4,584	5	—	—	—	—	—	—	11,495	—	11,500
Net loss	—	—	—	—	—	—	—	—	—	(1,598)	(1,598)
Balance - December 31, 2020	4,584	$5	5,089	$5	6,912	$7	13,200	$14	$16,970	$(7,475)	$9,526

Stock-based compensation	—	—	—	—	—	—	114	—	595	—	595
Exercise of stock options	—	—	—	—	—	—	159	—	38	—	38
Issuance of common stock	—	—	—	—	—	—	67	—	50	—	50
Net loss	—	—	—	—	—	—	—	—	—	(5,750)	(5,750)
Balance - December 31, 2021	4,584	$5	5,089	$5	6,912	$7	13,540	$14	$17,653	$(13,225)	$4,459
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net loss	$(5,750)	$(1,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	173	19
Stock-based compensation expense	595	179
Forgiveness of PPP loan	(781)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,903)	(323)
Related party receivable	77	(43)
Prepaid expenses and other current assets	(720)	(80)
Contract assets	(98)	(107)
Deposits and other assets	(20)	(22)
Accounts payable and other liabilities	704	721
Related party payable	(51)	11
Contract liabilities	(110)	237
Net cash used in operating activities	(7,884)	(1,006)
Cash flows from investing activities:
Business combination, net of cash acquired	(122)	—
Purchases of property and equipment	(252)	(195)
Net cash used in investing activities	(374)	(195)
Cash flows from financing activities:
Proceeds from PPP loan	—	781
Proceeds from issuance of common stock	—	11,500
Repurchase of common stock	—	(3,268)
Proceeds from exercise of stock options, net	38	12
Net cash provided by financing activities	38	9,025
Net (decrease) increase in cash and cash equivalents	(8,220)	7,824
Cash and cash equivalents at beginning of year	10,447	2,623
Cash and cash equivalents at end of year	$2,227	$10,447

Supplemental disclosure of non-cash financing activities
Issue of common stock for business combination	$50	$—
Indemnity holdback for business combination	$23	$—
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 1 – DESCRIPTION OF BUSINESS
SpringBig, Inc., and its wholly-owned subsidiaries (the “Company” or “we” or “us” or “SpringBig”) developed an application that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States and Canada. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. Our operational headquarter is in Boca Raton, Florida, with additional offices located in the United States and Canada. The Company was incorporated in the state of Delaware in May 2017.
In January 2021, the Company formed Medici Canada LLC, a wholly owned subsidiary of the Company, to acquire all of the issued and outstanding capital stock of Beaches Development Group LTD, an Ontario corporation, pursuant to a stock purchase agreement. See Note 6, “Business Combination.”
On November 9, 2021, the Company and Tuatara Capital Acquisition Corp. (“TCAC”) jointly announced that they have entered into a definitive agreement for a business combination that would result in SpringBig becoming a publicly listed company. Upon closing of the transaction, the combined company is expected to remain listed on the Nasdaq Stock Market under the symbol “SBIG”.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and all its wholly owned subsidiary companies. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Going Concern and Liquidity
Historically, the Company has incurred losses, which has resulted in an accumulated deficit of approximately $13.2 million as of December 31, 2021. Cash flows used in operating activities were $7.9 million and $1.0 million for the twelve months ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had approximately $3.9 million in working capital, inclusive of $2.2 million in cash and cash equivalents to cover overhead expenses.
The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of factors but not limited to, cash and cash equivalents, the ongoing increase revenue through increased usage by customers and new customers and strategic capital raises such as its pending SPAC merger. The ultimate success to these plans are not guaranteed.
On February 25, 2022 the Company entered into Convertible Notes with two existing shareholders in aggregate for a principal sum of $7.0 million.
Based on management projections for increase in revenue and cash received from the Convertible Notes, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for the next twelve months, at a minimum, from the date of this audit opinion.
The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.
Foreign Currency
We translate the financial statements of our foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and actual exchange rates for revenue, costs and expenses on the date of the transaction. Translation gains and losses are included within “general and administrative expense” on the consolidated statements of operations. These gains and losses are immaterial to the financial statements.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. The Company’s significant estimates include, but are not limited to, the allowance for doubtful accounts, useful lives of deferred contract assets, intangible assets, property and equipment, deferred income tax asset valuation, and certain assumptions used in the valuation for equity awards. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. Actual results may differ materially from these estimates.
Segments
The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the company are similar in nature, distributed in a comparable manner and have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, current financial assets and our current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable balances.
At December 31, 2021, we had one customer representing an 11% concentration of revenue and 28% of accounts receivable within the United States. There was no such concentration at December 31, 2020.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents. The Company maintains its cash with one commercial bank.
As of December 31, 2021 and 2020, the Company exceeded the federally insured limits of $250,000 for interest and noninterest bearing deposits. The Company had cash balances with a single financial institution in excess of the FDIC insured limits by amounts of $1.9 million and $10.0 million as of December 31, 2021 and 2020, respectively.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms granted by the Company based on each customer’s own creditworthiness. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. Management individually reviews past due accounts receivable balances and based on an assessment of each customer’s current creditworthiness, estimates the portion, if any, that will not be collected. Additionally,

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
management assesses the remaining balance of accounts receivable based on experience and an assessment of future economic conditions to determine its best estimate of the portion that will not be collected. Unbilled receivables are customer obligations due under normal terms of trade which have not been invoiced at the balance sheet date and are invoiced shortly thereafter.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Major additions and improvements which extend the life of the assets are capitalized whereas maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases .
Contract Assets (Deferred Commission)
The Company recognized a contract asset for the incremental costs (i.e., the sales commissions) of obtaining a contract because the Company expects to recover those costs through future fees for the services to be provided. The Company amortizes the asset over the course of three years, which is the estimated number of years a customer is retained, because the asset relates to the services transferred to the customer during the contract term of one year and the Company anticipates that the contract will be renewed for two subsequent one-year periods.
Capitalized Software Development Costs
Internal and external costs associated with the development stage of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software Accounting and Capitalization. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which is generally three years.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company did not recognize any impairment loss in 2021 or 2020.
Business Combination
Acquisitions of subsidiaries are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of acquisition) of assets transferred and liabilities incurred or assumed, and equity instruments issued by the Company. Acquisition-related costs are recognized in the statements of operations in the period which they are incurred. Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant guidance consistent with ASC 805, Business Combinations. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company will report provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
acquisition date that, if known, would have affected the amounts recognized as of that date. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date and does not exceed twelve months.
Intangible Assets
We account for intangible assets under ASC 350, Goodwill and Other. Intangible assets represent software acquired in the acquisition of Beaches Development Group. The amount is recorded at fair value on the date of the acquisition and amortized over its useful life of three years, using the straight-line method. The amount for intangible assets is included in property and equipment on the balance sheets.
Contract Liabilities (Deferred Revenue)
The Company records contract liabilities when cash payments are received in advance of performance obligations being performed for initial start-up fees and payments received in advance of credits utilized. The Company expects to recognize these contract liabilities in the following period when it transfers its services and, therefore, satisfies its performance obligation to the customers.
Revenue Recognition
On January 1, 2019, the Company adopted, using the full retrospective method, the provisions of FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. We report revenue net of sales and other taxes collected from customers to be remitted to government authorities.
For a standard contract, the Company works with a customer to provide access to an integrated platform that provides all the functions of its proprietary software, which utilizes proprietary technology to send text or email messages to the customer’s contacts based on a credit system. Through this software, the Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The functions of the software themselves do not have individual value to the customer. Each customer is buying the license to the platform to receive all the benefits of the platform. Therefore, the Company’s single performance obligation is to provide customers the ability to use its proprietary software application that provides marketing and customer engagement services to cannabis dispensaries throughout the United States.
Nature of Promises to Transfer - The services provided by the Company’s software are subscription based for its retail and brand customers as follows:
Retail customers - the Company provides its retail customer access to the software for an initial contract that is initially for a term of one year, with automatic annual renewals. Revenue is earned monthly, which consists of the contracted monthly fixed fee for a ceiling credit plus, if any, optional purchases for additional credits, plus one twelfth of the initial start-up fees which are recognized on a straight-line basis over the initial contract term of one.
Brand customers – a customer can purchase use of the Company’s software, which includes a certain amount of credits to be utilized over the course of six to twelve months. The Company recognizes revenue monthly based on the credits used each month which depicts the best transfer of control. This monthly revenue consists of the prepaid fee multiplied by the number of credits used in the month divided by the expected number of credits to be used over the term of the contract not to exceed the ceiling credits purchased.
Set up fees – the company recognizes revenue from a onetime set up fee which is charged to customers prior to going live. The amount is treated as deferred revenue and amortized over the life of the contract which is normally one year.
In no case does the Company act as an agent, i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
Timing of Satisfaction - Control of services is transferred during a subscription period. Services provided by the Company are performed over time on a monthly basis for retail customers or over a designated prepaid contract term generally from six to twelve months from brand customers.
Allocating the Transaction Price - The transaction price of a subscription is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).
To determine the transaction price of a contract, the Company considers its customary business practices as well as the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified.
The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. and CAD dollars. Consideration paid for services that customers purchase from the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services nor does the Company adjust revenue downward.
For both retail and brand contracts, there is only one performance obligation for the standard contract. As such, the transaction price is allocated entirely to that obligation.
Practical Expedients - The Company has adopted certain practical expedients with significant items disclosed herein. The Company has elected to apply the portfolio approach practical expedient to evaluate contracts with customers that share the same revenue recognition patterns as the result of evaluating them as a group will have substantially the same result as evaluating them individually.
Cost of Revenues
Cost of revenues principally consists of amounts payable to distributors of messages on behalf of customers across cellular networks and the cost of third-party data and integrations.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions and travel for our sales team, client success and marketing team. Other costs included in this expense are marketing and promotional events. Advertising costs are charged to marketing expense as incurred. Advertising expense totaled $96,000 and $22,000 for the years ended December 31, 2021 and 2020, respectively.
Technology and Software Development
Technology and software development expense consist primarily of personnel and related costs, including salaries, benefits, bonuses and cost of server usage by our developers.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and stock-based compensation, legal, accounting, other professional service fees and other corporate expenses.
Stock-Based Compensation
ASC 718, Compensation - Stock Compensation, addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrant. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. We record forfeitures as they occur. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Earnings Per Share
The Company computes net income per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net income per share is computed by dividing the net income available to common shareholders by the weighted average common shares outstanding during the period. Diluted net income per share adjusts basic net income per share for the effects of stock options, warrants, convertible notes and restricted stock awards only in periods, or for such awards in which the effect is dilutive. ASC 260 also requires the Company to present basic and diluted earnings per share information separately for each class of equity instruments that participate in any income distribution with primary equity instruments.
Income Taxes
We record current income taxes based on our estimates of current taxable income and provide for deferred income taxes to reflect estimated future income tax payments and receipts. We are subject to federal income taxes as well as state taxes. In addition, we are subject to taxes in the foreign jurisdictions where we operate.
The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
Leases
The Company expenses the total cost associated with real estate leases on a straight-line basis over the life of the lease commitment. The amount accrued relating to future contractual increases is immaterial.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. In June 2020, FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02 to annual reporting periods beginning after December 15, 2021, with early adoption permitted. In July 2021, the FASB released Update No. 2021-05 Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update affect lessors with lease contracts that (1) have variable lease payments that do not depend on a reference index or a rate and (2) would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments in this Update amend Topic 842. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. Management is currently evaluating this standard and the impact of the new lease standard.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to revise the criteria for the measurement, recognition, and reporting of credit losses on financial instruments to be recognized when expected. In November 2019, FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 to annual reporting periods beginning after December 15, 2022, with early adoption permitted. Management is currently evaluating this standard.
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which is simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. The amendments in this Update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. An entity should apply the amendments in this Update on a prospective basis. A public business entity should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019.
A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Management is currently evaluating this standard.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to the following: (1) hybrid tax regimes; (2) tax basis step-up in goodwill obtained in a transaction that is not a business combination; (3) separate financial statements of entities not subject to tax; (4) intra-period tax allocation exception to the incremental approach; (5) ownership changes in investments; (6) interim-period accounting for enacted changes in tax law; (7) year-to-date loss limitation in interim-period tax accounting. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. Management is currently evaluating this standard.
In January 2020, the FASB issued ASU 2020-01, Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments in this Update clarify certain interactions between the guidance to account for certain equity securities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period, (1) for public business entities for periods for which financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the interim period that includes the adoption date. Management does not anticipate this standard will have any impact on our consolidated financial statements.
In June 2020, the FASB issued ASU 2020-06 which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. ASU 2020-06 also amends certain guidance in ASC 260 on the computation of EPS for convertible instruments and contracts on an entity’s own equity. Under ASU 2020-06, entities must apply the if-converted method to all convertible instruments because the treasury stock method will no longer be available. For public business entities that are not smaller reporting companies, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, the guidance will be effective for the fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The guidance may be early adopted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Management is currently evaluating this standard.
In October 2021, the FASB issued ASU 2021-08 - Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update require that an entity

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
(acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. Management is currently evaluating this standard.
Reclassification
Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation for the current period, specifically presentation of current liabilities and operating expenses. There is no material impact on the presentation of the financial statements as presented.
NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable, net consisted of the following as of:
	December 31,
	2021	2020
Accounts receivable	$2,533	$1,027
Unbilled receivables	809	264
	3,342	1,291
Less allowance for doubtful accounts	(297)	(150)
Accounts receivable, net	$3,045	$1,141
Bad debt expense was $216,000 and $297,000 for the twelve months ended December 31, 2021 and 2020, respectively.
NOTE 4 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of December 31, 2021 and 2020:
	December 31,
	2021	2020
Computer equipment	$225	$83
Data warehouse	256	145
Software	196	—
	677	228
Less accumulated depreciation and amortization	(197)	(23)
Property and Equipment	$480	$205
The useful life of computer equipment, software and the data warehouse is 3 years.
Depreciation and amortization expense for the twelve months ended December 31, 2021 and 2020 was $173,000 and $19,000, respectively. The amounts are included in general and administrative expenses in the consolidated statements of operations.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 5 – REVENUE RECOGNITION
The following table represents our revenues disaggregated by type (in thousands):
	December 31
	2021	2020
Revenue
Brand revenue	$654	$241
Retail revenue	23,370	14,942
Total Revenue	$24,024	$15,183
Geographic Information
Revenue by geographical region consist of the following (in thousands):
	December 31
	2021	2020
Retail revenue
United States	$23,180	$14,942
Canada	190	—
Brand revenue
United States	654	241
	$24,024	$15,183
Revenues by geography are generally based on the country of SpringBig contracting entity. Total United States revenue was approximately 99% and 100% of total revenue for the year ended December 31, 2021 and 2020 respectively.
During the year ended December 31, 2021 and 2020, approximately 70% and 100% of our long-lived assets were attributable to operations in the United States.
Contract Assets (Deferred Cost)
Contract assets consisted of the following as of:
	December 31
	2021	2020
Deferred sales commissions	$364	$266
Contract Liabilities (Deferred Revenue)
Contract liabilities consisted of the following as of:
	December 31
	2021	2020
Deferred revenue retail	$231	$468
Deferred set-up revenues	101	92
Deferred brands	118	—
Contract liabilities	$450	$560

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The movement in the contract liabilities during each year comprised the following:
	December 31
	2021	2020
Contract liabilities at start of the year	$560	$323
Amounts invoiced during the year	13,512	8,970
Less revenue recognized during the year	(13,622)	(8,733)
Contract liabilities at end of the year	$450	$560
NOTE 6 – BUSINESS COMBINATION
In January 2021, the Company formed Medici Canada LLC, a wholly owned subsidiary of the Company, to acquire all of the issued and outstanding capital stock of Beaches Development Group LTD, an Ontario corporation, pursuant to a stock purchase agreement.
The fair value of the consideration paid in connection with this transaction was satisfied through the issuance of 180,972 shares of the Company’s common stock, par value $0.001 per share, valuing $135,000, and $155,000 in cash.
The purchase price allocation is as follows (in thousands):
December 31, 2021
Fair value of shares	$135
Less: Post combination cost - restricted stocks	(85)
Fair value of net shares	50
Cash consideration	132
Indemnity holdback	23
Fair value of purchase consideration	205
Cash	$9
Goodwill	—
Intangibles (Software)	196
Fair value of assets	$205
Of the 180,972 shares, 67,064 shares with value of approximately $50,000 were issued to the sellers. Two of the sellers signed employment contracts with Beaches Development Group LTD; the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2. As a result, the shares are treated as post combination expense and are restricted. The Company incurred expense totaling $67,000 for twelve months ended December 31, 2021 related to these restricted stocks which is included in general and administrative expense on the statement of operations.
Approximately $23,000 of the cash price has been withheld as an indemnity holdback to offset any losses payable by the Company for a period of 12 months, any remaining indemnity shall be released to the seller’s representative thereafter. The indemnity holdback is included in other liabilities on the accompanying consolidated balance sheets.
Medici acquired cash totaling $9,000, no liabilities assumed. The purchase price was allocated to the cash assumed with the excess of $196,000 allocated to software intangible assets and is included under property and equipment in the Company’s balance sheet as of December 31, 2021. The Company adopted a cost to replace valuation approach in ascertaining the value of the software.
Software intangible assets are being amortized over a three-year period. The Company incurred amortization expense of approximately $60,000 for the twelve months ended December 31, 2021, which is included in general and administrative expenses in the consolidated statement of operations for the twelve months ended December 31, 2021. The aggregate amortization expense for the next two years is approximately $136,000.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
We incurred costs related to the acquisition of approximately, $11,000 during the twelve months ended December 31, 2021. All acquisition related costs were expensed as incurred and have been recorded in general and administrative expenses in our consolidated statements of operations.
NOTE 7 – PAYCHECK PROTECTION PROGRAM LOAN
The Company received $781,000 from a Paycheck Protection Program (“PPP”) loan on May 1, 2020, through the Small Business Administration (“SBA”) that was made available under the CARES Act in response to the COVID-19 pandemic. On August 11, 2021 the Company received full forgiveness for the PPP loan. The income from forgiveness is included on the consolidated statements of operations for the year ended December 31, 2021.
NOTE 8 – STOCK BASED COMPENSATION
The Company’s 2017 Equity Incentive Plan (the “Plan”) authorizes the granting of common stock options and other rewards, at the discretion of the Company’s Board of Directors, to certain employees. Under the Plan, the exercise price of each option approximates the fair value of the option on the grant date, and an option’s maximum term is ten years. Options are granted at various dates and typically vest over four years. The Plan has an aggregate of 7,195,584 shares of common stock authorized for issuance thereunder, subject to adjustments as provided therein.
During the twelve months ended December 31, 2021 and 2020, compensation expense were recorded in connection with the Plan was $595,000 and $179,000, respectively and is included in administrative expense on the statements of operations.
The following table summarizes information on stock options outstanding as of December 31, 2021 and 2020:
	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
Outstanding Balance, January 1, 2020	4,597,500	$0.19	2,970,724	8.48	$0.17
Options granted	1,575,000	$0.68
Options exercised	(33,436)	$0.37
Options forfeited	(56,668)	$0.33
Options cancelled	(41,353)	$0.39
Outstanding Balance, December 31, 2020	6,041,043	$0.31	3,838,429	7.62	$0.19

Options granted	1,173,500	$ 0.75
Options exercised	(159,477)	$0.24
Options forfeited	(237,528)	$0.66
Options cancelled	(15,101)	$0.54
Outstanding Balance, December 31, 2021	6,802,437	$0.38	4,628,311	6.79	$ 0.24
The intrinsic value of the options exercised during the twelve months ended December 31, 2021 and 2020 was $81,000 and $13,000, respectively.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The following table summarizes the aggregate intrinsic value as of December 31, 2021 and 2020:
	Options Outstanding		Options Vested and Exercisable
	(In thousands except share data)		(In thousands except share data)
Fixed Options	Number of Options	Aggregate Intrinsic Value	Number of Options	Aggregate Intrinsic Value
January 1, 2020	4,597,500	$1,162	2,970,724	$812
December 31, 2020	6,014,043	$2,649	3,838,429	$2,146
December 31, 2021	6,802,437	$24,761	4,628,311	$18,652
As of December 31, 2021 and 2020, there is approximately $394,000 and $462,000, respectively, of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This remaining cost is to be recognized over the period through 2024.
During the years ended December 31, 2021 and 2020, the Company used the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility based on the volatilities of certain publicly traded peer companies.
The Company has adopted ASU 2018-07 which allows a simplified approach to accounting for share-based payments for the years ended December 31, 2021 and 2020.
Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is privately held and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer suitable for this purpose.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the expected holding period at the time of the grant. GAAP also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
The following table provides the weighted average assumptions used in determining the fair value of the stock-based awards for the twelve months ended December 31, 2021 and 2020:
	2021	2020
Risk-free rate	1.07%	0.79%
Expected life (years)	6.06	5.76
Expected volatility	52.72%	52.53%
Expected dividend yield	—%	—%
As part of the Beaches Development Group LTD transaction, two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 at $0.75 per share and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination expense and are restricted. Approximately $64,000 is included in compensation expense for the period with $21,000 remained unamortized at December 31, 2021.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 9 – COMMITMENTS AND CONTINGENCIES
Leases Agreements
The Company leases office facilities in Boca Raton, Florida, Seattle, Washington and Ontario, Canada under non-cancelable operating lease agreements. The leases require monthly payments ranging from $2,900 to $11,000 and expire on various dates through November 2024. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases.
Rent expense included in general and administrative expenses was approximately $629,000 and $389,000 for the year ended December 31, 2021 and 2020, respectively.
Future minimum payments under operating leases for each of the three succeeding years subsequent to December 31, 2021 are as follows (in thousands):
December 31	Amount
2022	$471
2023	363
2024	264
$1,098
Litigation
The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with applicable accounting guidance, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. In the opinion of management, after consulting legal counsel, the Company has meritorious defenses to all pending litigation and proceedings. There are no such provisions on December 31, 2021 and 2020, respectively.
NOTE 10 – STOCKHOLDERS’ EQUITY
Preferred Stock
Series B, A and Seed preferred stock do not have a dividend preference and any dividends declared shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held if all shares of preferred stock were converted to common stock. Series B, A and Seed preferred stockholders (“Preferred Stockholders”) have the right to vote on certain corporate matters on an as converted basis with the holders of common stock as a single class. The Preferred Stockholders can convert all or any portion of such shares into an aggregate number of shares of common stock, as defined in the agreement and is automatically converted into common stock at the earlier of a $50.0 million initial public offering or vote of 63% of the outstanding shares of Preferred Stock (voting as a single class on as as-converted basis). The conversation rate of all preferred stock is at a one to one ratio to common stock. No dividends have been declared on the preferred stock as of December 31, 2021. Preferred stockholders have a preference in the event of liquidation in the following sequence, Series B then Series A and then Seed, with preferences being $11.5 million, $5.0 million and $2.4 million, respectively.
In August 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (“Series B Agreement”) with various investors. The Series B Agreement provides for the sale and issuance of 4,584,202 shares of Series B preferred stock at a purchase price of $2.51 per share, for a total of $11.5 million.
Common Stock
During the year ended December 31, 2021, the Company issued 180,972 shares of its Company’s common stock at $0.75 per shares totaling $136,000, to satisfy the purchase of Beaches Development Group LTD. Two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
postcombination expense and are restricted. Approximately $21,000 remained unamortized at December 31, 2021.During the year ended December 31, 2020, the Company repurchased Common shares of 1,446,986 at a price of $2.59 per shares totaling $3.3 million, the shares were then cancelled. There are no treasury shares held as of December 31, 2021 and 2020, respectively.
Shares of Common Stock under Equity Incentive Plan
The Company has reserved an aggregate of 7,195,584 shares of common stock under its Equity Incentive Plan, pursuant to which, as of December 31, 2021, 7,065,350 stock options had been granted to employees, with 4,628,311 fully vested and outstanding, 192,913 stock options has been exercised to date, 2,174,126 stock options are subject to vesting. There were 130,234 stock options remaining for future issuance under the Equity Incentive Plan as of December 31, 2021.During the years ended December 31, 2021 and 2020, approximately 159,477 and 33,436 in stock options were exercised with total proceed of approximately $38,000 and $12,000, respectively.
NOTE 11 - NET LOSS PER SHARE
As of December 31, 2021 and 2020, there were 13,541,324 and 13,200,875 of common stock issued and outstanding, respectively.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and common stock issuable pursuant to Series B, A and Seed preferred stock possible conversion. Basic and diluted net loss per share was the same for each period presented, given that there are losses during the period, the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table reconciles actual basic and diluted earnings per share for the year ended December 31, 2021 and 2020.
	December 31
	2021	2020
Loss per share:
Numerator:
Net loss	$(5,750)	$(1,598)

Denominator
Weighted-average common shares outstanding - basic and diluted	13,385,267	14,047,342

Basic and diluted loss per common share	$(0.43)	$(0.11)
The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share were as follows:
	December 31
	2021	2020
Shares subject to Series A Preferred Stock Conversion	5,088,944	5,088,944
Shares subject to Series B Preferred Stock Conversion	4,584,202	4,584,202
Shares subject to Seed Preferred Stock Conversion	6,911,715	6,911,715
Shares vested and subject to exercise of stock options	4,628,311	3,838,429
Shares unvested and subject to exercise of stock options	2,174,126	2,202,614

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 12 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $239,000 and $154,000 for the twelve months ended December 31, 2021 and 2020, respectively.
NOTE 13 – INCOME TAXES
The provision (benefit) for income taxes consist of the following, (in thousands):
	December 31
	2021	2020
Provision (benefit) for income taxes
Current
Federal	$—	$—
State	1	—
International	1	—
	$2	$—
U.S. and foreign components of loss from operations before income taxes were as follows (in thousands):
	December 31
	2021	2020
Loss from operations
U.S.	(4,981)	(1,598)
Foreign	(769)	—
	$(5,750)	$(1,598)
The Company’s actual provision (benefit) for income taxes from operations differ from the federal expected income tax provision as follows (in thousands):
	December 31, 2021		December 31, 2020
	Amount	Rate	Amount	Rate
U.S. federal income tax provision (benefit) at statutory rate	$(1,207)	21%	$(336)	21%
Increase (decrease) in taxes resulting from:
State income tax expense	1	—%	—	—%
Foreign income and losses taxed at different rates	(51)	1%	—	—%
Change in valuation allowance	1,620	(28)%	401	(25)%
Paycheck protection program forgiveness	(165)	3%	—	—%
Non-deductible or non-taxable items	(194)	3%	(65)	4%
Effect of income tax rate changes on deferred items	(2)	—%	—	—%
Provision (benefit) for income taxes	$2	—%	$—	—%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance as of December 31, 2021 and 2020, respectively. The deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The tax effects of temporary difference that give rise to a significant portion of deferred tax assets and tax liabilities for the year ended December 31, 2021 and 2020 are as follows (in thousands):
	December 31
	2021	2020
Deferred tax assets:
Accrued expenses and other liabilities	76	42
Property and equipment, net	—	112
Net operating loss	3,402	1,464
Stock-based compensation	132	147
Total gross deferred tax assets	3,610	1,765
Less: valuation allowance	(3,385)	(1,765)
Total deferred tax assets	225	—
Deferred tax liabilities:
Prepaid expenses and other assets	(191)	—
Property and equipment, net	(34)	—
Total deferred tax liabilities	(225)	—
Net deferred income tax asset (liability)	—	—
The Company has incurred significant losses in recent periods. As a result, we maintained valuation allowances against our domestic and foreign deferred tax assets as of December 31, 2021 and 2020, to reduce their carrying values to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.
At December 31, 2021, the Company has federal net operating loss available to carryforward of approximately $12.1 million which will be carried forward indefinitely.
The Company has state net and foreign operating loss available to carryforward of approximately $13.5 million and $930,000, respectively, which begin expiring in 2030 and 2037, respectively, as of December 31, 2021.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
The Company accrues interest and penalties arising on the underpayment of taxes if the full benefit of a tax position is not recognized in the financial statements. In accordance with ASC 740, Accounting for Income Taxes, interest and penalties are recorded as income tax expense. There have been no penalties or interest paid or incurred during the twelve months ended December 31, 2021 and 2020, respectively.
Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the twelve months ended December 31, 2021 and 2020, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2018 through 2020 tax years are open for examination for federal and state taxing authorities.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 14 – RELATED PARTY TRANSACTIONS
The Company incurred software development and information technology related costs to a vendor related to a major stockholder of approximately $408,000 and $512,000 for the twelve months ended December 31, 2021 and 2020, respectively.
Amounts due to this related party were $5,000 and $56,000 as of December 31, 2021 and 2020, respectively.
There was an amount due from a major stockholder of $77,000 at December 31, 2020, relating to reimbursement of non-business expenses, there was no such amount at December 31, 2021.
NOTE 15 – SUBSEQUENT EVENTS
Management has considered subsequent events through March 17, 2022, the date this report was available to be issued.
On February 25, 2022 the Company entered into Convertible Notes with two existing shareholders (“the Note Holders”) in aggregate for a principal sum of $7.0 million. On the closing of the proposed business combination of the Company and TCAC as contemplated in the definitive agreement executed on November 8, 2021, the outstanding principal balance of the Convertible Notes become due and payable and will be satisfied by the issuance to the Note Holders of common shares of the surviving company issuable under an agreement entered into between each of the Note holders and TCAC on November 8, 2021. In the event the proposed business combination does not close by September 30, 2022 the outstanding principal will be converted into Series B Preferred Stock of the Company.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

TUATARA CAPITAL ACQUISITION CORPORATION,

HIGHJUMP MERGER SUB, INC.

and

SPRINGBIG, INC.

dated as of November 8, 2021

ANNEXES
Annex A – Form of Surviving Pubco Certificate of Incorporation
Annex B – Form of Surviving Pubco Bylaws
Annex C – Voting and Support Agreement
Annex D – Sponsor Letter Agreement
Annex E – Form of Amended and Restated Registration Rights Agreement
Annex F – Form of Certificate of Merger
Annex G – Incentive Equity Plan

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 8, 2021, is entered into by and among Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of Tuatara (“Merger Sub”) and SpringBig, Inc., a Delaware corporation (the “Company”). Tuatara, Merger Sub and the Company are referred to herein as the “Parties”.
RECITALS
WHEREAS, Tuatara is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, Tuatara will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the DGCL (as defined below) and the Cayman Islands Companies Law (as defined below) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Tuatara will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Annex A hereto and adopt bylaws substantially in the form attached as Annex B hereto which provide, among other things, that Surviving Pubco will have one class of common stock, Surviving Pubco Common Stock (as defined below);
WHEREAS, at least one day following the Domestication, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation and continue its existence under the DGCL;
WHEREAS, the respective boards of directors of each of the Tuatara Parties (as defined herein) and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Surviving Pubco Common Stock in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;
WHEREAS, prior to the Merger, Tuatara will provide an opportunity to its shareholders to have their issued and outstanding Tuatara Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of Tuatara, dated February 12, 2021, as the same may be amended from time to time (the “Tuatara Governing Document”), in connection with the transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Tuatara’s willingness to enter into this Agreement, certain of the Company Stockholders set forth on Section I of the Company Disclosure Schedule have entered into a Voting and Support Agreement with Tuatara (the “Voting and Support Agreements”);
WHEREAS, following the date that Tuatara receives, and notifies the Company of Tuatara’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement, the Company will obtain the approval of this Agreement by the Company Stockholders in a form mutually agreeable to Tuatara and the Company (the “Company Stockholder Approval”), and deliver a copy of the Company Stockholder Approval to Tuatara;
WHEREAS, concurrently with the execution and delivery of this Agreement, Tuatara and the Sponsor (as defined below) have entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”);
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Tuatara will cause the Registration Rights Agreement, dated February 12, 2021, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Annex E hereto (the “Amended and Restated Registration Rights Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors (as defined below) and Tuatara have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 1,310,000 shares of Surviving Pubco Common

Stock at a price per share equal to $13,100,000 at the Closing immediately prior to the Effective Time, (the “PIPE Financing” and such aggregate amount, the “PIPE Financing Amount”); and
WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that (a) the Domestication shall qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the Domestication and the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Tuatara Parties and the Company agree as follows:
ARTICLE 1
Certain Definitions
Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:
“Acquisition Transaction” has the meaning specified in Section 9.10(a).
“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.
“Affiliate Transactions” has the meaning specified in Section 5.20(a).
“Agreement” has the meaning specified in the preamble hereto.
“Amended and Restated Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Ancillary Agreements” means the Voting and Support Agreements, the Sponsor Letter Agreement, the Sponsor Escrow Agreement, the Amended and Restated Registration Rights Agreement, the Letters of Transmittal, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.
“Announcement 8-K” has the meaning specified in Section 9.08.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.
“Anti-Money Laundering Laws” has the meaning specified in Section 5.24(g).
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Percentage” means, with respect to each Person at the time of any issuance of Company Contingent Shares pursuant to Section 4.04, the percentage equal to the quotient obtained by dividing (a) the aggregate amount of (1) Company Shares held by such Person immediately prior to the Effective Time (including those number of shares of Company Common Stock issuable with respect to Company Preferred Stock) and (2) Company Shares issuable pursuant to the Company Options held by such Person immediately prior to the Effective Time, if such Person is an Engaged Option Holder at the time of such issuance of Company Contingent Shares; by (b) the aggregate amount of (1) all Company Shares issued and outstanding immediately prior to the

Effective Time (including those number of shares of Company Common Stock issuable with respect to Company Preferred Stock) and (2) all Company Shares issuable pursuant to the Company Options held immediately prior to the Effective Time by all Persons who remain Engaged Option Holders as of the date of such issuance of Company Contingent Shares.
“Appraisal Shares” has the meaning specified in Section 4.06(a).
“Approved Stock Exchange” means the Nasdaq Stock Market (“Nasdaq”) or any other national securities exchange that may be agreed upon by the Parties.
“Audited Financial Statements” has the meaning specified in Section 5.07(a).
“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all Tuatara Share Redemptions), plus (ii) the net amount of proceeds actually received by Tuatara pursuant to the Equity Financing, plus (iii) the Cash and Cash Equivalents.
“Business Combination” has the meaning given to such term in the Tuatara Governing Document.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Company and its Subsidiaries) of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financial Statements, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of 12:01 a.m. on the Closing Date.
“Cayman Islands Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands.
“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Law.
“Certificate of Merger” has the meaning specified in Section 3.01(a).
“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) Sponsor and its respective Affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Surviving Pubco representing more than fifty percent (50%) of the combined voting power of the Surviving Pubco’s then outstanding voting securities or (y) has or acquires control of the Surviving Pubco Board, (b) a merger, consolidation, reorganization or similar business combination transaction involving the Surviving Pubco, and, immediately after the consummation of such transaction or series of transactions, either (x) the Surviving Pubco Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Surviving Pubco.
“Closing” has the meaning specified in Section 3.03.

“Closing Date” has the meaning specified in Section 3.03.
“Closing Press Release” has the meaning specified in Section 9.08.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.12(a).
“Company Board” means the board of managers of the Company.
“Company Common Stock” means common stock, par value $0.001 per share, of the Company.
“Company Contingent Shares” means up to an aggregate of 9,000,000 shares of Surviving Pubco Common Stock issuable to Company Stockholders in accordance with the terms set forth in Section 4.04.
“Company Cure Period” has the meaning specified in Section 11.01(b)(i).
“Company Designees” has the meaning specified in Section 9.06.
“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to Tuatara concurrently with the execution and delivery of this Agreement.
“Company Earnout Condition” has the meaning specified in Section 4.04(a).
“Company Equity Plan” means the Springbig, Inc. 2017 Equity Incentive Plan, as amended and restated.
“Company IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.
“Company Option” means each outstanding and unexercised option to purchase shares of Company Common Stock, including those issued pursuant to the Company Equity Plan, whether or not vested or fully exercisable, granted prior to the Effective Time to any current or former Service Provider.
“Company Optionholder” means any current or former Service Provider who holds a Company Option.
“Company Permits” has the meaning specified in Section 5.10(b).
“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.
“Company Preferred Stock” means (i) Series A preferred stock, par value $0.001 per share, of the Company, (ii) Series B preferred stock, par value $0.001 per share, of the Company and (iii) Series Seed preferred stock, par value $0.001 per share, of the Company.
“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.
“Company Shares” means shares of Company Common Stock and shares of Company Preferred Stock.
“Company Shares Outstanding” means the sum of (i) the aggregate number of issued and outstanding Company Shares (for purposes of this definition, on an as-converted basis with respect to the Company Preferred Stock) as of immediately prior to the Effective Time, and (ii) the aggregate number of Company Shares issuable upon the exercise of all Vested Company Options, calculated using the treasury method of accounting.
“Company Stockholder Approval” has the meaning specified in the recitals hereto.
“Company Stockholders” means the holders of Company Shares.
“Company Waiving Parties” has the meaning specified in Section 12.16(b).
“Completion 8-K” has the meaning specified in Section 9.08.

“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of April 30, 2021, by and between Tuatara and SpringBig, Inc.
“Continuing Service Provider” means an employee, consultant or service provider of Surviving Pubco or any Affiliate who has remained employed by any such entity on a continuous basis through the applicable date set forth in Section 4.04.
“Contracts” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.
“Converted Option” has the meaning specified in Section 4.02(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.
“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).
“Data Protection Program” has the meaning specified in Section 5.22(a).
“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed the amount set forth in Section 6.11 of the Tuatara Disclosure Schedule.
“DGCL” means the Delaware General Corporation Law.
“Domestication” has the meaning specified in the recitals hereto.
“Domestication Effective Time” has the meaning specified in Section 2.01.
“Earnout Trigger Event” means the occurrence of any of the following:
(a) Surviving Pubco engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d)of the Exchange Act;
(b) Surviving Pubco Common Stock shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or
(c) the effectiveness of a Change of Control.
“Earnout Instruction” has the meaning specified in Section 4.04(b).
“Earnout Trigger Price” means, with respect to an Earnout Trigger Event, (i) the per share price of the Surviving Pubco Common Stock immediately prior to the occurrence of the event described under clause (b) of the definition of Earnout Trigger Event or (ii) the per share price of the consideration paid or issued (such price for any portion of consideration that is a security shall be the average of the daily volume-weighted average price per unit or share of such security over the twenty (20) trading day period immediate preceding the completion of such Earnout Trigger Event) for each share of the Surviving Pubco Common Stock immediately prior to the completion of any event described under clauses (a) or (c).
“Effective Time” has the meaning specified in Section 3.03.

“Employment Laws” has the meaning specified in Section 5.13(b)(i).
“Engaged Option Holder” means, as of the date of any issuance of Company Contingent Shares pursuant to Section 4.04, a Person who (i) held Converted Options as of the Closing and (ii) is a Continuing Service Provider as of such date of issuance of Company Contingent Shares.
“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.
“Equity Financing” means the PIPE Financing and any private placement offering of shares of Surviving Pubco Common Stock and any additional private placement of capital stock of Tuatara completed at or prior to the Closing to raise proceeds in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any working capital loans).
“Equity Value” means $245,000,000.
“ERISA” has the meaning specified in Section 5.12(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 4.07(a).
“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) $10.00 per share.
“Financial Statements” has the meaning specified in Section 5.07(a).
“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 5 or Article 6, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”
“Government Shutdown” means any shutdown of or material interruption to, prior to the Termination Date, the Governmental Authorities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the transactions contemplated hereby, in each case that relates to the ongoing COVID-19 pandemic.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Equity Plan” has the meaning specified in Section 9.09.
“Indebtedness” has the meaning specified in Section 5.07(f).
“Information Statement” has the meaning specified in Section 7.05(b).
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos and any and all other indications of origin, including all goodwill associated therewith, (iii) copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) Software, (vii) databases and data collections, (viii) all registrations of and applications (whether provisional, pending or final) to register the foregoing, and all common law rights thereto, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Interim Financial Statements” has the meaning specified in Section 5.07(a).
“Interim Period” has the meaning specified in Section 7.01.
“International Plan” means any Company Benefit Plan that is not a US Plan.
“Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that was not known or reasonably foreseeable to Tuatara as of the date of this Agreement to the extent it constitutes a Material Adverse Effect.
“IPO” means the initial public offering of Tuatara pursuant to the Prospectus.
“Labor Contract” has the meaning specified in Section 5.11(a)(iii).
“Law” means each provision of any statute, civil, criminal or common law, ordinance, rule, regulation, legislation, ordinance, order, code, treaty, ruling, directive, determination or decision, in each case, of any Governmental Authority or Governmental Order.
“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.
“Letter of Transmittal” means the letter of transmittal in a form mutually agreeable to Tuatara and the Company.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, claim, restriction or other lien of any kind.
“Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change (including any changes to availability of key personnel) of the Company that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur in respect of the Company and its Subsidiaries: (i) the taking by the Company or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder); provided that (a) this clause (iv) shall not apply to the effect of any of the foregoing on the availability of key personnel of the Company and (b) this clause (iv) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect; (v) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of this Agreement or (viii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect.
“Merger” has the meaning specified in Section 3.01(a) .
“Merger Sub” has the meaning specified in the preamble hereto.
“Nasdaq” has the meaning specified in the definition of Approved Stock Exchange.
“Offer Documents” has the meaning specified in Section 9.04(b).
“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current employees and independent contractors of the Company or any of its Subsidiaries who are natural persons.
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.
“Parties” has the meaning specified in the preamble hereto.
“Payment” has the meaning specified in Section 4.07(a).
“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Company Shares Outstanding.
“Per Share Merger Consideration” means, with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time, a number of shares of Surviving Pubco Common Stock equal to the Exchange Ratio.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses and (vi) Liens described on Section 1.01 of the Company Disclosure Schedule.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) “personal data” as that or similar term is defined under any applicable Law and (iii) other information, the Processing of which is regulated by an applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
“PIPE Financing” has the meaning specified in the recitals hereto.
“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into with Tuatara as of the date hereof.
“PIPE Subscription Agreements” has the meaning specified in the recitals hereto.
“Pre-Closing Tuatara Holders” means the shareholders of Tuatara at any time prior to the Effective Time.
“Privacy Requirements” means any and all (a) Company Privacy Policies, (b) Contracts involving the Processing of Personally Identifiable Information, (c) Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, (d) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company purports to adhere and (e) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (c) or (d).
“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning specified in Section 7.04.
“Proxy Statement” has the meaning specified in Section 9.04(a).
“Real Property Leases” has the meaning specified in Section 5.11(a)(iv).
“Registered Intellectual Property” has the meaning specified in Section 5.21.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Tuatara under the Securities Act with respect to the Surviving Pubco Common Stock to be issued pursuant to this Agreement.
“Related Party” has the meaning specified in Section 5.20(a).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.
“Sanctions” has the meaning specified in Section 5.24(f).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” has the meaning specified in Section 6.08(a).
“Section 16” has the meaning specified in Section 8.04.
“Section 262” has the meaning specified in Section 4.06(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any incident involving (i) information security breaches, intrusions, failures of the Company IT Systems or (ii) unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.
“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Significant Contract” has the meaning specified in Section 5.11(a).
“Signing Press Release” has the meaning specified in Section 9.08.
“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Sponsor” means TCAC Sponsor, LLC, a Delaware limited liability company.
“Sponsor Class B Ordinary Shares” means Tuatara Class B Ordinary Shares held by Sponsor as of the Effective Time.
“Sponsor Contingent Shares” has the meaning specified in Section 4.05(a).
“Sponsor Earnout Condition” has the meaning specified in Section 4.05(a).

“Sponsor Escrow Agent” means the escrow agent mutually acceptable to Tuatara and the Company.
“Sponsor Escrow Agreement” has the meaning specified in Section 4.05(a).
“Sponsor Letter Agreement” has the meaning specified in the recitals hereto.
“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.
“Surviving Corporation” has the meaning specified in Section 3.01(b).
“Surviving Provisions” has the meaning specified in Section 11.02.
“Surviving Pubco” has the meaning specified in the recitals hereto.
“Surviving Pubco Board” has the meaning specified in Section 9.06.
“Surviving Pubco Bylaws” has the meaning specified in Section 2.02.
“Surviving Pubco Certificate of Incorporation” has the meaning specified in the recitals hereto.
“Surviving Pubco Common Stock” means the Common Stock of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.
“Surviving Pubco Common Warrant” has the meaning specified in Section 2.03(c).
“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.
“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.
“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.
“Terminating Company Breach” has the meaning specified in Section 11.01(b)(i).
“Terminating Tuatara Breach” has the meaning specified in Section 11.01(c)(i).
“Termination Date” has the meaning specified in Section 11.01(b)(ii).
“Top 15 Customers” has the meaning specified in Section 5.23.
“Top 15 Vendors” has the meaning specified in Section 5.23.
“Transaction Proposals” has the meaning specified in Section 9.05(a).
“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Trust Account” means the account established by Tuatara for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 11, 2021, by and between Tuatara and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Tuatara” has the meaning specified in the preamble hereto.
“Tuatara Board Recommendation” has the meaning specified in Section 6.02(c).
“Tuatara Change in Board Recommendation” has the meaning specified in Section 9.10.
“Tuatara Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Tuatara.
“Tuatara Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Tuatara.
“Tuatara Class B Ordinary Shares Conversion” has the meaning set forth in Section 2.03(b).
“Tuatara Common Warrant” means a right to acquire Tuatara Ordinary Shares that was included in the units sold as part of Tuatara’s initial public offering.
“Tuatara Cure Period” has the meaning specified in Section 11.01(c)(i).
“Tuatara Disclosure Schedule” means the confidential disclosure schedule delivered by Tuatara to the Company concurrently with the execution and delivery of this Agreement.
“Tuatara Extraordinary General Meeting” has the meaning specified in Section 9.05.
“Tuatara Financials” has the meaning specified in Section 6.08(b).
“Tuatara Governing Document” has the meaning specified in the recitals hereto.
“Tuatara Material Adverse Effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of Tuatara, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Tuatara to consummate the transactions contemplated by this Agreement.
“Tuatara Material Contract” has the meaning specified in Section 6.17.
“Tuatara Ordinary Shares” means Tuatara Class A Ordinary Shares and Tuatara Class B Ordinary Shares.
“Tuatara Parties” means Tuatara and Merger Sub.
“Tuatara Share Redemption” means the election of an eligible (as determined in accordance with the Tuatara Governing Document) Pre-Closing Tuatara Holder to exercise its Tuatara Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.
“Tuatara Sponsor Warrant” means a right to acquire Tuatara Ordinary Shares that was issued to Sponsor in a private placement.
“Tuatara Shareholder Approval” means the approval of the Transaction Proposals (other than clause (vii) thereof)), in each case, by a two-thirds vote of votes cast by the holders of Tuatara Ordinary Shares at the Tuatara Extraordinary General Meeting, or such lesser standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the Tuatara Governing Document.
“Tuatara Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the Tuatara Governing Document.
“Tuatara Waiving Parties” has the meaning specified in Section 12.16(a).
“Tuatara Warrants” means Tuatara Common Warrants and Tuatara Sponsor Warrants.
“US Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.
“Vested Company Option” means all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger).

“Voting and Support Agreement” has the meaning specified in the recitals hereto.
“WARN” has the meaning specified in Section 5.13(b)(i).
 Section 1.02 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section”, “Annex” and “Appendix” refer to the specified Article, Section, Annex or Appendix of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the Tuatara Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the Tuatara Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the Tuatara Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the Tuatara Disclosure Schedule, respectively.
(c) Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any Party.
(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.
(g) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.
(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j) All monetary figures used herein shall be in United States dollars unless otherwise specified.
Section 1.03  Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of  (a) in the case of the Company, Paul Sykes, Jeff Harris and Navin Anand, and (b) in the case of Tuatara, Albert Foreman and Sergey Sherman.

ARTICLE 2
Domestication
Section 2.01 Domestication. Subject to receipt of the Tuatara Shareholder Approval, at least one day prior to the Effective Time, Tuatara shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of Tuatara in substantially the form attached as Annex A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Tuatara and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).
Section 2.02 Bylaws of Tuatara. Tuatara shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Tuatara shall be substantially in the form attached as Annex B hereto (the “Surviving Pubco Bylaws”).
Section 2.03 Effects of the Domestication on the Capital Stock of Tuatara. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the Tuatara Parties or any holder of Tuatara Ordinary Shares or Tuatara Warrants:
(a) each then issued and outstanding Tuatara Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Common Stock;
(b) each then issued and outstanding Tuatara Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Common Stock;
(c) each then issued and outstanding Tuatara Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Tuatara Common Warrant (a “Surviving Pubco Common Warrant”); and
(d) each then issued and outstanding Tuatara Sponsor Warrant will convert automatically, on a one-for-one basis, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Tuatara Sponsor Warrant, into a Surviving Pubco Common Warrant.
ARTICLE 3
Merger; Closing
Section 3.01  Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex F hereto (the “Certificate of Merger”).
(b) Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (the “Surviving Corporation”), shall continue its corporate existence under the DGCL.
Section 3.02 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.
Section 3.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, commencing at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Tuatara and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, the Tuatara Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Tuatara and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”).
Section 3.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL and the name of the Company reflected therein shall be mutually agreed between Tuatara and the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation and under the DGCL.
Section 3.05 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation (and all directors of Merger Sub immediately prior to the Effective Time shall be removed as of the Effective Time), each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.
ARTICLE 4
Effects of the Merger on the Capital Stock; Closing Deliveries
Section 4.01 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Tuatara Parties, the Company, any Company Stockholder or any other Person, and subject to Section 4.06 with respect to Appraisal Shares, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable Per Share Merger Consideration. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01. Prior to the Effective Time, the Company shall cause all of the restricted Company Shares set forth on Section 4.01 of the Company Disclosure Schedule to vest in their entirety.
Section 4.02 Treatment of Company Options.
(a) Immediately prior to the Effective Time, except as set forth on Section 4.02 of the Disclosure Schedule, the Company will cause any unvested Company Options to vest in their entirety. At the Effective Time, all Company Options outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, will be assumed by Tuatara, and each such Company Option shall be converted into a stock option (each, a “Converted Option”) to purchase shares of Surviving Pubco Common Stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Surviving Pubco Common Stock determined by multiplying the number of Company Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Surviving Pubco Common Stock purchasable under each Converted Option shall be determined in a manner intended to be consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided further that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Pubco Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that is intended to satisfy the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 4.02(a).
(b) Prior to the Effective Time, the Company shall deliver to each Company Optionholder a notice setting forth the effect of the Merger on such Company Optionholder’s Company Options, and describing the treatment of such Company Options in accordance with this Section 4.02.
Section 4.03 Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Tuatara Parties, the Company or any other Person, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 4.04 Earnout.
(a) The Company Stockholders and the Engaged Option Holders shall be entitled to receive their pro rata portion of such number of Company Contingent Shares, fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions (each, an “Company Earnout Condition”):
(i) 5,500,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 36 months following the Closing Date;
(ii) 2,250,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 36 months following the Closing Date; and
(iii) 1,250,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 36 months following the Closing Date.
(b) Each Company Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Company Earnout Condition. If a Company Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, Surviving Pubco shall instruct the Exchange Agent to issue the Company Contingent Shares earned therefrom to each Company Stockholder and Engaged Option Holder in such amounts equal to each Company Stockholder’s and Employee Option Holder’s Applicable Percentage multiplied by such number of Company Contingent Shares corresponding to the applicable Company Earnout Condition (the “Earnout Instruction”), with no action being required on the part of the Company Stockholders.
(c) Until the Company Contingent Shares are issued in accordance with this Section 4.04, (i) the right to receive any Company Contingent Shares is not transferable except by operation of Law relating to descent and distribution, divorce and community property of such Company Stockholder or Engaged Option Holder, and does not constitute an equity or ownership interest in Surviving Pubco, and (ii) the Company Stockholders and Engaged Option Holders shall not have any rights as a shareholder of Surviving Pubco as a result of the Company Stockholders’ and Engaged Option Holders’ right to receive any Company Contingent Shares hereunder.
(d) From and after the Closing, at all times a Company Contingent Share remains subject to an Company Earnout Condition, Surviving Pubco will keep available for issuance a sufficient number of unissued shares of

Surviving Pubco Common Stock to permit Surviving Pubco to satisfy its issuance obligations set forth in this Section 4.04 and will take all actions required to increase the authorized number of shares of Surviving Pubco Common Stock if at any time there will be insufficient unissued shares of Surviving Pubco Common Stock to permit such reservation.
(e) The Company Contingent Shares and the underlying target price for each Company Earnout Condition will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Common Stock, occurring on or after the date hereof and prior to the time any such Company Contingent Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Stockholders and Engaged Option Holders the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Common Stock had occurred.
(f) In the event that after the Closing Date and no later than 36 months following the Closing Date there is an Earnout Trigger Event, then any Company Earnout Condition not previously satisfied shall be deemed satisfied immediately prior to the occurrence of such Earnout Trigger Event in accordance with the following:
(i) If the Earnout Trigger Event occurs prior to the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then a portion of the Company Contingent Shares identified in Section 4.04(a)(i) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04 (such portion shall be the amount of Company Contingent Shares identified in Section 4.04(a)(i) multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2).
(ii) If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Company Contingent Shares shall be issued.
(iii) If the Earnout Trigger Event occurs at any time during the 36 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $12.00, but less than $15.00, then only the portion of the Company Contingent Shares identified in Section 4.04(a)(i) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.
(iv) If the Earnout Trigger Event occurs at any time during the 36 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the portion of the Company Contingent Shares identified in Section 4.04(a)(i) and (ii) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.
(v) If the Earnout Trigger Event occurs at any time during the 36 months following the Closing Date and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Company Contingent Shares shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.
Section 4.05 Sponsor Escrow Agreement.
(a) On or prior to the Closing Date, the Sponsor, Tuatara and certain members of the Tuatara board of directors shall enter into an escrow agreement in a form and on terms and conditions reasonably acceptable to the Company (the “Sponsor Escrow Agreement”), providing that, immediately following the Effective Time, the Sponsor shall deposit an aggregate of 1,000,000 shares of Surviving Pubco Common Stock (the “Sponsor Contingent Shares”) into escrow, with the Sponsor Escrow Agent. The Sponsor Escrow Agreement shall provide that such Sponsor Contingent Shares shall be released to the Sponsor if the closing price of the Surviving Pubco Common Stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 36 months following the Closing Date (“Sponsor Earnout Condition”). If the Sponsor Earnout Condition is not met after 36 months following the Closing Date, the Sponsor Contingent Shares shall be terminated and canceled by Surviving Pubco. The book entry positions or certificates evidencing the Sponsor Earnout Shares will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to the foregoing restrictions.
(b) The Sponsor Contingent Shares and the underlying target price for the Sponsor Earnout Condition will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Common Stock, occurring on or after the date hereof and prior to the time any such Sponsor Contingent Shares are released. It is the intent of the Parties that such adjustments will be made in order to provide to the Sponsor the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Common Stock had occurred.
(c) In the event that after the Closing Date and no later than 36 months following the Closing Date there is an Earnout Trigger Event, then the Sponsor Contingent Shares shall be released to the Sponsor in accordance with the following:
(i) If the Earnout Trigger Event occurs prior to the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then a portion of the Sponsor Contingent Shares shall be released to Sponsor in accordance with the provisions set forth in Section 4.05(a) (such portion shall be the amount of Company Contingent Shares identified in Section 4.05(a) multiplied by a fraction calculated as: (A) the numerator of which shall be the per share price minus $10 and (B) the denominator of which is 2).
(ii) If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Sponsor Contingent Shares shall be released.
(iii) If the Earnout Trigger Event occurs at any time during the 36 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $12.00, then all of the Sponsor Contingent Shares shall be released to Sponsor in accordance with the provisions set forth in Section 4.05(a).
Section 4.06 Appraisal Shares.
(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such shares in connection with the Merger pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262” and such shares, “Appraisal Shares”) shall not be converted into the right to receive the consideration contemplated to be payable in respect thereof by this Article 4, and instead, such Appraisal Shares shall automatically be canceled and shall cease to exist and the holders of such Appraisal Shares shall cease to have any rights with respect thereto except such rights as may be granted to such holders pursuant to Section 262; provided that if any holder of Appraisal Shares shall, as of the Effective Time, fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration contemplated to be payable in respect thereof by this Article 4. From and after the Effective Time, Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Appraisal Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.
(b) The Company shall provide prompt notice to Tuatara of any demand, or any notices of intent to make demand, for appraisal of any Company Shares, withdrawals of such demands and any other instruments served pursuant to Section 262, in each case, received by the Company. Tuatara shall have the right and opportunity to participate in all negotiations and Actions with respect to any demand or threatened demand for appraisal of any Company Shares in connection with the Merger, including those that take place prior to the Effective Time, and any other Action brought against the Company (or any of its directors, officers or employees (in their capacities as such)) by a current or former Company Stockholder related to the transactions contemplated hereby, and the Company shall not settle any such Action without Tuatara’s prior written consent.

(c) Notwithstanding anything to the contrary herein, the Per Share Merger Consideration deposited with the Exchange Agent pursuant hereto in respect of any Appraisal Shares shall be returned to Surviving Pubco (or one of its designated Affiliates) upon its written demand, which demand may be made by Surviving Pubco at any time after the date that is 180 days after the Effective Time, and no Company Stockholder shall be entitled to such Per Share Merger Consideration; provided that the holders of the applicable Appraisal Shares have not previously withdrawn or lost appraisal rights under the DGCL.
Section 4.07 Payment; Letter of Transmittal.
(a) Immediately prior to or at the Effective Time, Tuatara shall deposit, or cause to be deposited, with an exchange agent selected by the Company and reasonably acceptable to Tuatara (the “Exchange Agent”) evidence in book-entry form of shares of Surviving Pubco Common Stock representing the number of shares of Surviving Pubco Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Payment”).
(b) Within fifteen Business Days following the initial filing of the Registration Statement, or at such other time mutually agreed by the parties, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder (to the extent not previously so delivered) a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive the Per Share Merger Consideration unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent. Each Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, Tuatara shall instruct the Exchange Agent to pay such Holder the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 at or promptly after the Closing. From and after the Effective Time, all previous Holders of Company Shares shall cease to have any rights as Holders other than the right to receive the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent, without interest. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the transfer books of the Surviving Corporation.
(c) Notwithstanding anything to the contrary contained herein, no fraction of a share of Surviving Pubco Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and unless otherwise specifically provided in this Agreement, each Person who would otherwise be entitled to a fraction of a share of Surviving Pubco Common Stock (after aggregating all shares of Surviving Pubco Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Surviving Pubco Common Stock issued to such Person rounded up or down to the nearest whole share of Surviving Pubco Common Stock.
Section 4.08 Closing Deliverables.
(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by the respective Holders party thereto; and
(ii) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.
(b) At or prior to the Closing, the Surviving Pubco shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and the Surviving Pubco;
(ii) the Employment Agreements, duly executed by Jeff Harris and Paul Sykes; and
(iii) a certificate signed by an officer of the Surviving Pubco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

Section 4.09 Exchange Agent. Promptly following the earlier of (i) the date on which the entire Payment has been disbursed and (ii) the date which is twelve (12) months after the Effective Time, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any remaining portion of the Payment, Letters of Transmittal, and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to the Surviving Pubco (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Per Share Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon. Upon receipt by the Exchange Agent of the Earnout Instruction pursuant to Section 4.04, the Exchange Agent shall issue to the applicable Company Stockholder or Sponsor (or their applicable designee) the applicable Contingent Shares in accordance with Section 4.04.
Section 4.10 No Liability; Withholding.
(a) None of Tuatara, the Surviving Pubco, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(b) Each of Tuatara, the Surviving Pubco, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE 5
Representations and Warranties of the Company
Except as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to the Tuatara Parties as of the date hereof and as of the Closing Date as follows:
Section 5.01 Corporate Organization of the Company.
(a) The Company has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of incorporation, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the bylaws of the Company have been made available by the Company to Tuatara and each is in full force and effect and the Company is not in violation of any of the provisions thereof.
(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 5.02 Subsidiaries.
(a) The Subsidiaries of the Company are set forth on Section 5.02 of Company Disclosure Schedule. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Material Adverse Effect.
(b) True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to Tuatara, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.
Section 5.03 Due Authorization.
(a) The Company has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.05) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the Company Stockholder Approval, no other corporate or similar organizational action on the part of the Company or any of its Subsidiaries or any holders of any Equity Securities of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Company Board has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Stockholders and (iv) resolved to recommend that the Company Stockholders approve this Agreement, the Merger and the transactions contemplated by this Agreement.
Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) and (c) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Governmental Authorizations; Consents. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the DGCL and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.06 Capitalization.
(a) All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares). Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Equity Securities of the Company that are authorized, issued or outstanding and the holders of such equity interests, and with respect to the Company Options, the date of grant, expiration date, exercise price and vesting schedule for each Company Option. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding equity or equity-based interests of the Company. The treatment of the Company Options as set forth in Section 4.02 is permissible under the terms of the Company Equity Plan and award agreements thereunder and any other governing documentation.
(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of equity interests authorized, issued and outstanding (including the holder of any such equity interests) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns equity interests and the amount and percentage of such interests. The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) There are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of the Company or any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or a Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any equity interests in or debt securities of, the Company or a Subsidiary of the Company or obligating the Company or a Subsidiary of the Company to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities, and (ii) no equity equivalents, equity appreciation rights, stock options, restricted stock or restricted stock units, phantom equity ownership interests, profits interests or similar rights in the Company or any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted with a per share exercise price that was no less than the fair market value of a Company Share on the date of grant and in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company or any Subsidiary of the Company.

Section 5.07 Financial Statements.
(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheets and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the nine-months ended September 30, 2021 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material).
(b) The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.
(c) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.
(d) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.
(e) The Interim Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.
(f) As of the date hereof, the Company and its Subsidiaries do not have any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (collectively, “Indebtedness”).
Section 5.08 Undisclosed Liabilities. There is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2020 included in the Audited Financial Statements, (b) that have arisen since December 31, 2020 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law) or (c) incurred in connection with the transactions contemplated by this Agreement. Except as set forth on Section 5.08 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.
Section 5.09 Litigation and Proceedings. Except as set forth on Section 5.09 of the Company Disclosure Schedule, since January 1, 2018 there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.
Section 5.10 Compliance with Laws; Permits.
(a) The Company, its Subsidiaries, and each of the Company’s and its Subsidiaries’ officers, directors and employees are, and to the knowledge of the Company have been, since January 1, 2018, in compliance with all applicable Laws, including the Controlled Substances Act and the Food, Drug & Cosmetic Act, except as would not reasonably be, individually or in the aggregate, expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any applicable Law and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with all material Company Permits applicable to the Company or such Subsidiary and no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 5.10(b) of the Company Disclosure Schedule contains a complete list of all material Company Permits.
Section 5.11 Contracts; No Defaults.
(a) Section 5.11(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiv) below to which the Company or any of its Subsidiaries is a party or by which it is bound (each Contract required to be listed on Section 5.11(a) of the Company Disclosure Schedule, a “Significant Contract”):
(i) any Contract with a Top 15 Vendor or Top 15 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(ii) each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $250,000;
(iii) each collective bargaining Contract (a “Labor Contract”);
(iv) any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);
(v) (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any license or covenant not to sue from a third party with respect to any Intellectual Property, other than licenses of Software that are commercially available to the public generally, with annual license, maintenance, support and other fees less than $25,000;
(vi) any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements, confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $150,000 in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;
(vii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $100,000;
(viii) any Contract with any Governmental Authority;
(ix) each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business;
(x) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(xi) any Contract establishing any joint venture, strategic alliance, partnership or other collaboration;
(xii) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and
(xiii) any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.
(b) True and correct copies of each Significant Contract have been delivered to or made available to Tuatara. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the parties thereto and is enforceable in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under any Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
Section 5.12 Company Benefit Plans.
(a) Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Company Benefit Plan and specifies whether such plan is a US Plan or an International Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Affiliates for the benefit of any current or former Service Provider or (ii) under or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Company Benefit Plan or modify any existing Company Benefit Plan.
(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Tuatara copies of, if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all material correspondence or other communications received from any Governmental Authority regarding such Company Benefit Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, (vi) nondiscrimination testing results for the last three (3) completed plan years (if applicable) and (vii) if such Company Benefit Plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents provided in clauses (i) through (v).
(c) Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended). All contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made. All forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been filed. Each Company Benefit Plan can be terminated or otherwise discontinued following the Effective Time in accordance with its terms, without material liability to Tuatara, the Company or its Subsidiaries or any Affiliate of the foregoing (subject to applicable Laws). No condition or circumstance exists that would reasonably be expected to subject the Company or any of its Subsidiaries to material Liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act.
(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has experienced or otherwise been affected by any Security Incident or other data or privacy breach.
(e) None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as described in Section 210 of ERISA) or (iv) a “welfare benefit fund” (as defined in Section 419(e) of the Code). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by COBRA or similar applicable state or local Law.
(f) Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, each Company Benefit Plan providing for medical, dental, vision, long-term disability or life insurance benefits is fully insured.
(g) There are, and since January 1, 2018, there have been, (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan.
(h) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code. Each Company Option was granted, in all material respects, in accordance with the terms of the Company Equity Plan and in compliance with all applicable Laws. No Company Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
(i) Each International Plan (i) has been maintained in compliance in all material respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, the Surviving Corporation, Tuatara and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Plans.
(j) Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan or (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan.
(k) Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 5.13 Labor Matters.
(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary, and 2020 bonus paid, (v) the employee’s date of hire, (vi) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (vii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). Section 5.13(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name, a description of the nature of his/her services and rate of compensation.

(b) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2018, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar Law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages. Neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2018: (x) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.
(c) The Company has not received written notice that any Company officer or direct report of any Company officer presently intends to terminate his or her employment within one (1) year after the Closing.
(d) With respect to COVID-19, the Company and its Subsidiaries have materially complied with the applicable provisions of the Families First Coronavirus Relief Act and the CARES Act, and other applicable Law, and have used commercially reasonable efforts to take actions consistent with Centers for Disease Contribution and Prevention, Occupational Safety and Health Administration Department of Labor and applicable state guidelines, in each case, regarding employee testing and screening, workplace safety requirements, paid and unpaid leave, unemployment compensation, occupational health and safety, and the handling of positive COVID-19 cases, and has met all confidentially obligations and has complied with all privacy law and guidelines applicable to personal and/or health information relating to COVID-19. Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has, in response to COVID-19, furloughed or otherwise temporarily laid-off employees, terminated the employ of any employee, reduced hours, wage or benefits of employees or provided written notice of any intent to do any of the foregoing.
Section 5.14 Taxes.
(a) Schedule 5.14(a) lists the valid classification of each of the Company and its Subsidiaries for U.S. federal income tax purposes since their respective dates of formation.
(b) All material federal, state, local and foreign income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(c) The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.
(e) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.
(g) Within the past three (3) years, neither the Company nor any of its Subsidiaries has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.
(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).
(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business.
(m) Neither the Company nor any of its Subsidiaries has any liability pursuant to Section 965(h) of the Code.
(n) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
(p) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(q) The Company and the Company Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and the Company Subsidiaries have utilized.
(r) Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.
(s) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 5.15 Brokers’ Fees. Section 5.15 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.16 Insurance. Section 5.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to Tuatara. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) no insurer, to the knowledge of the Company, on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2018 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. To the knowledge of the Company, there is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).
Section 5.17 Real Property; Assets.
(a) Neither the Company nor any of its Subsidiaries owns or has owned any real property.
(b) Section 5.17 of the Company Disclosure Schedule sets forth a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property leased, subleased, licensed, occupied or operated by the Company and its Subsidiaries in connection with their business.
(c) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property, in each case, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto. No party to any lease related to Leased Real Property has exercised termination rights with respect thereto or has indicated that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for the Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.
(e) There are no pending or, to the knowledge of the Company, threatened Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in relation to such Action or proceeding.
(f) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the material tangible assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by Tuatara pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.
(g) The Leased Real Property has no material defects, is in good operation, condition and repair (normal wear and tear excepted) and is adequate and suitable to conduct the business of the Company as currently conducted.
Section 5.18 Environmental Matters.
(a) The Company and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;
(b) no notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(c) neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;
(d) copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to Tuatara.
Section 5.19 Absence of Changes.
(a) Since December 31, 2020 through the date hereof, there has not been any Material Adverse Effect.
(b) Since December 31, 2020, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 5.20 Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Holder, (b) former or current director, officer, manager, employee, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).
Section 5.21 Intellectual Property.
(a) Section 5.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date. Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Each item of Registered Intellectual Property (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable.
(b) The Company and its Subsidiaries solely and exclusively own all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, and their rights under all Licensed Intellectual Property, free and clear of all Liens (other than any Permitted Liens).
(c) The Company and its Subsidiaries use commercially reasonable efforts to maintain, enforce and protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such trade secrets. There has been no disclosure by the Company or any of its Subsidiaries of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements.
(d) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any material Licensed Intellectual Property.
(e) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights in any material respect. No Action is pending or, to the knowledge of the Company has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or material Licensed Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.
(f) All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have entered into written agreements with the Company or one of its Subsidiaries acknowledging the Company’s or its Subsidiaries’ ownership of all Intellectual Property that such individual or entity has contributed in the development of during such individual’s or entity’s employment or engagement with the Company or such Subsidiary and all such Intellectual Property is solely and exclusively owned by the Company or such Subsidiary. To the knowledge of the Company, no such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.
(g) Section 5.21(g) of the Company Disclosure Schedule contains a true and complete list of all Open Source Software, used by or on behalf of the Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Software is used. Such description shall include (i) the name of the Open Source Software component, (ii) the name of the applicable open source license, (iii) version number and provenance, (iv) identification of which, if any, of the Company’s product or service in which such Open Source Software is incorporated or linked to, and (v) whether such Open Source Software component has been modified. The Company and its Subsidiaries and the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company or any of its Subsidiaries of any Open Source Software, are in compliance with the terms and conditions of all licenses for the Open Source Software. None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company contains any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.
(h) The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than in the ordinary course of business to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person. The Software distributed by the Company is routinely scanned with industry-standard tools and to the Company’s knowledge there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.
(i) The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies. Since January 1, 2018, there has been no material security breach or unauthorized access to the Company IT Systems or any material unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personally Identifiable Information, stored therein.
Section 5.22 Data Privacy and Security.
(a) The Company and its Subsidiaries have developed, implemented and maintained a written data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in material compliance with all Privacy Requirements. The Company and its Subsidiaries have not experienced any material Security Incident. Since January 1, 2018, no Person has brought, or threatened in writing to bring, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or violation or breach of any Privacy Requirement.
(b) Since January 1, 2018, the Company and its Subsidiaries have at all times complied in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data. The Company and its Subsidiaries are not and since January 1, 2018, have not been subject to a Governmental Order of, or have received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.
(c) To the knowledge of the Company, there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) of any Privacy Requirements by any third-party data suppliers, vendors or other partners that Process any Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries. No circumstances have arisen in which the Privacy Requirements would require or recommend the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.
(d) The consummation of transactions contemplated by this Agreement will not breach any Privacy Requirement.
Section 5.23 Customers and Vendors. Section 5.23 of the Company Disclosure Schedule sets forth a complete and accurate list of  (a) the fifteen (15) most significant customers of the Company, together with its Subsidiaries, as measured by revenues received by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Customers”), and the amount of revenues received from such customers for such period and (b) the fifteen (15) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2020, no Top 15 Customer or Top 15 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or oral notice from any of the Top 15 Customers or Top 15 Vendors stating the intention of such Person to do so.
Section 5.24 Certain Business Practices; Anti-Corruption.
(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.
(b) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.
(c) The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.
(d) To the knowledge of the Company, none of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.

(e) No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(g) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
Section 5.25 Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to Tuatara Shareholders, and at the time of the Tuatara Extraordinary General Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.26 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to any Tuatara Party. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any Tuatara Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to the Tuatara Parties in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, none of the Tuatara Parties or any of their Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the Tuatara Parties or the transactions contemplated hereunder or thereunder, including in respect of the Tuatara Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit the remedies in the event of Fraud.
ARTICLE 6
Representations and Warranties of the Tuatara Parties
Except as set forth in the corresponding section of the Tuatara Disclosure Schedule or in any publicly available SEC Document filed by Tuatara before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the Tuatara Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:
Section 6.01 Corporate Organization.
(a) Each of the Tuatara Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of incorporation of each Tuatara Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws of each Tuatara Party, have been made available by Tuatara to the Company and each is in full force and effect and each of the Tuatara Parties is not in violation of any of the provisions thereof.
(c) Each of the Tuatara Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Tuatara Material Adverse Effect.
Section 6.02 Due Authorization.
(a) Each of the Tuatara Parties has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Tuatara Party is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a Tuatara Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of each Tuatara Party, and no other corporate action or similar organizational action on the part of any Tuatara Party is necessary to authorize this Agreement or the Ancillary Agreements to which such Tuatara Party is (or will be) a party (other than (x) the Tuatara Shareholder Approval, the adoption of this Agreement by Tuatara in its capacity as the sole shareholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of the Tuatara Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the Tuatara Parties, enforceable against each of the Tuatara Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a Tuatara Party will be a party, when executed and delivered by such Tuatara Party, will be duly and validly executed and delivered by such Tuatara Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such Tuatara Party, enforceable against such Tuatara Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Tuatara Shareholder Approval is the only vote of any of Tuatara’s capital stock necessary in connection with the entry into this Agreement by the Tuatara Parties, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the governing body of each of the Tuatara Parties have unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account (excluding the Deferred Underwriting Amount and taxes payable on interest earned), as applicable, as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Pre-Closing Tuatara Holders approval of the transactions contemplated by this Agreement (the “Tuatara Board Recommendation”).
Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Tuatara Party will be a party by the Tuatara Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any Tuatara Party or any Subsidiary of any Tuatara Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any Tuatara Party or any Subsidiary of any Tuatara Party is a party or by which any Tuatara Party or any Subsidiary of any Tuatara Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any Tuatara Party or any Subsidiary of any Tuatara Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a Tuatara Material Adverse Effect.
Section 6.04 Litigation and Proceedings. There are no Actions (other than investigations), or, to the knowledge of Tuatara, investigations, pending before or by any Governmental Authority or, to the knowledge of Tuatara, threatened, against any Tuatara Party that would reasonably be expected to have, individually or in the aggregate, a Tuatara Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any Tuatara Party.
Section 6.05 Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any Tuatara Party with respect to any Tuatara Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a Tuatara Party is a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Tuatara Parties, taken as a whole or (c) approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq.
Section 6.06 Tuatara Capitalization.
(a) The authorized capital stock of Tuatara consists of  (i) 200,000,000 Tuatara Class A Ordinary Shares, of which 20,000,000 Tuatara Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 Tuatara Class B Ordinary Shares, of which 5,000,000 Tuatara Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding Tuatara Warrants in respect of 16,000,000 Tuatara Class A Ordinary Shares, which will entitle the holders thereof to purchase the Surviving Pubco’s Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Tuatara Class A Ordinary Shares and Tuatara Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).
(b) Except for the Tuatara Warrants, there are no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Tuatara Ordinary Shares or the equity interests of Tuatara, or any other Contracts to which Tuatara is a party or by which Tuatara is bound obligating Tuatara to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other equity interests in or debt securities of, Tuatara to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities. Other than the Tuatara Shareholder Redemption Right, there are no outstanding contractual obligations of Tuatara to repurchase, redeem or otherwise acquire any securities or equity interests of Tuatara.
(c) Merger Sub is wholly-owned by Tuatara, and Merger Sub holds no equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Merger Sub was formed solely for purposes of this Agreement and the transactions contemplated thereby and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.
Section 6.07 Undisclosed Liabilities.
(a) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(b) There is no material liability, debt or obligation of any Tuatara Party, except for liabilities, debts and obligations (i) reflected or reserved for on Tuatara’s balance sheet for the fiscal year ended December 31, 2020 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of Tuatara or (iii) incurred in connection with the transactions contemplated by this Agreement.
Section 6.08 Tuatara SEC Documents; Controls.
(a) Since February 4, 2021, Tuatara has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to Tuatara’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Tuatara or the SEC Documents has been received by Tuatara. Tuatara has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, the SEC.
(b) The financial statements of Tuatara included in the SEC Documents, including all notes and schedules thereto (the “Tuatara Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of Tuatara, as of their respective dates, and the results of operations and cash flows of Tuatara, for the periods presented therein.
(c) Tuatara has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq). Tuatara’s disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of Tuatara’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and reasonably designed to ensure that material information relating to Tuatara is accumulated and communicated to Tuatara’s management as appropriate. Since Tuatara’s formation, there have been no significant deficiencies or material weakness in Tuatara’s internal control over financial reporting (whether or not remediated) and no change in Tuatara’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Tuatara’s internal control over financial reporting.
Section 6.09 Listing. The issued and outstanding Tuatara Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no Action pending, or to the knowledge of Tuatara, threatened against Tuatara by Nasdaq or the SEC with respect to any intention by such entity to deregister or suspend trading in any Tuatara Ordinary Shares or prohibit or terminate the listing of any Tuatara Ordinary Shares on Nasdaq.
Section 6.10 Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to Tuatara Shareholders, and at the time of the Tuatara Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Tuatara makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to Tuatara by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
Section 6.11 Brokers’ Fees. Except fees described on Section 6.11 of the Tuatara Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Tuatara or any of its Affiliates.
Section 6.12 Trust Account. As of the date of this Agreement, Tuatara has (and, assuming no holders of Tuatara Ordinary Shares exercise the Tuatara Shareholder Redemption Right, will have immediately prior to the Closing) at least $200,000,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Tuatara and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of Tuatara Ordinary Shares who shall have exercised their Tuatara Shareholder Redemption Right, (y) the Deferred Underwriting Amount and (z) any other amounts set forth on Section 6.11 of the Tuatara Disclosure Schedule) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem Tuatara Ordinary Shares pursuant to the Tuatara Shareholder Redemption Right. Tuatara has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Tuatara, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of Tuatara, threatened with respect to the Trust Account.
Section 6.13 Compliance with Laws; Permits.
(a) Each of the Tuatara Parties and each of the Tuatara Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all applicable Laws in all material respects, including the Controlled Substances Act and Food, Drug & Cosmetic Act, except as would not reasonable be expected to have a Tuatara Material Adverse Effect. Since each Tuatara Party’s respective date of formation, (i) none of the Tuatara Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of each of the Tuatara Parties, no claims have been filed against any of the Tuatara Parties with any Governmental Authority alleging any material failure by any of the Tuatara Parties to comply with any Law or which it is subject, and (iii) none of the Tuatara Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
Section 6.14 Absence of Certain Changes. Since its respective formation through the date of this Agreement, neither of the Tuatara Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a Tuatara Material Adverse Effect. Except as set forth in Tuatara’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2021 through the date of this Agreement, there has not been any action taken or agreed upon by Tuatara or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.
Section 6.15 Employees and Employee Benefits Plans. Neither of the Tuatara Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by Tuatara to any director, officer or employee of Tuatara; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Tuatara’s officers and directors in connection with activities on Tuatara’s behalf in an aggregate amount not in excess of the amount of cash held by Tuatara outside of the Trust Account, Tuatara has no unsatisfied material liability with respect to any officer or director.
Section 6.16 Properties. Tuatara does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). Tuatara does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.
Section 6.17 Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the Tuatara Parties are a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by Tuatara on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the Tuatara Parties as its business is currently conducted, any acquisition of material property by the Tuatara Parties, or restricts in any material respect the ability of the Tuatara Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Tuatara Material Contract”). All Tuatara Material Contracts have been made available to the Company.
Section 6.18 Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of Tuatara Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Tuatara, on the one hand, and any related party of Tuatara, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Tuatara Ordinary Shares or, to the knowledge of Tuatara, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Tuatara, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Tuatara, Sponsor, any beneficial owner of five percent (5%) or more of the Tuatara Ordinary

Shares or, to the knowledge of Tuatara, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Tuatara or uses, owns or leases (other than through any equity interest in Tuatara) or (ii) any customer, vendor or other material business relation of Tuatara or Sponsor.
Section 6.19 Taxes.
(a) Tuatara is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes, and Merger Sub is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income Tax purposes.
(b) All federal, state, local and foreign income and other material Tax Returns required to be filed by the Tuatara Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.
(c) The Tuatara Parties have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Tuatara Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Tuatara Parties.
(e) All material amounts of Taxes required to be withheld by the Tuatara Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Tuatara Parties has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of the Tuatara Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from any of the Tuatara Parties, and none of the Tuatara Parties has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.
(g) None of the Tuatara Parties has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such Tuatara Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) None of the Tuatara Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. None of the Tuatara Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.
(i) None of the Tuatara Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.
(j) None of the Tuatara Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) None of the Tuatara Parties has ever been a member of an Affiliated Group. None of the Tuatara Parties has liability for the Taxes of any other Person (other than a Tuatara Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).
(l) None of the Tuatara Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (1) any change in method of accounting for a taxable period ending on or prior to the Closing;

(2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (3) any installment sale or open transaction disposition made on or prior to the Closing; or (4) any prepaid amount received on or prior to the Closing outside the ordinary course of business.
(m) None of the Tuatara Parties has any liability pursuant to Section 965(h) of the Code.
(n) None of the Tuatara Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o) None of the Tuatara Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
(p) None of the Tuatara Parties, after consultation with its tax advisors, is aware of the existence of any fact, or any action it has taken or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 6.20 Certain Business Practices; Anti-Corruption.
(a) The Tuatara Parties, and each of their respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.
(b) Neither the Tuatara Parties, nor any of their respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.
(c) The Tuatara Parties have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Tuatara Parties were, have been and are executed only in accordance with management’s general or specific authorization.
(d) To the knowledge of the Tuatara Parties, none of the Tuatara Parties’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.
(e) No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Tuatara Parties, or the Tuatara Parties’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Tuatara Parties.
(f) Neither the Tuatara Parties, nor any of their Affiliates, nor any of the Tuatara Parties’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(g) The operations of the Tuatara Parties are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Tuatara Parties with respect to the Anti-Money Laundering Laws is pending or, to the Tuatara Parties’ knowledge, threatened.
Section 6.21 PIPE Investment.
(a) Tuatara has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Tuatara with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of Tuatara, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Tuatara. Each PIPE Subscription Agreement is a legal, valid and binding obligation of Tuatara and, to the knowledge of Tuatara, each PIPE Investor, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by Tuatara or, to the knowledge of Tuatara, each PIPE Investor, violates any Laws. There are no other agreements, side letters, or arrangements between Tuatara and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Tuatara the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, Tuatara does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Tuatara, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Tuatara under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Tuatara has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Tuatara the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.
No fees, consideration or other discounts are payable or have been agreed by Tuatara or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.
Section 6.22 Independent Investigation. Tuatara and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and Tuatara acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Tuatara acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Stockholders set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article V (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements.
Section 6.23 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the Tuatara Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby. None of the Tuatara Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Tuatara Parties or otherwise, other than those representations and warranties expressly made in this Article 6 or as may be provided in the Ancillary Agreements. Notwithstanding anything contained in this Agreement to the contrary, each of the Tuatara Parties acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Tuatara Parties hereby expressly disclaims any representations or warranties other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Tuatara Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or as may be provided in the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or as may be provided in the Ancillary Agreements. The Tuatara Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit remedies in the event of Fraud.
ARTICLE 7
Covenants of the Company
Section 7.01 Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as consented to by Tuatara in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (i) preserve the business of the Company, (ii) maintain the services of its officers and key employees, (iii) make payments of accounts payable and conduct collection of accounts receivable in the Ordinary Course of Business, (iv) timely pay all material Taxes that become due and payable and (v) maintain the existing business relationships of the Company. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Company Disclosure Schedule, as required by Law (including any COVID-19 Measures) or as consented to by Tuatara in writing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to:
(a) change, amend or propose to amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries (other than pursuant to this Agreement);
(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of the Company or the equity interests of any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units other than (i) grants of stock options or restricted stock units under the Company Equity Plan, in the Ordinary Course of Business, to newly hired employees and (ii) issuances of Company Common Stock upon the exercise of Company Options, in each case, that are outstanding on the date of this Agreement;
(c) make or declare any dividend or distribution (whether in the form of cash or other property) that would cause the Company to incur any Indebtedness;
(d) other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;
(e) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to the Tuatara Parties, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider other than severance granted in the Ordinary Course of Business to Service Providers, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than increases in base compensation of not more than 25% to any individual employee in the Ordinary Course of Business (and any corresponding increases to bonus compensation to the extent such bonus compensation reflected as a percentage of base compensation)), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider other than grants of stock options or restricted stock units, in the Ordinary Course of Business, to newly hired employees or as expressly contemplated by this Agreement and the transactions contemplated hereby, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base compensation of over $200,000 other than to (A) fill vacancies arising due to terminations of employment of employees following the date hereof or (B) fill an open position listed on Section 7.01(e) of the Company Disclosure Schedule or (y) terminate the employment of any employees other than for cause or in the Ordinary Course of Business in accordance with past practices;
(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;
(g) (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $1,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company, (iii) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;
(h) make any payment to a Related Party, other than (i) compensation to employees and service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business in accordance with Section 7.01(e) or (ii) distributions and dividends allowed pursuant to Section 7.01(c);
(i) (i) make (other than routine or recurring income Tax elections made in the ordinary course consistent with past practice) or change any material Tax election, (ii) take any action that would reasonably be expected to impair or impede the Intended Tax Treatment, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or (viii) settle or consent to any claim or assessment relating to any material amount of Taxes;
(j) except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property;
(k) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $100,000 individually or $200,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;
(l) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries that are worth more than $250,000 (individually or in the aggregate) other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;
(m) merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;
(n) make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law or to obtain compliance with PCAOB auditing standards;

(o) permit any insurance policies listed in Section 5.16 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;
(p) change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;
(q) make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that individually exceed $100,000 or in the aggregate exceed $200,000;
(r) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or
(s) enter into any agreement to do any action prohibited under this Section 7.01.
Nothing contained in this Section 7.01 shall give to Tuatara, the Tuatara Parties or their controlling Persons, Affiliates and any of their directors, officers, employees or agents directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of Tuatara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
Section 7.02 Inspection. The Company shall, and shall cause its Subsidiaries to, afford to Tuatara and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours and upon reasonable prior written notice, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Tuatara Parties and, provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Tuatara Parties during normal business hours under the supervision of appropriate personnel of the Company or Tuatara.
Section 7.03 Termination of Certain Agreements. The Company shall take all actions necessary to cause the Affiliate Transactions, other than those set forth on Section 7.03 of the Company Disclosure Schedule to be terminated without any further force and effect, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing. Prior to the Closing, the Company shall deliver to Tuatara written evidence reasonably satisfactory to Tuatara of such termination.
Section 7.04 Trust Account Waiver. The Company acknowledges that Tuatara is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 4, 2021 (the “Prospectus”), substantially all of Tuatara’s assets consist of the cash proceeds of Tuatara’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Tuatara, certain of its public shareholders and the underwriters of Tuatara’s initial public offering. The Company acknowledges that it has been advised by Tuatara that, except with respect to interest earned on the funds held in the Trust Account that may be released to Tuatara to pay its income and franchise Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Tuatara completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Tuatara fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and the Tuatara Governing Document, to Tuatara to permit Tuatara to pay the costs and expenses of its dissolution, and then to Tuatara’s public shareholders. For and in consideration of Tuatara entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Tuatara or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against Tuatara, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Tuatara Ordinary Shares in accordance with the Tuatara Governing Document and the Trust Agreement).
Section 7.05 Company Stockholder Approval; Information Statement.
(a) The Company shall take all actions necessary or advisable to obtain the Company Stockholder Approval as promptly as practicable, and in any event within two Business Days, following the date that Tuatara receives, and notifies the Company of Tuatara’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement. Promptly following receipt of the Company Stockholder Approval, the Company shall deliver a copy of the applicable written consents to Tuatara.
(b) If any Holder does not sign the Company Stockholder Approval within fifteen Business Days following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall promptly prepare and deliver an information statement (the “Information Statement”) to Holders who have not executed such Company Stockholder Approval for purposes of informing them of the transactions contemplated hereby, receipt of the Company Stockholder Approval and such other information as may be required to be included therein by Applicable Law, including any historical financial statements and other financial information reasonably requested to be included therein by Tuatara. The Company will provide a draft of such Information Statement and any amendment or supplement thereto to Tuatara and its counsel no later than three Business Days prior to delivery thereof to the Holders, and shall take into account in good faith any reasonable comments made by Tuatara and its counsel thereon; provided that Tuatara shall in no way be responsible for any of the content of the Information Statement.
Section 7.06 Conversion of Company Shares. Immediately prior to the Effective Time, the Company shall take all actions necessary or advisable to effect or cause the conversion of all Company Preferred Stock into shares of Company Common Stock.
Section 7.07 Pre-Closing Actions. On or prior to the Closing, the Company shall take the actions set forth on Section 7.07 of the Company Disclosure Schedule.
Section 7.08 Section 280G Matters.
(a) To the extent that (x) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) and (y) such payment or benefit could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing: (i) use its reasonable best efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Parachute Waiver”) of any portion of such parachute payment as exceeds 2.99 times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Payments”) to the extent such Excess Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the “280G Approval Requirements”); (ii) seek stockholder approval in a manner intended to satisfy the 280G Approval Requirements in respect of the Excess Payments payable to all such Disqualified Individuals; and (iii) provide all disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and hold a vote of stockholders in the manner intended to satisfy the 280G Approval Requirements.
(b) The Company shall provide the Parachute Waivers, disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 7.07 to Tuatara for its prior review and comment, and the Company shall consider in good faith any reasonable comments made by Tuatara.

(c) To the extent any Excess Payments with respect to which any Parachute Waiver is obtained are not approved as contemplated above, such Excess Payments shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Tuatara written evidence of satisfaction of the 280G Approval Requirements or written notice of the non-satisfaction thereof.
ARTICLE 8
Covenants of Tuatara
Section 8.01 Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the Tuatara Disclosure Schedule, as contemplated by this Agreement, as required by Law or as consented to by the Company in writing, Tuatara shall not, and Tuatara shall cause the other Tuatara Parties not to:
(a) change, amend or propose to amend (i) the Tuatara Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any Tuatara Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;
(b) adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any Tuatara Party, other than (i) in connection with the exercise of any Tuatara Warrants outstanding on the date hereof, (ii) any redemption made in connection with the Tuatara Shareholder Redemption Right, (iii) in connection with any private placement of securities conducted by Tuatara after the date hereof, or (iv) as otherwise required by the Tuatara Governing Document in order to consummate the transactions contemplated hereby;
(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Tuatara (other than the Merger);
(d) enter into any agreement to do any action prohibited under this Section 8.01;
(e) (i) make or change any material Tax election (other than routine or recurring income Tax elections made in the ordinary course consistent with past practice), (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or (viii) settle or consent to any claim or assessment relating to Taxes;
(f) incur any Indebtedness for borrowed money;
(g) cause Merger Sub to engage in business activities or conduct operations, incur any liability or other obligation, or cause Merger Sub to directly or indirectly issue any equity securities (other than to Tuatara);
(h) acquire or make an investment in any business pursuant to a definitive agreement (provided this restriction shall not restrict the entering into of any non-binding letters of intent or similar agreements); or
(i) other than as contemplated under this Agreement, enter into or terminate (other than expiration in accordance with its terms) any Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Tuatara, or modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course), or waive any material right or remedy under, any material Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Tuatara.
Section 8.02 Nasdaq Listing. From the date hereof through the Closing, Tuatara shall ensure that Tuatara remains listed as a public company, and that Tuatara Ordinary Shares remain listed, on Nasdaq. As of the Closing and continuing through the period that is 36 months following the Closing, Tuatara shall use reasonable best efforts to ensure that the Surviving Pubco is listed as a public company, and that shares of Surviving Pubco Common Stock are listed on Nasdaq.
Section 8.03 PIPE Subscription Agreements. Unless otherwise approved in writing by the Company, Tuatara shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the PIPE Subscription Agreements. Tuatara shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Tuatara the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 8.04 Section 16 of the Exchange Act. Prior to the Closing, the Tuatara board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Surviving Pubco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Tuatara for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.
ARTICLE 9
Joint Covenants
Section 9.01 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq, shall be paid 50% by the Company and 50% by Tuatara. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, with respect to filings required under the HSR Act, within ten (10) Business Days). The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.
(b) Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (B) obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq.
(c) Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority or Nasdaq, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or Nasdaq, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or Nasdaq unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Nasdaq, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or Nasdaq and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or Nasdaq; provided, that materials required to be provided pursuant to this Section may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.
Section 9.02 Indemnification and Insurance.
(a) Each of the Tuatara Parties agree that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Surviving Pubco shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b) The Company shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Pubco and the Surviving Corporation. In the event that the Surviving Pubco or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Pubco or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 9.02.
(d) The Surviving Pubco shall maintain customary D&O insurance on behalf of any Person who is or was a director or officer of the Surviving Pubco (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Surviving Pubco would have the power to indemnify such Person against such liability under the provisions of the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws or Section 145 of the DGCL or any other provision of Law.
Section 9.03 Tax Matters.
(a) For U.S. federal income tax purposes, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (collectively, the “Intended Tax Treatment”). The parties to this Agreement hereby: (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) adopt this Agreement insofar as it relates to the Domestication as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (c) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (d) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each of the parties hereto acknowledges and agrees that each such party and each of the stockholders of the Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.
(b) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event that in connection with the preparation and filing of the Registration Statement / Proxy Statement the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to Benesch Friedlander Coplan & Aronoff LLP and/or Davis Polk & Wardwell LLP, as relevant, in form and substance reasonably satisfactory to such advisor dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Registration Statement / Proxy Statement.
(c) Surviving Pubco will use commercially reasonable efforts to provide the Pre-Closing Tuatara Holders information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Tuatara for each year that Tuatara is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).
(d) All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Pubco and paid when due. The Surviving Pubco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the Holders will join in the execution of any such Tax Return or documentation.
(e) On the Closing Date, the Company shall deliver a duly executed certificate, dated not more than 30 days prior to the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) and stating that the equity interests in the Company are not “United States real property interests,” and (II) a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h); provided that, notwithstanding anything to the contrary, in the event the Company fails to deliver such certificate, the transaction shall nonetheless be able to close and Tuatara, the Surviving Pubco, the Surviving Corporation or the Exchange Agent (as applicable) shall be entitled to make a proper withholding of Tax to the extent required by applicable Law.
(f) Prior to the Closing, each Holder shall have delivered to Tuatara a properly signed IRS Form W-9 or applicable IRS Form W-8.
Section 9.04 Proxy Statement; Registration Statement.
(a) As promptly as reasonably practicable after the date of this Agreement, Tuatara and the Company shall prepare, and Tuatara shall file with the SEC, (i) a preliminary proxy statement in connection with the Merger to be filed as part of the Registration Statement and sent to the Pre-Closing Tuatara Holders relating to the Tuatara Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Tuatara and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. Tuatara shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.
(b) Tuatara shall as promptly as practicable notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Tuatara shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Tuatara shall use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Merger, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of Tuatara and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Tuatara and the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). Tuatara will advise the Company, promptly after Tuatara receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Tuatara Ordinary Shares or the Surviving Pubco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.
(c) Without limiting the generality of Section 9.04(b), the Company shall promptly furnish to Tuatara for inclusion in the Proxy Statement and the Registration Statement, (i) with respect to the Audited Financial Statements, auditor’s reports and consents to use such financial statements and reports and (ii) unaudited financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2021 and September 30, 2020 prepared in accordance with GAAP and Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105; provided that, if the Registration Statement has not become effective under the Securities Act by February 14, 2022, in addition to the Audited Financial Statements, the Company shall also promptly furnish to Tuatara for inclusion in the Proxy Statement and the Registration Statement the audited consolidated balance sheets and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2021, together with the auditor’s report for such financial statements.
(d) Each of Tuatara and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing Tuatara Holders, or at the time of the Tuatara Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(e) If, at any time prior to the Effective Time, any information relating to Tuatara, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by either Tuatara or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by Tuatara with the SEC and, to the extent required by Law, disseminated to the Pre-Closing Tuatara Holders.
Section 9.05 Tuatara Shareholder Approval.
(a) Tuatara shall take, in accordance with applicable Law, Nasdaq rules, and the Tuatara Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of Tuatara Ordinary Shares (including any permitted adjournment or postponement, the “Tuatara Extraordinary General

Meeting”) to consider and vote upon the Transaction Proposals and to provide the Tuatara Shareholders with the opportunity to effect a Tuatara Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. Tuatara shall, through the Tuatara board of directors, recommend to the Tuatara Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the Tuatara Governing Document and approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (iv) the issuance of Surviving Pubco Common Stock in connection with the Merger and the PIPE Financing, (v) the adoption of the Incentive Equity Plan, (vi) the election of the directors constituting the Surviving Pubco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by Tuatara and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the Tuatara Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”).
(b) Notwithstanding anything to the contrary contained in this Agreement, once the Tuatara Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, Tuatara will not postpone or adjourn the Tuatara Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event Tuatara shall postpone the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Tuatara has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Tuatara Ordinary Shares prior to the Tuatara Extraordinary General Meeting, or (iii) a one-time postponement of up to ten (10) Business Days to solicit additional proxies from holders of Tuatara Ordinary Shares to the extent Tuatara has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.
Section 9.06 Surviving Pubco Board of Directors; Observer. The Parties shall take all necessary action to cause the Board of Directors of the Surviving Pubco (the “Surviving Pubco Board”) as of immediately following the Closing to consist of seven directors, of whom (i) one individual shall be designated by the Sponsor, (ii) three individuals shall be designated by the Company and (iii) three individuals shall be independent directors acceptable to the Sponsor and the Company no later than fourteen (14) days prior to the effectiveness of the Registration Statement. The Sponsor shall be entitled to appoint one non-voting observer to the Surviving Pubco Board (which non-voting observer need not be a member of the Surviving Pubco Board). The Parties shall take all necessary action to cause the Surviving Pubco Board to comply with the listing standards of Nasdaq.
Section 9.07 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Tuatara shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Tuatara Governing Document, (a) at the Closing, (i) Tuatara shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for Tuatara Share Redemptions and (B) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 9.08 Form 8-K Filings. Tuatara and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). Tuatara and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Tuatara shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to Closing, Tuatara and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, Tuatara shall issue the Closing Press Release. Tuatara and the Company shall cooperate in good faith with respect to the preparation of, and, at least five

(5) days prior to the Closing, Tuatara shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.
Section 9.09 Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, Tuatara shall approve, and subject to approval of the Tuatara Shareholders, adopt, an incentive equity plan that provides for grant of awards to employees and other service providers of the Surviving Pubco and its Subsidiaries in the form set forth as Annex G (the “Incentive Equity Plan”).
Section 9.10 No Shop. During the Interim Period, none of Tuatara or Merger Sub, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of Tuatara, fail to include the Tuatara Board Recommendation in (or remove from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the transactions contemplated hereby, or, in the case of Tuatara, the Tuatara Board Recommendation, unless, in the case of clauses (b) and (c), following an Intervening Event, the Board of Directors of Tuatara concludes, in good faith and after consultation with outside legal advisors and capital markets advisors, that a failure to change the Tuatara Board Recommendation would breach its fiduciary duties (such determination with respect to clauses (b) and (c), a “Tuatara Change in Board Recommendation”); provided that, the Board of Directors of Tuatara (i) shall provide five (5) Business Days’ prior written notice of its intent to change its recommendation, (ii) if requested by the Company, shall negotiate in good faith regarding any adjustments to terms and conditions of this Agreement proposed by the Company as would enable Tuatara to proceed with its Tuatara Board Recommendation and not make such Tuatara Change in Board Recommendation and (iii) shall only make a Tuatara Change in Board Recommendation after taking into consideration such adjustments proposed by the Company prior to the end of the five (5)-Business Day period. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the Tuatara Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the transactions contemplated hereby and sales of inventory in the Ordinary Course of Business) involving the sale, lease, exchange or other disposition of properties or assets or equity interests of the Company and with respect to Tuatara, any transaction (other than the transactions contemplated hereby) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Tuatara (or any Affiliate or Subsidiary of Tuatara) and any party other than the Company or the Company Stockholders.
Section 9.11 Notification of Certain Matters. Each Party shall give prompt notice to the other Party, upon obtaining knowledge of  (a) any Action or investigation that would have been required to be disclosed under Section 5.09 if the Company had knowledge of it as of the date hereof or if the Tuatara Parties had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) any regulatory notice, report or results of inspection from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) any information or knowledge obtained by the Company that could reasonably be expected to materially affect the Company’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

ARTICLE 10
Conditions to Obligations
Section 10.01 Conditions to Obligations of the Tuatara Parties and the Company. The obligations of the Tuatara Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable Law) in writing by all of such parties:
(a) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b) Nasdaq Listing Requirements. The shares of Surviving Pubco Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).
(c) Applicable Law. There shall not be in force any applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.
(d) Tuatara Shareholder Approval. The Tuatara Shareholder Approval shall have been obtained.
(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(f) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.
(g) Net Tangible Assets. Tuatara shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Tuatara Share Redemption and the transactions contemplated thereby.
(h) Domestication. The Domestication shall have been consummated.
(i) Financial Statements. The Company shall have delivered to Tuatara the financial statements required to be included in the Completion 8-K.
Section 10.02 Conditions to Obligations of the Tuatara Parties. The obligations of the Tuatara Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Tuatara Parties:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), Section 5.15 (Brokers Fees), and Section 5.19(a) (Absence of Changes (No Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes (No Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), and Section 5.15 (Brokers’ Fees) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).
(b) Covenants. Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Material Adverse Effect. From the date of this Agreement there shall not have occurred a Material Adverse Effect.
(d) Closing Deliverables. Tuatara shall have received the deliverables set forth in Section 4.08(a).
(e) No Company Preferred Stock. Tuatara shall have received confirmation, in form and substance reasonably acceptable to Tuatara, that no Company Preferred Stock remains or will remain issued or outstanding prior to the Effective Time.
Section 10.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Tuatara Parties in this Agreement (without giving effect to any materiality or “Tuatara Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Tuatara Capitalization), Section 6.11 (Brokers Fees), and Section 6.14(b) (Absence of Changes (No Tuatara Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Tuatara Material Adverse Effect.
(ii) The representations and warranties of the Tuatara Parties contained in Section 6.14(b) (Absence of Changes (No Tuatara Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Tuatara Parties contained in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Tuatara Capitalization), and Section 6.11 (Brokers Fees) (without giving effect to any materiality or “Tuatara Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).
(b) Covenants. Each of the covenants, obligations and agreements of the Tuatara Parties hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Tuatara Material Adverse Effect. From the date of this Agreement there shall not have occurred a Tuatara Material Adverse Effect.
(d) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.08(b).
Section 10.04 Satisfaction of Conditions. All conditions to the obligations of the Company and the Tuatara Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 11
Termination/Effectiveness
Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:
(a) by written consent of the Company and Tuatara;
(b) by written notice to the Company from Tuatara, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Tuatara of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(ii) the Closing has not occurred on or before July 8, 2022 (the “Termination Date”);
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(b) shall not be available if any of the Tuatara Parties is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.03(a) or Section 10.03b) to be satisfied as of the Termination Date;
(c) by written notice to Tuatara from the Company, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Tuatara Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Tuatara Breach”), except that, if any such Terminating Tuatara Breach is curable by Tuatara, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the Termination Date) after receipt by Tuatara of notice from the Company of such breach, but only as long as Tuatara continues to exercise such reasonable best efforts to cure such Terminating Tuatara Breach (the “Tuatara Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Tuatara Breach is not cured within the Tuatara Cure Period;
(ii) the Closing has not occurred on or before the Termination Date;
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(c) shall not be available if the Company is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.02(a) or Section 10.02b) to be satisfied as of the Termination Date;
(d) by written notice from either the Company or Tuatara to the other party if  the Tuatara Shareholder Approval is not obtained upon a vote duly taken thereon at the Tuatara Extraordinary General Meeting (subject to any permitted adjournment or postponement of the Tuatara Extraordinary General Meeting).
Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the any of the Parties for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 7.04, 11.02, 12.05, 12.06, 12.07, 12.08, 12.12, and 12.14 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.
ARTICLE 12
Miscellaneous
Section 12.01 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed, (ii) any covenants and agreements in the Surviving Provisions and (iii) any claim based upon Fraud.
Section 12.02 Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.
Section 12.03 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:
(i)	If to any Tuatara Party, to:

Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, NY 10017
	Attention:	Albert Foreman
Sergey Sherman
	Email:	foreman@tuataracap.com
Sergey.sherman@tuataracap.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attention:	Derek Dostal
Leonard Kreynin
	Email:	derek.dostal@davispolk.com
leonard.kreynin@davispolk.com

(ii)	If to the Company, to:

SpringBig, Inc.
621 NW 53rd Street, Ste. 250,
Boca Raton, Florida 33487
	Attention:	Paul Sykes
	Email:	psykes@springbig.com

with copies (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, IL 60606
Attention:	William E. Doran
Sarah Hess
Email:	wdoran@beneschlaw.com
shesse@beneschlaw.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.
Section 12.04 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that each Tuatara Party may assign this Agreement and its rights hereunder without the prior written consent of the Company to any Affiliate of such Tuatara Party; provided, further, that no such assignment shall relieve such Tuatara Party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 12.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.14. Without limiting the foregoing, nothing in this Agreement shall confer upon any Person (including, without limitation, any Company Optionholder or any holder of a Converted Option) any right to be a Continuing Service Provider or to otherwise continue in service with Surviving Pubco or any of its Affiliates in any capacity, nor limit the right of the Company or any of its Affiliates to terminate the employment or other service of any such Person for any reason and without notice.
Section 12.06 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the transactions herein contemplated are consummated, Surviving Pubco shall pay or cause to be paid all costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors) incurred by the Company, its Subsidiaries and the Tuatara Parties in connection with this Agreement and the transactions herein contemplated and Tuatara in connection with its initial public offering and Tuatara or Merger Sub’s pre-Closing operations.
Section 12.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 12.09 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto.
Section 12.11 Publicity. Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Tuatara Parties, on the one hand, and the Company, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other.
Section 12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.14 Enforcement.
(a) The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement.
(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.14 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.14 before exercising any termination right under Section 11.01 or pursuing Damages.
Section 12.15 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Tuatara under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.15, nothing in this Section 12.15 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of Fraud.
Section 12.16 Legal Representation.
(a) Tuatara hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Tuatara Waiving Parties”), that Benesch Friedlander Coplan & Aronoff LLP may represent the Surviving Corporation and its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries or other Tuatara Waiving Parties, and each of Tuatara and the Company on behalf of itself and the Tuatara Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Tuatara and the Company acknowledge that the foregoing provision applies whether or not Benesch Friedlander Coplan & Aronoff LLP provides legal services to the Surviving Corporation or any of its Subsidiaries after the Closing Date.
(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Davis Polk & Wardwell LLP may represent Tuatara or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Surviving Corporation and its Subsidiaries), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Tuatara or other Company Waiving Parties, and each of Tuatara and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to Tuatara after the Closing Date.
[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
TUATARA CAPITAL ACQUISITION CORPORATION

By:	/s/ Albert Foreman
Name: Albert Foreman
Title: Chief Executive Officer
HIGHJUMP MERGER SUB, INC.

By:	/s/ Albert Foreman
Name: Albert Foreman
Title: Chief Executive Officer
SPRINGBIG, INC.

By:	/s/ Jeff Harris
Name: Jeff Harris
Title: CEO

Annex B
CERTIFICATE OF INCORPORATION
OF
[SURVIVING PUBCO]

    , 20
ARTICLE I

NAME
The name of the corporation is [SURVIVING PUBCO] (the “Corporation”).
ARTICLE II

PURPOSE; EFFECTIVENESS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation. The Corporation is being incorporated in connection with the domestication of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”). This Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Tuatara and shall be effective upon the effectiveness of the Domestication.
ARTICLE III

REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV

CAPITALIZATION
Section 4.1. Authorized Capital Stock. Subject to Section 4.2, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [    ] shares, consisting of (a) [      ] shares of common stock (the “Common Stock”), and (b) [    ] shares of preferred stock (the “Preferred Stock”).
Section 4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3. Common Stock.
(a) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.
Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
Section 4.5. No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V

BOARD OF DIRECTORS
Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the current Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation and the Bylaws.
Section 5.2. Number, Election and Term.
(a) The number of directors of the Corporation shall (i) as of the date of this Certificate of Incorporation, be seven (7), and (ii) thereafter, be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.
(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d) There shall be no cumulative voting in the election of directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4. Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5. Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI

BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII

MEETINGS OF STOCKHOLDERS; NO ACTION BY WRITTEN CONSENT
Section 7.1. Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.
Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION
Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2. Indemnification and Advancement of Expenses.
(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX

CORPORATE OPPORTUNITY
The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.
ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX and this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES
Section 11.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of

Incorporation or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Section 11.2 If any action the subject matter of which is within the scope of Section 11.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, [SpringBig], Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
[SPRINGBIG], INC.

By:
Name:
	Title:	Chief Executive Officer
[Signature Page to Certificate of Incorporation]

Annex C
BYLAWS
OF
[SURVIVING PUBCO]
(THE “BYLAWS”)

ARTICLE I
OFFICES
Section 1.1. Registered Office. The registered office of [SURVIVING PUBCO] (the “Corporation”) within the State of Delaware shall be 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.
Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II

STOCKHOLDERS MEETINGS
Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation's notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).
Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation's notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders (other than any annual meeting pursuant to Section 2.1) as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation's [Certificate of Incorporation], as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5. Voting of Shares.
(a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting (except that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date) and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person's discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7. Advance Notice for Business.
(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder's notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described in this Section 2.7(a).
(ii) To be in proper written form, a stockholder's notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder's intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder's notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting only pursuant to Section 3.2.
(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE III

DIRECTORS
Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.
(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation's notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3.2.
(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described in this Section 3.2.
(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder's notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d) To be in proper written form, a stockholder's notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation's books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder's notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
Section 3.4. Newly Created Directorships and Vacancies. Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.
ARTICLE IV

BOARD MEETINGS
Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or Chief Executive Officer and (b) shall be called by the Chairman of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V

COMMITTEES OF DIRECTORS
Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.
Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI

OFFICERS
Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman, President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, if any, as may be prescribed by the appointing officer.
(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.
(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.
(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e) Secretary.
(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation's transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer's hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more parties. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII

SHARES
Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2.  Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4. Consideration and Payment for Shares.
(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.
(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6. Transfer of Stock.
(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i) in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8. Effect of the Corporation's Restriction on Transfer.
(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.
Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII

INDEMNIFICATION
Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys' fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation's receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.
Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.
Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX

MISCELLANEOUS
Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2. Fixing Record Dates.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3. Means of Giving Notice.
(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation, (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder's address appearing on the stock ledger of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder's address appearing on the stock ledger of the Corporation, and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (x) such posting and (y) the giving of such separate notice, and (z) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder's consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation's transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder's consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder's address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder's then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5. Meeting Attendance via Remote Communication Equipment.
(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i) participate in a meeting of stockholders; and
(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation's capital stock) on the Corporation's outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person's supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the

Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.
Section 9.16. Exclusive Forum; Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders; (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation's certificate of incorporation or bylaws; or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Corporation, its officers, directors, employees and/or underwriters. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.16. If any provision or provisions of this Section 9.16 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 9.16 (including, without limitation, each portion of any sentence of this Section 9.16 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex D
[Surviving Pubco]
2022 Long-Term Incentive Plan
Adopted by the Board of Directors: [•]

Approved by the Stockholders: [•]

Ratified by the Board of Directors: [•]

1. General.
(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2. Shares Subject to the Plan.
(a) Share Reserve. Subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed     shares of Common Stock (equal to five percent (5%) of the sum of (i) the number of shares of Common Stock outstanding as of the consummation of the transactions contemplated by the Merger Agreement and (ii) the number of shares of Common Stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that are outstanding as of the consummation of the transactions contemplated by the Merger Agreement).
(b) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; and (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock).
(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares.
3. Eligibility and Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the

Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(a).
(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.
4. Options and Stock Appreciation Rights. Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified herein or in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;

(ii)  pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the aggregate strike price of such SAR with respect to the number of Common Stock equivalents that are vested and being exercised. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within three (3) months following such termination of Continuous Service, unless another period of time is provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)). Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. Awards Other Than Options and Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSUs: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2) RSU: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other Equity-Based Awards and Other Cash-Based Awards may be granted to Participants, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Board shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Board may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award.
6. Adjustments upon Changes in Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments in a matter that it deems equitable in its sole discretion, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise explicitly provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by, and whether there will be any such assumption, continuation or substitution will be determined by, the Board.
(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.
(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate for no consideration if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction (as determined by the Board in its sole discretion), the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise. In the event the exercise price payable by such holder in connection with such exercise equals or exceeds the value of the property the holder would have received upon the exercise of the Award, the Board, in its sole discretion, may provide for the cancellation of the Award without any consideration payable to the holder thereof.
(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.  Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below. Actions or decisions of the Board under the Plan need not be uniform with respect to all Participant and/or Awards.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (2) any other action that is treated as a repricing under generally accepted accounting principles; provided, however, that except for any adjustment contemplated by Section 6(a) through (c), or otherwise in connection with a corporate transaction involving the Company (including without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), no outstanding Options or SARs shall be amended to reduce their exercise price or base price, and no outstanding Options or SARs with an exercise price or base price less than current Fair Market Value shall be cancelled in exchange for cash, other Awards or Options or SARs with an exercise price or base price that is less than the exercise price or base price of the original Options or SARs without the approval of the stockholders of the Company.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. In the event of such delegation, all references herein to the Board shall be deemed references to the Committee, except with respect to amendment or termination of the Plan. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee with respect to the Plan or any Awards granted under it (including any Award Agreements) will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8. Tax Withholding
(a) Withholding Authorization. All Awards and payments thereunder shall be subject to applicable tax withholding. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.  Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(g) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(h) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(i) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(j) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(k) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(l) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.
(m) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(n) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10. Covenants of the Company.
(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.  Severability. If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
12.  Termination of the Plan. The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
13.  Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(d) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.
(f) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(h) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of (or attempted commission of), or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s material violation or breach of any contract or agreement between the Participant and the Company or any

Affiliate (including, without limitation, any covenant of confidentiality, noncompetition or nonsolicitation) or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross or willful misconduct; (v) such Participant’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude; or (vi) the Participant’s exhibition of a standard of behavior during the course of or related to the Participant’s employment or other engagement with the Company or any Affiliate that is disruptive to the orderly conduct of the Company’s or any Affiliate’s business operations, including, without limitation, substance abuse, sexual harassment or sexual misconduct or other unlawful harassment or retaliation. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(i) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)  individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;

provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant that is specifically intended to apply to an Award granted under the Plan shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(j) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k) “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(l) “Common Stock” means the Class A common stock of the Company.
(m) “Company” means [SpringBig, Inc.], a Delaware corporation.
(n) “Compensation Committee” means the Compensation Committee of the Board.
(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service (unless otherwise determined by the Board in its sole discretion); provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service (unless otherwise determined by the Board in its sole discretion). To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(q) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(r) “Director” means a member of the Board.
(s) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(t) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(u) “Effective Date” means       , 2021.
(v) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(w) “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(x) “Entity” means a corporation, partnership, limited liability company or other entity.
(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(z) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(aa) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(bb) “Governmental Body ” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(cc) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(dd) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ee) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(ff) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Tuatara Capital Acquisition Corporation, Tuatara Merger Sub and SpringBig, Inc. dated as of November [   ], 2021.
(gg) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(hh) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(ii) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(jj) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(kk) “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ll) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(mm) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(nn) “Other Award” or “Other Awards” means Other Equity-Based Awards and Other Cash Awards.
(oo) “Other Cash-Based Award” means an Award that is granted under Section 5(c) of the Plan that is denominated and/or payable in cash.
(pp) “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or RSU Award that is granted under Section 5(c) of the Plan and is (i) payable by delivery of shares of Common Stock and/or (ii) measured by reference to the value of a share of Common Stock.
(qq) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(rr) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ss) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(tt) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.
(uu) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(vv) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(ww) “Plan” means this SpringBig, Inc. 2022 Long-Term Incentive Plan, as amended from time to time.
(xx) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity and/or long-term incentive programs.
(yy) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified herein or in the Participant’s Award Agreement.
(zz) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(aaa) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(bbb) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ccc) “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(ddd) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(eee) “Rule 405” means Rule 405 promulgated under the Securities Act.
(fff) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(ggg) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(hhh) “Securities Act” means the Securities Act of 1933, as amended.
(iii) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(jjj) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(kkk) “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(lll) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(mmm) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(nnn) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

Annex E
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TUATARA CAPITAL ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 11 FEBRUARY 2021 AND EFFECTIVE
ON 11 FEBRUARY 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

TUATARA CAPITAL ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 11 FEBRUARY 2021 AND EFFECTIVE
ON 11 FEBRUARY 2021)
1	The name of the Company is Tuatara Capital Acquisition Corporation
2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member's shares.
5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

TUATARA CAPITAL ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 11 FEBRUARY 2021 AND EFFECTIVE
ON 11 FEBRUARY 2021)
1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”
in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”
means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company's initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means TCAC Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”
means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)
Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company's issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares
10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13	Lien on Shares
13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion
17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the first business day following the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, or its Affiliates, a Director or an Officer upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1
At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2
The Directors shall be divided into two classes: Class I and Class II. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I or Class II Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting and the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.]
28	Powers of Directors
28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1
Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4
Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33	Directors' Interests
33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35	Delegation of Directors' Powers
35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37	Remuneration of Directors
37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a

Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
38	Seal
38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41	Books of Account
41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices
43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
45.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49	Business Combination
49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8	In the event that any amendment is made to the Articles:
(a)
to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)	any Director or Officer and any Affiliate of such Director or Officer.
49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company's signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

15,000,000 Units
Tuatara Capital Acquisition Corporation
PRELIMINARY PROSPECTUS
   , 2021
J.P. Morgan	BMO Capital Markets

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.	Indemnification of directors and officers.
The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. Tuatara’s existing organizational documents provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, Tuatara has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.	Exhibits And Financial Statements Schedules
Exhibit No.	Description of Exhibit
2.1†	Agreement and Plan of Merger, dated as of November 8, 2021, by and among Tuatara, Merger Sub and SpringBig (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association (included as Annex E to this proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of New SpringBig, to become effective upon the domestication (included as Annex B to the proxy statement/prospectus).
3.3	Form of Bylaws of New SpringBig, to become effective upon the domestication (included as Annex C to the proxy statement/prospectus).
3.4*	Form of Certificate of Corporate Domestication of Tuatara Capital Acquisition Corporation to be filed with the Secretary of State of the State of Delaware
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).
4.2*
Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).

4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).
4.4*
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Tuatara (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).

5.1	Opinion of Davis Polk & Wardwell LLP as to matters concerning the laws of the State of Delaware as to the validity of the common shares and warrants of Tuatara Capital Acquisition Corporation.
8.1	Tax Opinion of Davis Polk & Wardwell LLP.
10.1*†	Sponsor Agreement (incorporated by reference to Exhibit 10.1 of Tuatara’s Form 8-K (File No. 001-40049), filed with the SEC on November 9, 2021).
10.2*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 of Tuatara’s Form 8-K (File No. 001-40049), filed with the SEC on November 9, 2021).
10.3*†	Voting and Support Agreement (incorporated by reference to Exhibit 10.3 of Tuatara’s Form 8-K (File No. 001-40049), filed with the SEC on November 9, 2021).
10.4*	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of Tuatara’s Form 8-K (File No. 001-40049), filed with the SEC on November 9, 2021).
10.5*
Form of Letter Agreement among Tuatara and its officers, directors and TCAC Sponsor, LLC (incorporated by reference to Exhibit 10.2 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).

10.6*
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Tuatara (incorporated by reference to Exhibit 10.3 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).

Exhibit No.	Description of Exhibit
10.7*
Form of Registration Rights Agreement between Tuatara and certain security holders (incorporated by reference to Exhibit 10.4 of Amendment No. 1 to Tuatara’s Registration Statement on Form S-1 (No. 333-252484), filed with the SEC on February 4, 2021).

10.8	Form of Convertible Note, by and between SpringBig, Inc. and the undersigned party thereto.
21.1*	List of Subsidiaries of Tuatara Capital Acquisition Corporation.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig, Inc.
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1**	Form of Class A Proxy Card for Tuatara Capital Acquisition Corporation General Meeting.
99.2**	Form of Class B Proxy Card for Tuatara Capital Acquisition Corporation General Meeting.
99.3*	Consent of Sergey Sherman to be Named as a Director Nominee.
99.4*	Consent of Jeffrey Harris to be Named as a Director Nominee.
99.5	Consent of Steven Bernstein to be Named as a Director Nominee.
99.6	Consent of Patricia Glassford to be Named as a Director Nominee.
99.7	Consent of Amanda Lannert to be Named as a Director Nominee.
99.8	Consent of Phil Schwarz to be Named as a Director Nominee.
99.9	Consent of Jon Trauben to be Named as a Director Nominee.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table
*	Previously filed.
**	To be filed by amendment.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.
Item 22.	Undertakings.
1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.
6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of March, 2022.
TUATARA CAPITAL ACQUISITION CORPORATION

By:	/s/ Albert Foreman
	Name:	Albert Foreman
	Title:	Chief Executive Officer
* * *
Signature	Capacity	Date
/s/ Albert Foreman	Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2022
Albert Foreman

/s/ Mark Zittman	Chief Operating Officer and Director	March 17, 2022
Mark Zittman

*	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2022
Sergey Sherman

*	Chairman of the Board of Directors	March 17, 2022
Richard Taney

*	Director	March 17, 2022
Jeff Bornstein

*	Director	March 17, 2022
Michael Finkelman
*By:	/s/ Albert Foreman
Albert Foreman Attorney-in-Fact